UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
Commerce Bancorp, Inc.
(Name of Registrant as Specified in Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

$[___]

(5)	Total fee paid:

$[___]

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The information contained in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction where such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY DRAFT DATED NOVEMBER 13, 2007, SUBJECT TO COMPLETION

PROPOSED MERGER TRANSACTION — YOUR VOTE IS VERY IMPORTANT

Commerce Bancorp, Inc., or Commerce, entered into a merger agreement with The Toronto-Dominion Bank, or TD, which provides for TD to acquire Commerce. If the merger is completed, you will receive $10.50 in cash and 0.4142 TD common shares (plus cash in lieu of any fractional share interests) for each share of Commerce common stock you hold immediately prior to the completion of the merger. Based on the closing price of TD common shares on October 1, 2007, the last trading day before public announcement of the merger, the merger consideration represented $42.37 in value for each share of Commerce common stock. Based on the closing price of TD common shares on      , the last practicable date before the date of this document, the merger consideration represented $       in value for each share of Commerce common stock. The exchange ratio of 0.4142 TD common shares is fixed and will only be adjusted in limited circumstances. The exchange ratio will not be adjusted to reflect changes in the stock price of Commerce or TD. The dollar value of the stock consideration Commerce shareholders receive will change depending on changes in the market price of TD common shares and will not be known at the time you vote on the merger. TD’s common shares and Commerce’s common stock are listed on the New York Stock Exchange under the symbols “TD” and “CBH”, respectively, and TD’s common shares are also listed on the Toronto Stock Exchange under the symbol “TD”. You should obtain current market quotations for both securities. The merger will be a taxable transaction for Commerce shareholders for United States federal income tax purposes.

At Commerce’s special meeting of its shareholders, you will have the opportunity to vote on the approval of the plan of merger contained in the Agreement and Plan of Merger, or merger agreement, dated as of October 2, 2007, among Commerce, TD and Cardinal Merger Co., a wholly-owned subsidiary of TD. The special meeting of Commerce shareholders will be held at Commerce University, 4140 Church Road, Mt. Laurel, New Jersey, on       , at       , local time, to vote on the approval of the plan of merger. Our board of directors unanimously recommends that you vote “FOR” the approval of the plan of merger.

Based on the current number of shares of Commerce common stock outstanding and reserved for issuance under employee benefit plans and other arrangements, TD expects to issue approximately 88.2 million shares of common stock to Commerce shareholders upon completion of the merger. However, any increase or decrease in the number of shares of Commerce common stock outstanding that occurs for any reason prior to completion of the merger would cause the actual number of TD common shares issued in the merger to change.

Your Vote Is Very Important. Approval of the plan of merger contained in the merger agreement requires the affirmative vote of a majority of the votes cast at the Commerce special meeting. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If your shares are held in “street name,” you must instruct your broker in order to vote.

This proxy statement/prospectus contains detailed information about the special meeting, the proposed merger, documents related to the merger and other related matters, and we urge you to read it carefully, including the section entitled “Risk Factors” beginning on page 22.

We appreciate your continued support.

Sincerely,

Dennis M. DiFlorio
Chairman of Commerce Bank, N.A.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, OR SEC, NOR ANY U.S. STATE OR CANADIAN PROVINCIAL OR TERRITORIAL SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The securities to be issued in the merger are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is       , and it is first being mailed or otherwise delivered to Commerce shareholders on or about       .

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Commerce and TD from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents related to Commerce and TD that are incorporated by reference in this proxy statement/prospectus, other than certain exhibits to the documents, without charge, by requesting them in writing or by telephone from the appropriate company.

Commerce Bancorp, Inc.	TD Bank Financial Group
Commerce Atrium	Investor Relations
1701 Route 70 East	66 Wellington Street West
Cherry Hill, NJ 08034-5400	Toronto, Ontario, Canada M5K 1A2
Attn: C. Edward Jordan, Jr.	(416) 308-9030
Executive Vice President	tdir@td.com
(856) 751-9000

In addition, if you have questions about the merger or the special meeting, need additional copies of this document or need to obtain proxy cards or other information related to the proxy solicitation, you may contact the appropriate contact listed below. You will not be charged for any of these documents that you request.

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
Toll free telephone: (800) 573-4370
Brokers and banks, please call: (203) 658-9400
commercebank.info@morrowco.com

In order to receive timely delivery of requested documents in advance of the special meeting, you should make your request no later than            .

See “Where You Can Find More Information” beginning on page 108.

COMMERCE BANCORP, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON      , 2007

To the Shareholders of Commerce Bancorp, Inc.:

We will hold a special meeting of shareholders at      , local time, on       at Commerce University, 4140 Church Road, Mt. Laurel, New Jersey to consider and vote upon the following matters:

•	a proposal to approve the plan of merger contained in the Agreement and Plan of Merger, dated as of October 2, 2007, among Commerce Bancorp, Inc., The Toronto-Dominion Bank and Cardinal Merger Co., pursuant to which Cardinal Merger Co. will merge with and into Commerce, whereupon the separate corporate existence of Cardinal Merger Co. will cease and Commerce will survive as a subsidiary of TD, as more fully described in the attached proxy statement/prospectus. A copy of the Agreement and Plan of Merger is included as Appendix A to the proxy statement/prospectus; and

•	a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies.

The close of business on        has been fixed as the record date for determining those Commerce shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. Only Commerce shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. Approval of the two proposals described above requires the affirmative vote of a majority of the votes cast at the special meeting by Commerce shareholders. If you wish to attend the special meeting and your shares are held in the name of a broker, trust, bank or other nominee, you must bring with you a proxy or letter from the broker, trustee, bank or other nominee to confirm your beneficial ownership.

By order of the Board of Directors,

C. Edward Jordan, Jr.
Secretary

     , 2007

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE VOTE YOUR PROXY BY TELEPHONE OR THROUGH THE INTERNET, AS DESCRIBED ON THE ENCLOSED PROXY CARD, OR COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD OR VOTED BY TELEPHONE OR THROUGH THE INTERNET. PLEASE VOTE AT YOUR FIRST OPPORTUNITY.

COMMERCE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE PLAN OF MERGER AND “FOR” APPROVAL OF ANY ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, INCLUDING TO PERMIT FURTHER SOLICITATION OF PROXIES.

Page

SUMMARY	1
The Merger	1
Commerce Shareholders Will Receive Cash and TD Common Shares in the Merger	1
Treatment of Commerce Stock Options	1
Comparative Market Prices and Share Information	2
Commerce’s Financial Advisor Has Delivered an Opinion that the Stock Consideration and Cash Consideration, Taken in the Aggregate, was Fair, from a Financial Point of View, to Commerce Shareholders	2
Material United States Federal Income Tax Consequences to Holders of Commerce Common Stock	2
Holders of Commerce Common Stock Do Not Have Dissenters’ Rights of Appraisal	2
Commerce’s Board of Directors Unanimously Recommends that You Vote “FOR” the Approval of the Plan of Merger	3
Your Rights as a Holder of TD Common Shares Will Be Different from Your Rights as a Holder of Commerce Common Stock	3
Commerce Executive Officers and Directors Have Financial and Other Interests in the Merger that are Different from or in Addition to Your Interests	3
The Companies	3
The Special Meeting of Commerce Shareholders	4
TD Shareholder Approval	5
The Merger Agreement	5
Completion of the Merger is Subject to Conditions	5
The Merger Agreement May Be Terminated Under Some Circumstances	6
Commerce May Be Required to Pay a Termination Fee Under Some Circumstances	6
Regulatory Approvals Required for the Merger	6
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND RELATED MATTERS	8
COMPARATIVE PER SHARE DATA	12
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION	15
CURRENCY EXCHANGE RATE DATA	17
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TD	18
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF COMMERCE	20
RISK FACTORS	22
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	27
THE SPECIAL MEETING	28
Date, Time and Place	28
Matters to be Considered	28
Proxies	28
Solicitation of Proxies	29
Record Date and Quorum	29
Vote Required	29
Participants in Commerce Employee Plans	29
Voting by Telephone or Through the Internet	30
Delivery of Proxy Materials	30
Recommendation of Commerce’s Board of Directors	30
INFORMATION ABOUT THE COMPANIES	31
THE MERGER	33
Background of the Merger	33
Commerce’s Reasons for the Merger	37
Opinion of Commerce’s Financial Advisor	40
TD’s Reasons for the Merger	50
Interests of Commerce’s Executive Officers and Directors in the Merger	51
Material United States Federal Income Tax Consequences	56
Material Canadian Federal Income Tax Considerations	60

i

ii

iii

SUMMARY

This summary highlights material information from this proxy statement/prospectus. It may not contain all of the information that may be important to you. You should carefully read this entire document, including the appendices and the other documents to which this document refers you, for a more complete understanding of the matters being considered at the special meeting. In addition, we incorporate by reference into this document important business and financial information about TD and Commerce. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 108. Where applicable, each item in this summary includes a page reference directing you to a more complete description of that item. All references in this proxy statement/prospectus to dollars, $ or U.S.$ are to U.S. dollars and all references to C$ are to Canadian dollars.

The Merger (Page 33)

The merger agreement provides for TD’s indirect wholly-owned subsidiary, Cardinal Merger Co., to merge into Commerce, with Commerce surviving the merger as a wholly-owned subsidiary of TD. Commerce and TD currently expect to complete the merger in March or April 2008, subject to, among other things, receipt of required Commerce shareholder and regulatory approvals.

Commerce Shareholders Will Receive Cash and TD Common Shares in the Merger (Page 67)

If the merger is completed, you will be entitled to receive, in exchange for each share of Commerce common stock you own immediately prior to the merger, the following:

•	0.4142 TD common shares; and

•	$10.50 in cash.

You will not receive any fractional TD common shares. Instead, TD will pay you cash for any fractional TD common shares you would have otherwise received.

For example, if you own 1,000 shares of Commerce common stock, when the merger has been completed you will receive:

•	414 TD common shares;

•	$10,500 in cash; and

•	for the fractional TD common share, cash in U.S. dollars equal to 0.2 (the remaining fractional interest in a TD common share) multiplied by the average of the daily volume weighted averages of a TD common share on the Toronto Stock Exchange for the five trading days immediately preceding the date of completion of the merger, as such price is converted from Canadian dollars into U.S. dollars.

The exchange ratio relating to the TD common shares you will receive is a fixed ratio, which means it will not be adjusted based on any changes in the trading price of TD common shares or Commerce common stock between now and the time the merger is completed. Therefore, the market value of the TD common shares you will receive in the merger will depend on the price of the TD common shares at the time the merger is completed and will not be known at the time Commerce shareholders vote on the merger. For information on recent market prices of the TD common shares and Commerce common stock, see “Comparative Per Share Market Price and Dividend Information” beginning on page 15. See also “Risk Factors” beginning on page 22.

You will need to surrender your Commerce common stock certificates to receive the merger consideration in exchange for your Commerce common stock. Please do not surrender your certificates until you receive written instructions from TD after we have completed the merger.

Treatment of Commerce Stock Options (Page 64)

Upon completion of the merger, each option to purchase shares of Commerce common stock outstanding under any of Commerce’s stock incentive plans will be fully vested and will automatically convert into an option to purchase TD common shares, and each stock option plan thereof will be assumed and honored by TD in accordance with its terms.

Comparative Market Prices and Share Information (Page 15)

The table below sets forth the closing sale prices of Commerce common stock and TD common shares as reported on the New York Stock Exchange Composite Tape on October 1, 2007, the last trading day before the public announcement of the merger, and      , 2007, the last practicable trading day before the distribution of this proxy statement/prospectus. The table also sets forth the equivalent pro forma sale price of Commerce common stock on each of these dates, as determined by multiplying the applicable closing sale price of TD common shares on the New York Stock Exchange by the exchange ratio of 0.4142. We urge you to obtain current market quotations for both TD common shares and Commerce common stock.

					Commerce
					Common Stock
					Pro Forma Equivalent
	TD		Commerce		(including the
	Common Shares		Common Stock		$10.50 cash portion)

October 1, 2007	U.S. $	76.94	U.S. $	39.74	U.S. $	42.37
, 2007

Commerce’s Financial Advisor Has Delivered an Opinion that the Stock Consideration and Cash Consideration, Taken in the Aggregate, was Fair, from a Financial Point of View, to Commerce Shareholders (Page 40 and Appendix B)

Goldman, Sachs & Co., or Goldman Sachs, rendered its oral opinion to the board of directors of Commerce, which was subsequently confirmed in writing, that as of the date of the opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the stock consideration and cash consideration to be received by the holders of Commerce common stock, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is included as Appendix B to this proxy statement/prospectus. Goldman Sachs provided its opinion for the information and assistance of the Commerce board of directors in connection with its consideration of the merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Commerce common stock should vote with respect to the merger. Pursuant to an engagement letter dated August 21, 2007 between Commerce and Goldman Sachs, Goldman Sachs is entitled to receive a transaction fee of 0.30% of the aggregate consideration payable in the merger, based upon the average closing price of the TD common shares on the five trading days ending five trading days prior to the date of the consummation of the transaction, all of which is contingent on the consummation of the transaction.

Material United States Federal Income Tax Consequences to Holders of Commerce Common Stock (Page 56)

For a U.S. holder (as defined in “The Merger — Material United States Federal Income Tax Consequences”), the merger will be a taxable transaction. For United States federal income tax purposes, a U.S. holder will recognize gain or loss equal to the difference between (1) the sum of the cash consideration (including any cash received in lieu of fractional shares) and the fair market value of the TD common shares received in the merger and (2) such holder’s adjusted tax basis in the shares of Commerce common stock surrendered in the merger for TD common shares and cash. The merger will generally not be a taxable transaction to a non-U.S. holder for United States federal income tax purposes unless such non-U.S. holder has certain connections to the United States.

Holders of Commerce Common Stock Do Not Have Dissenters’ Rights of Appraisal (Page 64)

Under applicable New Jersey law, the holders of Commerce common stock are not entitled to any dissenters’ rights of appraisal in connection with the merger.

Commerce’s Board of Directors Unanimously Recommends that You Vote “FOR” the Approval of the Plan of Merger (Page 30)

Commerce’s board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Commerce and its shareholders and has unanimously approved the plan of merger contained in the merger agreement. For the factors considered by the Commerce board of directors in reaching its decision to approve the plan of merger, see the section entitled “The Merger — Commerce’s Reasons for the Merger” beginning on page 37. Commerce’s board of directors unanimously recommends that Commerce shareholders vote “FOR” the approval of the plan of merger.

Your Rights as a Holder of TD Common Shares Will Be Different from Your Rights as a Holder of Commerce Common Stock (Page 92)

The conversion of your shares of Commerce common stock into TD common shares and cash in the merger will result in changes from your current rights as a Commerce shareholder, which generally are governed by the New Jersey Business Corporation Act, or the NJBCA, and Commerce’s organizational documents, to your rights as a TD shareholder, which generally will be governed by the Bank Act of Canada and TD’s organizational documents.

Commerce Executive Officers and Directors Have Financial and Other Interests in the Merger that are Different from or in Addition to Your Interests (Page 51)

Some of the members of Commerce’s board of directors and Commerce’s executive officers have financial interests in the merger that are in addition to, and/or different from, your interests. The independent members of the Commerce board of directors were aware of these additional and/or differing interests and potential conflicts and considered them, among other matters, in evaluating, negotiating and approving the merger agreement. These interests include employment agreements between Commerce and its executive officers, which were amended and restated in contemplation of the merger, that provide, among other things, cash payments in the case of a change of control, such as the completion of the merger, and the vesting of outstanding stock options and certain retirement plan account balances upon the completion of the merger.

In addition, the merger agreement provides that for the period of 60 days following October 2, 2007, Commerce may enter into a definitive agreement to sell the stock of Commerce’s subsidiary, Commerce Banc Insurance Services, Inc., or CBIS, and its subsidiaries (but excluding eMoney Advisor, Inc.) to Mr. George Norcross, who is a director of Commerce and a member of the special committee of the Commerce board of directors that was formed to consider Commerce’s strategic alternatives, or a group organized by him. The merger agreement provides that TD’s consent is required to consummate the sale of CBIS. Under Mr. Norcross’s amended and restated employment agreement, if (i) Commerce does not enter into an agreement to sell CBIS to Mr. Norcross and other members of CBIS’s management by December 1, 2007, (ii) such sale is disapproved by TD, or (iii) the sale agreement is otherwise terminated prior to completion for any reason, then in any such case, Mr. Norcross may elect to terminate his employment with Commerce and such termination will be treated as an involuntary termination without cause. Mr. Norcross would then be entitled to all payments, rights and benefit under his employment agreement until the end of its term and all non-compete and non-solicit restrictions would terminate on the later of three months after the occurrence of the relevant event described in clauses (i), (ii) or (iii) above, or 30 days after the closing of the merger.

The Companies

The Toronto-Dominion Bank
Toronto Dominion Centre
P.O. Box 1
Toronto, Ontario, Canada M5K 1A2
(416) 982-8222

TD is a Canadian chartered bank formed through the amalgamation of The Bank of Toronto (established 1855) and The Dominion Bank (established 1869). TD and its subsidiaries are collectively known as TD Bank Financial Group. In Canada and around the world, TD serves more than 14 million customers in four key businesses operating in a number of locations in key financial centers around the globe: Canadian Personal and Commercial Banking, including TD Canada Trust as well as TD’s global insurance operations (excluding the U.S.); Wealth Management, including TD Waterhouse Canada, TD Waterhouse U.K. and TD’s investment in TD Ameritrade; U.S. Personal and Commercial Banking through TD Banknorth Inc., or TD Banknorth; and Wholesale Banking, including TD Securities. TD also ranks among the world’s leading online financial services firms, with more than 4.5 million online customers. TD had C$404 billion (U.S. $379.1 billion) in assets as at July 31, 2007 and is headquartered in Toronto, Canada.

Additional information about TD can be found on its website at http://www.td.com. The information provided on TD’s website is not part of this proxy statement/prospectus and is not incorporated herein by reference.

Cardinal Merger Co.
c/o The Toronto-Dominion Bank
New York Branch
31 West 52nd Street
New York, NY 10019-6101
(212) 827-7000

Cardinal Merger Co. is a New Jersey corporation and an indirect wholly-owned subsidiary of TD. Cardinal Merger Co. was organized solely for the purpose of effecting the merger with Commerce described in this proxy statement/prospectus. It has not carried on any activities other than in connection with the merger agreement.

Commerce Bancorp, Inc.
1701 Route 70 East
Cherry Hill, New Jersey 08034-5400
(856) 751-9000

Commerce, a New Jersey business corporation, is a regional financial services leader, anchored by the financial strength of its banking subsidiaries, Commerce Bank, N.A. and Commerce Bank/North, and augmented by CBIS and Commerce Capital Markets, Inc. With assets of more than $49 billion as of September 30, 2007, Commerce is the largest bank headquartered in New Jersey, serving Metropolitan Philadelphia, New Jersey, New York, Connecticut, Delaware, Washington, D.C., Virginia, Maryland and Southeast Florida. Commerce is a growth retailer selling convenience, and has successfully developed and implemented a unique retail strategy. This retail approach to banking uses a chain concept and features standardized facilities, standardized hours, standardized service and aggressive marketing. Commerce is “America’s Most Convenient Bank,” with over 450 convenient branch locations which are open seven days a week.

Additional information about Commerce can be found on its website at http://www.commerceonline.com. The information provided on Commerce’s website is not part of this proxy statement/prospectus and is not incorporated herein by reference.

The Special Meeting of Commerce Shareholders (Page 28)

The Commerce special meeting will be held at           local time, on          , at Commerce University, 4140 Church Road in Mt. Laurel, New Jersey. At the Commerce special meeting, Commerce shareholders will be asked:

•	to approve the plan of merger contained in the merger agreement; and

•	to approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies.

Record Date.  Commerce shareholders may cast one vote at the special meeting for each share of Commerce common stock that was owned at the close of business on          . At that date, there were           shares of Commerce common stock entitled to be voted at the special meeting.

As of the Commerce record date, directors and executive officers of Commerce and their affiliates had the right to vote            shares of Commerce common stock, or          % of the outstanding shares of Commerce

common stock entitled to be voted at the special meeting, and directors and executive officers of TD and their affiliates had the right to vote              shares of Commerce common stock, or            % of the outstanding shares of Commerce common stock entitled to be voted at the special meeting.

Required Vote.  In order for the plan of merger to be approved by Commerce shareholders, a majority of the votes cast by Commerce shareholders entitled to vote must be voted in favor of the approval of the plan of merger. We urge you to vote.

TD Shareholder Approval

TD shareholders are not required to approve the plan of merger or the use of TD common shares as part of the merger consideration.

The Merger Agreement (Page 67)

The merger agreement is described beginning on page 67 and is included as Appendix A to this proxy statement/prospectus. We urge you to read the merger agreement in its entirety because it is the legal document governing the merger.

Completion of the Merger is Subject to Conditions (Page 77)

The respective obligations of each of TD and Commerce to complete the merger are conditioned upon the satisfaction or waiver of the following conditions:

•	receipt of the required approval by the Commerce shareholders of the plan of merger;

•	approval for the listing on the New York Stock Exchange and the Toronto Stock Exchange of the TD common shares to be issued in the merger;

•	receipt of required regulatory approvals and the absence of any injunction or other legal prohibition or restraint against the merger; and

•	the registration statement on Form F-4, which includes this proxy statement/prospectus, filed by TD with the SEC must have been declared effective by the SEC and no stop order suspending the effectiveness of the Form F-4 shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

TD’s obligation to complete the merger is subject to the satisfaction or waiver of a number of conditions, including the following:

•	the accuracy of the representations and warranties of Commerce as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be expected to result in a material adverse effect on Commerce;

•	performance in all material respects by Commerce of the obligations required to be performed by it at or prior to the effective time of the merger; and

•	there being no action taken, or applicable legal or regulatory restriction or condition that would be reasonably likely to have a material adverse effect on Commerce or TD or which would result in an adverse impact on TD’s status as a “financial holding company” under the Bank Holding Company Act of 1956, as amended, or BHC Act (in the case of the condition related to TD’s financial holding company status, if such action is due to any fact or condition relating to Commerce).

Commerce’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the accuracy of the representations and warranties of TD as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be expected to result in a material adverse effect on TD; and

•	performance in all material respects by TD of the obligations required to be performed by it at or prior to the effective time of the merger.

The Merger Agreement May Be Terminated Under Some Circumstances (Page 78)

The merger agreement may be terminated at any time before the completion of the merger, whether before or after approval of the plan of merger by Commerce shareholders, in any of the following circumstances:

•	by mutual written consent of TD and Commerce; or

•	by either TD or Commerce if:

—	any governmental entity which must grant a required regulatory approval has denied approval of the merger and this denial has become final and nonappealable or a governmental entity has issued a final nonappealable order prohibiting the consummation of the merger;

—	the merger has not been completed by July 31, 2008, but neither TD nor Commerce may terminate the merger agreement for this reason if its breach of any obligation under the merger agreement has resulted in the failure of the merger to occur by that date;

—	there is a breach by the other party of the merger agreement which would prevent satisfaction of a closing condition and the breach is not cured prior to 30 days after receipt of written notice of the breach or the breach cannot, by its nature, be cured prior to closing, but neither TD nor Commerce may terminate the merger agreement for this reason if it itself is then in material breach of the merger agreement; or

—	the shareholders of Commerce fail to approve the plan of merger at the Commerce special meeting; or

•	by TD if:

—	the board of directors of Commerce has failed to recommend the merger and the approval of the plan of merger by the shareholders of Commerce or withdrawn, amended or modified in any manner adverse to TD its recommendation, or if Commerce has materially breached its obligations under the “no solicitation” covenant of the merger agreement, or failed to call, give notice of, convene or hold a special meeting of shareholders to vote on approval of the plan of merger; or

—	a tender offer or exchange offer for 20% or more of the outstanding shares of Commerce common stock has commenced (other than by TD), and the board of directors of Commerce recommends that the shareholders of Commerce tender their shares in such tender or exchange offer or otherwise fails to recommend that its shareholders reject such tender offer or exchange offer within ten business days.

Commerce May Be Required to Pay a Termination Fee Under Some Circumstances (Page 79)

If the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by Commerce’s board of directors, Commerce will be required to pay TD a termination fee of up to $332 million. The termination fee could discourage other companies from seeking to acquire or merge with Commerce.

Regulatory Approvals Required for the Merger (Page 61)

BHC Act.  TD is required to obtain the approval of the Board of Governors of the U.S. Federal Reserve System, which we refer to as the Federal Reserve Board, under the BHC Act for the acquisition of control of Commerce, as a result of the merger. The U.S. Department of Justice will have an opportunity to comment during this approval process and will have at least 15 days (but no more than 30 days) following the approval of the Federal Reserve Board to challenge the approval on antitrust grounds.

Bank Act of Canada.  Under the Bank Act of Canada, TD is required to obtain the approval of the Superintendent of Financial Institutions of Canada for the indirect acquisition of control, as a result of the merger, of Commerce Bank, N.A. and Commerce Bank/North, Commerce’s banking subsidiaries, for the issuance of the TD common shares included in the merger consideration for non-cash consideration and in respect of Commerce’s existing ownership interest in Pennsylvania Commerce Bancorp, Inc.

Other Regulatory Approvals.  TD and Commerce are also required to file applications with, and obtain the approval of, bank regulatory authorities in the State of New Jersey and the Commonwealth of Pennsylvania with respect to the merger. Applications and notifications may be filed with various other state regulatory authorities, including state insurance regulators with respect to CBIS and its subsidiaries, and self-regulatory organizations, including the National Association of Securities Dealers, in connection with changes in control of the broker-dealer subsidiaries of Commerce.

There can be no assurance that regulatory approvals will be obtained, that such approvals will be received on a timely basis, or that such approvals will not impose conditions or requirements that would be reasonably likely to have a material adverse effect on Commerce or TD or which would result in an adverse impact on TD’s status as a “financial holding company”. If any such condition or requirement is imposed, TD may, in certain circumstances, elect not to consummate the merger.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND RELATED MATTERS

Q:	What am I being asked to vote on?

A:	TD and Commerce have entered into a merger agreement pursuant to which TD has agreed to acquire Commerce. You are being asked to vote to approve the plan of merger contained in the merger agreement. Under the terms of the merger agreement, Cardinal Merger Co. will merge with and into Commerce, with Commerce continuing as the surviving corporation and a wholly-owned subsidiary of TD. In addition, you are also being asked to vote to approve a proposal to adjourn the special meeting if necessary or appropriate, including to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the plan of merger.

Q:	What will I receive if the merger is completed?

A:	Each Commerce shareholder of record will receive, in exchange for each share of Commerce common stock owned by such shareholder immediately prior to the merger, the following:

•	0.4142 TD common shares (with cash being paid in lieu of the issuance of fractional shares); and

•	$10.50 in cash.

Q:	Can the number of TD common shares to be issued in the merger for each share of Commerce common stock change between now and the time the merger is completed based on changes in the trading price of TD common shares?

A:	No. The exchange ratio is a fixed ratio, which means that it will not be adjusted if the trading price of TD common shares or Commerce common stock changes between now and the time the merger is completed. Therefore, the market value of TD common shares you will receive in the merger will depend on the price of TD common shares at the time the shares are issued. See “Risk Factors” beginning on page 22.

Q:	When and where is the Commerce special meeting?

A:	The Commerce special meeting will take place on . The time and location of the meeting are specified on the cover page of this proxy statement/prospectus.

Q:	Who can vote at the special meeting?

A:	Holders of Commerce common stock as of the close of business on the record date of are entitled to vote at the special meeting. Beneficial owners as of the record date should receive instructions from their bank, broker or other nominee describing how to vote their shares.

Q:	What vote of Commerce shareholders is required in connection with the merger?

A:	The affirmative vote of a majority of the votes cast by the shareholders of Commerce common stock at the special meeting is required to approve the plan of merger.

Q:	What happens if I do not indicate my preference for or against approval of the merger agreement?

A:	If you submit a proxy without specifying the manner in which you would like your shares to be voted, your shares will be voted “FOR” approval of the plan of merger.

Q:	What happens if I do not vote at all?

A:	If you do not vote your shares with respect to the proposal to approve the plan of merger, it will have no effect on the outcome of the proposal. However, if the proposal to approve the plan of merger receives the required approval of Commerce’s shareholders and the merger is completed, your Commerce shares will be converted into the right to receive the merger consideration even though you did not vote. Additionally, if you do not vote your shares with respect to the proposal to approve the plan of merger, then your vote will not be counted toward the quorum requirement at the Commerce special meeting called for such purpose.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this document, please submit your proxy by telephone or via the Internet in accordance with the instructions set forth in the enclosed proxy card, or fill out, sign and date the proxy card and then mail your signed proxy card in the enclosed prepaid envelope, as soon as possible so that your shares may be voted at the special meeting. See “The Special Meeting” beginning on page 28.

Q:	If my shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?

A:	You should instruct your bank, broker or other nominee to vote your shares. If you do not instruct your nominee, your nominee will not be able to vote your shares. Please check with your nominee and follow the voting procedures your nominee provides. Your nominee will advise you whether you may submit voting instructions by telephone or via the Internet. See “The Special Meeting — Record Date and Quorum” beginning on page 29.

Q:	If my shares are held in the Commerce 401(k) Plan, what should I do?

A:	If you are a participant in the Commerce Bancorp, Inc. 401(k) Retirement Plan, you may give voting instructions for any Commerce shares held in your account to Registrar and Transfer Company, Commerce’s transfer agent, by completing and returning a voting instruction ballot distributed to plan participants along with this proxy statement/prospectus, or by telephone or via the Internet as described on your ballot. Commerce’s transfer agent will certify the total votes cast by plan participants for and against approval of the plan of merger to the trustee for the plan, for the purpose of having those shares voted in accordance with your instructions.

Q:	When do you expect the merger to be completed?

A:	We currently expect to complete the merger in March or April 2008. However, we cannot assure you when or if the merger will be completed. Among other things, we must first obtain the approval of the plan of merger by Commerce shareholders at the special meeting and the necessary regulatory approvals. See “The Merger — Regulatory Matters Related to the Merger and Stock Exchange Listings” beginning on page 61.

Q:	What are the material federal income tax consequences of the merger to Commerce shareholders?

A:	For a U.S. holder (as defined in “The Merger — Material United States Federal Income Tax Consequences” beginning on page 56), the merger will be treated for United States federal income tax purposes as a taxable sale by such holder of the shares of Commerce common stock that such holder surrenders in the merger. The material United States federal income tax consequences of the merger to U.S. holders are as follows:

•	A U.S. holder will recognize gain or loss equal to the difference between (1) the sum of the cash consideration (including any cash received in lieu of fractional shares) and the fair market value of the TD common shares received in the merger and (2) such holder’s adjusted tax basis in the shares of Commerce common stock surrendered in the merger for TD common shares and cash;

•	A U.S. holder’s aggregate tax basis in the TD common shares that such holder receives in the merger will equal the fair market value of such common shares at the time the merger is completed; and

•	A U.S. holder’s holding period for the TD common shares that such holder receives in the merger should generally begin on the day after the completion of the merger.

The merger will generally not be a taxable transaction to a non-U.S. holder for United States federal income tax purposes unless such non-U.S. holder has certain connections to the United States.

See “The Merger — Material United States Federal Income Tax Consequences” beginning on page 56.

The merger should not give rise to Canadian income tax liability for Commerce shareholders who are not residents of Canada for Canadian income tax purposes. See “The Merger — Material Canadian Federal Income Tax Considerations” beginning on page 60.

Q:	May I change my vote after I have submitted a proxy?

A:	Yes. If you have not voted through your bank, broker or other nominee there are three ways you can change your vote after you have submitted your proxy (whether by mail, telephone or the Internet):

•	First, you may send a written notice to the corporate secretary of Commerce at the address below, stating that you would like to revoke your proxy.

Commerce Bancorp, Inc.
Commerce Atrium
1701 Route 70 East
Cherry Hill, NJ 08034-5400
Attn: C. Edward Jordan, Jr.

•	Second, you may complete and submit a new proxy card or vote again by telephone or the Internet. Your latest vote actually received by Commerce before the special meeting will be counted, and any earlier votes will be revoked.

•	Third, you may attend the special meeting and vote in person. Any earlier proxy will thereby be revoked. However, simply attending the meeting without voting will not revoke an earlier proxy you may have given.

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.

Q:	If I want to attend the special meeting, what do I do?

A:	You should come to Commerce University, 4140 Church Road, Mt. Laurel, New Jersey, at , local time, on . If you hold your shares in “street name”, you will need to bring proof of ownership (by means of a recent brokerage statement, letter from your bank or broker or similar means) to be admitted to the meeting. Shareholders of record as of the record date for the special meeting can vote in person at the special meeting. If your shares are held in “street name”, then you are not the shareholder of record and you must ask your bank, broker or other nominee how you can vote at the special meeting.

Q:	Should I send in my stock certificates now?

A:	No. After we complete the merger, you will receive written instructions for exchanging your Commerce stock certificates for TD common shares and the cash merger consideration. Please do not send in your Commerce stock certificates with your proxy card.

Q:	What if I cannot find my stock certificates?

A:	There will be a procedure for you to receive the merger consideration in the merger, even if you have lost one or more of your Commerce stock certificates. This procedure, however, may take time to complete. In order to ensure that you will be able to receive the merger consideration promptly after the merger is completed, if you cannot locate your Commerce stock certificates after looking for them carefully, we urge you to contact Commerce’s transfer agent, Registrar and Transfer Company, as soon as possible and follow the procedure they explain to you for replacing your Commerce stock certificates. Registrar and Transfer Company can be reached at (866) 465-2630 or on their website at http://www.rtco.com, or you can write to it at the following address:

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016-3572

Q:	Are there risks I should consider in deciding whether to vote for the plan of merger?

A:	Yes. We have set forth a non-exhaustive list of risk factors that you should consider carefully in connection with the merger in the section entitled “Risk Factors” beginning on page 22.

Q:	Can I dissent and require appraisal of my shares?

A:	No. Under the NJBCA, Commerce’s shareholders are not entitled to appraisal rights in connection with the merger. See “The Merger — No Dissenters’ Rights of Appraisal” beginning on page 64.

Q:	Who can help answer my additional questions about the merger or voting procedures?

A:	If you have questions about the merger, you should contact:

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
Toll free telephone: (800) 573-4370
Brokers and banks, please call: (203) 658-9400
commercebank.info@morrowco.com

COMPARATIVE PER SHARE DATA

The following tables present, as at the dates and for the periods indicated, selected historical and pro forma consolidated per share financial information of TD and Commerce.

You should read this information in conjunction with, and the information is qualified in its entirety by, the consolidated financial statements and accompanying notes of TD and Commerce incorporated into this proxy statement/prospectus by reference. See “Where You Can Find More Information” beginning on page 108.

The pro forma amounts in the tables below are presented for informational purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as being necessarily indicative of the financial position or results of operations of TD or Commerce that would have actually occurred had the transaction been effective during the periods presented or of the future financial position or results of operations of TD or Commerce. The combined financial information as at or for the periods presented may have been different had the transaction actually been effective as at or during those periods. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.

TD Historical and Pro Forma Common Share Data

The following table presents, in Canadian dollars and in U.S. dollars, the earnings per share, dividends per share and book value per share with respect to TD on a historical basis and pro forma combined basis giving effect to the transaction. The TD pro forma combined amounts are presented as if the transaction had been effective for the period presented based on the purchase method of accounting. The TD pro forma combined amounts do not include any cost savings or revenue enhancements which may arise from the transaction, and do not include restructuring or integration costs.

	As at and for				As at and for				As at and for
	the Nine Months Ended				the Six Months Ended				the Year Ended
	July 31, 2007				April 30, 2007				October 31, 2006
	(C$)		(U.S.$)(1)		(C$)		(U.S.$)(2)		(C$)		(U.S.$)(3)

Basic Earnings Per Share:
TD historical (Canadian GAAP)	C$	4.02	U.S.$	3.58	C$	2.49	U.S.$	2.16	C$	6.39	U.S.$	5.64
TD historical (U.S. GAAP)(6)		—		—		2.49		2.16		6.36		5.61
TD pro forma combined (Canadian GAAP)(4)		3.60		3.20		2.35		2.04		5.92		5.23
TD pro forma combined (U.S. GAAP)(4)(6)		—		—		2.35		2.04		5.89		5.20
Diluted Earnings Per Share:
TD historical (Canadian GAAP)		3.98		3.54		2.46		2.13		6.34		5.60
TD historical (U.S. GAAP)(6)		—		—		2.46		2.13		6.31		5.57
TD pro forma combined (Canadian GAAP)(4)		3.57		3.18		2.33		2.02		5.88		5.19
TD pro forma combined (U.S. GAAP)(4)(6)		—		—		2.33		2.02		5.85		5.16
Dividends Per Share:
TD historical and pro forma(5)		1.54		1.38		1.01		0.89		1.78		1.58
Book Value Per Share at Period End:
TD historical (Canadian GAAP)		28.65		26.89		29.66		26.80		26.77		23.84
TD historical (U.S. GAAP)(6)		—		—		29.37		26.54		27.14		24.17
TD pro forma combined (Canadian GAAP)(4)		33.52		31.46		34.59		31.25		32.00		28.49
TD pro forma combined (U.S. GAAP)(4)(6)		—		—		34.33		31.02		32.33		28.79

(1)	TD historical and pro forma combined amounts (except with respect to book value per share at period end) have been converted into U.S. dollars based on the average U.S. dollar/Canadian dollar exchange rate during the nine months ended July 31, 2007 of 1.1238. The average exchange rate is calculated as the average of the noon buying rate on the last day of each month during the period. The TD historical and pro forma combined book value per share at period end has been converted into U.S. dollars using the U.S. dollar/Canadian dollar exchange rate as at July 31, 2007 of 1.0656. TD historical and pro forma dividend amounts have been converted into U.S. dollars based on the noon exchange rate on each dividend payment date as reported by the Federal Reserve Bank in the City of New York.

(2)	TD historical and pro forma combined amounts (except with respect to book value per share at period end) have been converted into U.S. dollars based on the average U.S. dollar/Canadian dollar exchange rate during the six months ended April 30, 2007 of 1.1526. The average exchange rate is calculated as the average of the noon buying rate on the last day of each month during the period. The TD historical and pro forma combined book value per share at period end has been converted into U.S. dollars using the U.S. dollar/Canadian dollar exchange rate as at April 30, 2007 of 1.1068. TD historical and pro forma dividend amounts have been converted into U.S. dollars based on the noon exchange rate on each dividend payment date as reported by the Federal Reserve Bank in the City of New York.

(3)	TD historical and pro forma combined amounts (except with respect to book value per share at period end) have been converted into U.S. dollars based on the average U.S. dollar/Canadian dollar exchange rate during the year ended October 31, 2006 of 1.1329. The average exchange rate is calculated as the average of the noon buying rate on the last day of each month during the period. The TD historical and pro forma combined book value per share at period end has been converted into U.S. dollars using the U.S. dollar/Canadian dollar exchange rate as at October 31, 2006 of 1.1231. TD historical and pro forma dividend amounts have been converted into U.S. dollars based on the exchange rate used on each dividend payment date as reported by the Federal Reserve Bank in the City of New York.

(4)	Pro forma combined amounts are calculated by adding together the historical amounts reported by TD and Commerce based on each entity’s respective 2006 fiscal year and applicable 2007 nine month and six month interim period, as adjusted for (i) estimated purchase accounting adjustments to be recorded in connection with the merger (consisting of fair value adjustments for assets acquired and liabilities assumed and adjustments for intangible assets established, and the resulting amortization/accretion of these adjustments over appropriate future periods) and (ii) the estimated number of TD common shares to be issued as of September 30, 2007, in connection with the merger based on the terms of the merger agreement. The pro forma adjustments assume completion of the transaction as at the beginning of the period indicated.

(5)	It is anticipated that the initial dividend rate will be equal to the current dividend rate of TD. Accordingly, pro forma combined dividends per TD common share represent the historical dividends per common share paid by TD.

(6)	In accordance with the Canada-U.S. Multijurisdictional Disclosure System, or MJDS, TD is required to prepare and publish Canadian/U.S. GAAP reconciliations on a semi-annual basis, and therefore, a reconciliation for the nine months ended July 31, 2007 has not been filed with the SEC.

Commerce Historical Share Data and Unaudited Pro Forma Equivalent Share Data

The following table presents, in U.S. dollars, the earnings per share, dividends per share and book value per share with respect to Commerce on a historical basis and pro forma equivalent basis. The pro forma equivalent amounts with respect to the Commerce common stock are calculated by multiplying the corresponding TD pro forma combined amount (which is described and presented under “— TD Historical and Pro Forma Common Share Data” beginning on page 12) by the exchange ratio of 0.4142 TD common shares included in the merger consideration, and do not include the cash portion of the merger consideration. Since Commerce and TD have different fiscal years, for purposes of calculating the Commerce pro forma equivalent amounts, the corresponding TD pro forma amounts as at and for the nine months ended July 31, 2007 were used to calculate the Commerce pro forma equivalent (Canadian GAAP) amounts as at and for the nine months ended September 30, 2007, the corresponding TD pro forma amounts as at and for the six months ended April 30, 2007 were used to calculate the Commerce pro forma equivalent amounts as at and for the six months ended June 30, 2007 and the corresponding TD pro forma amounts as at and for the year ended October 31, 2006 were used to calculate the Commerce pro forma equivalent amounts as at and for the year ended December 31, 2006. Commerce pro forma equivalent (U.S. GAAP) amounts have not been calculated for the nine months ended September 30, 2007, as TD has not calculated pro forma combined (U.S. GAAP) amounts because it is not required to file a Canadian/U.S. GAAP reconciliation for the nine months ended September 30, 2007 with the SEC.

	As at and for	As at and for	As at and for
	the Nine Months Ended	the Six Months Ended	the Year Ended
	September 30, 2007	June 30, 2007	December 31, 2006
	(U.S.$)	(U.S.$)	(U.S.$)

Basic Earnings Per Share:
Commerce historical	$0.56	$0.81	$1.62
Commerce pro forma equivalent (Canadian GAAP)	1.33	0.84	2.16
Commerce pro forma equivalent (US GAAP)	—	0.84	2.15
Diluted Earnings Per Share:
Commerce historical	0.54	0.79	1.55
Commerce pro forma equivalent (Canadian GAAP)	1.32	0.84	2.15
Commerce pro forma equivalent (US GAAP)	—	0.84	2.14
Dividends Per Share:
Commerce historical	0.39	0.26	0.49
Commerce pro forma equivalent	0.57	0.37	0.65
Book Value Per Share at Period End:
Commerce historical	15.17	15.05	14.86
Commerce pro forma equivalent (Canadian GAAP)	13.03	12.94	11.80
Commerce pro forma equivalent (US GAAP)	—	12.85	11.92

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

TD’s common shares are listed on the Toronto Stock Exchange and the New York Stock Exchange under the trading symbol “TD” and also trade on the Tokyo Stock Exchange. Commerce’s common stock is listed on the New York Stock Exchange under the trading symbol “CBH”. The following table sets forth, for the respective calendar years and quarters indicated, the high and low sale prices per share of Commerce common stock as reported on the New York Stock Exchange Composite Tape, and the high and low sale prices per TD common share as reported on the New York Stock Exchange Composite Tape and the Toronto Stock Exchange. The Toronto Stock Exchange sale prices of TD common shares are presented in Canadian dollars, and the New York Stock Exchange sale prices of Commerce common stock and TD common shares are presented in U.S. dollars. For comparison purposes, the following table uses calendar quarters, but it should be noted that TD’s fiscal year end is October 31 and Commerce’s fiscal year end is December 31.

	The New York Stock Exchange (U.S.$)				The Toronto Stock Exchange (C$)
	Commerce Common Stock		TD Common Shares		TD Common Shares
	High	Low	High	Low	High	Low

2002
Annual	$25.25	$18.05	$28.60	$15.77	$45.03	$25.17
2003
Annual	26.74	18.12	33.76	20.50	44.78	31.20
2004
Annual	33.83	23.35	41.69	31.16	50.10	42.54
2005
Annual	35.98	26.87	53.16	38.73	62.79	48.08
2006
Annual	41.20	31.20	60.57	49.52	70.21	55.62
First Quarter	37.16	31.86	58.07	51.49	66.85	60.20
Second Quarter	41.20	33.85	57.42	49.84	65.35	55.62
Third Quarter	37.59	31.20	60.26	49.52	66.93	56.00
Fourth Quarter	37.10	34.25	60.57	55.31	70.21	62.80
2007
First Quarter	36.15	30.45	61.45	57.13	71.61	67.21
Second Quarter	37.68	31.32	70.26	59.43	74.89	66.55
Third Quarter	39.62	32.17	77.63	59.43	77.10	64.02
Fourth Quarter (through October 31, 2007)	41.00	38.29	77.08	69.65	76.50	67.65

The table below sets forth the high and low sale prices for each of the six most recent full calendar months for Commerce common stock as reported on the New York Stock Exchange Composite Tape and TD common shares as reported on the New York Stock Exchange Composite Tape and the Toronto Stock Exchange. The New York Stock Exchange sale prices of Commerce common stock and TD common shares are presented in U.S. dollars and the Toronto Stock Exchange sale prices of TD common shares are presented in Canadian dollars.

					The Toronto
	The New York Stock Exchange (U.S.$)				Stock Exchange (C$)
	Commerce Common Stock		TD Common Shares		TD Common Shares
	High	Low	High	Low	High	Low

May 2007	$35.55	$33.54	$70.00	$60.03	$74.89	$66.55
June 2007	37.68	32.41	70.26	66.73	74.53	71.51
July 2007	39.13	33.41	70.65	63.70	73.75	67.82
August 2007	38.10	32.17	68.90	59.43	72.50	64.02
September 2007	39.62	36.26	77.63	67.16	77.10	70.66
October 2007	41.00	38.29	77.08	69.65	76.50	67.75

The table below sets forth the closing sale prices of Commerce common stock and TD common shares as reported on the New York Stock Exchange Composite Tape on October 1, 2007, the last trading day before the public announcement of the merger, and     , 2007, the last practicable trading day before the distribution of this proxy statement/prospectus. The table also sets forth the equivalent pro forma sale price of Commerce common stock on each of these dates, as determined by multiplying the applicable closing sale price of TD common shares on the New York Stock Exchange by the exchange ratio of 0.4142. We urge you to obtain current market quotations for both TD common shares and Commerce common stock.

Commerce Common Stock
		Commerce	Pro Forma Equivalent
	TD Common	Common	(including the
	Shares (U.S.$)	Stock (U.S.$)	$10.50 cash portion) (U.S.$)

October 1, 2007	$76.94	$39.74	$42.37
, 2007

The table below sets forth the dividends declared per TD common share and per share of Commerce common stock for the fiscal years ended 2002, 2003, 2004, 2005 and 2006. TD’s fiscal year end is October 31 and Commerce’s fiscal year end is December 31.

	Declared Dividends
	TD	TD	Commerce
	(C$)(1)	(U.S.$)(1)(2)	(U.S.$)

Fiscal Year Ended
2002	$1.12	$0.71	$0.3075
2003	1.16	0.82	0.3425
2004	1.36	1.04	0.395
2005	1.58	1.29	0.45
2006	1.78	1.58	0.49

(1)	Dividends declared during fiscal quarters ended January 31, April 30, July 31 and October 31.

(2)	TD dividends have been converted into U.S. dollars based on the exchange rate as reported by the Federal Reserve Bank in the City of New York on each dividend payment date.

CURRENCY EXCHANGE RATE DATA

The following tables show, for the date or periods indicated, certain information regarding the U.S. dollar/Canadian dollar exchange rate and the Canadian dollar/U.S. dollar exchange rate. The information is based on the noon buying rate as reported by the Federal Reserve Bank in the City of New York.

	C$ per U.S.$1.00		U.S.$ per C$1.00

October 1, 2007 (the last trading day before public announcement of the merger)	C$	0.9929	U.S. $	1.0072
, 2007

	Average Rate(1)
	C$ per U.S.$1.00		U.S.$ per C$1.00

Year Ended October 31,
2002	C $	1.5718	U.S. $	0.6362
2003		1.4379		0.6955
2004		1.3147		0.7606
2005		1.2134		0.8241
2006		1.1329		0.8827

	Average Rate(1)
	C$ per U.S.$1.00		U.S.$ per C$1.00

Nine Months Ended July 31,
2006	C$	1.1389	U.S.$	0.8780
2007		1.1238		0.8898

	Average Rate(1)
	C$ per U.S.$1.00	U.S.$ per C$1.00

Six Months Ended April 30,
2006	1.1502	0.8694
2007	1.1526	0.8676

(1)	The average rate is calculated as the average of the noon buying rate as reported by the Federal Reserve Bank on the last day of each month during the period.

The following table shows the high and low U.S. dollar/Canadian dollar exchange rates for each of the months indicated. The information is based on the noon buying rate as reported by the Federal Reserve Bank in the City of New York.

	High		Low
	(C$ per U.S.$1.00)

May 2007	C$	1.1136	C$	1.0701
June 2007		1.0727		1.0579
July 2007		1.0689		1.0372
August 2007		1.0754		1.0497
September 2007		1.0546		0.9959
October 2007		1.0002		0.9496

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TD

The following table sets forth certain selected consolidated financial information of TD prepared in accordance with Canadian GAAP, except as otherwise indicated. The information as at and for each of the years in the five-year period ended October 31, 2006 has been derived from the consolidated financial statements of TD as filed with the SEC. The information as at and for the nine-month periods ended July 31, 2007 and July 31, 2006 and for the six-month periods ended April 30, 2007 and April 30, 2006, has been derived from the unaudited interim consolidated financial statements of TD and the notes thereto filed by TD with the SEC, which reflect, in the opinion of TD’s management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information. Results for interim periods are not necessarily indicative of results which may be expected for any other interim period or for the fiscal year as a whole. The information presented below is only a summary and should be read in conjunction with the respective audited and unaudited financial statements of TD, including the notes thereto, incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 108.

Amounts determined under generally accepted accounting principles in the U.S. (which we refer to in this document as U.S. GAAP) are different from those determined under Canadian GAAP. For a reconciliation to U.S. GAAP of TD’s consolidated financial statements for the six months ended April 30, 2007, see TD’s Form 6-K for the six months ended April 30, 2007, filed with the SEC on June 22, 2007, and for a discussion of the principal differences between Canadian GAAP and U.S. GAAP and a reconciliation to U.S. GAAP of TD’s consolidated financial statements for the year ended October 31, 2006, see Note 29 to the consolidated financial statements of TD, incorporated by reference in this proxy statement/prospectus from TD’s Form 40-F for the year ended October 31, 2006, filed with the SEC on December 11, 2006. A reconciliation to U.S. GAAP for other periods presented is included in the notes to the applicable historical consolidated financial statements of TD filed by TD with the SEC. See “Where You Can Find More Information” beginning on page 108.

	Nine Months Ended		Six Months Ended		Fiscal
	July 31,		April 30,		Year Ended October 31,
	2007	2006	2007	2006	2006	2005	2004		2003		2002
	(C$ in millions, except per share data and ratios)

Operations Data:
Interest income	13,151	11,339	8,716	7,349	15,569	12,776	11,132		11,202		11,606
Interest expense	8,035	6,682	5,383	4,315	9,198	6,768	5,359	*	5,765	*	6,463 *
Net interest income	5,116	4,657	3,333	3,034	6,371	6,008	5,773	*	5,437	*	5,143 *
Provision for (recovery of) credit losses	506	239	335	130	409	55	(386)		186		2,925
Net interest income after credit loss provision	4,610	4.418	2,998	2,904	5,962	5,953	6,159	*	5,251	*	2,218 *
Other income	5,529	5,153	3,639	3,488	6,733	5,889	4,883		4,424		4,929
Non-interest expenses	6,648	6,540	4,441	4,393	8,727	8,782	8,007		8,364		7,752
Dilution gain (net)	0	1,559	0	1,559	1,559	0	0		0		0
Net income (loss)	2,903	3,841	1,800	3,045	4,603	2,229	2,232	*	989	*	(160)*
Net income (loss) (U.S. GAAP basis)(1)	—	3,836	1,819	3,049	4,618	2,144	1,881		1,162		(95)
Preferred dividends	15	17	13	11	22	0	0	*	0	*	0 *
Net income (loss) applicable to common shares	2,888	3,824	1,787	3,034	4,581	2,229	2,232		989		(160)
Net income (loss) applicable to common shares (U.S. GAAP basis)(1)	—	3,789	1,789	3,014	4,559	2,089	1,828		1,098		(165)
Per Common Share:
Net income (basic)	4.02	5.34	2.49	4.25	6.39	3.22	3.41		1.52		(0.25)
Net income (basic) (U.S. GAAP basis)(1)	—	5.29	2.49	4.22	6.36	3.02	2.79		1.69		(0.26)
Net income (fully diluted)	3.98	5.30	2.46	4.21	6.34	3.20	3.39		1.51		(0.25)
Net income (fully diluted) (U.S. GAAP basis)(1)	—	5.25	2.46	4.18	6.31	3.00	2.77		1.68		(0.26)
Cash dividends declared(2)	1.54	1.30	1.01	0.86	1.78	1.58	1.36		1.16		1.12
Book value (period end)	28.65	26.36	29.66	26.24	26.77	22.29	19.31		17.64		17.91
Consolidated Balance Sheet (period end):
Total assets	403,890	385,845	396,734	388,596	392,914	365,210	311,027		273,532		278,040
Total assets (U.S. GAAP basis)(1)	—	393,147	403,097	395,574	400,616	371,746	317,494		283,439		289,565
Loans (net)	171,953	158,746	169,904	156,572	160,608	152,243	123,924		118,058		122,627
Deposits	267,736	255,787	270,162	252,991	260,907	246,981	206,893		182,880		189,190
Subordinated notes	10,005	6,915	9,210	7,748	6,900	5,138	5,644		5,887		4,343

	Nine Months Ended		Six Months Ended		Fiscal
	July 31,		April 30,		Year Ended October 31,
	2007	2006	2007	2006	2006	2005	2004	2003		2002
	(C$ in millions, except per share data and ratios)

Total shareholders’ equity	21,003	19,427	21,775	19,283	19,632	15,866	12,668	11,576		11,556
Common shares outstanding	718.3	720.8	719.9	718.8	717.4	711.8	655.9	656.3		645.4
Selected Ratios:
Return on total common equity	18.9	29.0	17.6	35.5	25.5	15.3	18.5	8.7		(1.3)
Net impaired loans as a % of net loans (period end)	(0.4)	(0.5)	(0.5)	(0.6)	(0.5)	(0.6)	(0.5)	(0.5)		(0.7)
Efficiency ratio(3)	62.5	57.5	63.7	54.5	59.5	73.8	75.1 *	84.8	*	77.0 *
Provision for credit losses as a % of net average loans	0.39	0.20	0.39	0.16	.25	.04	(.30)	.15		2.24
Tangible common equity as a % of risk-weighted assets(4)(5)	7.1	9.1	7.0	9.0	9.1	7.4	9.0	6.9		5.1
Tier 1 capital to risk weighted assets(5)	10.2	12.1	9.8	12.1	12.0	10.1	12.6	10.5		8.1
Total capital to risk-weighted assets(5)	13.3	13.2	12.3	14.1	13.1	13.2	16.9	15.6		11.6
Common dividend payout ratio	38.4	24.3	40.7	20.3	27.9	49.3	39.9	76.2		0.0

*	In accordance with Canadian GAAP, TD adopted amendments to the accounting standard on financial instruments — disclosure and presentation on a retroactive basis with restatement of prior period comparatives. The amounts disclosed above reflect these amendments.

(1)	In accordance with MJDS, TD is required to prepare and publish Canadian/U.S. GAAP reconciliations on a semi-annual basis, and therefore, a reconciliation for the nine months ended July 31, 2007 has not been filed with the SEC.

(2)	Equivalent to U.S.$1.39 for the nine months ending July 31, 2007, U.S$1.16 for the nine months ending July 31, 2006, U.S$0.89 for the 6 months ending April 30, 2007, U.S.$0.77 for the six months ending April 30, 2006, U.S.$1.58 in fiscal 2006, U.S.$1.29 in fiscal 2005, U.S.$1.04 in fiscal 2004, U.S.$0.82 in fiscal 2003 and U.S.$0.71 in fiscal 2002, based on the noon exchange rates on each dividend payment date as reported by the Federal Reserve Bank in the City of New York.

(3)	Non-interest expenses, as a percentage of the sum of net interest income and other income.

(4)	Tangible common equity is shareholders’ equity and non-controlling interest less net intangible assets and goodwill.

(5)	Risk-weighted assets are determined in accordance with applicable Canadian bank regulations.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF COMMERCE

The following table sets forth certain selected consolidated financial information of Commerce prepared in accordance with U.S. GAAP. This information as at and for each of the years in the five year period ended December 31, 2006 has been derived from the consolidated financial statements of Commerce and notes to the consolidated financial statements as filed with the SEC. The information as at and for the six- and nine-month periods ended June 30, 2007, June 30, 2006, September 30, 2007 and September 30, 2006 has been derived from the unaudited consolidated financial statements of Commerce and the notes thereto filed by Commerce with the SEC, which reflect, in the opinion of Commerce’s management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information. Results for interim periods are not necessarily indicative of results which may be expected for any other interim period or for the fiscal year as a whole. The information presented below is only a summary and should be read in conjunction with the respective audited and unaudited financial statements of Commerce, including the notes thereto, incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 108.

	Nine Months Ended		Six Months Ended
	September 30,		June 30,		Year Ended December 31,
	2007	2006	2007	2006	2006	2005	2004	2003	2002
	(U.S.$ in millions, except per share data and ratios)

Balance Sheet Data:
Total assets	$49,994	$43,304	$48,176	$43,436	$45,272	$38,466	$30,502	$22,712	$16,404
Loans (net)	16,881	14,551	16,207	14,133	15,455	12,525	9,319	7,329	5,732
Securities available for sale	7,365	10,800	13,221	11,074	11,098	9,519	8,044	10,651	7,807
Securities held to maturity	14,441	14,246	14,586	14,416	14,885	13,005	10,464	2,490	763
Trading securities	7,310	93	77	91	106	143	169	170	326
Deposits	46,534	40,142	44,388	38,050	41,288	34,727	27,659	20,701	14,549
Long-term debt	—	—	—	—	—	—	200	200	200
Stockholders’ equity	2,938	2,715	2,893	2,526	2,801	2,309	1,666	1,277	918
Income Statement Data:
Net interest income	$1,023	$949	$676	$627	$1,275	$1,154	$1,018	$756	$573
Provision for credit losses	49	24	23	14	34	19	39	32	33
Noninterest income	340	425	336	274	591	443	375	332	257
Noninterest expense	1,155	993	751	649	1,356	1,146	939	763	579
Income before income tax expense	159	357	239	238	476	431	415	293	218
Net income	107	236	155	157	299	283	273	194	145
Per Share Data:
Net income:
Basic	$0.56	$1.29	$0.81	$0.86	$1.62	$1.70	$1.74	$1.36	$1.08
Diluted	0.54	1.23	0.79	0.82	1.55	1.61	1.63	1.29	1.01
Dividends declared	0.39	0.36	0.26	0.24	0.49	0.45	0.40	0.34	0.31
Book value	15.17	14.51	15.05	13.60	14.86	12.92	10.42	8.35	6.77
Average shares outstanding:
Basic	191	184	190	183	185	166	157	142	134
Diluted	198	193	197	192	194	179	173	157	149
Other Data:
Return on average assets	0.30%	0.76%	0.66%	0.77%	0.71%	0.83%	1.03%	0.99%	1.05%
Return on average equity	4.89	12.61	10.72	12.92	11.65	14.90	18.78	18.81	18.50
Net interest margin(1)	3.21	3.39	3.25	3.46	3.35	3.77	4.28	4.36	4.69
Average loans to average deposits(1)	37.12	37.15	37.08	36.98	37.09	35.01	34.49	36.93	42.48
Dividend payout ratio	69.64	27.91	32.10	27.91	30.25	26.47	22.99	25.00	28.70
Stockholders’ equity to total assets	5.88	6.27	6.00	5.82	6.19	6.00	5.46	5.62	5.60

(1) Information with respect to interim periods has not previously been publicly disclosed.

	Nine Months Ended		Six Months Ended
	September 30,		June 30,		Year Ended December 31,
	2007	2006	2007	2006	2006	2005	2004	2003	2002
	(U.S.$ in millions, except per share data and ratios)

Risk-based capital:
Tier 1	11.10	11.99	11.69	11.81	11.73	11.81	12.30	12.66	11.47
Total	11.86	12.71	12.40	12.53	12.44	12.58	13.25	13.62	12.51
Leverage ratio	5.81	6.08	6.06	6.03	6.18	6.04	6.19	6.61	6.37
Non-performing assets to total period-end assets	0.20	0.11	0.12	0.12	0.12	0.09	0.11	0.10	0.11
Net charge-offs to average loans outstanding	0.19	0.10	0.17	0.11	0.11	0.15	0.19	0.16	0.18
Non-performing loans to period-end loans	0.58	0.31	0.31	0.36	0.32	0.27	0.35	0.29	0.24
Allowance for credit losses to total end of year loans	1.09	1.05	1.04	1.04	1.03	1.12	1.43	1.51	1.56
Allowance for credit losses to non-performing loans	189.56	341.17	334.37	290.93	316.72	406.85	412.88	515.39	640.18

RISK FACTORS

In addition to the other information included or incorporated by reference in this proxy statement/prospectus, you should carefully consider the matters described below relating to the proposed merger in deciding whether to vote for approval of the plan of merger. Although TD and Commerce believe that the matters described below cover the material risks related to the merger, they may not contain all of the information that is important to you in evaluating the merger. Accordingly, we urge you to read this entire proxy statement/prospectus, including the appendices and the information included or incorporated by reference in this document. Please also refer to the additional risk factors identified in the periodic reports and other documents of TD and Commerce incorporated by reference into this proxy statement/prospectus and listed in the section entitled “Where You Can Find More Information” beginning on page 108.

Because the exchange ratio is fixed and the market price of TD common shares may fluctuate, you cannot be certain of the dollar value of the merger consideration that you will receive upon completion of the merger.

Upon completion of the merger, each Commerce shareholder of record will be entitled to receive, in exchange for each share of Commerce common stock owned by such shareholder (1) 0.4142 TD common shares, plus cash in lieu of any fractional share interests and (2) $10.50 in cash. Because the exchange ratio of 0.4142 TD common shares is fixed, the value of the TD common shares issued in the merger will depend on the market price of TD common shares at the time they are issued. There will be no adjustment to the fixed number of TD common shares to be issued to you based upon changes in the market price of TD common shares or Commerce common stock prior to the closing.

The market price of TD common shares at the time the merger is completed may vary from the price of TD common shares on the date the merger agreement was executed, on the date of this proxy statement/prospectus and on the date of the special meeting as a result of various factors that are beyond the control of TD and Commerce, including the following:

•	changes in the business, operations or prospects of TD or Commerce;

•	governmental or regulatory developments, including any limitations on or conditions to consummation of the merger;

•	changes in the interest rate environment;

•	changes in general economic conditions and the outlook for economic conditions;

•	changes in securities markets, including changes due to terrorist activities, other world events or other factors;

•	changes in currency exchange rates including changes in U.S. dollar/Canadian dollar exchange rates which may affect the trading prices of TD’s common shares as reported in U.S. dollars;

•	market assessment of the benefits of the merger and of the likelihood that the merger will be completed; and

•	the timing of the completion of the merger.

Certain institutional shareholders of Commerce may only be able to own shares of U.S. companies and therefore may not be permitted to hold TD common shares, and others may not wish to hold TD common shares for various reasons, including because TD is not a U.S. company. As a result, related sales are likely to occur prior to or following the completion of the merger. If the supply of TD common shares is significantly greater than the associated demand, the market price of TD common shares may decline significantly, in which case there can be no assurance that the market price would thereafter recover.

In addition to the approval of Commerce’s shareholders, completion of the merger is subject to receipt of regulatory approvals and satisfaction of other conditions that may not occur until some time after the special meeting. Therefore, at the time of the special meeting you will not know the precise U.S. dollar value of the merger consideration you will become entitled to receive at the effective time of the merger. You are urged to obtain a current market quotation for TD common shares.

Upon completion of the merger, holders of Commerce common stock will become holders of TD common shares, and the market price for TD common shares may be affected by factors different from those that historically have affected Commerce.

Upon completion of the merger, holders of Commerce common stock will become holders of TD common shares. TD’s businesses differ from those of Commerce, and accordingly the results of operations of TD will be affected by some factors different from those currently affecting the results of operations of Commerce. For a discussion of the businesses of Commerce and TD and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 108.

The rights of Commerce shareholders will change as a result of the merger.

Following the completion of the merger, Commerce shareholders will no longer be shareholders of Commerce, a New Jersey corporation, but will instead be shareholders of TD, a Canadian chartered bank. There will be important differences between your current rights as a shareholder of Commerce, on the one hand, and the rights to which you will be entitled as a shareholder of TD, on the other hand.

For a more detailed discussion of the differences in the rights of shareholders of Commerce and TD, see “Comparison of Shareholder Rights” beginning on page 92.

We may fail to realize the anticipated benefits of the merger, and the integration process could adversely impact TD’s and Commerce’s ongoing operations.

Commerce and TD entered into the merger agreement with the expectation that the merger would result in various benefits, including, among other things, revenue growth, synergies, ongoing cost savings and operating efficiencies, an expanded footprint and client base, continuation of successful de novo branching, cross-selling opportunities and enhanced market share. The success of the merger will depend, in part, on our ability to realize such anticipated benefits from combining the businesses of Commerce and TD. The anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected. Failure to achieve anticipated benefits could result in increased costs and decreases in the amounts of expected revenues of the combined company.

Commerce and TD have operated independently and until the completion of the merger will continue to operate independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers and employees or to achieve the anticipated benefits of the merger. Integration of the businesses entails information technology systems conversions, which involve operational risks and may result in customer dissatisfaction and defection. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Commerce and TD during the transition period. The integration may take longer than anticipated and may have unanticipated adverse results relating to Commerce’s or TD’s existing business. Additionally, TD may not be able to effectively integrate services, technologies or Commerce’s key personnel.

Some directors and executive officers of Commerce have interests in the merger that may differ from the interests of shareholders including, if the merger is completed, the receipt of financial and other benefits.

When considering the recommendation of Commerce’s board of directors, you should be aware that some executive officers and directors of Commerce may have interests in the merger that are different from your interests. For example, some executive officers (some of whom are also directors) are parties to employment agreements with Commerce (which were amended and restated in contemplation of the merger) that provide, among other things, cash payments in the case of a change of control (such as the completion of the merger). In addition, upon completion of the merger, all outstanding unvested stock options, including those held by executive officers and directors, will become vested and exercisable, account balances under Commerce’s Supplemental Executive Retirement Plan will vest, and benefits under Commerce’s director retirement plan will become payable upon termination of the director, regardless of the director’s length of service. Also, the merger agreement contemplates that Commerce will negotiate the sale of CBIS to members of CBIS’s management, including George Norcross (who is a director of Commerce and a member of the special committee of the Commerce board of directors that was formed to consider strategic alternatives). These and some other additional interests of Commerce directors and executive officers may create potential conflicts of interest and cause some of these persons to view the proposed merger differently than you view it, as a shareholder. These interests are described in more detail in the section entitled “The Merger — Interests of Commerce’s Executive Officers and Directors in the Merger” beginning on page 51.

The merger is subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on TD.

We cannot complete the merger unless we receive various consents, orders, approvals and clearances from the Federal Reserve Board, the Superintendent of Financial Institutions of Canada and other bank regulatory, antitrust and other authorities in the U.S. These authorities may impose conditions on the completion of the merger or require changes to the terms of the merger. While TD and Commerce do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of imposing additional costs on or limiting the revenues of TD following the merger, any of which may have an adverse effect on TD. See “The Merger — Regulatory Matters Related to the Merger and Stock Exchange Listings” beginning on page 61 and “Proposal No. 1: The Merger Agreement — Conditions to the Merger” beginning on page 77. In addition, if any action is taken or legal or regulatory restriction or conditions deemed applicable to the merger that would be reasonably likely to have a material adverse effect on Commerce or TD or, in certain circumstances, which would have an adverse impact on TD’s status as a “financial holding company” under the BHC Act, TD may elect not to consummate the merger.

Commerce’s shareholders may receive a lower return on their investment after the merger.

Although Commerce and TD believe that the merger will create financial, operational and strategic benefits for the combined company and its shareholders, these benefits may not be achieved. The combination of Commerce’s and TD’s businesses, even if conducted in an efficient, effective and timely manner, may not result in combined financial performance that is better than what each company would have achieved independently if the merger had not occurred.

Upon completion of the merger, TD may not be able to retain key employees or efficiently manage the larger and broader organization resulting from the merger, which could adversely affect the operation and financial condition of TD following the merger.

The success of TD following the completion of the merger will depend in part on the ability of TD to retain key employees of both TD and Commerce and successfully manage the broader organization resulting from the combination of TD and Commerce. Competition for qualified individuals may be intense and key individuals may depart because of issues relating to the uncertainty and difficulty of integration or a general desire not to remain with TD. Furthermore, TD will face challenges inherent in efficiently managing an increased number of employees over large, geographically diverse areas. Accordingly, no assurance can be given that TD will be able to retain key employees or successfully manage the larger and more diverse combined organization, which could result in disruption to the combined company’s business and negatively impact the combined company’s operations and financial condition.

TD’s consolidated results of operations may be negatively impacted by foreign currency fluctuations.

A substantial portion of TD’s consolidated revenues following the transaction will be earned in non-Canadian currencies, primarily U.S. dollars. For purposes of financial reporting under Canadian GAAP, revenues and expenses denominated in non-Canadian currencies are translated into Canadian dollars at the average exchange rates prevailing during the year. TD will continue to report its financial results in Canadian dollars in accordance with Canadian GAAP. The revenues that are earned in currencies other than Canadian dollars are subject to unpredictable fluctuations if the values of non-Canadian currencies change relative to the Canadian dollar. Such fluctuations could decrease TD’s revenues earned in non-Canadian currencies and have a material adverse impact on its business.

TD may, subject to certain limitations, terminate the merger agreement or be entitled not to complete the merger due to events relating to certain regulatory orders to which Commerce and/or its subsidiaries are subject.

On June 28, 2007, Commerce announced that Commerce Bank, N.A. agreed to a Consent Order with the OCC, relating to, among other things, corporate governance, related party transactions and policies and procedures for real estate-related transactions. On the same date, Commerce announced that it and the Federal Reserve Bank of Philadelphia entered into an MOU whereby the board of directors agreed, among other things, to take all actions necessary to ensure that Commerce complies fully with the Consent Order and to ensure that all corporate-wide policies and procedures that address related party real estate transactions and other related party transactions are consistent with the Consent Order. A material failure by Commerce to comply with these regulatory orders could, subject to certain limitations, give TD the right to terminate the merger agreement. In addition, if the existence of these regulatory orders has a material adverse effect on TD’s status as a financial holding company, then, subject to certain limitations, TD may not be obligated to complete the merger.

TD expects to maintain its status as a “foreign private issuer” in the U.S. and thus will be exempt from a number of rules under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, and will be permitted to file less information with the SEC than a company incorporated in the United States.

As a “foreign private issuer,” TD is exempt from rules under the Exchange Act that impose disclosure requirements, as well as procedural requirements, for proxy solicitations under Section 14 of the Exchange Act. In addition, TD’s officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act. Moreover, TD is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, nor is it generally required to comply with Regulation FD, which restricts the selective disclosure of material nonpublic information. Accordingly, there may be less information concerning TD publicly available than there is for U.S. public companies such as Commerce. In addition, TD is permitted, under a multi-jurisdictional disclosure system adopted by the United States and Canada, to prepare its disclosure documents in accordance with Canadian disclosure requirements, including preparing its financial statements in accordance with Canadian generally accepted accounting principles, which differ in some respects from U.S. generally accepted accounting principles.

Applicable laws restrict the purchase, sale and transfer of TD’s securities.

The Bank Act of Canada contains restrictions on the purchase or other acquisition, issue, transfer and voting of TD shares. Under the terms of these restrictions, no person is permitted to acquire any shares of TD if the acquisition would cause the person to have a “significant interest” in any class of shares of TD, without obtaining the prior approval of the Minister of Finance of Canada. In addition, TD is not permitted to record any transfer or issue of shares of TD if the transfer or issue would cause the person to have a significant interest in TD, unless prior approval is obtained from the Minister of Finance. No person who has a significant interest in TD may exercise any voting rights attached to the shares held by that person, unless that prior approval of the Minister of Finance for the acquisition of the significant interest was obtained. For these purposes, a person is deemed to have a significant interest in a class of shares of TD where the aggregate of any shares of that class beneficially owned by that person, any entity controlled by that person and by any person acting jointly or in concert with that person exceeds 10% of all of the outstanding shares of that class of shares of TD. If a person contravenes any of these restrictions, the Minister of Finance may, by order, direct that person to dispose of all or any portion of those shares.

In addition, under the Bank Act of Canada, in respect of TD, the Minister of Finance may only approve the acquisition of up to 30% of the shares of any class of non-voting shares and up to 20% of the shares of any class of voting shares and provided, in each case, that the person acquiring those shares does not have any direct or indirect influence over TD that, if exercised, would result in that person having control in fact of TD. For these purposes, the shares beneficially owned by that person, any entity controlled by that person and by any person acting jointly or in concert with that person with respect to TD shares are aggregated. In addition, the Bank Act of Canada prohibits banks, including TD, from recording a transfer or issuing shares of any class to Her Majesty in right of Canada or of a province, an agent of Her Majesty, a foreign government or an agent of a foreign government.

The restrictions contained in the Bank Act of Canada and the Canadian government’s policies may deter, delay or prevent a future acquisition of a “significant interest” in TD and will prevent the acquisition of control of TD, including transactions that could be perceived by TD’s shareholders as advantageous to them. For further information, please see the section entitled “Description of TD Share Capital — Limitations Affecting Holders of TD Common Shares” beginning on page 91.

TD is chartered under the laws of Canada and a substantial portion of its assets are, and many of its directors and officers reside, outside of the United States. As a result, it may not be possible for shareholders to enforce civil liability provisions of the securities laws of the United States in Canada.

TD is chartered under the laws of Canada. A substantial portion of TD’s assets are located outside the United States, and many of TD’s directors and officers and some of the experts named in this proxy statement/prospectus are residents outside of the United States. As a result, it may be difficult for investors to effect service within the United States upon TD and those directors, officers and experts, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of TD and such directors, officers or experts under the United States federal securities laws. There is uncertainty as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of the civil liabilities predicated upon the United States federal securities laws.

The merger agreement contains provisions that may discourage other companies from trying to acquire Commerce for greater merger consideration.

The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to Commerce that might result in greater value to Commerce’s shareholders than the proposed merger. These provisions include a general prohibition on Commerce from soliciting any acquisition proposal or offers for competing transactions and the requirement that Commerce pay a termination fee of up to $332 million if the merger agreement is terminated in specified circumstances. For further information, please see the section entitled “Proposal No. 1: The Merger Agreement — Termination Fees and Expenses” beginning on page 79.

TD required Commerce to agree to these provisions as a condition to TD’s willingness to enter into the merger agreement. These provisions, however, might discourage a third party that might have an interest in acquiring all or a significant part of Commerce from considering or proposing an acquisition, even if that party were prepared to pay consideration with a higher per share price than the current proposed merger consideration. Furthermore, the termination fee may result in a potential competing acquiror proposing to pay a lower per share price to acquire Commerce than it might otherwise have proposed to pay.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this proxy statement/prospectus, including those relating to TD’s and Commerce’s strategies and other statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “will,” “should,” “may” or similar expressions, are forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the U.S. Securities Act of 1933, as amended, or Securities Act. Without limiting the generality of the preceding sentence, statements contained in the sections “The Merger — Commerce’s Reasons for the Merger,” “— Opinion of Commerce’s Financial Advisor,” and “— TD’s Reasons for the Merger” include forward-looking statements. These statements are not historical facts but instead represent only TD’s and/or Commerce’s expectations, estimates and projections regarding future events.

The forward-looking statements contained or incorporated by reference in this proxy statement/prospectus are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. The future results and shareholder values of TD and Commerce may differ materially from those expressed in the forward-looking statements contained or incorporated by reference in this proxy statement/prospectus due to, among other factors, the matters set forth under “Risk Factors” beginning on page 22, the parties’ ability to obtain the regulatory and other approvals required for the merger on the terms and within the time expected, the risk that TD will not be able to integrate successfully the businesses of Commerce or that such integration will be more time consuming or costly than expected, the risk that expected synergies and benefits of the merger will not be realized within the expected time frame or at all, the risk of deposit attrition, increased operating costs, customer loss, employee loss and business disruption following the merger and the factors detailed in each company’s filings with the SEC, including the factors detailed in TD’s Form 40-F for its fiscal year ended October 31, 2006, TD’s reports on Form 6-K and Commerce’s annual report on Form 10-K for the year ended December 31, 2006 and Commerce’s quarterly reports on Form 10-Q and current reports on Form 8-K.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus, in the case of forward-looking statements contained in this proxy statement/prospectus, or the dates of the documents incorporated by reference into this proxy statement/prospectus, in the case of forward-looking statements made in those incorporated documents. Neither TD nor Commerce undertakes any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

THE SPECIAL MEETING

This section contains information for Commerce shareholders about the special meeting that Commerce has called to allow its shareholders to consider and approve the plan of merger contained in the merger agreement. Commerce is mailing this proxy statement/prospectus to its shareholders on or about     . Together with this proxy statement/prospectus, Commerce is sending a notice of the special meeting and a form of proxy that Commerce’s board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the meeting.

Date, Time and Place

The special meeting will be held on      , at       local time at Commerce University, 4140 Church Road, Mt. Laurel, New Jersey.

Matters to be Considered

At the special meeting, Commerce shareholders will be asked to:

•	approve the plan of merger contained in the merger agreement; and

•	approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies.

Proxies

If you are a registered shareholder (that is, you hold stock certificates registered in your own name), you may attend the special meeting and vote in person, or you may vote by proxy. You may vote by proxy by completing and returning the proxy card accompanying this proxy statement/prospectus or by telephone or through the Internet by following the instructions described on your proxy card. If your shares are held through a bank, broker or other nominee (that is, if your shares are held in “street name”), you will receive separate voting instructions from your bank, broker or other nominee with your proxy materials. Although most banks, brokers and other nominees offer telephone and Internet voting, availability and specific processes will depend on their voting arrangements. You can revoke a proxy at any time before the vote is taken at the special meeting by submitting a properly executed proxy of a later date by mail, telephone or Internet, or by attending the special meeting and voting in person. Communications about revoking Commerce proxies should be addressed to:

Commerce Bancorp, Inc.
Commerce Atrium
1701 Route 70 East
Cherry Hill, New Jersey 08034-5400
Attention: C. Edward Jordan, Jr., Secretary

If your shares are held in street name, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

All shares represented by valid proxies that Commerce receives through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the approval of the plan of merger and “FOR” the proposal to adjourn or postpone the special meeting, if necessary, including to solicit additional proxies. Commerce’s board of directors is currently unaware of any other matters that may be presented for action at the special meeting. If other matters properly come before the special meeting, or at any adjournment or postponement of the meeting, Commerce intends that shares represented by properly submitted proxies will be voted, or not voted, by and in accordance with the best judgment of the persons named as proxies on the proxy card.

Solicitation of Proxies

Commerce will bear the entire cost of soliciting proxies from its shareholders, except that TD and Commerce will share equally the costs of filing, printing and mailing this proxy statement/prospectus. In addition to solicitation of proxies by mail, Commerce will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Commerce common stock and secure their voting instructions, if necessary. Commerce will reimburse the record holders for their reasonable expenses in taking those actions.

Commerce has also made arrangements with Morrow & Co., LLC to assist in soliciting proxies in connection with approval of the plan of merger and in communicating with shareholders and has agreed to pay it $10,000 plus disbursements for these services. Proxies may also be solicited by directors, officers and employees of Commerce in person or by telephone or other means, for which such persons will receive no special compensation.

Record Date and Quorum

Commerce’s board of directors has fixed the close of business on       as the record date for determining the Commerce shareholders entitled to receive notice of and to vote at the special meeting. At that time,       shares of Commerce common stock were outstanding, held by approximately       holders of record.

The presence, in person or by properly executed proxy, of the holders of a majority of the aggregate outstanding shares of Commerce common stock is necessary to constitute a quorum at the special meeting. Pursuant to the NJBCA, abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

Vote Required

Approval of the plan of merger and approval of the proposal relating to the adjournment or postponement of the special meeting, if necessary, including to solicit additional proxies, require the affirmative vote of a majority of the votes cast by Commerce shareholders entitled to vote at the special meeting. Only Commerce shareholders are entitled to vote at the special meeting. You are entitled to one vote for each full share of Commerce common stock you held as of the record date.

As of the record date, directors and executive officers of Commerce and their affiliates had the right to vote        shares of Commerce common stock, representing approximately       percent of the shares entitled to vote at the special meeting, and directors and executive officers of TD and their affiliates had the right to vote        shares of Commerce common stock, representing approximately       percent of the shares entitled to vote at the special meeting. Commerce currently expects that its directors and executive officers will vote such shares “FOR” the approval of the plan of merger and “FOR” the proposal to adjourn or postpone the special meeting, if necessary, including to solicit additional proxies.

Commerce’s board of directors urges Commerce shareholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage paid envelope, or to vote by telephone or through the Internet.

Under the NJBCA, abstentions or broker non-votes are not counted as votes cast and, therefore, will have no effect on the vote to approve the plan of merger or on any proposal to be considered at the special meeting.

Participants in Commerce Employee Plans

If you own shares of Commerce common stock in the Commerce Bancorp, Inc. 401(k) Retirement Plan, such shares will be voted solely by the trustee of such plan pursuant to the terms of such plan and the instructions received by the trustee from plan participants. The trustees of such plan will not disclose the confidential voting directions of any individual participant or beneficiary to Commerce. If you own shares of Commerce common stock in such plan, you will be receiving a separate letter from the trustee of such plan explaining the voting process with respect to such shares and you will be provided with instructions on how to direct the trustee to vote those shares.

Voting by Telephone or Through the Internet

Many shareholders of Commerce have the option to submit their proxies or voting instructions by telephone or electronically through the Internet instead of submitting proxies by mail on the enclosed proxy card. Please note that there are separate arrangements for using the telephone and the Internet depending on whether your shares are registered in Commerce’s stock records in your name or in the name of a brokerage firm or bank. You should check your proxy card or the voting instruction form forwarded by your broker, bank or other holder of record to see which options are available.

Commerce shareholders of record may submit proxies:

•	By telephone: Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you call. You will be prompted to enter your control number(s), which is located on your proxy card, and then follow the directions given.

•	Through the Internet: Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you access the website. You will be prompted to enter your control number(s), which is located on your proxy card, to create and submit an electronic ballot.

Please note that although there is no charge to you for voting by telephone or electronically through the Internet, there may be costs associated with electronic access such as usage charges for Internet service providers and telephone companies. Commerce does not cover these costs; they are solely your responsibility. The telephone and Internet voting procedures being made available to you are valid forms of granting proxies under the NJBCA.

Delivery of Proxy Materials

To reduce the expenses of delivering duplicate proxy materials to Commerce shareholders, Commerce is relying upon SEC rules that permit us to deliver only one proxy statement/prospectus to multiple shareholders who share an address unless we receive contrary instructions from any shareholder at that address. If you share an address with another shareholder and have received only one proxy statement/prospectus, you may call us at 856-751-9000 or write us as specified below to request a separate copy of this document and we will promptly send it to you at no cost to you:

Commerce Bancorp, Inc.
Commerce Atrium
1701 Route 70 East
Cherry Hill, New Jersey 08034-5400
Attention: C. Edward Jordan, Jr., Secretary

Recommendations of Commerce’s Board of Directors

Commerce’s board of directors has unanimously approved the plan of merger. The board of directors believes that the merger and the merger agreement are advisable and in the best interests of Commerce and its shareholders, and unanimously recommends that Commerce shareholders vote “FOR” the approval of the plan of merger and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies.

INFORMATION ABOUT THE COMPANIES

The Toronto-Dominion Bank
Toronto Dominion Centre
P.O. Box 1
Toronto, Ontario, Canada M5K 1A2
(416) 982-8222

TD is a Canadian chartered bank formed through the amalgamation of The Bank of Toronto (established 1855) and The Dominion Bank (established 1869). TD and its subsidiaries are collectively known as TD Bank Financial Group. In Canada and around the world, TD serves more than 14 million customers in four key businesses operating in a number of locations in key financial centers around the globe: Canadian Personal and Commercial Banking, including TD Canada Trust as well as TD’s global insurance operations (excluding the U.S.); Wealth Management, including TD Waterhouse Canada, TD Waterhouse U.K. and TD’s investment in TD Ameritrade; U.S. Personal and Commercial Banking through TD Banknorth; and Wholesale Banking, including TD Securities. TD also ranks among the world’s leading online financial services firms, with more than 4.5 million online customers. TD had C$404 billion (U.S. $379.1 billion) in assets as at July 31, 2007 and is headquartered in Toronto, Canada.

Additional information about TD can be found on its website at http://www.td.com. The information provided on TD’s website is not part of this proxy statement/prospectus and is not incorporated herein by reference.

Additional information about TD and its subsidiaries is included in documents incorporated by reference into this document. For more information, see the section entitled “Where You Can Find More Information” on page 108.

Cardinal Merger Co.
c/o The Toronto-Dominion Bank
New York Branch
31 West 52nd Street
New York, NY 10019-6101
(212) 827-7000

Cardinal Merger Co. is a New Jersey corporation and an indirect wholly-owned subsidiary of TD. Cardinal Merger Co. was organized solely for the purpose of effecting the merger with Commerce described in this proxy statement/prospectus. It has not and will not carry on any activities other than in connection with the merger agreement. Cardinal Merger Co. will not survive the merger.

Commerce Bancorp, Inc.
1701 Route 70 East
Cherry Hill, New Jersey 08034-5400
(856) 751-9000

Commerce Bancorp, Inc., a New Jersey business corporation, is a regional financial services leader, anchored by the financial strength of its banking subsidiaries, Commerce Bank, N.A. and Commerce Bank/North, and augmented by CBIS and Commerce Capital Markets, Inc. With assets of more than $49 billion as of September 30, 2007, Commerce is the largest bank headquartered in New Jersey, serving Metropolitan Philadelphia, New Jersey, New York, Connecticut, Delaware, Washington, D.C., Virginia, Maryland and Southeast Florida. Commerce is a growth retailer selling convenience, and has successfully developed and implemented a unique retail strategy. This retail approach to banking uses a chain concept and features standardized facilities, standardized hours, standardized service and aggressive marketing. Commerce is “America’s Most Convenient Bank” with over 450 convenient branch locations which are open seven days a week.

Commerce is a bank holding company registered with the Board of Governors of the Federal Reserve System under the BHC Act. As such, Commerce and its subsidiaries are subject to supervision, examination and reporting requirements of the BHC Act and the regulations of the Federal Reserve Board.

Additional information about Commerce can be found on its website at http://www.commerceonline.com. The information provided on Commerce’s website is not part of this proxy statement/prospectus and is not incorporated herein by reference.

Additional information about Commerce and its subsidiaries is included in documents incorporated by reference into this document. For more information, see the section entitled “Where You Can Find More Information” on page 108.

THE MERGER

The following discussion contains material information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement included as an Appendix to this document. We urge you to read carefully this entire document, including the merger agreement included as an Appendix to this document, for a more complete understanding of the merger.

TD’s and Commerce’s boards of directors have approved the merger agreement. The merger agreement provides for the acquisition of Commerce by TD through the merger of Cardinal Merger Co., an indirect wholly-owned subsidiary of TD, with and into Commerce, with Commerce as the surviving corporation. Following the merger, Commerce will operate as an indirect wholly-owned subsidiary of TD.

In the merger, each share of Commerce common stock will be converted into the right to receive 0.4142 TD common shares, plus cash in lieu of any fractional share interests and $10.50 in cash for each such share. TD common shares issued and outstanding at merger completion will remain outstanding and those stock certificates will be unaffected by the merger. TD’s common shares will continue to trade on the New York Stock Exchange and the Toronto Stock Exchange under The Toronto-Dominion Bank name with the symbol “TD” following the merger.

See “Proposal No. 1 — The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

For many years, Commerce’s basic strategy has focused on an aggressive program of organic, deposit-focused growth based on de novo branch expansion. As a result, Commerce did not seek out or participate in significant merger and acquisition transactions.

In January 2007, Commerce reported that it was subject to an investigation by the OCC and the Federal Reserve Bank of Philadelphia regarding related-party transactions and various other matters. In June 2007, Commerce entered into a Consent Order with the OCC, and a Memorandum of Understanding with the Federal Reserve Bank of Philadelphia, regarding related-party transactions and various other matters. During the period of the investigation and prior to Commerce’s entry into the Consent Order in June 2007, the OCC’s process for approval of Commerce applications for de novo branches, which is at the heart of Commerce’s strategic plan, had become far more prolonged, as the OCC imposed various new requirements on the branch application and approval process. In connection with Commerce’s entry into these enforcement orders, the founder and long-time Chief Executive Officer of Commerce, who was largely responsible for establishing Commerce’s strategy, resigned. Following the former chief executive officer’s resignation, the market price of Commerce’s stock increased significantly and there were various news articles speculating about a possible sale of Commerce.

As a result of the impact of the regulatory actions, as well as other key business considerations, Commerce’s board of directors began to review whether a strategic combination with a larger institution should be explored. Among the business challenges that the Commerce board of directors considered were Commerce’s ability to sustain, over time, a price-to-earnings ratio that historically exceeded the ratio of almost all other banking institutions, its declining net interest margin due primarily to the flattening of the yield curve, its ability to improve its relatively low return on assets and equity, the absence of a strong lending presence in its markets, its low non-interest income relative to its peers, its hampered ability to open branches expeditiously due to the regulatory actions, increased competition from larger banks that were attempting to follow Commerce’s service model and a slowdown in core, low-cost deposit growth on a “same store” basis. The Commerce board of directors considered these factors in light of Commerce’s strong historic record of de novo branch expansion, deposit growth and increases in market share. Although Commerce’s board of directors believed that each of the business challenges, as well as the regulatory issues, could have been resolved, such resolutions would have required substantial investments of money and personnel and would have diverted management’s attention from day-to-day operation of the business for a lengthy period of time.

Given these considerations, the board of directors held meetings on July 2, 2007 and July 17, 2007 to consider Commerce’s prospects and challenges as a standalone company and the strategic options that might otherwise be available. These meetings were attended by representatives of Goldman Sachs, and by representatives of Sullivan & Cromwell LLP, which served as special counsel to Commerce’s board of directors in reviewing its strategic options and had advised the board of directors on issues relating to the regulatory actions. At these meetings, among other things, Goldman Sachs advised the board of directors that the significant increase in Commerce’s stock price that immediately followed the announcement of the chief executive officer’s resignation may have reflected market speculation of a potential sale of Commerce. After extensive discussion by the board of directors and presentations by Commerce’s advisors, the board of directors directed Goldman Sachs to identify potential strategic partners for Commerce.

In late July 2007, Mr. George Norcross, Chairman and Chief Executive Officer of Commerce Banc Insurance Services, Inc., or CBIS, the insurance agency subsidiary of Commerce, requested consideration by Commerce management of a possible sale of CBIS to Mr. Norcross and others. Mr. Norcross retained outside counsel to advise him on any potential sale of CBIS and recused himself from board discussions regarding any such sale. In addition, at that time the board of directors created a special committee of independent directors to consider the proposal, retained Goldman Sachs to advise the board of directors on whether such a sale would adversely impact Commerce’s strategic initiatives and determined to obtain a fairness opinion from Goldman Sachs in connection with any potential sale of CBIS. However, further consideration of the proposal was terminated upon the subsequent withdrawal of Mr. Norcross’s proposal as described below.

In late July and early August, 2007, Goldman Sachs had initial conversations with 17 larger banking institutions (in terms of market capitalization). Goldman Sachs eventually identified four institutions, including TD, which it believed were most likely to be interested in a transaction involving paying a premium to Commerce’s then-current market price. A number of the remaining 13 potential bidders indicated either that their business models were not compatible with Commerce’s unique business model or that they would not be willing to pay a premium to Commerce’s then-current market price given the current market environment. Between August 6 and August 10, 2007, one-on-one meetings were arranged between each of the four identified institutions and Goldman Sachs. At these meetings the institutions were provided with an opportunity to ask questions regarding certain historical business model and financial information that was provided to the institutions prior to the meetings. Each of the four identified institutions signed a confidentiality agreement with Commerce prior to attending these meetings or receiving any information.

A one-on-one meeting with TD and Goldman Sachs took place on August 7, 2007. Representatives of TD attending that meeting included Mr. Bharat Masrani, President and Chief Executive Officer of TD Banknorth, Mr. Stephen Boyle, Chief Financial Officer of TD Banknorth, and Mr. Riaz Ahmed, TD’s Senior Vice President Corporate Development. During that meeting, the TD representatives expressed the view that Commerce’s customer-service philosophy was similar to TD’s own and would likely be considered a key part of TD’s U.S. banking strategy after completion of a potential merger.

Shortly after the meetings with the four identified institutions, one of the four informed Goldman Sachs of its conclusion that, although it was impressed with Commerce’s deposit generation and continued growth, Commerce was not a good fit with the institution’s current branch strategy. A second institution informed Goldman Sachs that it decided not to expand its operations into the mid-Atlantic region. The remaining two parties, one of which was TD, submitted preliminary written indications of interest shortly thereafter. TD’s preliminary indication of interest stated that, subject to completion of due diligence and confirmation of various assumptions provided by Goldman Sachs in its earlier meeting with TD, it would be willing to pay a price within a range that represented a premium to Commerce’s then-current market price with a mix of TD common shares and cash. The other interested party indicated that it would be willing to pay a price approximately equivalent to Commerce’s then-current market price, with the form of consideration to be determined.

On August 21, 2007, representatives from Goldman Sachs and Sullivan & Cromwell met with Commerce’s board of directors to review the preliminary written indications of interest. The board of directors noted that the price range in TD’s preliminary indication of interest was materially greater than that indicated by the other institution and that the anticipated benefits to Commerce, its shareholders and its other constituencies, including its employees, customers and the communities that it serves, of a transaction with TD (including the opportunity to provide an expanded range of sophisticated products and services to customers over a broader footprint, as well as access to greater financial resources to support future growth) were in the aggregate significantly greater than the anticipated benefits of a transaction with the other institution. In addition, the board of directors concluded that the execution risk of pursuing a transaction with TD was no greater than with the other institution. Goldman Sachs also informed the board of directors that the other institution had advised Goldman Sachs that it was not willing to pay a meaningfully higher price than proposed in its preliminary indication of interest. Goldman Sachs updated the board of directors on the market environment, including the significant disruptions in the debt and housing markets and the general effects of those disruptions on financial institution stocks and the interest of other institutions in a business combination with Commerce. The board of directors also discussed with Goldman Sachs the fact that, notwithstanding the widespread speculation that Commerce would be sold, no other potential purchasers had approached Commerce about a potential business combination. After extensive discussion and deliberation, the board of directors instructed Commerce’s management to focus its efforts on a strategic transaction with TD, and authorized further due diligence by TD. Up to this time, none of the discussions Commerce had with the various institutions proceeded beyond the exploratory stage and no understanding with respect to the definitive terms of a transaction was reached during these discussions.

At its August 21 meeting, the Commerce board of directors formed a special committee, or the Special Committee to oversee the process for a possible strategic transaction, and asked Mr. Norcross to chair that committee, which also included Mr. Joseph S. Vassalluzzo and Mr. John K. Lloyd. Shortly thereafter, Mr. Norcross withdrew his request for consideration of a sale of CBIS to him and other members of CBIS management.

On August 22, 2007, Commerce invited TD to conduct due diligence. From August 29 until September 20, 2007, TD conducted its initial due diligence investigation with respect to Commerce’s business, legal, tax, regulatory and other matters. The process included meetings with Commerce management. Commerce, with the assistance of Goldman Sachs and Sullivan & Cromwell, conducted a due diligence investigation with respect to TD’s business, legal, tax, regulatory and other matters.

Throughout this process, the Special Committee was in frequent contact with representatives of Goldman Sachs and Sullivan & Cromwell. The Special Committee had frequent telephonic meetings and kept Commerce’s board of directors informed about developments through telephonic meetings. Mr. William M. Tambussi, of Brown & Connery, LLP, and Mr. Richard Alexander, of Arnold & Porter, each counsel to Commerce, and representatives of Goldman Sachs and Sullivan & Cromwell often participated in these meetings.

Between September 21 and September 23, Commerce and TD, and their respective financial advisors, engaged in further discussions regarding the purchase price and form of consideration. These discussions focused on, among other things, potential losses in Commerce’s securities portfolio as a result of recent sharp declines in the bond markets and slower low-cost deposit growth in Commerce’s stores, and the potential adverse effect these events could have on Commerce’s future earnings.

Following additional discussions, the parties and their advisors agreed to meet in Toronto to determine if an agreement on price could be reached. Mr. Norcross and representatives from Goldman Sachs and Sullivan & Cromwell attended these meetings on behalf of Commerce on September 24 and 25. At the conclusion of the meetings, TD expressed a willingness to offer $42 per share, provided that this price could be supported by additional due diligence investigation, and that the transaction could be structured on terms that would be financially attractive to TD’s shareholders. TD also indicated that the consideration for the transaction would consist entirely of securities of TD and that it was considering offering, for a small portion of the consideration, some form of security other than TD common shares. As part of the due diligence process, Mr. Norcross advised TD that he remained interested in pursuing a possible purchase of CBIS and wanted to establish a process for the consideration of such a transaction following the announcement of the merger.

On September 26, 2007, after further discussions and information sharing among the parties, TD informed Commerce that it was prepared to pay Commerce $42 per share with the consideration to consist entirely of TD common shares based on a fixed exchange ratio to be established shortly before announcement of a transaction. TD also informed Commerce that its ability to offer this price would be subject to the transaction being done on a taxable basis for U.S. federal income tax purposes and with TD being satisfied with the actions Commerce had determined to take to reduce the potential interest rate risk in its investment securities portfolio.

On September 27, 2007, Simpson Thacher provided a draft merger agreement to Sullivan & Cromwell, and the parties and their respective legal counsel negotiated the terms of the merger agreement through October 1, 2007 while due diligence investigations continued. The parties and their respective counsel negotiated, among other things, the scope of the representations and warranties made by Commerce, the scope of the covenants governing the operation of Commerce’s business pending completion of the merger, the restrictions on Commerce’s ability to engage in discussions of strategic transactions with third parties, the conditions to completion of the merger, the circumstances under which the merger agreement could be terminated or abandoned and the amount of and circumstances under which a termination fee would be payable by Commerce to TD.

Between September 27 and October 1, the parties and their advisors also engaged in extensive discussions regarding the basis for establishing the fixed exchange ratio, the form of consideration and other key terms. Commerce advised TD of the various actions that it had determined to take with respect to its balance sheet, with the intention of reducing the exposure to changes in interest rates. In addition, after extensive discussions, Commerce and TD agreed to a taxable structure for the transaction and further agreed that a portion of the consideration would be provided in cash so as to enable Commerce’s shareholders to have the ability to pay taxes on the transaction without the necessity of selling TD shares that they acquired. In addition, the parties and their advisors worked to finalize amended, or in some cases new, employment agreements for certain Commerce executives (including all executive officers), the key terms of which had been approved by the Commerce board of directors in July 2007. In addition, the parties discussed a process for considering a sale of CBIS to Mr. Norcross and other members of CBIS’s management following execution of the merger agreement, as well as terms related to the sale of CBIS in Mr. Norcross’s amended and restated employment agreement.

By the afternoon of October 1, 2007, TD and Commerce had reached agreement on the basic terms and conditions of the merger agreement, including per share consideration consisting of $10.50 in cash (or approximately 25% of the total consideration) and a fixed exchange ratio of 0.4142 of a TD common share, which, based on TD’s closing price on September 28, 2007, represented $31.84 (or approximately 75% of the total consideration), for a total of $42.34 per Commerce share.

A special meeting of Commerce’s board of directors took place on the afternoon of October 1, 2007 to consider the terms and conditions of the proposed merger. At this meeting, the board members were updated on the proposed merger by representatives of the Special Committee, senior management of Commerce, Goldman Sachs and Sullivan & Cromwell. Senior management described their views of TD based on their meetings with TD, their view of the fit between the two organizations and the benefits and risks of remaining independent. Representatives of Sullivan & Cromwell discussed the legal framework for the transaction, explaining the fiduciary duties and responsibilities of the board of directors in considering the proposed transaction and describing the key terms of the proposed merger agreement, including the termination fee and the provisions relating to responses by Commerce to third-party acquisition proposals. Representatives of Goldman Sachs reviewed with the board additional information, including financial information regarding the two companies and the results of the reverse due diligence on TD. Representatives of Goldman Sachs rendered to the board of directors its oral opinion (subsequently confirmed in writing) that, as of the date of the opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the stock consideration and cash consideration to be received by the holders of Commerce common stock, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to such holders. Mr. Tambussi described proposed employment arrangements for certain Commerce executives and Mr. Alexander discussed regulatory issues. After further deliberation and numerous questions by members of the board of directors, the board unanimously approved the merger agreement and authorized the execution thereof, subject to satisfactory resolution of outstanding contractual issues related to the merger agreement. The directors also unanimously recommended that Commerce shareholders vote to approve the plan of merger.

On October 1, 2007, and through the early morning of October 2, 2007, senior management of Commerce and TD, along with their respective financial advisors and legal counsel finalized the remaining terms of the merger agreement and of the employment agreements for 21 members of Commerce’s senior management. In addition, the parties finalized the procedural terms regarding the possible sale of CBIS to Mr. Norcross and other members of CBIS’s management.

Before the opening of business on October 2, 2007, Commerce and TD executed the merger agreement, issued a joint press release publicly announcing the merger and held a joint meeting, conference call and webcast to announce the merger.

Commerce’s Reasons for the Merger

In deciding to enter into the merger agreement and to recommend approval of the plan of merger to Commerce’s shareholders, the board of directors considered a number of factors, including the factors listed below. In view of the number and wide variety of factors considered in connection with its evaluation of the merger, the board of directors did not attempt to quantify or otherwise assign weights to the information and specific factors it considered in reaching its determination, and individual directors may have given different weights to different information and factors. The board of directors viewed its approval and recommendation as being based on the totality of the information and factors presented to and considered by it. In reaching its decision, the board of directors consulted with the Special Committee and senior management of Commerce, with Goldman Sachs with respect to the financial aspects of the merger and with Commerce’s legal advisors with respect to the merger agreement and related issues. The board of directors did not attempt to form any conclusions as to whether any particular line item analysis provided by Goldman Sachs did or did not by itself support the board of director’s determination.

Strategic Alternatives

The board of directors believed that the value to be received by Commerce shareholders in the merger was greater than the value inherent in Commerce remaining as an independent entity currently and for the foreseeable future after taking into account the investment required to successfully pursue a strategy of remaining independent and the related business, regulatory and market risks. As discussed above, prior to discussions with TD, the board of directors had considered Commerce’s long-term prospects, including its long-term financial plan, as a stand-alone company and various strategic opportunities, including the sale of Commerce. The Commerce board of directors considered the challenges facing Commerce, including its ability to sustain its historically high price-to-earnings ratio given the market conditions, as well Commerce’s continued ability to grow aggressively through de novo branching after the regulatory actions. Accordingly, the board of directors determined that a sale of Commerce at the price offered by TD would be a better alternative than a continued strategy of independence.

Financial Terms of the Merger

Commerce’s board of directors concluded that the per share merger consideration was fair to Commerce’s shareholders based upon Commerce’s current financial condition and future prospects, TD’s current financial condition and future prospects and the board’s assessment of the future prospects of the combined company. In arriving at this conclusion, the board of directors, together with Commerce’s senior management and legal and financial advisors, evaluated the strategic alternative of independence and took note of the fact that no other potential purchaser had been willing to pay the same price as TD and that the special geographic and business fit between Commerce and TD may have enabled TD to pay a price that others could not. In addition, the board of directors took into account the fact that the merger consideration represented a significant premium over the historical average trading price of Commerce common stock during recent periods, including a premium of roughly 25% over Commerce’s market price on June 28, 2007, the day prior to the announcement of the resignation of the former chief executive officer. In this regard, the board of directors considered the financial information presented by Goldman Sachs over the course of multiple meetings and Goldman Sachs’ fairness opinion. Please see the section entitled “The Merger — Opinion of Commerce’s Financial Advisor” beginning on page 40.

Commerce’s board of directors also considered the form of the merger consideration to be received in the merger by the holders of Commerce common stock (the right to receive 0.4142 TD common shares and $10.50 in cash for each share of Commerce common stock). The board of directors considered the certainty of the value of the cash component of the merger consideration and the relationship of the value of the stock component to the market price of TD common shares, as well as the ability of holders of Commerce common stock to become holders of TD common shares and participate in the future prospects of the combined businesses of Commerce and TD.

Commerce’s board of directors also considered the taxable nature of the transaction in terms of its impact on shareholders and the inclusion of cash to enable those Commerce shareholders who are taxpaying entities or individuals to pay taxes resulting from the merger, as well as the nature of Commerce’s shareholder base.

Effect on Customers and Communities Served

Commerce’s board of directors considered the post-merger organizational structure and operation of Commerce, including the limited geographic overlap between TD’s U.S. bank subsidiary and Commerce and the similarities between Commerce’s customer service oriented model and that of TD’s Canadian operations. The board of directors believed the merger presented a special opportunity to preserve Commerce’s unique brand and business model after the merger. As a result, the board of directors anticipated that although changes following the merger are inevitable, the TD merger offered the opportunity to provide a similar high quality service model for Commerce’s customers and communities.

The Banking Industry and Market Condition

Commerce’s board of directors considered the current environment of the banking industry, including:

•	the regulatory uncertainty and challenges faced by the banking industry generally;

•	the current national and local market conditions including the significant problems in the debt and housing markets and the trend toward consolidation in the financial services industry in order to obtain the advantages of scale in developing and delivering financial products and services in a cost-effective manner; and

•	the likely impact of these factors on Commerce’s potential growth, profitability and strategic options.

TD’s Financial Condition, Prospects and Industry Reputation

Commerce’s board of directors considered, among other things:

•	the financial condition and prospects of TD;

•	the results of Commerce’s due diligence review of TD;

•	TD’s access to capital;

•	TD’s interest in increasing the quality and number of financial products and services offered to clients in the United States;

•	the recent stock market performance of TD; and

•	the financial resources that TD could offer Commerce, which could support the continued growth of Commerce’s business.

Commerce’s board of directors also took into consideration TD’s worldwide reputation in the financial services industry and the breadth of TD’s operations and resources as the second largest bank in Canada, as measured by deposits, and the eighth largest bank in North America, as measured by market capitalization. The board of directors took particular note of the complementary cultures of Commerce and TD, both of which emphasize the importance of high quality customer service, and the similarity of their retail banking business models with their emphasis on growth. The board considered the opportunities these similarities provided to continue the Commerce model and tradition.

Expected Synergies

Commerce’s board of directors considered the complementary strengths of the businesses of Commerce and TD, and the benefits to be provided by an increased scale of operations and expanded product offerings. Together, the combined business will operate more than 2,000 branches in North America, making it the seventh largest bank in North America as measured by branch locations, with approximately one-quarter of a trillion dollars in deposits. The board of directors believes the merger will enable the combined businesses to:

•	obtain greater market penetration and expand its footprint to provide greater convenience to customers;

•	deliver a broad range of sophisticated retail and commercial products to existing Commerce clients;

•	benefit from enhanced treasury, capital management and brokerage expertise and the additional resources represented by the businesses of the TD Bank Financial Group;

•	achieve stronger financial performance as a combined business; and

•	enhance shareholder value.

Treatment of Commerce Employees

Commerce’s board of directors considered the treatment of Commerce employees as contemplated by the merger agreement, including the proposed conversion of options to acquire Commerce common stock into options to acquire TD common shares, the commitment to continue Commerce employee benefit plans (which, at least until December 31, 2008, will be as favorable, in the aggregate, as plans provided by Commerce as of October 2, 2007) until employees become eligible to participate in employee benefit plans maintained by TD Banknorth and with service credit for purposes of eligibility, participation, vesting and levels of benefit. The board of directors also considered the limited geographic overlap between Commerce and TD Banknorth and viewed a transaction with TD as an opportunity for Commerce’s employees to work at a larger and more diversified organization with broader career opportunities.

Certain Terms of the Merger Agreement

Commerce’s board of directors considered the terms of the merger agreement including the nature and scope of the closing conditions and the potential for incurring a termination fee in the event the merger agreement is terminated under certain circumstances. The board of directors also considered the fact that the termination fee and other provisions of the merger agreement might discourage third parties from seeking to acquire Commerce and otherwise increase the cost of such an acquisition but would not preclude the board of directors from evaluating a proposal for an alternative transaction. The board of directors took into account that the terms of the termination fee were the subject of negotiations between the parties and that the fee would generally be payable only in limited circumstances. The board of directors also considered that, as a percentage of the merger consideration, the termination fee was within the range of termination fees provided for in recent comparable acquisition transactions at the time the merger agreement was executed. The board of directors also considered the fact that each of the parties is entitled to seek equitable relief to prevent breaches and enforce the provisions of the merger agreement.

Opinion of Commerce’s Financial Advisor

Commerce’s board of directors considered the opinion of Goldman Sachs, to the effect that, as of the date of the opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the stock consideration and cash consideration to be received by the holders of Commerce common stock, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to such holders. Goldman Sachs’ opinion is further described in the section entitled “The Merger — Opinion of Commerce’s Financial Advisor,” beginning on page 40.

Interests of Commerce’s Board of Directors and Management

Commerce’s board of directors also considered the fact that members of the board of directors and of Commerce’s management have interests in the merger that are different from those of Commerce shareholders generally. Please see the section entitled “The Merger — Interests of Commerce’s Executive Officers and Directors in the Merger” beginning on page 51.

Closing and Integration Risks

Commerce’s board of directors considered the risks and costs that the merger might not be completed, the potential impact of the restrictions under the merger agreement on Commerce’s ability to take certain actions during the period prior to the closing of the merger, the potential for diversion of management and employee attention and for increased employee attrition during that period and the potential effect of these factors on Commerce’s business and its relationships with customers. The board of directors also took into account the likelihood that the merger would be approved by the appropriate banking and regulatory authorities and the shareholders of Commerce in a timely manner and without unacceptable conditions.

The board of directors weighed the foregoing advantages and opportunities against the challenges inherent in the combination of two significant business enterprises operating in a highly-regulated industry. The board of directors realized that there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding long-term value of Commerce as an independent entity and of the combined company, the financial strength and future prospects of Commerce, TD and the combined company and any expected synergies. However, the board of directors concluded that the potential positive factors outweighed the negative factors, including the potential risks of completing the merger. This explanation of the board of directors’ reasons for the merger and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 27.

Opinion of Commerce’s Financial Advisor

Goldman Sachs rendered its oral opinion to the Commerce board of directors, which was subsequently confirmed in writing, that as of the date of the opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the stock consideration and cash consideration to be received by the holders of Commerce common stock, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated October 2, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is included as Appendix B to this proxy statement/prospectus. Goldman Sachs provided its opinion for the information and assistance of the Commerce board of directors in connection with its consideration of the merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Commerce common stock should vote with respect to the merger.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to shareholders and annual reports on Form 10-K of Commerce and TD Banknorth for the five fiscal years ended December 31, 2006;

•	annual reports to shareholders and supplemental financial information of TD for the five fiscal years ended October 31, 2006;

•	certain interim reports to shareholders and quarterly reports on Form 10-Q, as applicable, of Commerce, TD and TD Banknorth;

•	certain quarterly regulatory reports on Form FR Y-9C of Commerce and TD Banknorth;

•	certain other communications from Commerce, TD and TD Banknorth to their respective shareholders;

•	certain publicly available research analyst reports for Commerce and TD; and

•	certain internal financial analyses and forecasts for Commerce prepared by its management and certain internal financial analyses and forecasts for TD prepared by its management and approved for Goldman

Sachs’ use by Commerce, including certain cost savings and operating synergies projected by the managements of Commerce and TD to result from the merger.

Goldman Sachs also held discussions with members of the senior management of each of Commerce and TD regarding their assessment of the strategic rationale for, and the potential benefits of, the merger, and the past and current business operations, financial condition and future prospects of Commerce and TD. In addition, Goldman Sachs reviewed the reported price and trading activity for the Commerce common stock and TD common shares, compared certain financial and stock market information for Commerce and TD with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it. Goldman Sachs assumed, with the consent of Commerce, that the internal financial analyses and forecasts for Commerce and TD prepared by the managements of Commerce and TD were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Commerce and TD. Goldman Sachs did not receive or review individual credit files, nor did it make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Commerce or TD or any of their respective subsidiaries, and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect to such portfolios and, accordingly, Goldman Sachs assumed that the allowances for losses are, in the aggregate, adequate to cover those losses. It also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Commerce or TD or on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs’ opinion does not address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion does not address the underlying business decision of Commerce to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to Commerce. In addition, Goldman Sachs did not express any opinion as to the prices at which the TD common shares will trade at any time. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs on October 1, 2007 to the Commerce board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 28, 2007, and is not necessarily indicative of current market conditions.

Transaction Multiples Analysis

Based upon the 0.4142 TD common shares and $10.50 in cash to be received in respect of each share of Commerce common stock, the C$76.30 closing market price of the TD common shares on September 28, 2007 and a currency exchange ratio of 0.9923 Canadian dollars per U.S. dollar as of September 28, 2007, Goldman Sachs calculated that each share of Commerce common stock would be converted into TD common shares and cash with an implied transaction value of $42.34.

Goldman Sachs calculated the following multiples and premiums resulting from the implied value of the merger consideration and compared those multiples and premiums with those derived based upon the $33.81 closing price of the Commerce common stock on June 28, 2007, the last trading day prior to the announcement of the retirement of Vernon Hill, the former Chairman and Chief Executive Officer of Commerce, and the $38.78 closing price of the Commerce common stock on September 28, 2007, the last trading day prior to the October 1, 2007 meeting of the Commerce board of directors:

•	the premium (discount) to the closing price of the Commerce common stock on June 28, 2007 and September 28, 2007, as well as the 52-week high closing price of the Commerce common stock on September 18, 2007 of $39.51 and the all-time high closing price of the Commerce common stock on May 8, 2006 of $40.96;

•	price as a multiple of Commerce’s estimated 2007 and 2008 earnings per share based on median Institutional Brokerage Estimate Systems, or IBES, estimates;

•	price as a multiple of Commerce’s stated book value and tangible book value, in each case as of June 30, 2007; and

•	the premium to Commerce’s deposits and core deposits (calculated exclusive of public time deposits), in each case as of June 30, 2007.

The results of these analyses are summarized as follows:

	6/28/2007 Close		9/28/2007 Close		Proposed Merger
	$33.81		$38.78		$42.34

Premium to
9/28/07 Close	(12.8)%		—		9.2%
6/28/07 Close	—		14.7%		25.2%
52-Week High Close (9/18/07)	(14.4)%		(1.8)%		7.2%
All-Time High Close (5/8/06)	(17.5)%		(5.3)%		3.4%
Price/IBES Earnings
2007E	20.5	x	23.9	x	26.1	x
2008E	17.6	x	21.0	x	22.9	x
Price/Book
Stated	2.2	x	2.7	x	3.0	x
Tangible	2.4	x	2.8	x	3.1	x
Deposit Premium
Deposit Premium	9.1%		11.4%		13.2%
Core Deposit Premium	9.4%		11.8%		13.6%

Goldman Sachs also considered, based on discussions with Commerce management, certain of these ratios and premiums taking into account certain sensitivities to the value of Commerce’s securities portfolio, which was assumed for this purpose to be lower than its recorded value.

Historical Market Performance Analysis — Commerce

Goldman Sachs reviewed and compared the historical daily trading prices for the period from September 27, 2002 through September 28, 2007 of the Commerce common stock, the Standard & Poor’s 500 Banks Index, and indices comprised of the following publicly traded regional banks comprising the “Regional Bank Index” and large cap banks comprising the “Large Cap Bank Index”:

Regional Banks	Large Cap Banks

Comerica Incorporated	Bank of America Corporation
Hudson City Bancorp, Inc.	BB&T Corporation
KeyCorp	Capital One Financial Corporation
M&T Bank Corporation	Citigroup Inc.
New York Community Bancorp, Inc.	Fifth Third Bancorp
Sovereign Bancorp, Inc.	JPMorgan Chase & Co.
UnionBanCal Corporation	National City Corporation
Zions Bancorporation	The PNC Financial Services Group, Inc.
Regions Financial Corporation
SunTrust Banks, Inc.
U.S. Bancorp
Wachovia Corporation
Washington Mutual, Inc.
Wells Fargo & Company

This analysis indicated that the Commerce common stock outperformed all three indices over each of the last one-, three-and five-year periods.

Goldman Sachs also reviewed and compared the historical daily multiples of stock price to median IBES forward one year earnings per share estimates for the Commerce common stock, the Standard & Poor’s 500 Banks Index and the Regional Bank Index and Large Cap Bank Index described above for the period from September 27, 2002 through September 28, 2007. This analysis indicated that the Commerce common stock traded at a higher multiple of earnings than did all three indices over each of the last one-, three- and five-year periods.

Goldman Sachs also reviewed and compared multiples of price as of September 28, 2007 to 2007 estimated earnings per share and stock price performance for the Commerce common stock, the TD common shares (based both on Canadian trading prices and an implied U.S. dollar value per share taking into account then-applicable daily exchange rates), the Standard & Poor’s 500 Banks Index and the Regional Bank Index and Large Cap Bank Index described above for:

•	the period from June 28, 2007, the last trading day prior to the announcement of the retirement of Vernon Hill, the former Chairman and Chief Executive Officer of Commerce, through September 28, 2007;

•	the period from the July 17, 2007 meeting of the Commerce board of directors through September 28, 2007;

•	the period from the August 21, 2007 meeting of the Commerce board of directors through September 28, 2007; and

•	the period from January 1, 2007 through September 28, 2007.

For purposes of this analysis, the ratios of price to 2007 estimated earnings per share were based upon median IBES 2007 earnings per share estimates for Commerce, the Standard & Poor’s 500 Bank Index, the Regional Bank Index and the Large Cap Bank Index and median calendarized IBES 2007 cash earnings per share estimates for TD.

The results of these analyses are summarized as follows:

				% Change in Market Price Since
	Price as of 9/28/07	2007E P/E		2007YTD	8/21/07	7/17/07	6/28/07

S&P 500 Bank Index	$360.63	11.9	x	(12.0)%	(5.1)%	(8.3)%	(7.9)%
Commerce	$38.78	23.9	x	10.0%	4.7%	1.7%	14.7%
TD (in U.S. dollars)	$76.89	13.2	x	28.5%	19.0%	10.0%	12.0%
TD (in Canadian dollars)	$76.30	13.2	x	9.4%	11.5%	4.6%	4.6%
Regional Bank Index	—	12.7	x	(8.5)%	(3.3)%	(4.7)%	(3.1)%
Large Cap Bank Index	—	11.7	x	(12.9)%	(4.3)%	(9.4)%	(9.1)%

Selected Companies Analysis — Commerce

Goldman Sachs reviewed and compared certain financial information for Commerce to corresponding financial information, ratios and public market multiples for the Regional Banks and Large Cap Banks described above under “— Historical Market Performance Analysis — Commerce.” Although none of the selected companies is directly comparable to Commerce, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of Commerce.

The multiples and ratios of the selected companies were based on market data as of September 28, 2007, information obtained from SEC filings and estimates from IBES and SNL DataSource. The multiples and ratios of Commerce were calculated using the closing prices of Commerce common stock on September 28, 2007 and June 28, 2007, information obtained from SEC filings and estimates from IBES and SNL DataSource. With respect to the selected companies and Commerce, Goldman Sachs calculated:

•	share price as a percentage of the 52-week high share price;

•	share price as a multiple of estimated earnings per share calculated in accordance with GAAP for 2007 and 2008 (referred to as the 2007E GAAP P/E and 2008E GAAP P/E, respectively);

•	share price as a multiple of stated book value divided by the number of fully diluted shares (referred to as Stated P/B);

•	share price as a multiple of the tangible book value divided by the number of fully diluted shares (referred to as Tangible P/B);

•	the core deposit premium;

•	the dividend yield;

•	the 5-year long term growth rate (referred to as 5-year LTG);

•	the ratio of price to 2007 IBES median estimated earnings per share, as a multiple of 5-year IBES LTG (referred to as ’07 P/E to LTG); and

•	the 2008E/2007E EPS annual growth rate (referred to as ’08/’07 EPS Growth).

For purposes of this analysis, “core deposit premium” was defined as the excess of market value of common equity over tangible book value divided by core deposits. Core deposits for Commerce were calculated exclusive of public time deposits.

The results of these analyses are summarized as follows:

	Commerce
	9/28/07		6/28/07		Regional Banks						Large Cap Banks
	$38.78		$33.81		Range		Median		Mean		Range		Median		Mean

Price as % of 52-Week High	98.2%		85.3%		64.5% - 98.8%		82.1%		84.3%		65.2% - 95.3%		84.4%		83.5%
2007E GAAP P/E	23.9	x	20.5	x	10.4x - 25.6	x	12.7	x	14.8	x	9.4x - 13.0	x	11.7	x	11.4	x
2008E GAAP P/E	21.0	x	17.6	x	10.0x - 18.1	x	12.1	x	13.0	x	8.2x - 11.9	x	10.2	x	10.4	x
Stated P/B	2.7	x	2.2	x	0.9x - 2.6	x	1.6	x	1.7	x	1.0x - 2.8	x	1.6	x	1.6	x
Tangible P/B	2.8	x	2.4	x	1.6x - 4.3	x	2.5	x	2.7	x	2.0x - 5.2	x	2.8	x	3.1	x
Core Deposit Premium	11.8%		9.4%		9.3% - 40.3%		15.7%		22.4%		10.3% - 46.0%		23.4%		24.4%
Dividend Yield	1.3%		1.5%		1.9% - 5.2%		3.3%		3.5%		0.2% - 6.5%		4.8%		4.4%
5-Year LTG	13.0%		15.0%		6.0% - 15.0%		8.6%		8.8%		7.1% -11.2%		9.5%		9.2%
’07 P/E to LTG	1.8	x	1.4	x	1.3x - 2.1	x	1.7	x	1.7	x	0.8x - 1.5	x	1.3	x	1.3	x
’08/’07 EPS Growth	14.2%		16.4%		0.7% - 12.9%		6.0%		6.5%		4.3% - 19.9%		8.8%		10.6%

Historical Market Performance Analysis — TD

Goldman Sachs reviewed and compared the historical daily trading prices for the period from September 27, 2002 through September 28, 2007 of TD common shares (based both on Canadian trading prices and an implied U.S. dollar value per share taking into account then-applicable daily exchange rates), the Standard & Poor’s 500 Banks Index, the Large Cap Bank Index and an index of the following Canadian Banks (comprising the “Canadian Bank Index”): Bank of Montreal, Canadian Imperial Bank of Commerce, Royal Bank of Canada and The Bank of Nova Scotia. This analysis indicated that TD common shares outperformed all three indices over each of the last one-, three- and five-year periods.

Goldman Sachs also reviewed and compared the historical daily multiples of stock price in Canadian dollars to median IBES forward one year cash earnings per share estimates for the TD common shares and the Canadian Bank Index described above for the period from September 27, 2002 through September 28, 2007. This analysis indicated that TD common shares traded at a slightly higher multiple of earnings than did the Canadian Bank Index over each of the last one-, three- and five-year periods.

Historical Exchange Ratio Analysis

Goldman Sachs reviewed the implied historical exchange ratios determined by dividing the closing price of Commerce common stock by the closing price of TD common shares (based both on Canadian trading prices and an implied U.S. dollar value per share taking into account then-applicable daily exchange rates) over the period from September 27, 2004 through September 28, 2007. In addition, Goldman Sachs calculated the average of these historical daily exchange ratios for the 6-month, 18-month and 36-month periods ended September 28, 2007. The following table presents the results of these calculations:

	Historical Implied Exchange Ratios of Commerce Common Stock to TD Common Shares
	U.S. dollars		Canadian dollars

September 28, 2007	0.504	x	0.508	x
6-Month Average	0.532	x	0.497	x
18-Month Average	0.594	x	0.531	x
36-Month Average	0.644	x	0.555	x
High	0.795	x	0.675	x
Low	0.482	x	0.450	x

Goldman Sachs noted that, as described under “Opinion of Commerce’s Financial Advisor — Contribution Analysis” below, if the merger consideration had consisted solely of TD common shares, the implied exchange ratio would have been 0.5522 TD common shares per share of Commerce common stock.

Selected Companies Analysis — TD

Goldman Sachs reviewed and compared certain financial information for TD to corresponding financial information, ratios and public market multiples for the companies included in the Large Cap Bank Index and the Canadian Bank Index. Although none of the selected companies is directly comparable to TD, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of TD.

The multiples and ratios of the selected companies and TD were based on the most recent publicly available financial data and market data as of September 28, 2007. With respect to the selected companies and TD, Goldman Sachs calculated the following percentages and multiples:

•	share price as a percentage of the 52-week high share price;

•	share price as a multiple of calendarized IBES median estimated cash earnings per share for 2007 and 2008 (referred to as the 2007E Cash P/E and 2008E Cash P/E, respectively);

•	2007E GAAP P/E and 2008E GAAP P/E;

•	Stated P/B;

•	Tangible P/B;

•	the dividend yield;

•	the 5-year LTG;

•	’07 P/E to LTG; and

•	’08/’07 EPS Growth.

The results of these analyses are summarized as follows:

	TD
	9/28/07		Canadian Banks						Large Cap Banks
	$76.89		Range		Median		Mean		Range		Median		Mean

Price as % of 52-Week High	100%		89.3% - 95.9%		91.9%		92.3%		65.2% -95.3%		84.4%		83.5%
2007E Cash P/E	13.2	x	11.5x - 12.8	x	12.1x		12.1	x	8.9x - 12.9	x	11.2	x	11.0
2008E Cash P/E	12.3	x	10.9x - 12.2	x	11.5	x	11.5	x	7.8x - 11.8	x	9.8	x	10.0	x
2007E GAAP P/E	—		— —		—		—		9.4x - 13.0	x	11.7	x	11.4	x
2008E GAAP P/E	—		— —		—		—		8.2x - 11.9	x	10.2	x	10.4	x
Stated P/B	2.7	x	2.2x - 2.9	x	2.6	x	2.6	x	1.0x - 2.8	x	1.6	x	1.6	x
Tangible P/B	5.4	x	2.4x - 3.8	x	2.9	x	3.0	x	2.0x - 5.2	x	2.8	x	3.1	x
Dividend Yield	3.0%		3.4% - 4.3%		3.6%		3.7%		0.2% - 6.5%		4.8%		4.4%
5-Year LTG	10.6%		7.1% - 9.1%		8.9%		8.5%		7.1% - 11.2%		9.5%		9.2%
’07 P/E to LTG	1.2	x	1.3x - 1.6	x	1.4	x	1.4	x	1.0x - 1.5	x	1.3	x	1.3	x
’08/’07 EPS Growth	7.3%		3.3% - 7.1%		5.4%		5.3%		4.3% - 19.9%		8.8%		10.6%

Selected Bank and Thrift Transactions Analysis

Goldman Sachs analyzed certain information relating to the following selected transactions in the banking industry since 2002 with values ranging from $5 billion to $15 billion.

•	Capital One Financial Corporation/North Fork Bancorporation Inc.

•	Wachovia Corporation/SouthTrust Corporation

•	The Royal Bank of Scotland Group plc/Charter One Financial, Inc.

•	Banco Bilbao Vizcaya Argentaria, S.A./Compass Bancshares, Inc.

•	Regions Financial Corporation/AmSouth Bancorporation

•	SunTrust Banks, Inc./National Commerce Financial Corporation

•	TD/TD Banknorth

•	North Fork Bancorporation Inc./GreenPoint Financial Corp.

•	The PNC Financial Services Group, Inc./Mercantile Bankshares Corporation

•	Regions Financial Corporation/Union Planters Corporation

•	Citigroup Inc./Golden State Bancorp Inc.

•	Capital One Financial Corporation/Hibernia Corporation

The following table compares information derived by Goldman Sachs with respect to the ranges and medians relating to the implied value received by stockholders of the second-named merger partner (target) for these transactions:

	Selected Transactions
	Range		Median

Multiple of implied value of equity consideration received by target stockholders to stated book value	1.6x - 3.3	x	2.6	x
Multiple of implied value of equity consideration received by target stockholders to tangible book value	2.8x - 4.9	x	3.8	x
Multiple of implied value of equity consideration per share received by target stockholders to latest twelve months earnings per share	12.1x - 20.8	x	17.8	x
Multiple of implied value of equity consideration per share received by target stockholders to current-year estimated earnings per share based on SNL DataSource median estimates	11.7x - 19.9	x	16.2	x
Premium to core deposits	17.9% - 42.6%		31.2%
Premium (discount) of implied offer value to target stock price one day prior to announcement	(1.8)% -28.5%		18.1%
Premium (discount) of implied offer value to target stock price one month prior to announcement	0.3% -30.8%		23.3%

For comparable information with respect to the merger, see “Opinion of Commerce’s Financial Advisor — Transaction Multiples Analysis” above.

Selected Deposit Transactions Analysis

Goldman Sachs analyzed certain information relating to the following selected branch acquisition transactions involving target branch deposits greater than $500 million.

•	RBC Centura Banks, Inc./Regions Financial Corporation

•	Franklin Bank Corp./Washington Mutual, Inc.

•	BancIndependent Incorporated/Colonial BancGroup, Inc.

•	Olney Bancshares of Texas, Inc./Gold Banc Corporation, Inc.

•	R&G Financial Corporation/Wachovia Corporation

•	KeyCorp/Sterling Bancorp

•	UBT Bancshares Inc./Gold Banc Corporation, Inc.

•	Sun Bancorp, Inc./New York Community Bancorp, Inc.

•	Royal Bank of Canada/Provident Financial Group, Inc.

•	U.S. Bancorp/Bay View Capital Corporation

•	SunTrust Banks, Inc./Huntington Bancshares Incorporated

•	National Commerce Financial Corporation/First Union Corp.

•	The Royal Bank of Scotland Group plc/Mellon Financial Corporation

Goldman Sachs calculated the premiums of the purchase price to deposits acquired from the second-named transaction partners, respectively, based on information obtained from SEC filings and SNL DataSource. These premiums ranged from 10.0% to 20.0% with a median of 14.0% and mean of 13.7%.

For comparable information with respect to the merger, see “Opinion of Commerce’s Financial Advisor — Transaction Multiples Analysis” above.

Discounted Cash Flow Analysis

Goldman Sachs performed an illustrative discounted cash flow analysis to determine a range of implied present values per share of Commerce common stock. All cash flows were discounted to September 28, 2007, and illustrative terminal values were based upon multiples of share price to estimated 2013 adjusted net income. Goldman Sachs used discount rates ranging from 10.0% to 14.0%, reflecting estimates of Commerce’s weighted average cost of equity, forecasts of Commerce earnings per share based on median IBES estimates through 2009, grown by the IBES median long-term growth rate of 13.0% thereafter, a ratio of tangible common equity to tangible assets of 5.5%, and terminal adjusted net income multiples ranging from 15.0x to 19.0x. Goldman Sachs also assumed that Commerce would increase quarterly dividends by $0.01 every year consistent with Commerce’s past practice. This analysis resulted in a range of implied present value of $28.89 to $42.15 per share of Commerce common stock.

Using the same set of projections, Goldman Sachs performed a sensitivity analysis to analyze the effect of increases or decreases in Commerce’s long-term earnings per share growth rate from 11.0% to 15.0% assuming a constant discount rate of 12.0%. This analysis resulted in a range of implied present value of $30.37 to $40.34 per share of Commerce common stock.

Goldman Sachs also performed a sensitivity analysis to analyze the effect of increases or decreases in Commerce’s ratio of tangible common equity to tangible assets from 5.0% to 6.0% assuming a constant discount rate of 12.0%. This analysis resulted in a range of implied present value of $32.56 to $37.60 per share of Commerce common stock.

Contribution Analysis

The 0.4142 TD common shares constituting the stock consideration exchange ratio was determined by applying a 75% stock allocation to an agreed-upon valuation of $42.00 per share of Commerce common stock divided by the average of (1) $76.06, the average closing price of the TD common shares for the five trading days ended September 28, 2007 and (2) $76.89, the closing price of the TD common shares on September 28, 2007, in each case applying daily currency exchange ratios. This resulted in an implied exchange ratio of 0.5522 TD common shares per share of Commerce common stock if the merger consideration consisted of 100% TD common shares.

Based upon this implied exchange ratio, Goldman Sachs calculated that holders of Commerce common stock and holders of TD common shares would own 13% and 87%, respectively, of the outstanding TD common shares following the merger if the merger consideration had consisted solely of TD common shares. For purposes of this analysis, Goldman Sachs assumed that outstanding Commerce stock options would be converted into options to acquire TD common shares.

Goldman Sachs reviewed the relative contributions of each of Commerce and TD to the combined company on a pro forma basis in terms of estimated GAAP earnings for 2008 and 2009 (based on median calendarized IBES cash earnings per share estimates less intangible amortization for TD and median IBES GAAP earnings per share estimates for Commerce), net interest income, non-interest income, non-interest expense, assets, loans and deposits. The following table compares the pro forma ownership of Commerce and TD shareholders in the combined company with each company’s respective contribution to each element of the analysis.

		Pro Forma Ownership
	Pro Forma Ownership	of Commerce
	of TD Shareholders	Shareholders

	87%	13%
	TD Contribution	Commerce Contribution
2008E Earnings	92%	8%
2009E Earnings	92%	8%
Last 12 Months Net Interest Income	84%	16%
Last 12 Months Non-Interest Income	93%	7%
Last 12 Months Non-Interest Expense	86%	14%
Assets	89%	11%
Loans	91%	9%
Deposits	86%	14%

Pro Forma Merger Analysis

Goldman Sachs prepared illustrative pro forma analyses of the potential financial impact of the merger on TD using median IBES standalone earnings estimates for TD and TD’s earnings estimates for Commerce, which were lower than median IBES estimates for Commerce, and transaction adjustments, including TD’s estimates of synergies, purchase accounting adjustments and changes to the composition of the investment of Commerce’s securities portfolio. This analysis indicated that the merger would be dilutive by 1.6% to TD in 2008 on a cash earnings per share basis and neither accretive nor dilutive to TD in 2009 on a cash earnings per share basis.

Goldman Sachs also performed a similar analysis with respect to Commerce shareholders based on information from SEC filings, median IBES estimates, and certain assumptions including, an assumed return on cash, tax rates consistent with Commerce’s historical tax rates, growth of Commerce’s standalone quarterly dividends by $0.01 every year and a post-merger standalone dividend policy for TD consistent with historical practice, with TD standalone quarterly dividends increasing by C$0.04 every year. This analysis indicated that the merger would be accretive to Commerce shareholders by 43.9% in 2008 and by 45.0% in 2009 on a GAAP earnings per share basis, and would be accretive by 72.9% in 2008 and by 69.0% in 2009 on a dividend per share basis.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the process underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Commerce, TD or the contemplated merger.

Goldman Sachs prepared these analyses for the purposes of Goldman Sachs providing its opinion to the Commerce board of directors as to the fairness from a financial point of view of the stock consideration and cash consideration to be received by the holders of Commerce common stock, taken in the aggregate, pursuant to the merger agreement. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Commerce, TD, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

As described above, Goldman Sachs’ opinion to the Commerce board of directors was one of many factors taken into consideration by the Commerce board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs included as Appendix B to this proxy statement/prospectus.

The merger consideration was determined through arms-length negotiations between Commerce and TD and was approved by the Commerce board of directors. Goldman Sachs provided advice to Commerce during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Commerce or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Commerce, TD and any of their respective affiliates or any currency or commodity that may be involved in the merger for their own account and for the accounts of their customers. In that regard, with the consent of Commerce, Goldman, Sachs and its affiliates are acting, and may act, as counterparty as principal for their own account in hedging or trading transactions that each of Commerce and TD has entered into, and may enter into, in connection with the merger.

Goldman Sachs has acted as financial advisor to Commerce in connection with, and has participated in certain of the negotiations leading to, the merger. In addition, Goldman Sachs is currently providing investment banking and other financial services to Commerce, including acting as financial advisor to Commerce in connection with the possible sale of CBIS, a subsidiary of Commerce, as contemplated by the merger agreement. Goldman Sachs also has provided, and is currently providing, certain investment banking and other financial services to TD and its affiliates, including having acted as financial advisor to TD in connection with its acquisition of Hudson United Bancorp in July 2005; as financial advisor to TD in connection with the sale of TD Waterhouse Group, Inc., a former subsidiary of TD, in January 2006; and as financial advisor to TD in connection with its purchase of all of the outstanding shares of TD Banknorth it did not already own in April 2007. Goldman Sachs also may provide investment banking and other financial services to the Company, TD and their respective affiliates in the future. In connection with the above-described services Goldman Sachs has received, and may receive, compensation.

Commerce selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated August 21, 2007, Commerce engaged Goldman Sachs to act as its financial advisor in connection with the possible sale of Commerce. Pursuant to this letter agreement, Goldman Sachs is entitled to receive a transaction fee of 0.30% of the aggregate consideration to be paid in the merger, based upon the average closing price of the TD common shares on the five trading days ending five trading days prior to the date of the consummation of the transaction, all of which are contingent on the consummation of the transaction. Commerce has also agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs against various liabilities, including certain liabilities under the federal securities laws.

TD’s Reasons for the Merger

One of TD’s strategic priorities is the continued expansion of its U.S. operations in businesses in which TD is strong in Canada and sees opportunities for growth in the United States. In that regard, TD believes that the acquisition of Commerce will complement TD’s U.S. growth strategy, footprint and retail banking model. In particular, TD believes the transaction will provide the opportunity to integrate key operations of TD’s existing

U.S. consumer businesses and accelerate TD’s organic growth strategy in the U.S. In addition, TD believes that acquiring a bank with a loan-to-deposit ratio such as that of Commerce is an attractive opportunity to support its continued U.S. asset growth.

The board of directors of TD believes that the merger is in the best interests of TD and its shareholders and approved the merger agreement after TD’s senior management and JPMorgan and Keefe, Bruyette & Woods, Inc. discussed with the board of directors a number of factors, including the business, assets, liabilities, results of operations, financial performance, strategic direction and prospects of Commerce, Commerce’s history of growth and the experience of Commerce’s management team. In view of the wide variety of factors considered in connection with its evaluation of the merger, the TD board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The TD board of directors viewed its position and recommendations as being based on all of the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors.

Interests of Commerce’s Executive Officers and Directors in the Merger

In considering the recommendation of Commerce’s board of directors to vote “FOR” the approval of the plan of merger, Commerce shareholders should be aware that members of Commerce’s board of directors and Commerce’s executive officers have interests in the transaction that are different from, and/or in addition to, the interests of Commerce shareholders generally. The independent members of Commerce’s board of directors were aware of these differing interests and potential conflicts and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the shareholders that the plan of merger be approved.

References in this section to executive officers refer to the following individuals who are currently classified by Commerce as executive officers, as well as Joseph Buckelew (President Commerce Bank/Shore Market and a member of Commerce’s board of directors): Dennis M. DiFlorio (Chairman of Commerce Bank, N.A.); Douglas J. Pauls (Chief Financial Officer); George E. Norcross, III (Chairman and Chief Executive Officer of CBIS and a member of Commerce’s board of directors); Robert D. Falese, Jr. (Chief Executive Officer of Commerce Bank, N.A.); Fred Graziano (President — Regional Banking); and Peter M. Musumeci, Jr. (Executive Vice President — Chief Credit Officer). Mr. Norcross is a member of Commerce’s board of directors and the special committee of the Commerce board of directors that was formed to assist the board in considering strategic alternatives.

Employment Agreements

In July 2007, Commerce’s board of directors approved a multi-tier framework for employment agreements to be offered to 21 Commerce executives, including all of the executive officers. On October 1, 2007, Commerce’s board of directors approved and, on October 2, 2007, prior to entering into the merger agreement, Commerce entered into separate employment agreements between itself and the 21 executives, including amended and restated employment agreements with each of Messrs. Buckelew, DiFlorio, Falese, Graziano, Musumeci, Norcross and Pauls. References in this section to the “Executive Group” refer to Messrs. Buckelew, DiFlorio, Falese, Norcross and Pauls.

The employment agreements with the executive officers each became effective immediately and each has a three-year term commencing on October 2, 2007 or, in the event of a Commerce change in control (which includes the completion of the merger) within the first 18 months of the term, the term is automatically extended until the third anniversary of the consummation of such change in control.

Subject to the provisions of each of the applicable employment agreements, Commerce agreed to provide the executive officers with the following payments or benefits:

•	A minimum annual base salary (reflected in the table below) during the term of employment unless the executive officer (i) resigns “voluntarily” (as defined in the applicable employment agreement), (ii) is terminated for “cause” (as defined in the applicable employment agreement) or (iii) dies while employed under the agreement. Any increase in base salary for each of the executive officers will be made at the discretion of Commerce’s board of directors (or its designee).

•	For the Executive Group and Mr. Graziano, an annual target bonus (reflected in the table below) based on the achievement of objective and reasonable performance metrics with respect to both corporate and personal performance.

•	A change in control payment (reflected in the table below) if a “change in control” (as defined in the applicable employment agreement, which includes the completion of the merger) occurs during the term of the employment agreements. Payments are made to each of the members of the Executive Group and Mr. Graziano in four equal installments (25% on the later of (i) the closing date of the change in control or (ii) January 1, 2008, and an additional 25% on each of the first three anniversaries of the closing date) and to Mr. Musumeci in three equal installments on each of the first three anniversaries of the closing date of the change in control. Unpaid installments of the change in control payment are forfeited if the executive officer terminates employment voluntarily or if Commerce terminates the executive officer’s employment for cause prior to the third anniversary of the closing date.

•	A lump-sum death benefit equal to a specified multiple of annual base salary (three times annual base salary for the members of the Executive Group and Mr. Graziano and two times annual base salary for Mr. Musumeci) if an executive officer dies while employed during the term of the employment agreement, in lieu of any continued base salary payments and in addition to any benefit under any group life insurance plan benefit.

•	Continued participation, at no cost, in all Commerce medical, disability and hospitalization benefits for a specified period of time (three years for the members of the Executive Group and Mr. Graziano and two years for Mr. Musumeci) if an executive officer becomes “disabled” (as defined in the applicable employment agreement) or terminates or resigns while employed during the term of the employment agreement (other than a termination by Commerce for cause or a voluntary resignation by the executive officer). Continued coverage is offset by any coverage provided by a subsequent employer in the case of Mr. Musumeci.

•	For the Executive Group and Mr. Graziano, an extension of the period of time to exercise outstanding stock options following any termination of employment after a change in control (other than a termination by Commerce for cause, or for Messrs. Buckelew, DiFlorio, Pauls, Falese and Graziano, a voluntary resignation by the executive officer) so that all of the executive officers’ stock options will remain outstanding and exercisable for two years following such termination (or for the remainder of their entire term in the case of Mr. Norcross).

			Aggregate Change in
Executive Officer	Minimum Base Salary	Target Bonus	Control Payment

Joseph Buckelew	$325,000	$50,000	$1,750,500
Dennis DiFlorio	1,000,000	500,000	7,627,500
Robert Falese	900,000	500,000	7,327,500
Fred Graziano	600,000	150,000	4,000,000
Peter Musumeci, Jr.	700,000	N/A	2,267,199
George Norcross, III	988,000	500,000	7,591,500
Douglas Pauls	600,000	250,000	4,000,000

The employment agreements also provide that if Commerce determines that any payments to the executive officers would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code, which we refer to as the Code, then the amount of such payments will be reduced to the maximum level payable to the executive officer so that no excise tax is imposed on the executive officer.

The employment agreements provide that the executive officers are eligible to participate in any bonus programs, incentive compensation plans, stock option plans, stock purchase plans, 401(k) or similar retirement plans, or similar benefit or compensation programs generally made available to salaried officers of Commerce. The executive officers are also eligible to participate in all fringe benefits generally made available to salaried officers of Commerce including, without limitation, personal or family medical, dental and hospitalization coverage, personal life insurance coverage and disability coverage and paid holidays. In addition, the executive officers are entitled to the use of a car or receipt of a car allowance and reimbursement for a country club membership and reasonable and necessary expenses, including membership fees and dues.

The employment agreements each include an indefinite confidentiality provision, as well as non-competition and non-solicitation restrictions that apply during the period when the executive officers are employed by Commerce and extend for a period of 12 months (or six months in the case of Mr. Norcross, unless reduced as discussed below) following a termination of such employment for any reason.

Sale of CBIS

The employment agreement with Mr. Norcross includes additional terms regarding the possible sale of CBIS to Mr. Norcross or a group organized by him.

•	Mr. Norcross’s employment agreement provides that Commerce will (i) negotiate fairly and in good faith with him to effect the sale of CBIS to him or a group organized by him, (ii) use its best efforts to cause the negotiation to be completed within 60 days after October 2, 2007, (iii) use all commercially reasonable efforts to cause any negotiated sale to be approved by TD, and (iv) cause any approved sale to be completed as promptly as practicable.

•	If and when any such sale is completed, Mr. Norcross will cease to be a Commerce employee, and such termination will be deemed involuntary for purposes of his employment agreement (other than for purposes of payment of base salary, which will cease as of the date of such sale).

•	If the agreement to effectuate the sale is not entered into within 60 days after October 2, 2007, or such agreement is disapproved by TD pursuant to TD’s rights described under “Proposal No. 1: The Merger Agreement — Covenants and Agreements — Sale of Commerce Banc Insurance Services, Inc.” or otherwise terminates without the sale being consummated (a “non-sale condition”), Mr. Norcross can terminate his employment at any time by giving 30 days’ notice and such termination will be deemed involuntary for purposes of his employment agreement, such that Mr. Norcross will continue to be eligible for all payments, rights and benefits under the employment agreement until the end of the term of the employment agreement.

•	Mr. Norcross’s six month post-employment non-competition and non-solicitation restrictions apply in all cases, except that they are affected by the sale of CBIS (or the occurrence of a non-sale condition) in the following ways: (i) the termination of Mr. Norcross’s employment due to the sale of CBIS will cause the applicable non-competition and non-solicitation restrictions to be immediately inapplicable; and (ii) the termination of Mr. Norcross’s employment pursuant to a non-sale condition will make the applicable restrictions inapplicable on the later of (x) three months after the occurrence of a non-sale condition or (y) 30 days after the date of the closing of a change in control of Commerce.

•	In the event of the termination of Mr. Norcross’s employment pursuant to a non-sale condition, the term of any non-compete, non-solicitation or other similar restrictions contained in any document or agreement purporting to restrict, relating to, or otherwise applying to any direct or indirect employee of CBIS will similarly be reduced to the later of (x) three months after the occurrence of a non-sale condition or (y) 30 days after the closing of a change in control of Commerce, in either case, if such employee becomes an employee of Mr. Norcross or any entity with which he is associated.

Mr. Norcross is also entitled to be reimbursed for all costs and expenses incurred to enforce his right to certain payments and benefits under his employment agreement.

Stock Option Awards

Commerce executive officers and directors participate in Commerce’s equity-based compensation plans under which stock options have been granted. Pursuant to the terms of Commerce’s stock option plans, all outstanding unvested stock options to purchase shares of Commerce common stock awarded thereunder will become vested and exercisable upon completion of the merger. As of the record date, the executive officers and directors of Commerce as a group held stock options to acquire an aggregate of      shares of Commerce common stock, including unvested stock options to purchase an aggregate of      shares of Commerce common stock.

As of October 24, 2007, the executive officers and directors held stock options to purchase shares of Commerce common stock as follows:

Executive Officer	Total Outstanding
and/or Director	Stock Options	Vested Stock Options	Unvested Stock Options

Jack R. Bershad	146,000	132,875	13,125
Joseph Buckelew	355,000	311,250	43,750
Dennis DiFlorio	1,284,037	1,046,537	237,500
Donald T. DiFrancesco	52,500	39,375	13,125
Robert Falese	810,672	573,172	237,500
Nicholas A. Giordano	7,500	—	7,500
Fred Graziano	280,004	210,004	70,000
Morton N. Kerr	40,000	26,875	13,125
Steven M. Lewis	143,240	130,115	13,125
John K. Lloyd	31,500	18,375	13,125
Peter Musumeci, Jr.	584,996	507,496	77,500
George Norcross, III	1,758,068	1,558,068	200,000
Douglas Pauls	386,520	334,020	52,500
Daniel J. Ragone	64,500	51,375	13,125
William A. Schwartz, Jr.	118,436	105,311	13,125
Joseph T. Tarquini, Jr.	214,904	201,779	13,125
Joseph S. Vassalluzzo	22,500	9,375	13,125

The merger agreement provides that upon completion of the merger, each outstanding and unexercised stock option to acquire Commerce common stock will become a right to acquire TD common shares. The number of shares and the exercise price subject to the converted stock options will be adjusted for the stock option exchange ratio, 0.5522, and the duration and the other terms of the new TD stock options will be the same as the prior Commerce stock options (other than as modified by the amended and restated employment agreements of the executive officers, as described above). For a more detailed explanation of the treatment of Commerce stock options, see “The Merger — Treatment of Commerce Stock Options” beginning on page 64.

As described in “Proposal No. 1: The Merger Agreement — Covenants and Agreements — Employee Benefit Plans Covenant” beginning on page 76, the merger agreement provides that with respect to the 2007 calendar year, TD will make grants to Commerce employees of equity-based awards on TD common shares equal to, in the aggregate, up to $30 million in value based on a Black-Scholes or equivalent equity compensation calculation methodology. However, if CBIS is sold prior to making such grants, this amount will be reduced by the value of the aggregate amount of equity-based awards granted on Commerce common stock to employees employed by CBIS in 2007.

Supplemental Executive Retirement Plan

Commerce maintains a Supplemental Executive Retirement Plan, or SERP, an unfunded nonqualified deferred compensation plan. Under the terms of the SERP, participants with unvested account balances will become fully vested upon completion of the merger. Vested SERP account balances are payable upon termination of employment, except in the case of termination of employment for good cause or under circumstances related to good cause, as defined in the SERP, which results in a participant forfeiting his account balance. The SERP also provides that if Commerce determines that a participant breaches a non-competition agreement with Commerce, whether before or after termination of employment, the participant will forfeit his account balance. Notwithstanding these provisions,

Mr. Norcross’ amended and restated employment agreement provides that his SERP account balance and accrued benefit is not subject to forfeiture or reduction for any reason or any termination.

As of the date of this document, the executive officers that participate in the SERP had account balances and are scheduled to be credited with an additional earnings credit for the six-month period beginning on July 1, 2007 and ending on December 31, 2007 as follows:

			Currently Vested in
Executive Officer	Account Balance	12/31/07 Earnings Credit	SERP Benefit

Dennis DiFlorio	$1,041,289	$26,032	Yes
Robert Falese	877,250	21,931	Yes
Fred Graziano	41,604	1,040	No
Peter Musumeci, Jr.	685,872	17,147	Yes
George Norcross, III	1,101,912	27,548	Yes
Douglas Pauls	29,717	743	No

Non-Employee Director Retirement Plan

Commerce maintains an unfunded retirement plan for non-employee directors. Under the retirement plan, any non-employee director who has completed five or more years of service as a Commerce director, attains age 65 and retires from Commerce’s board of directors is eligible for a retirement benefit. The monthly retirement benefit payable to a non-employee director is the amount equal to the director’s highest Form 1099 compensation (including the annual retainer, committee or committee Chairman’s retainers and any other fees paid for attendance at any Commerce board of directors or committee meetings but specifically excluding compensation relating to exercising stock options) for any 12-month period during the five-year period immediately preceding the director’s retirement, divided by twelve. Retirement benefits commence as of the first day of the month after the director attains his or her 65th birthday or, if later, the director’s retirement or death while serving as a director and continue for 10 years (or, if less, the number of years served as a director) or until the death of both the director and his spouse. Retirement benefits may also be payable to directors who become disabled.

Upon a change in control, a non-employee director immediately becomes entitled to receive monthly benefits, notwithstanding the director’s length of service. The monthly retirement benefit is based on the highest Form 1099 compensation (including the annual retainer, committee or committee Chairman’s retainers and any other fees paid for attendance at any Commerce board of directors or committee meetings but specifically excluding compensation relating to exercising stock options) earned during the five-year period immediately preceding the change in control (instead of the director’s retirement), divided by twelve. Retirement benefits commence as of the first day of the month after the non-employee director’s termination and continue for a period of 10 years (or, if less, two times the number of years of completed board service); provided, however, that if two times the number of years served by a director is greater than five years but less than 10 years, the director will be deemed to have 10 years of service for purposes of calculating payments upon a change in control.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

Following completion of the merger, TD will cause Commerce to indemnify and hold harmless the current directors and officers of Commerce for acts or omissions occurring at or prior to the merger to the same extent that they are indemnified under the certificate of incorporation, bylaws or other organizational documents of Commerce as of October 2, 2007. In addition, for a period of six years after completion of the merger, TD will cause the persons serving as officers and directors of Commerce immediately prior to the merger (and to the extent reasonably practicable, those serving as officers and directors of Commerce as of October 2, 2007 who cease to serve in such capacity prior to the merger) to be covered by directors’ and officers’ liability insurance policies maintained by TD with respect to claims arising from facts or events that existed or occurred at or prior to the completion of the merger. TD will not, however, be required to make annual premium payments for such insurance to the extent such premiums exceed 250% of Commerce’s current premium for such insurance.

Material United States Federal Income Tax Consequences

The following discussion, insofar as it relates to matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitutes the opinion of Simpson Thacher & Bartlett LLP, U.S. counsel to TD, as of the date of this proxy statement/prospectus, as to the material United States federal income tax consequences of the merger to holders of Commerce common stock and the ownership of TD common shares received in the merger by U.S. holders (as defined below) (i) who are residents of the United States for purposes of the current Canada-United States Income Tax Convention (1980) as amended, which we refer to as the “Treaty”, (ii) whose TD common shares are not, for purposes of the Treaty, effectively connected with a permanent establishment in Canada and (iii) who otherwise qualify for the full benefits of the Treaty. This discussion is based upon the Code, the regulations of the United States Treasury Department and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•	an individual citizen or resident of the United States for United States federal income tax purposes;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any U.S. state or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust which either (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

If a partnership holds TD common shares or Commerce common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding TD common shares or Commerce common stock, you should consult your tax advisors.

This discussion assumes that you hold your TD common shares or Commerce common stock as capital assets within the meaning of Section 1221 of the Code. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction or under any U.S. federal laws other than those pertaining to the income tax. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation, partnership or other pass-through entity;

•	an insurance company;

•	a regulated investment company;

•	a real estate investment trust;

•	a dealer in securities or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a Commerce shareholder who received Commerce common stock through the exercise of employee stock options or through a tax-qualified retirement plan;

•	a person that has a functional currency other than the United States dollar;

•	a holder of options granted under any Commerce benefit plan;

•	a Commerce or TD shareholder who holds Commerce common stock or TD common shares, respectively, as part of a hedge, straddle, constructive sale or integrated or conversion transaction; or

•	a person that owns or is deemed to own 10% or more of TD’s voting stock.

Merger

U.S. Holders

The merger will be treated for United States federal income tax purposes as a taxable sale by a U.S. holder of Commerce common stock of the shares of Commerce common stock that such holder surrenders in the merger. The material United States federal income tax consequences of the merger are as follows:

•	A U.S. holder will recognize gain or loss equal to the difference between (1) the sum of the cash consideration (including any cash received in lieu of fractional shares) and the fair market value of the TD common shares received in the merger and (2) such holder’s adjusted tax basis in the shares of Commerce common stock surrendered in the merger for TD common shares and cash;

•	A U.S. holder’s aggregate tax basis in the TD common shares that such holder receives in the merger will equal the fair market value of such common shares at the time of the merger; and

•	A U.S. holder’s holding period for the TD common shares that such holder receives in the merger should generally begin on the day after the completion of the merger.

Because the merger consideration consists of TD common shares in addition to cash, U.S. holders of Commerce common stock may need to sell TD common shares received in the merger, or raise cash from other sources, to pay any tax obligations resulting from the merger.

If a U.S. holder acquired different blocks of Commerce common stock at different times and at different prices, any gain or loss will be determined separately with respect to each such block of Commerce common stock surrendered, and the cash and TD common shares that such holder receives will be allocated pro rata to each such block of Commerce common stock.

Taxation of Capital Gain or Loss.  Any gain or loss that a U.S. holder recognizes in connection with the merger will generally be capital gain or loss and will be long-term capital gain or loss if, as of the date of the merger, such holder’s holding period in its Commerce common stock is greater than one year as of the date of the merger. For non-corporate shareholders, long-term capital gain generally is subject to tax at preferential rates. There are limitations on the deductibility of capital losses.

Backup Withholding and Information Reporting.  Non-corporate U.S. holders of Commerce common stock may be subject to information reporting and backup withholding on any cash payments such holders receive in the merger. A U.S. holder will not be subject to backup withholding, however, if such holder:

•	furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal such holder will receive; or

•	is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a U.S. holder’s United States federal income tax liability, provided such holder furnishes the required information to the Internal Revenue Service.

Non-U.S. Holders

Any gain realized on the receipt of TD common shares and cash in the merger by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	Commerce is or has been a “United States real property holding corporation” for United States federal income tax purposes and the non-U.S. holder owned more than 5% of Commerce’s common stock at any time during the five years preceding the merger.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Commerce believes it is not and has not been a “United States real property holding corporation” for United States federal income tax purposes.

Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will apply to the TD common shares and cash received in the merger, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s United States federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Ownership and Disposition of TD Common Shares by U.S. Holders

Passive Foreign Investment Company

TD does not believe that it is, for United States federal income tax purposes, a passive foreign investment company, or “PFIC”, and expects to operate in such a manner so as not to become a PFIC. If, however, TD is or becomes a PFIC, you could be subject to additional United States federal income taxes on gains recognized with respect to TD common shares and on certain distributions, plus an interest charge on certain taxes treated as having been deferred under the PFIC rules. The remainder of this discussion assumes that TD will not be treated as a PFIC for Untied Stated federal income tax purposes.

Dividends

Distributions on a U.S. holder’s TD common shares (including amounts withheld to reflect Canadian withholding taxes) will be taxable as dividends to the extent paid out of TD’s current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income (including withheld taxes) will be includable in a U.S. holder’s gross income as ordinary income on the day actually or constructively received by such U.S. holder. Because TD is not a U.S. corporation, such dividends will not be eligible for the dividends received deduction allowed to corporations. With respect to non-corporate U.S. holders, certain dividends received in taxable years beginning before January 1, 2011 from a qualified foreign corporation may be subject to reduced rates of taxation (currently 15%). A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States which the United States Treasury Department determines to be satisfactory for these purposes and which includes an exchange of information provision. The United States Treasury Department has determined that the Treaty meets these requirements, and TD believes it is eligible for the benefits of the Treaty. Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” under Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of TD’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. U.S. holders should consult their own tax advisors regarding the application of these rules given their particular circumstances.

The amount of any dividend paid on the TD common shares in Canadian currency will equal the United States dollar value of the Canadian currency calculated by reference to the exchange rate in effect on the date the dividend is properly included in income by a U.S. holder, regardless of whether the Canadian currency is converted into United States dollars. A U.S. holder will have a basis in the Canadian currency equal to its United States dollar value on the date the dividend is properly included in income. Any gain or loss realized on a subsequent conversion or other disposition of the Canadian currency will be treated as United States source ordinary income or loss.

Subject to certain conditions and limitations, Canadian withholding taxes on dividends, as described under “Material Canadian Federal Income Tax Considerations — Material Canadian Federal Income Tax Consequences of Owning TD Common Shares” beginning on page 61, may be treated as foreign taxes eligible for credit against a U.S. holder’s United States federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on the TD common shares will be treated as income from sources outside the United States and will generally constitute “passive category income.” Special rules apply to certain U.S. holders that are individuals whose foreign source income during the taxable year consists entirely of “qualified passive income” and whose creditable foreign taxes paid or accrued during the taxable year do not exceed $300 ($600 in the case of a joint return). Further, in certain circumstances, if a U.S. holder:

•	has held TD common shares for less than a specified minimum period during which such holder is not protected from risk of loss,

•	is obligated to make payments related to the dividends with respect to positions in substantially similar or related property, or

•	holds the TD common shares in arrangements in which such holder’s expected economic profit, after non-U.S. taxes, is insubstantial,

such holder will not be allowed a foreign tax credit for foreign taxes imposed on dividends paid on the TD common shares. The rules governing the foreign tax credit are complex. U.S. holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

To the extent that the amount of any distribution exceeds TD current and accumulated earnings and profits, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the TD common shares (which increases the amount of gain, or decreases the amount of loss, to be recognized by the U.S. holder on a subsequent disposition of the common shares), and the balance in excess of adjusted basis will be taxed as capital gain. Consequently, these distributions in excess of TD’s current and accumulated earnings and profits would not give rise to foreign source income and a U.S. holder would not be able to use the foreign tax credit arising from any Canadian withholding tax imposed on that distribution unless that credit can be applied (subject to applicable limitations) against U.S. tax due on other foreign source income in the appropriate category for foreign tax credit purposes.

Taxation of Capital Gains

A U.S. holder will recognize taxable gain or loss on any sale or exchange of TD common shares in an amount equal to the difference between the amount realized for the TD common shares and such holder’s tax basis in the TD common shares. Such gain or loss will generally be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation if recognized in a taxable year beginning before January 1, 2011. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder will generally be treated as United States source gain or loss.

Information Reporting and Backup Withholding

In general, information reporting will apply to dividends in respect of TD common shares and the proceeds from the sale, exchange or redemption of TD common shares that are paid to a U.S. holder within the United States (and in certain cases, outside the United States), unless such holder is an exempt recipient such as a corporation. Backup withholding may apply to such payments if a U.S. holder fails to provide a taxpayer identification number or certification of other exempt status or fails to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it only addresses United States federal income tax and does not address any non-income tax or any foreign, state or local tax consequences. You should consult your own tax advisors concerning the United States federal income tax consequences of the merger and the ownership of TD common shares in light of your particular situation, as well as any consequences arising under the laws of any other taxing jurisdiction.

Material Canadian Federal Income Tax Considerations

In the opinion of Osler, Hoskin & Harcourt LLP, Canadian counsel to TD, the following summary describes the principal Canadian federal income tax considerations generally applicable to a person who acquires TD common shares and cash in exchange for Commerce common stock as part of the merger and who, at all relevant times, for purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations, or collectively, the Tax Act, and the Canada-United States Income Tax Convention (1980), or the Treaty, (1) deals at arm’s length with TD; (2) is not affiliated with TD; (3) holds TD common shares as capital property; (4) is not, and is not deemed to be, resident in Canada; (5) is a resident of the U.S. that is eligible for benefits under the Treaty; and (6) does not use or hold TD common shares or Commerce common stock in a business carried on in Canada (a “U.S. Resident Holder”). Special rules, which are not discussed in this summary, may apply to certain holders that are insurers carrying on an insurance business in Canada and elsewhere.

Generally, TD common shares will be capital property to a U.S. Resident Holder provided the U.S. Resident Holder does not hold those shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade.

This summary is based on the current provisions of the Tax Act, and on counsel’s understanding of the current administrative and assessing practices and policies of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative or assessing practice whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may be different from those discussed herein.

This summary is of a general nature only and is not, nor is it intended to be, legal or tax advice to any particular U.S. Resident Holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, U.S. Resident Holders should consult their own tax advisors with regard to their own particular circumstances.

For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of TD common shares must be converted into Canadian dollars based on the prevailing exchange rates at the relevant times. The amount of any dividends required to be included in the income of a U.S. Resident Holder may be affected by fluctuations in the Canadian/U.S. dollar exchange rate.

Material Canadian Federal Income Tax Consequences of the Merger

A U.S. Resident Holder will not be subject to tax under the Tax Act on the exchange of Commerce common stock for TD common shares in the merger.

Material Canadian Federal Income Tax Consequences of Owning TD Common Shares

Dividends paid or credited or deemed to be paid or credited to a U.S. Resident Holder on TD common shares will be subject to Canadian withholding tax at a rate of 25%, subject to a reduction in the rate of withholding to which the U.S. Resident Holder is entitled under the Treaty. If the U.S. Resident Holder is the beneficial owner of the dividends, the applicable rate of Canadian withholding tax is generally reduced under the Treaty to 15%.

Material Canadian Federal Income Tax Consequences of Disposing of TD Common Shares

A U.S. Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of TD common shares, unless the TD common shares are “taxable Canadian property” to the U.S. Resident Holder for purposes of the Tax Act and the U.S. Resident Holder is not entitled to relief under the Treaty.

Generally, the TD common shares will not constitute taxable Canadian property to a U.S. Resident Holder at a particular time provided that (1) the TD common shares are listed on a designated stock exchange (which includes the Toronto Stock Exchange and the New York Stock Exchange) at that time, and (2) the U.S. Resident Holder, persons with whom the U.S. Resident Holder does not deal at arm’s length, or the U.S. Resident Holder together with all such persons, have not owned or had an interest in or an option in respect of 25% or more of the issued shares of any class or series of the capital stock of TD at any time during the 60-month period that ends at that time. In any event, gains realized by a U.S. Resident Holder on the disposition of TD common shares will not generally be subject to Canadian tax as long as the value of the TD common shares is not derived principally from real property situated in Canada at the time of the disposition, as contemplated in the Treaty.

Anticipated Accounting Treatment

TD intends to account for the merger as a purchase of Commerce for both Canadian and United States financial accounting purposes. Accordingly, the aggregate fair value of the consideration paid by TD in connection with the merger will be allocated to Commerce’s assets based on their fair values as of the completion of the merger, and the results of operations of Commerce will be included in TD’s consolidated results of operations only for periods subsequent to the completion of the merger.

Regulatory Matters Related to the Merger and Stock Exchange Listings

To complete the merger, we need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank and other regulatory authorities as well as regulatory authorities in Canada. These approvals and filings are described below.

Federal Reserve Board Approval

TD will file an application with the Federal Reserve Board under the BHC Act requesting approval of the merger. The application describes the terms of the merger and the parties involved and includes other financial and managerial information. In evaluating the application, the Federal Reserve Board will consider the financial and managerial resources and prospects of the existing institutions both currently and after giving effect to the merger, and the convenience and needs of the communities to be served by both companies’ insured depository institution subsidiaries, as well as the parties’ effectiveness in combating money-laundering activities and their regulatory status, including legal and regulatory compliance. Among other things, the Federal Reserve Board will also evaluate the capital adequacy of TD after the merger.

The Federal Reserve Board must deny an application if it determines that the merger would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize a given business activity in any part of the United States. The Federal Reserve Board must also deny an application if it determines that the merger would substantially lessen competition or would tend to create a monopoly in any section of the country, or would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the merger are clearly outweighed by the probable effects of the merger in providing benefits to the public.

Under the Community Reinvestment Act of 1977, as amended, or CRA, the Federal Reserve Board must take into account the record of performance of each of Commerce and TD in meeting the credit needs of the entire community, including low and moderate income neighborhoods, served by their depository institution subsidiaries. As part of the review process in merger transactions, the Federal Reserve Board frequently receives protests from community groups and others. All of the insured depository institution subsidiaries of Commerce and TD required to have ratings under the CRA have received either an outstanding or satisfactory CRA rating in their most recent CRA examinations by their respective federal regulators. Applicable federal law provides for the publication of notice and public comment on applications filed with the Federal Reserve Board.

Under current law, the merger may not be completed until the Federal Reserve Board has approved the merger and a period of 30 days, which may be reduced to not less than 15 days by the Federal Reserve Board with the concurrence of the Attorney General of the United States, following the date of approval by the Federal Reserve Board, has expired (during which time the U.S. Department of Justice, or Justice Department, may challenge the merger on antitrust grounds). The commencement of an antitrust action would stay the effectiveness of such approval unless a court specifically ordered otherwise. In reviewing the merger, the Justice Department could analyze the merger’s effect on competition differently from the Federal Reserve Board, and thus it is possible that the Justice Department will reach a different conclusion than the Federal Reserve Board regarding the merger’s effect on competition. A determination by the Justice Department not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

Other Antitrust Authorities

Private parties also may seek to take legal action under the antitrust laws under some circumstances. Based upon an examination of information available relating to the businesses in which the companies are engaged, Commerce and TD believe that the completion of the merger will not violate U.S. antitrust laws. However, we can give no assurance that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, that we will prevail.

In addition, the merger may be reviewed by the state attorneys general in the various states in which Commerce and TD operate. While we believe there are substantial arguments to the contrary, these authorities may claim that there is authority under the applicable state and federal antitrust laws and regulations to investigate and/or disapprove the merger under the circumstances and based upon the review set forth in the particular state laws and regulations. There can be no assurance that one or more state attorneys general will not attempt to file an antitrust action to challenge the merger.

Canadian Approvals

Under the Bank Act of Canada, the consent of the Superintendent of Financial Institutions of Canada is required in order for TD to complete the indirect acquisition of control, as a result of the merger, of Commerce Bank, N.A. and Commerce Bank/North, Commerce’s banking subsidiaries, for TD to issue its common shares for non-cash consideration as part of the consideration to be distributed to Commerce shareholders and in respect of Commerce’s existing ownership interest in Pennsylvania Commerce Bancorp, Inc. TD expects to file the necessary applications with the Superintendent of Financial Institutions of Canada in the near future.

Stock Exchange Listings

TD is obligated under the merger agreement to use its reasonable best efforts to cause the TD common shares issued in the merger to be approved for listing on the Toronto Stock Exchange and the New York Stock Exchange, subject to official notice of issuance, prior to the completion of the merger. In addition, it is a condition to the completion of the merger that these shares be approved for listing on the Toronto Stock Exchange and the New York Stock Exchange. Commerce common stock will be delisted from the New York Stock Exchange promptly following consummation of the merger.

Other Approvals

TD and Commerce are also required to file applications with, and obtain the approval of the merger by, banking authorities in the State of New Jersey and the Commonwealth of Pennsylvania. Applications and notifications may be filed with various other state regulatory authorities, including state insurance regulators with respect to CBIS and its subsidiaries, and self-regulatory organizations, including the National Association of Securities Dealers, in connection with changes in control of the broker-dealer subsidiaries of Commerce.

While we believe that the requisite regulatory approvals for the merger will be received, there can be no assurances of this or regarding the timing of receipt of the approvals, our ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. There can likewise be no assurance that U.S., Canadian or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result of such challenge. The obligations of TD and Commerce to complete the merger are conditioned upon the receipt of all required regulatory approvals (and, in the case of TD’s obligation to complete the merger, the receipt of these approvals without the imposition of any condition or restriction that would reasonably be expected to have a material adverse effect on Commerce or TD). See “Proposal No. 1: The Merger Agreement — Conditions to the Merger” beginning on page 77.

The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by Commerce shareholders in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

Merger Fees, Costs and Expenses

All expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, except that Commerce and TD will share equally the costs and expenses incurred in connection with the filing, printing and mailing of this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus forms a part and costs and expenses incurred in connection with applications, notices and other filings with regulatory authorities. See “Proposal No. 1: The Merger Agreement — Termination Fees and Expenses” beginning on page 79.

Exchange of Commerce Stock Certificates

At or prior to the completion of the merger, TD will cause to be deposited with an exchange agent appointed by TD, subject to the approval of Commerce, which shall not be unreasonably withheld, an estimated amount of cash sufficient to pay the cash portion of the merger consideration and the cash in lieu of any fractional shares that would otherwise be issued in the merger, and certificates, or evidence of shares in book-entry form, representing the TD common shares to be issued as part of the merger consideration.

As soon as reasonably practicable after the completion of the merger, and in no event more than five business days thereafter, the exchange agent will mail to each record holder of Commerce common stock a form of letter of transmittal and instructions for use in effecting the surrender of the Commerce stock certificates in exchange for the merger consideration. Upon proper surrender of a Commerce stock certificate for exchange and cancellation to the exchange agent, together with a letter of transmittal and such other documents as may be specified in the instructions, the holder of the Commerce stock certificate will be entitled to receive the merger consideration. With respect to the portion of the merger consideration consisting of TD common shares, holders of Commerce stock certificates will receive evidence of such shares in book-entry form.

Commerce stock certificates may be exchanged for the merger consideration with the exchange agent for up to six months after the completion of the merger. At the end of that period, any evidence of shares in book-entry form and cash may at TD’s option be returned to TD, and in such case, any holders of Commerce stock certificates that have not exchanged their stock certificates would then be entitled to look only to TD for the portion of the merger consideration to be paid by TD.

Until you exchange your Commerce stock certificates for merger consideration, you will not receive any dividends or other distributions in respect of any TD common shares which you are entitled to receive in connection with that exchange. Once you exchange your Commerce stock certificates for the merger consideration, you will receive, without interest, any dividends or distributions with a record date after the completion of the merger and payable with respect to the TD common shares you receive.

If your Commerce stock certificate has been lost, stolen or destroyed, you may receive the merger consideration upon the making of an affidavit of that fact. You may be required to post a bond in a reasonable amount as an indemnity against any claim that may be made with respect to the lost, stolen or destroyed Commerce stock certificate.

Commerce stock certificates should not be sent to Commerce or TD at this time. Commerce shareholders will receive instructions for surrendering their stock certificates with their letter of transmittal.

Treatment of Commerce Stock Options

Upon completion of the merger, each option to purchase shares of Commerce common stock outstanding under any of Commerce’s stock incentive plans will be fully vested and will automatically convert into an option to purchase TD common shares, and each stock option plan thereof will be assumed and honored by TD in accordance with its terms. From and after the completion of the merger, each such option to purchase shares of Commerce common stock will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Commerce option, a number of TD common shares equal to the product of (a) the number of shares of Commerce common stock otherwise purchasable pursuant to such Commerce option and (b) 0.5522, rounded down, if necessary, to the nearest whole share, at a price per share equal to (x) the exercise price per share of the Commerce option, divided by (y) 0.5522, rounded up to the nearest cent.

As soon as practicable after completion of the merger (but in no event later than five business days), TD will file one or more appropriate registration statements with respect to the TD common shares underlying the TD options into which Commerce options will be converted upon completion of the merger.

Following the completion of the merger, solely for purposes of the TD options resulting from the conversion described above, TD will maintain the 1989 Stock Option Plan for Non-Employee Directors, the 1997 Employee Stock Option Plan, the 1998 Stock Option Plan for Non-Employee Directors, and the 2004 Employee Stock Option Plan. Any other Commerce stock incentive plan will terminate and Commerce will ensure that no one has any right to acquire equity securities of Commerce.

Treatment of Other Commerce Equity-Based Plans

Commerce’s Dividend Reinvestment and Stock Purchase Plan will be terminated immediately prior to the completion of the merger. All Commerce common stock held in the Commerce tax-qualified defined contribution plan will be converted into the merger consideration in the same manner as all other shares of Commerce common stock.

No Dissenters’ Rights of Appraisal

The NJBCA provides that in some merger and other similar transactions, shareholders of a New Jersey corporation who comply with statutory requirements have the right to receive, instead of the merger consideration, cash for each of the shareholder’s shares in an amount equal to the fair value of each voting share as of the day prior to the control transaction date, taking into account all relevant factors, including an increment representing a proportion of any value payable for acquisition of control of the corporation. If the parties are unable to agree upon the fair value of their shares, then the fair value will be appraised by the Superior Court of the county in New Jersey where the registered office of Commerce is located. However, this right to appraisal is not available under the NJBCA to holders of Commerce common stock in connection with the merger. New Jersey law provides that shareholders do not have a right to dissent from any plan of merger or consolidation with respect to shares (1) of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 holders or (2) for which, pursuant to the plan of merger or consolidation, such shareholder will receive (a) cash, (b) shares, obligations or other securities which, upon consummation of the merger or consolidation, will either be listed on a national securities exchange or held of record by not less than 1,000 holders or (c) cash and such securities. As a result of the foregoing, Commerce shareholders will not be entitled to exercise any dissenters’ rights of appraisal in connection with the transactions contemplated by the merger agreement.

Litigation Relating to the Merger

Since the announcement on October 2, 2007 of the signing of the merger agreement, ten putative shareholder class action lawsuits related to the merger have been filed in the Superior Court of New Jersey in Camden and Essex Counties. All of the complaints name as defendants Commerce and certain Commerce directors and officers, and seven of the ten complaints name a TD entity as a defendant. The complaints have been consolidated before the Honorable John A. Fratto of the New Jersey Superior Court, Camden County, Law Division. The lawsuits allege, among other things, that the consideration agreed to in the merger agreement is inadequate and unfair to Commerce shareholders and that the individual defendants (and in some complaints, Commerce) breached their fiduciary duties in approving the merger agreement and pursuing the merger as described therein by failing to maximize shareholder value, creating deterrents to other offers and shareholder dissent (including by agreeing to pay a termination fee to TD under certain circumstances), and by putting the personal interests of certain Commerce directors ahead of the interests of the shareholders. The complaints further allege that Commerce and/or a TD entity aided and abetted the alleged breaches of fiduciary duties. Defendants have moved for a stay of the state court litigation in favor of prior pending federal litigation described below. Expedited discovery has been denied.

In addition to the state court actions, the plaintiff in a federal derivative action involving Commerce pending in the United States District Court for the District of New Jersey, Camden Vicinage, filed a motion to amend the complaint on October 19, 2007. The proposed amendment seeks to add claims on behalf of a putative class of shareholders relating to the merger substantially similar to those asserted in the state court actions described above.

The lawsuits seek injunctive, declaratory and other equitable relief as well as monetary damages. The litigation is in a preliminary stage. Commerce believes that these lawsuits are without merit and intends vigorously to defend the actions.

Resale of TD Common Shares

U.S. Resale Requirements

The TD common shares issued under the terms of the merger agreement will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any Commerce shareholder who may be deemed to be an “affiliate” of Commerce for purposes of Rule 144 or Rule 145 under the Securities Act. Persons who may be deemed affiliates of Commerce for such purposes include individuals or entities that control, are controlled by, or are under common control with Commerce and may include directors and executive officers of Commerce. The merger agreement provides that Commerce will use its reasonable best efforts to cause each affiliate of Commerce to enter into an agreement with TD providing that the affiliate will not transfer any TD common shares received in the merger except in compliance with the Securities Act.

This document does not constitute a registration statement covering resales of shares by persons who are otherwise restricted from selling their shares under Rules 144 and 145 of the Securities Act.

Canadian Resale Restrictions

The TD common shares issued under the terms of the merger agreement will not be subject to any restrictions on transfer under applicable Canadian securities law. Applicable Canadian securities laws, however, require the first trade in the TD common shares issued under the terms of the merger agreement to be made in accordance with customary conditions, including that such trade is not a control distribution, that no unusual effort is made to prepare the market or to create a demand for such shares and that no extraordinary commission or consideration is paid in respect of the trade. In addition, when selling the TD shares, holders resident in a province or territory of Canada must use a dealer appropriately registered in such province or territory or rely on exemption from the registration requirements of such province. If a holder requires advice on any applicable prospectus or registration exemption, the holder should consult its own legal advisor.

PROPOSAL NO. 1: THE MERGER AGREEMENT

The following is a summary of material terms of the merger agreement, including the effects of those provisions. While TD and Commerce believe this description covers the material terms of the merger agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the merger agreement, which is included as Appendix A to this document and is incorporated by reference in this document. We urge you to read the entire merger agreement carefully.

Structure of the Merger

Subject to the terms and conditions of the merger agreement, and in accordance with New Jersey law, Cardinal Merger Co., a newly-formed subsidiary of TD, will merge with and into Commerce. Commerce will be the surviving corporation in the merger, will become a wholly-owned subsidiary of TD, and will continue its corporate existence under the laws of the State of New Jersey. Upon completion of the merger, the separate corporate existence of Cardinal Merger Co. will terminate.

Merger Consideration

Merger Consideration.  Upon completion of the merger, each Commerce shareholder of record will be entitled to receive, in exchange for each share of Commerce common stock owned by such shareholder, the following:

•	0.4142 TD common shares, plus cash in lieu of any fractional share interest; and

•	$10.50 in cash.

TD intends to pay the cash portion of the merger consideration (including any amounts paid for fractional Commerce common shares) from funds on hand.

Cancellation of Treasury Stock.  All shares of Commerce common stock directly owned by Commerce or TD (other than, in the case of TD, shares in trust accounts, managed accounts and the like for the benefit of customers) immediately prior to the effective time of the merger will be cancelled and retired and will cease to exist, and no merger consideration will be delivered in exchange for these shares. All shares of Commerce common stock owned by any wholly-owned subsidiary of TD or Commerce (other than shares in trust accounts, managed accounts and the like for the benefit of customers) will remain outstanding, and no consideration will be delivered in exchange for these shares.

Conversion of Cardinal Merger Co. Common Stock.  Upon completion of the merger, each share of Cardinal Merger Co. common stock outstanding immediately prior to the effective time of the merger will be converted into one share of redeemable preferred stock of Commerce.

Treatment of Commerce Stock Options.  Upon completion of the merger, each option to purchase shares of Commerce common stock outstanding under any of Commerce’s stock incentive plans will be fully vested and will automatically convert into an option to purchase TD common shares, and each stock option plan thereof will be assumed and honored by TD in accordance with its terms. From and after the completion of the merger, each such option to purchase shares of Commerce common stock will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Commerce option, a number of TD common shares equal to the product of (a) the number of shares of Commerce common stock otherwise purchasable pursuant to such option and (b) 0.5522, rounded down, if necessary, to the nearest whole share, at a price per share equal to (x) the exercise price per share of the Commerce option, divided by (y) 0.5522, rounded up to the nearest cent. Following the completion of the merger, solely for purposes of the TD options resulting from the conversion described above, TD will maintain the 1989 Stock Option Plan for Non-Employee Directors, the 1997 Employee Stock Option Plan, the 1998 Stock Option Plan for Non-Employee Directors, and the 2004 Employee Stock Option Plan.

Fractional Shares.  TD will not issue any fractional TD common shares in the merger. Instead, a Commerce shareholder will receive cash equal to:

•	the fractional part of a TD common share the shareholder would otherwise be entitled to receive, multiplied by

•	the average of the daily volume weighted average prices for the TD common shares on the Toronto Stock Exchange for the five trading days immediately prior to the date on which the merger is completed, converted into U.S. dollars using the spot exchange rate for each day as reported by The Wall Street Journal.

Certain Adjustments.  If, between the date of the merger agreement and the completion of the merger, TD’s outstanding common shares are increased, decreased, changed into or exchanged for a different number or kind of shares or securities through any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in TD’s capitalization, the exchange ratios for the TD common shares to be issued as merger consideration and issuable upon exercise of assumed Commerce options will be appropriately adjusted to provide Commerce’s shareholders and optionholders, as the case may be, the same economic effect as contemplated by the merger agreement prior to the relevant event.

Surviving Corporation, Governing Documents and Directors

At the effective time of the merger, the certificate of incorporation and bylaws of Commerce, as in effect immediately prior to the effective time of the merger, will be amended so as to read as that of Cardinal Merger Co., respectively, and will be the certificate of incorporation and bylaws of Commerce as the surviving corporation of the merger.

At the effective time of the merger, the board of directors of Cardinal Merger Co. immediately prior to the effective time of the merger will be the directors of Commerce as the surviving corporation of the merger.

Closing

Unless the parties agree otherwise, the completion of the merger will occur on the third business day after the satisfaction or waiver of all closing conditions except for the conditions that, by their terms, are to be satisfied at the closing. See “— Conditions to the Merger” beginning on page 77. The parties currently expect to complete the merger in March or April 2008.

Effective Time of the Merger

The merger will become effective at the time the certificate of merger is filed with the New Jersey Department of Treasury, Division of Commercial Recording, or at such other time as agreed to by the parties and specified in the certificate of merger. We will file this certificate as soon as practicable after the satisfaction or waiver of the closing conditions in the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties made by Commerce to TD and Cardinal Merger Co. relating to a number of matters, including the following:

•	corporate or other organizational and similar matters of Commerce and its subsidiaries;

•	capital structure;

•	corporate authorization and validity of the merger agreement and the absence of conflicts with organizational documents, laws and agreements;

•	required consents, approvals and filings with governmental entities;

•	proper filing of documents with the SEC and the accuracy of information contained in those documents and the implementation of proper disclosure controls and procedures;

•	the conformity with U.S. GAAP and SEC requirements of Commerce’s financial statements filed with the SEC and the absence of undisclosed liabilities;

•	broker’s and finder’s fees related to the merger;

•	the absence of certain material changes or events since the date of Commerce’s last audited financial statements;

•	the absence of litigation, investigations, injunctions and similar proceedings affecting Commerce and claims or submissions by related parties of Commerce for indemnification, advancement of expenses or other reimbursements with respect to certain specified regulatory matters;

•	tax matters;

•	employees and employee benefit plans;

•	the unanimous approval by Commerce’s board of directors of the merger agreement, the merger and the other transactions contemplated thereby, and the recommendation of the merger agreement to the shareholders of Commerce, and the inapplicability of takeover statutes to Commerce, the merger agreement or the merger;

•	Commerce’s and its subsidiaries’ possession of all permits and regulatory approvals required to conduct their business and compliance by Commerce and its subsidiaries with law;

•	the existence, validity and absence of defaults under material contracts;

•	the absence of agreements with, orders by, or directives from regulatory agencies;

•	information to be provided by Commerce for inclusion in this proxy statement/prospectus, the Form F-4, other filings with the SEC or any other filing with any other governmental entity;

•	title to real and personal property and the validity of and absence of defaults relating to leases for leased property;

•	insurance coverage;

•	environmental matters;

•	the receipt of an opinion of Goldman Sachs, Commerce’s financial advisor, as to the fairness, from a financial point of view, of the stock consideration and cash consideration, taken in the aggregate, to Commerce’s shareholders;

•	ownership and validity of intellectual property rights;

•	loan and extension of credit matters;

•	agreements or other transactions with related parties and insiders, including executive officers, principal shareholders, directors, affiliates or family members of the foregoing, or Commerce Bank/Harrisburg;

•	compliance by certain of Commerce’s subsidiaries with the CRA and the regulations promulgated thereunder;

•	labor matters;

•	the nature of, absence of defaults relating to, and financial position with respect to, derivative instruments and transactions; and

•	knowledge by Commerce as to any potential delay in the receipt of regulatory approvals, or impositions of a condition or restrictions in relation thereto.

The merger agreement also contains representations and warranties by TD to Commerce relating to a number of matters, including the following:

•	corporate or other organizational and similar matters;

•	capital structure;

•	corporate authorization and validity of the merger agreement and the absence of conflicts with organizational documents, laws and agreements;

•	required consents, approvals and filings with governmental entities;

•	proper filing of documents with the SEC and Canadian securities regulatory authorities and the accuracy of information contained in those documents and the implementation of proper disclosure controls and procedures;

•	the conformity with Canadian GAAP and SEC or Canadian securities regulation authority requirements of TD’s financial statements and the absence of undisclosed liabilities;

•	broker’s and finder’s fees related to the merger;

•	the absence of certain material changes or events since the date of TD’s last audited financial statements;

•	the absence of litigation, investigations, injunctions and similar proceedings affecting TD;

•	the approval by TD’s board of directors of the merger agreement, the merger and the other transactions contemplated thereby;

•	TD’s and its subsidiaries’ possession of all permits and regulatory approvals required to conduct their business and compliance by TD and its subsidiaries with law;

•	the absence of agreements with, orders by, or directives from regulatory agencies;

•	the availability of adequate funds to pay the cash portion of the merger consideration;

•	information to be provided by TD for inclusion in this proxy statement/prospectus, the Form F-4, other filings with the SEC or any other filing with any other governmental entity; and

•	knowledge by TD as to any potential delay in the receipt of regulatory approvals, or impositions of a condition or restrictions in relation thereto.

The representations and warranties in the merger agreement were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. This description of the representations and warranties, and their reproduction in the copy of the merger agreement attached to this document as Appendix A, are included solely to provide investors with information regarding the terms of the merger agreement. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should only be read together with the information provided elsewhere in this document and in the documents incorporated by reference into this document, including the periodic and current reports and statements that Commerce and TD file with the SEC. For more information regarding these documents incorporated by reference, see the section entitled “Where You Can Find More Information” on page 108.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” with respect to TD or Commerce, as the case may be, means (a) a material adverse effect on the business, results of operations or financial condition of that party and its subsidiaries taken as a whole or (b) a material adverse effect that prevents or materially impairs that party’s ability to consummate the merger on a timely basis, other than, with respect to (a) above, an effect that is caused by:

•	changes applicable to banks or their holding companies generally in:

—	laws, rules or regulations of general applicability or published interpretations of those laws, rules or regulations by courts or governmental authorities;

—	U.S. GAAP;

—	in the case of TD or any other party to the merger agreement that is a Canadian entity, Canadian GAAP; or

—	regulatory accounting requirements;

•	the announcement of the merger agreement or any action of either party or any subsidiary of either party required to be taken under the merger agreement;

•	changes or events in general economic, business or financial conditions affecting banks or their holding companies generally; or

•	the engagement by the United States or Canada in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States or Canada.

Any change in interest rates (other than those that have a disproportionate impact on such party, relative to other banks or bank holding companies) and any decrease in the trading or market prices of TD common shares or Commerce’s common stock will not, by itself, be deemed to be a material adverse effect.

The representations and warranties in the merger agreement do not survive the effective time of the merger and, as described below under “— Termination”, if the merger agreement is validly terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the merger agreement, unless a party intentionally breached the merger agreement.

Covenants and Agreements

Conduct of Business of Commerce Pending the Merger.  Commerce has agreed that, prior to the completion of the merger, it and its subsidiaries will conduct their respective businesses in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact their respective business organizations, rights, authorizations, franchises and other authorizations from governmental entities and business relationships and to retain its officers and key employees. Commerce has also agreed, on behalf of itself and its subsidiaries, to take no action that would reasonably be expected to adversely affect or delay the receipt of any required regulatory approvals needed to complete the merger or otherwise delay the consummation of the merger.

Additionally, Commerce has agreed that except as set forth in the merger agreement or as otherwise agreed to by the parties, and subject to applicable law, during the period from the date of the merger agreement to the completion of the merger, Commerce and its subsidiaries will not, and will not permit any of its subsidiaries to, without the prior written consent of TD:

•	adjust, split, combine or reclassify any of its capital stock, or redeem, purchase or otherwise acquire any of its capital stock;

•	set any record date or payment date, or declare or pay, any dividends or other distributions on its capital stock, other than regular quarterly dividends or dividends paid by subsidiaries to Commerce or any of its wholly-owned subsidiaries;

•	issue or commit to issue additional shares of its capital stock or securities convertible into its capital stock, except pursuant to the exercise of Commerce stock options outstanding as of the date of the merger agreement and the issuer of shares of Commerce common stock pursuant to other specified stock option plans;

•	enter into new lines of business or change its lending, investment, risk and asset-liability management and other material banking or operating policies;

•	sell, license, lease, transfer, mortgage, encumber or otherwise dispose of, or abandon or fail to maintain, any material rights, assets or properties, except:

—	sales of loans and sales of investment securities subject to repurchase in the ordinary course of business consistent with past practice;

—	as expressly required by the terms of any specified existing agreement or the merger agreement; or

—	pledges of assets to secure public deposits accepted in the ordinary course of business consistent with past practice.

•	make any acquisition of or investment in any other person or of assets of another person, except for:

—	foreclosures and other similar acquisitions in connection with securing or collecting debts previously contracted;

—	purchases of U.S. government and U.S. government agency securities which are investment grade rated and, in the case of fixed rate instruments, that have a final maturity of five years or less; and

—	transactions that, together will all other such transactions, are not material to Commerce, and in each case, in the ordinary course of business consistent with past practice.

•	foreclose on or take a deed or title to any commercial real estate that would reasonably be expected to pose a risk of material environmental liability without first conducting a specified environmental assessment of the property, or if that assessment indicates the presence of a hazardous, toxic, radioactive or dangerous substance;

•	enter into, renew, extend or terminate, or make any material change in, any material contract, except in the ordinary course of business consistent with past practice;

•	increase the compensation or benefits of any employee, officer, director, consultant or independent contractor of Commerce or any of its subsidiaries (which we refer to in this document as a “Commerce employee”), subject to certain exceptions including certain merit-based base salary increases;

•	grant or pay any change-in-control, retention bonus, severance or termination pay to any Commerce employee, subject to certain exceptions;

•	loan or advance any money or other property, or sell, transfer or lease any properties, rights or assets to any Commerce employee;

•	establish, adopt, enter into, amend, terminate or grant any waiver or consent under any employee benefit plan, agreement, program, policy, trust, fund or other arrangement;

•	grant any equity or equity-based awards;

•	hire, or terminate the employment of any Commerce employee with an annual base salary in excess of $150,000;

•	effectuate any layoff of Commerce employees without compliance in all material respects with the Worker Adjustment and Restraining Notification Act of 1988, as amended, and any similar state or local law or regulation;

•	make or commit to make any capital expenditures in excess of $1 million per project or $35 million in the aggregate;

•	incur any material indebtedness for borrowed money, or assume, guarantee, endorse or otherwise become responsible for the long-term indebtedness of any other person (other than deposits and similar liabilities in the ordinary course of business consistent with past practice, indebtedness of Commerce’s subsidiaries to Commerce or any of its wholly-owned subsidiaries and indebtedness under existing lines of credit and renewals or extensions thereof);

•	subject to certain exceptions, permit the construction of new structures or facilities upon, or purchase, or enter into or exercise an option to purchase any real property, or open, relocate or close any branch office or loan production or servicing facility or other real property or make an application to do so;

•	without providing prior notice to TD, make or acquire any loan or issue a commitment for any loan that is not made in conformity with Commerce’s ordinary course lending policies and guidelines and which has a principal balance in excess of $20 million, or which increases an existing loan by $20 million or more, except for such loans and commitments approved by Commerce prior to the date of the merger agreement;

•	except as otherwise provided in the merger agreement, engage in any material transaction or incur any material obligation except, in each case, in the ordinary course of business consistent with past practice;

•	make payments or loans or advances to, or sell, transfer or lease any properties, rights or assets to, or enter into any agreement or arrangement with, any of its officers or directors or any of their family members or other related parties or insiders, except for loans made in the ordinary course of business consistent with past practice (and with respect to compensation-related matters subject to the other restrictions described in this section of the merger agreement);

•	settle any claim, action or proceeding involving monetary damages in excess of $2 million for any individual claim or $10 million in the aggregate, or waive or release any material rights or claims or agree or consent to the issuance of any injunction or order affecting the business or operations of Commerce, other than, in the case of such waivers or releases, in the ordinary course of business consistent with past practice;

•	amend its certificate of incorporation, bylaws or similar governing documents, or enter into an agreement relating to a business combination, liquidation or similar transaction, or letter of intent or memorandum of understanding or agreement in principal in respect thereto;

•	except as required by law or the merger agreement, materially change its investment securities portfolio policy or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities which would be considered “high-risk” securities under applicable regulatory pronouncements;

•	except as required by law, make any material change in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans or its hedging practices and policies;

•	take any action that violates or fails to timely take any action that is required by the Consent Order, dated June 28, 2007, entered into between Commerce Bank, N.A. and the OCC or the MOU;

•	take any action that is intended to or would reasonably be expected to result in any of Commerce’s representations or warranties being or becoming untrue in any material respect, result in the conditions to the completion of the merger not being satisfied or a required regulatory approval not being obtained without imposition of a condition that would be reasonably likely to have a material adverse effect on Commerce or TD or which would result in an adverse impact on TD’s status as a “financial holding company” under the BHC Act (in the case of this condition related to TD’s financial holding company status, if such action is due to any fact or condition relating to Commerce);

•	make any material changes in its methods, practices or policies of financial or tax accounting, except as may be required under applicable law, regulation or U.S. GAAP, in each case as approved by Commerce’s independent public accountants;

•	enter into any securitizations of any loans or create any special purpose funding or variable interest entity;

•	introduce any material new products or services or any material marketing campaigns, other than in the ordinary course of business consistent with past practice, or introduce any material new sales compensation or incentive programs or arrangements;

•	except as required by law, make or change any material tax election, file any amended tax returns, settle or compromise any material tax liability of Commerce or any of its subsidiaries, agree to extension or waiver of the statute of limitations with respect to the assessment or determination of taxes of Commerce or any of its subsidiaries, enter into any closing agreement with respect to any material tax, or surrender any right to claim a material tax refund; or

•	agree to, or make any commitment to, take any of these restricted actions.

Conduct of Business of TD Pending the Merger.  TD has agreed to a more limited set of restrictions on its business prior to the completion of the merger. Specifically, TD agreed that, except as permitted by the merger agreement or as required by applicable law, during the period from the date of the merger agreement to the completion of the merger, TD and its subsidiaries will not, without the prior written consent of Commerce:

•	amend, repeal or otherwise modify its by-laws in a manner that would materially and adversely affect the economic benefits of the merger to the holders of Commerce common stock;

•	take any action that is intended or would reasonably be expected to cause TD’s representations and warranties being or becoming untrue in any material respect, or result in the conditions to completion of the merger not being satisfied or the required regulatory approvals not being obtained without the imposition of a condition that would be reasonably likely to have a material adverse effect on Commerce or TD or which would result in an adverse impact on TD’s status as a “financial holding company” under the BHC Act (in the case of this condition related to TD’s financial holding company status, if such action is due to any fact or condition relating to Commerce);

•	in the case of TD only, declare or pay any extraordinary or special dividends on or make other extraordinary or special distributions in respect of its capital stock; or

•	agree to, or make any commitment to, take any of these restricted actions.

Commerce Dividends.  The merger agreement requires Commerce to consult with TD regarding the record dates and payments dates relating to any dividends in respect of Commerce common stock from and after January 1, 2008 until the completion of the merger.

Commerce Shareholder Meeting and Duty to Recommend.  The merger agreement requires Commerce to call, give notice of, convene and hold a meeting of its shareholders to approve the merger agreement. The board of directors of Commerce has agreed to recommend that Commerce’s shareholders vote in favor of approval of the merger agreement and to not withdraw, amend or modify in any manner adverse to TD its recommendation to Commerce’s shareholders to approve the merger agreement (which we refer to in this document as a “change in Commerce recommendation”), except that Commerce’s board of directors may effect a change in Commerce recommendation if and only to the extent that:

•	Commerce has complied in all material respects with its obligations under the no solicitation covenant of the merger agreement, which is described below under “— No Solicitation”;

•	Commerce’s board of directors, based on the advice of its outside counsel, determines in good faith that the failure to effect a change in Commerce recommendation would reasonably be likely to result in a violation of the board’s fiduciary duties under applicable law; and

•	Commerce has received a bona fide written acquisition proposal (as described below) from a third party which its board of directors concludes in good faith constitutes a superior proposal (as described below), after:

—	giving at least five business days’ notice to TD of its intention to effect a change in Commerce recommendation, specifying the material terms and conditions of the superior proposal and furnishing TD a copy of the relevant proposed transaction agreement and other material documents, if any, and

—	negotiating with TD in good faith during this period of not less than five business days to improve the terms of the merger agreement so that the acquisition proposal ceases to be a superior proposal after giving effect to any adjustments which may be offered by TD in connection with these negotiations.

For purposes of the merger agreement,

•	an “acquisition proposal” means any inquiry, proposal or offer from any person (other than TD or any of its subsidiaries) relating to any direct or indirect (i) acquisition, purchase or sale of a business, deposits or assets that constitute 20% or more of the consolidated business, revenues, net income, assets (including stock of Commerce’s subsidiaries) or deposits of Commerce and its subsidiaries, (ii) merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Commerce or any of its significant subsidiaries, or (iii) purchase or sale of, or tender or exchange offer (including a self-tender offer) for, securities of Commerce or any of its significant subsidiaries that, if consummated, would result in any person (or the shareholders of such person) beneficially owning securities representing 20% or more of the equity or total voting power of Commerce, any of its significant subsidiaries or the surviving parent entity in such transaction; and

•	a “superior proposal” means a bona fide written acquisition proposal to acquire, directly or indirectly, a majority of the total voting power of Commerce (or a majority of the total voting power of the resulting or surviving entity of such transaction or the ultimate parent of such resulting or surviving entity), which the board of directors of Commerce concludes in good faith, after consultation with its financial advisor and receiving the advice of its outside counsel, taking into account timing and all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation:

—	is more favorable to the shareholders of Commerce from a financial point of view than the transactions contemplated by the merger agreement; and

—	is reasonably capable of being completed on the terms proposed.

No Solicitation.  The merger agreement precludes Commerce, its subsidiaries and their respective directors and officers, employees, agents and representatives from, directly or indirectly:

•	initiating, soliciting, encouraging or knowingly facilitating (including by way of providing confidential information) the submission of any inquiries, proposals or offers (whether firm or hypothetical) or taking any other efforts or attempts that constitute or may reasonably be expected to lead to any acquisition proposal;

•	having any discussions with, or providing any confidential information or data to, any person relating to an acquisition proposal, or engaging in any negotiations concerning an acquisition proposal;

•	approving or recommending any acquisition proposal; or

•	approving or recommending, or proposing publicly to approve or recommend, or executing or entering into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset purchase or share purchase or share exchange agreement, option agreement or other similar agreement related to any acquisition proposal.

However, if Commerce receives an unsolicited bona fide acquisition proposal, Commerce may, prior to obtaining the required approval of the shareholders of Commerce of the merger agreement, participate in discussions with, or provide confidential information or data to, the person making that acquisition proposal if:

•	Commerce’s board of directors concludes in good faith that the acquisition proposal constitutes or is reasonably likely to result in a superior proposal;

•	Commerce’s board of directors, after receiving the advice of its outside counsel, concludes in good faith that the failure to take those actions would reasonably be likely to result in a violation of the board’s fiduciary duties under applicable law;

•	prior to providing (or causing to be provided) any confidential information or data to the person making the inquiry or proposal, Commerce enters into a written confidentiality agreement with the person making the inquiry or proposal having terms that are no less favorable to Commerce than those in the confidentiality agreement between TD and Commerce, and Commerce provides TD with an executed copy of such confidentiality agreement; and

•	Commerce promptly provides TD with any non-public information concerning Commerce or its subsidiaries provided to such person making the inquiry or proposal that was not previously provided to or made available to TD or its representatives.

Commerce has agreed to immediately cease and cause to be terminated any activities, discussions or negotiations conducted with any third party prior to October 2, 2007 with respect to any acquisition proposal and to use its reasonable best efforts to enforce, and not waive or amend any provision of, any confidentiality, standstill or similar agreement relating to an acquisition proposal, including by requiring other parties to promptly return or destroy any confidential information previously furnished.

Commerce also agreed to promptly (within 48 hours) following the receipt of any acquisition proposal, or any inquiry that could reasonably be expected to lead to an acquisition proposal, advise TD of the material terms thereof, including the identity of the person making such acquisition proposal, and to keep TD reasonably apprised of any related developments, discussions and negotiations and the status and terms thereof (including providing TD with a copy of all material documentation and correspondence relating thereto) on a current basis. Without limiting the foregoing, Commerce agreed to notify TD orally and in writing within 48 hours after it enters into discussions or negotiations with another person regarding an acquisition proposal, executes and delivers a confidentiality agreement with another person in connection with an acquisition proposal, or provides non-public information or data to another person in connection with an acquisition proposal.

The merger agreement provides that the above-described no solicitation restrictions do not prohibit Commerce and its board of directors from complying with Rules 14d-9 and 14e-2(a)(2)-(3) promulgated under the Exchange Act with respect to an acquisition proposal, provided that such rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under the merger agreement.

Reasonable Best Efforts Covenant.  TD and Commerce have agreed to use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements with respect to the merger, to consummate the merger and the other transactions contemplated by the merger agreement and to obtain any governmental and third-party approvals required in connection with the merger. However, neither Commerce nor TD is required to take any action referred to above if the taking of that action is reasonably likely to result in a condition or restriction that would be reasonably likely to have a material adverse effect on Commerce or TD or which would result in an adverse impact on TD’s status as a “financial holding company” under the BHC Act (in the case of this condition related to TD’s financial holding company status, if such action is due to any fact or condition relating to Commerce).

Employee Benefit Plans Covenant.  The merger agreement provides that as of the completion of the merger, Commerce employees will continue to participate in Commerce’s employee benefit plans, agreements, programs, policies or arrangements (excluding the Commerce Stock Incentive Plans (other than with respect to TD options), Commerce’s Dividend Reinvestment and Stock Purchase Plan and the Employee Stock Ownership Plan feature of the Commerce Bancorp, Inc. 401(k) Retirement Plan) until they become eligible to participate in the employee benefit plans sponsored by TD Banknorth in which similarly situated employees of TD Banknorth participate and to the same extent as such similarly situated employees participate. Notwithstanding the foregoing, until December 31, 2008, the employee benefit plans made available to Commerce employees will be no less favorable in the aggregate than the plans (other than equity-based plans, traditional pension plans and severance plans) provided to such employees as of the date of the merger agreement.

Subject to certain exceptions, TD will cause Commerce and its subsidiaries and successors to honor, without modification, certain employment, retention, severance and change-in-control contracts, agreements and arrangements. As of the completion of the merger, employees of Commerce and its subsidiaries who are not otherwise parties to an employment agreement providing severance benefits will be covered by and eligible to participate in a TD Banknorth or Commerce severance plan, which takes into account all service by such employee with Commerce or any of its subsidiaries and which plan will be maintained for at least two years following the completion of the merger.

In addition, TD has agreed, to the extent any Commerce employee becomes eligible to participate in TD Banknorth benefit plans following the completion of the merger:

•	for purposes of determining eligibility to participate, vesting, entitlement to benefits, and vacation entitlement that service with Commerce or any subsidiary will be treated as service with TD, to the extent recognized by Commerce prior to the date of the merger agreement under comparable Commerce plans;

•	to waive pre-existing condition limitations to the same extent waived under the applicable Commerce benefit plan; and

•	to give Commerce employees credit for amounts paid under corresponding benefit plans of Commerce or its subsidiaries during the same period for applying deductibles, co-payments and out-of-pocket maximums as though these amounts had been paid in accordance with TD Banknorth plans.

The merger agreement also provides that in respect of the 2008 calendar year, TD will cause the company surviving the merger to provide that each Commerce employee will participate in either TD Banknorth plans that provide for an annual cash bonus or in Commerce annual cash incentive plans. Commerce employees who are parties to an employment agreement that contains a target annual bonus amount will receive payment equal to at least the pro rata portion of that target bonus amount in respect of the period running from January 1, 2008 through the completion of the merger. Commerce employees who are not parties to employment agreements will receive payment equal to at least the pro rata portion of the actual bonus they received in respect of the 2007 calendar year in respect of the period running from January 1, 2008 through the completion of the merger. In respect of the 2007 calendar year, TD will make grants to Commerce employees of equity-based awards on TD common shares equal in the aggregate to up to $30 million in value (calculated based on a Black-Scholes or equivalent equity compensation calculation methodology). This aggregate amount, however, will be reduced to the extent employees employed by CBIS are excluded from receiving grants due to any sale of CBIS.

In addition, TD and Commerce agreed that the Commerce Retirement Plan for Outside Directors is the sole plan that provides retirement benefits (calculated based on the participant’s highest Form 1099 Compensation, including the annual retainer, committee or committee Chairman’s retainer and any other fees paid for attendance at any Commerce board of directors or committee meetings, but specifically excluding compensation relating to exercising options) to non-employee members of the board of directors of Commerce.

Indemnification and Directors’ and Officers’ Insurance.  Subject to certain exceptions, TD has agreed that, following the completion of the merger, it will cause Commerce to indemnify and hold harmless the current directors and officers of Commerce. See “The Merger — Interests of Commerce’s Executive Officers and Directors in the Merger — Indemnification of Directors and Officers; Directors’ and Officers’ Insurance” beginning on page 55.

Investment Securities Portfolio.  Commerce has agreed to take certain actions with respect to its investment securities portfolio, unless as a result of changes in interest rates, market conditions, or other similar relevant factors, Commerce reasonably determines in good faith that taking such actions is no longer feasible or consistent with safe and sound banking practices, in which case Commerce shall take such alternative actions as are consistent with safe and sound banking practices, subject to TD’s approval.

Sale of Commerce Banc Insurance Services, Inc.  The merger agreement provides that for the period of 60 days following October 2, 2007, Commerce may, subject to TD’s consent, enter into a definitive agreement to sell the stock of Commerce’s subsidiary, CBIS (but excluding its subsidiary eMoney Advisor, Inc.) to Mr. George Norcross (who is a director of Commerce and a member of the special committee of the Commerce board of directors that was formed to consider Commerce’s strategic alternatives) or a group organized by him. See “The Merger — Interests of Commerce’s Executive Officers and Directors in the Merger” beginning on page 51.

Certain Other Covenants.  The merger agreement also contains additional covenants, including covenants relating to the filing of this proxy statement/prospectus, cooperation regarding filings and proceedings with governmental and other agencies and organizations and obtaining required consents, the listing of TD common shares to be issued in the merger or upon exercise of stock options following the merger, the establishment of a transition committee, the sharing of information regarding Commerce’s and TD’s businesses and the termination of Commerce’s Dividend Reinvestment and Stock Purchase Plan.

Conditions to the Merger

Conditions to Each Party’s Obligations.  The respective obligations of each of TD and Commerce to complete the merger are conditioned upon the satisfaction or waiver of the following conditions:

•	receipt of the required approval of the Commerce shareholders of the merger agreement;

•	approval for the listing on the New York Stock Exchange and the Toronto Stock Exchange of the TD common shares to be issued in the merger;

•	receipt of required regulatory approvals and the absence of any injunction or other legal prohibition or restraint against the merger; and

•	the registration statement on Form F-4, which includes this proxy statement/prospectus, filed by TD with the SEC must have been declared effective by the SEC and no stop order suspending the effectiveness of the Form F-4 shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

Conditions to TD’s Obligations.  The obligation of TD to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the accuracy of the representations and warranties of Commerce as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be expected to result in a material adverse effect on Commerce;

•	performance in all material respects by Commerce of the obligations required to be performed by it at or prior to the closing date of the merger; and

•	there being no action taken, or applicable legal or regulatory restriction or condition that would be reasonably likely to have a material adverse effect on Commerce or TD or which would result in an adverse impact on TD’s status as a “financial holding company” under the BHC Act (in the case of this condition related to TD’s financial holding company status, if such action is due to any fact or condition relating to Commerce).

Conditions to Commerce’s Obligations.  The obligations of Commerce to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the accuracy of the representations and warranties of TD as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be expected to result in a material adverse effect on TD; and

•	performance in all material respects by TD of the obligations required to be performed by it at or prior to the closing date of the merger.

Termination

The merger agreement may be terminated at any time before the completion of the merger, whether before or after approval of the plan of merger by Commerce shareholders, in any of the following circumstances:

•	by mutual written consent of TD and Commerce; or

•	by either TD or Commerce if:

—	any governmental entity which must grant a required regulatory approval has denied approval of the merger and this denial has become final and nonappealable or a governmental entity has issued a final nonappealable order prohibiting the consummation of the merger;

—	the merger has not been completed by July 31, 2008, but neither TD nor Commerce may terminate the merger agreement for this reason if its breach of any obligation under the merger agreement has resulted in the failure of the merger to occur by that date;

—	there is a breach by the other party of the merger agreement which would prevent satisfaction of a closing condition and the breach is not cured prior to 30 days after receipt of written notice of the breach or the breach cannot, by its nature, be cured prior to closing, but neither TD nor Commerce may terminate the merger agreement for this reason if it itself is then in material breach of the merger agreement; or

—	the shareholders of Commerce fail to approve the merger agreement at the Commerce special meeting; or

•	by TD if:

—	the board of directors of Commerce has failed to recommend the merger and the approval of the plan of merger by the shareholders of Commerce or withdrawn, amended or modified in any manner adverse to TD its recommendation, or if Commerce has materially breached its obligations under the “no solicitation” covenant of the merger agreement, which is described above under “— Covenants and Agreements — No Solicitation,” or failed to call, give notice of, convene or hold a special meeting of shareholders to vote on approval of the plan of merger; or

—	a tender offer or exchange offer for 20% or more of the outstanding shares of Commerce common stock has commenced (other than by TD), and the board of directors of Commerce recommends that the shareholders of Commerce tender their shares in such tender or exchange offer or otherwise fails to recommend that its shareholders reject such tender offer or exchange offer within ten business days.

Effect of Termination

If the merger agreement is validly terminated, the agreement will become void without any liability on the part of any of the parties unless a party intentionally breaches the merger agreement. However, the provisions of the merger agreement relating to termination fees and expenses and the confidentiality obligations of the parties will continue in effect notwithstanding termination of the merger agreement.

Termination Fees and Expenses

A termination fee of up to $332 million will be paid by Commerce to TD as follows:

•	if TD terminates the merger agreement because:

—	Commerce’s board of directors has failed to recommend the merger and the approval of the plan of merger agreement by the shareholders of Commerce, or effected a change in Commerce’s recommendation;

—	Commerce has materially breached its obligations under the no solicitation covenant of the merger agreement, which is described above under “— Covenants and Agreements — No Solicitation”;

—	a tender offer or exchange offer for 20% or more of the outstanding shares of Commerce common stock has commenced (other than by TD), and the board of directors of Commerce recommends that the shareholders of Commerce tender their shares in such tender or exchange offer or otherwise fails to recommend that its shareholders reject such tender offer or exchange offer within ten business days; or

—	Commerce failed to call, give notice of, convene or hold a special meeting of shareholders to vote on approval of the merger agreement;

then Commerce will pay TD the full termination fee of $332 million on the second business day following that termination; or

•	if:

—	an acquisition proposal with respect to Commerce has been publicly announced or otherwise communicated to the senior management or board of directors of Commerce (or any person has publicly announced, communicated or made publicly known an intention to make an acquisition proposal) at any time prior to the date of termination; and

—	following such an event, TD terminates the merger agreement because there has been a breach by Commerce of the merger agreement, which breach remains uncured for over 30 days or which is not, by its nature, curable prior to closing, or either party terminates the merger agreement because the shareholders of Commerce shall have failed to approve the merger agreement at the Commerce special meeting or a shareholder vote to approve the merger at a Commerce special meeting has not been completed by July 31, 2008;

then Commerce will pay TD $25 million on the second business day following such termination and, if within 15 months after such termination, Commerce or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, an acquisition proposal, then Commerce will pay the remainder of the $332 million termination fee on the date of such execution or consummation, except that, in this case only, an acquisition proposal refers to a 35%, rather than a 20%, threshold of ownership, as specified in the merger agreement.

Except for the payment of a termination fee under the circumstances described above, and further described in the merger agreement, and for the costs and expenses related to the filing, printing and mailing of this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus forms a part, which will be shared by TD and Commerce, all costs and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring the cost.

Amendments, Extension and Waivers

Any provision of the merger agreement may be amended, extended or waived before the completion of the merger by a written instrument signed, in the case of an amendment, by each party to the merger agreement or, in the case of an extension or waiver, by each party against whom the extension or waiver is to be effective, but after the required approval of the Commerce shareholders has been obtained, no amendment may be made that requires the approval of the shareholders of Commerce unless that approval is obtained.

DIRECTORS AND MANAGEMENT OF TD

TD’s Board of Directors and Executive Officers

Biographical concerning members of TD’s board of directors and executive management is set forth below and other information with respect to such persons is included in TD’s Form 40-F for the year ended October 31, 2006 and proxy circular for its 2007 annual meeting of shareholders. See “Where You Can Find More Information” beginning on page 108. The completion of the merger will not affect the composition of TD’s board of directors or executive management.

Biographical Information Regarding Directors of TD

William E. Bennett	Mr. Bennett is a member of the board of directors of TD, which he joined in 2004. He is the retired President and Chief Executive Officer of Draper & Kramer, Inc., a Chicago-based financial services and real estate company, a position he held from 1995 to 1998. During the period from 2000 to 2004, Mr. Bennett held directorships in various companies, in 2005 became a director of TD Banknorth and TD Banknorth, N.A. and on September 30, 2007, became a director of TD Bank USA, N.A. Prior to 1994, he served as Executive Vice President and Chief Credit Officer of First Chicago Corp. and its principal subsidiary, The First National Bank of Chicago. He is currently a director of various non-profit organizations.

Hugh J. Bolton	Mr. Bolton is a member of the board of directors of TD. Since 2000, Mr. Bolton has been the non-executive Chair of the board of directors of EPCOR Utilities Inc., an integrated energy company. Mr. Bolton is the retired Chairman and Chief Executive Officer and partner of Coopers & Lybrand Canada, Chartered Accountants.

John L. Bragg	Mr. Bragg is a member of the board of directors of TD. Mr. Bragg is the Chairman, President and, since 2000, Co-Chief Executive Officer of Oxford Frozen Foods Limited, a food manufacturing company he founded in 1968. He is also an officer and/or director of a number of associated companies including Bragg Communications Incorporated which operates under the brand name of Eastlink.

W. Edmund Clark	Mr. Clark is a member of the board of directors of TD and, since December 2002 has held the position of President and Chief Executive Officer of TD Bank Financial Group. Mr. Clark is a director of TD Banknorth, TD Banknorth, N.A., TD Bank USA, N.A. and TD AMERITRADE Holding Corporation. Prior to December 20, 2002, Mr. Clark served as President and Chief Operating Officer of TD Bank Financial Group. Prior to joining TD in connection with its acquisition of CT Financial Services Inc. on February 1, 2000, he served as President and Chief Executive Officer of CT Financial Services Inc.

Wendy K. Dobson	Dr. Dobson is a member of the board of directors of TD. Dr. Dobson is Professor and Director, Institute for International Business, Joseph L. Rotman School of Management, University of Toronto. Dr. Dobson joined the University of Toronto in 1990 and has held her current position since 1995.

Darren Entwistle	Mr. Entwistle is a member of the board of directors of TD. Since July 2000, Mr. Entwistle has been the President and Chief Executive

Officer of TELUS Corporation, a telecommunications company, and is a member of its board of directors.

Donna M. Hayes	Ms. Hayes is a member of the board of directors of TD. Since 2003, Ms. Hayes has been the Publisher, Chief Executive Officer and a director of Harlequin Enterprises Limited, a global publishing company. From 2001 to 2003, she held the position of President and Chief Executive Officer. She is also an officer and/or director of a number of associated companies. Ms. Hayes has held various positions with Harlequin Enterprises Limited since 1985.

Henry H. Ketcham	Mr. Ketcham is a member of the board of directors of TD. Since 1996, Mr. Ketcham has been the Chairman of the Board, President and Chief Executive Officer of West Fraser Timber Co. Ltd., an integrated forest products company and is an officer and/or director of a number of associated companies.

Pierre H. Lessard	Mr. Lessard is a member of the board of directors of TD. Since 1990, Mr. Lessard has been the President and Chief Executive Officer of METRO INC., a food retailer and distributor, and is a member of its board of directors.

Harold H. MacKay	Mr. MacKay is a member of the board of directors of TD. Mr. MacKay has been counsel to the law firm MacPherson Leslie & Tyerman LLP since 1964. From 1969 until January 2005, Mr. MacKay held the position of Partner. In March 2007, Mr. MacKay also became Chairman of Domtar Corporation.

Brian F. MacNeill	Mr. MacNeill is a member of the board of directors of TD. Since 2001, Mr. MacNeill has been the non-executive Chairman of the Board of Petro-Canada, an integrated oil and gas company. Mr. MacNeill is the retired President and Chief Executive Officer of Enbridge Inc.

Irene R. Miller	Ms. Miller is a member of the board of directors of TD. Since 1997, Ms. Miller has been Chief Executive Officer of Akim, Inc., an investment management and consulting firm. Until June 1997, Ms. Miller was Vice Chairman and Chief Financial Officer of Barnes & Noble, Inc.

Roger Phillips	Mr. Phillips is a member of the board of directors of TD, which he joined in 1994. He is the retired President and Chief Executive Officer of IPSCO Inc., a steel manufacturing company, a position he held from 1982 to January 2002.

Wilbur J. Prezzano	Mr. Prezzano is a member of the board of directors of TD. Mr. Prezzano also serves on the board of TD AMERITRADE Holding Corporation. In 1997, he retired as Vice Chairman of Eastman Kodak Company, an imaging products and services company. Since 1997, Mr. Prezzano has served as a director of Roper Industries, Inc. and is currently a director of a number of companies, including Lance, Inc. and EnPro Industries, Inc.

William J. Ryan	Mr. Ryan is a member of the board of directors of TD and since 1989 has been Chairman of TD Banknorth and TD Banknorth, N.A. Mr. Ryan also served as Chief Executive Officer of TD Banknorth and TD Banknorth, N.A. from July 1998 to February 2007 and as President of TD Banknorth and TD Banknorth, N.A. from July 1998 until September 2006. He also serves as a director of Wellpoint, Inc. (formerly Anthem), a director of Unum Group (formerly UnumProvident Corp.), a trustee of Libra Foundation, a member of the Board of Advisors of the University of New England, and a Trustee of Colby College.

Helen K. Sinclair	Ms. Sinclair is a member of the board of directors of TD. In 1996, Ms. Sinclair founded BankWorks Trading Inc., a satellite communications company, and serves as its Chief Executive Officer and as a member of its board of directors.

John M. Thompson	Mr. Thompson is the Chairman of the board of directors of TD, a position he has held since 2003. Mr. Thompson is the retired Vice Chairman of the Board of IBM Corporation, an information technology hardware, software and services company, a position he held from August 2000 to September 2002.

Biographical Information Regarding Executive Officers of TD

W. Edmund Clark	See information regarding directors of TD in the table set forth above.

Robert E. Dorrance	Mr. Dorrance is Group Head, Wholesale Banking TD Bank Financial Group and Chairman, Chief Executive Officer & President of TD Securities. Prior to occupying these positions Mr. Dorrance held various offices within TD Bank Financial Group and TD Securities including Vice Chair, Group Head and Chairman and Chief Executive Officer (2005-2006), Vice Chair and Chairman and Chief Executive Officer (2003-2005), Executive Vice President and Chairman and Chief Executive Officer (2002-2003) and Executive Vice President and Vice Chair, Institutional Equities and Investment Banking, TD Securities (2001-2002).

Bernard T. Dorval	Mr. Dorval is Group Head, Business Banking & Insurance and Co-Chair TD Canada Trust, TD Bank Financial Group. Prior to occupying these positions Mr. Dorval held various positions within TD Canada Trust including Executive Vice President, Business Banking & Insurance and Co-Chair TD Canada Trust (2005-2006), Executive Vice President (Retail Product Group and subsequently, Business Banking & Insurance) and Deputy Chair (2002-2005) and Executive Vice President (2000-2002).

William H. Hatanaka	Mr. Hatanaka is Group Head, Wealth Management TD Bank Financial Group and Chairman and Chief Executive Officer of TD Waterhouse Canada Inc. Prior to occupying these positions Mr. Hatanaka held the office of Executive Vice President, Wealth Management (2003-2005). Previously, Mr. Hatanaka held the position of Chief Operating Officer, RBC Wealth Management and Co-President, RBC Dominion Securities Inc. at Royal Bank of Canada (2001-2003).

Timothy D. Hockey	Mr. Hockey is Group Head, Personal Banking and Co-Chair TD Canada Trust, TD Bank Financial Group. Prior to occupying these positions Mr. Hockey held the positions of Executive Vice President, Personal Banking and Co-Chair (2005), and Executive Vice President, Retail Distribution and e.Bank (2002-2005), and Senior Vice President, Personal Lending & Visa, Retail Product Group (2001-2002), in each case, of TD Canada Trust.

Colleen M. Johnston	Ms. Johnston is Group Head, Finance and Chief Financial Officer, Corporate Office TD Bank Financial Group. Prior to occupying this position Ms. Johnston was Executive Vice President and Chief Financial Officer (2005-2007) and Executive Vice President, Finance, Corporate Office (2004-2005). Previously, Ms. Johnston was Managing Director and Chief Financial Officer of Scotia Capital Inc. (1999-2003).

Robert F. MacLellan	Mr. MacLellan is Executive Vice President, TD Bank Financial Group and Chief Investment Officer and Chairman TD Asset Management and President TD Capital, TD Investments, Wholesale Banking. Prior to occupying these positions, Mr. MacLellan was Executive Vice President and Chief Investment Officer of TD Investment Management (2003) and an Executive Vice President of Wealth Management and TD Asset Management Inc. (2000-2003).

Bharat B. Masrani	Mr. Masrani is Group Head, U.S. Personal and Commercial Banking TD Bank Financial Group and President & Chief Executive Officer of TD Banknorth. Prior to occupying these positions Mr. Masrani was President and Chief Executive Officer of TD Banknorth (2007), President, TD Banknorth (2006-2007), Vice Chair and Chief Risk Officer, Corporate Office TD Bank Financial Group (2005-2006), Executive Vice President, Risk Management, Corporate Office TD Bank Financial Group (2003-2005), Executive Vice President and Vice Chair, Credit Asset Management, TD Securities (2002-2003), and Executive Vice President, e.Bank, TD Canada Trust and Vice Chair, TD Waterhouse International (2002).

Frank J. McKenna	Mr. McKenna is Deputy Chair TD Bank Financial Group. Prior to joining TD Financial Group in 2006, Mr. McKenna served as the Canadian ambassador to the United States of America (2005-2006). Previously, Mr. McKenna acted as Counsel to the law firm of McInnes Cooper from 1997 to 2005.

Michael Pedersen	Mr. Pedersen is Group Head, Corporate Operations, TD Bank Financial Group. Prior to joining TD in July 2007, Mr. Pedersen served on the Board of Directors of Barclays Private Bank (2002-2007) and held the positions of Managing Director, International and Private Banking, Barclays (2004-2006), Managing Director, Barclays Private Bank (2002-2004) and Senior Executive Vice President, Retail and Commercial Banking, Canadian Imperial Bank of Commerce (1999-2001).

Kelvin Tran	Mr. Tran is Vice President and Chief Accountant, Finance, Corporate Office TD Bank Financial Group. Prior to occupying this position, Mr. Tran held various finance positions within TD Securities from 1999 to 2006 including Managing Director and CFO, TD Investment Management.

BENEFICIAL OWNERSHIP OF COMMERCE COMMON STOCK

The following table shows, as of September 30, 2007, the beneficial ownership of Commerce’s common stock by (i) each person who is known by Commerce to be the beneficial owner of more than 5% of Commerce common stock, (ii) each director of Commerce, (iii) each of the named executive officers of Commerce and (iv) all the directors and executive officers of Commerce as a group. Unless otherwise specified, all persons listed below have sole voting and investment power with respect to their shares.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Amount		Percent

Directors and Executive Officers
Jack R. Bershad	268,656	(2)	*
Joseph E. Buckelew	1,306,452	(3)	*
Donald T. DiFrancesco	49,702	(4)	*
Nicholas A. Giordano	1,500		*
Vernon W. Hill, II**	6,174,467	(5)	3.17
Morton N. Kerr	45,362	(6)	*
Steven M. Lewis	1,080,099	(7)	*
John K. Lloyd	20,075	(8)	*
George E. Norcross, III	2,682,285	(9)	1.37
Daniel J. Ragone	302,030	(10)	*
William A. Schwartz, Jr.	237,456	(11)	*
Joseph T. Tarquini, Jr.	1,121,381	(12)	*
Joseph S. Vassalluzzo	109,375	(13)	*
Dennis M. DiFlorio	1,652,504	(14)	*
Robert D. Falese, Jr.	835,775	(15)	*
Douglas J. Pauls	375,911	(16)	*
All Directors and Executive Officers of Commerce as a Group (18 Persons)	16,691,683	(17)	8.34
5% Holders
Capital Research and Management Company	10,577,000	(18)	5.46
333 South Hope Street Los Angeles, CA 90071

Putnam, LLC	14,801,671	(19)	7.64
One Post Office Square Boston, MA 02109

The TCW Group, Inc.	20,132,896	(20)	10.40
865 South Figueroa Street Los Angeles, CA 90017

Davis Selected Advisers, LP	14,824,781	(21)	7.66
2949 East Elvira Road, Suite 101 Tucson, AZ 85706

*	less than 1%

**	As of July 31, 2007.

(1)	The securities “beneficially owned” are determined in accordance with the definitions of “beneficial ownership” as set forth in the regulations of the SEC and, accordingly, may include securities owned by or for, among others, the wife and/or minor children of the individual and any other relative who has the same residence as such individual as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options, or other securities convertible or exercisable into Commerce common stock, within 60 days after the record date. Shares subject to outstanding stock options, or other securities convertible or exercisable into Commerce common stock, which an individual has the right to acquire within 60 days after the record date are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such individual or any group including such individual only. Beneficial ownership may be disclaimed as to certain of the securities.

(2)	Includes 53,865 shares of Commerce common stock held by Mr. Bershad’s wife and 132,875 shares of Commerce common stock issuable upon the exercise of stock options granted under Commerce’s 1998 Stock Option Plan for Non-Employee Directors.

(3)	Includes 316,976 shares of Commerce common stock held by Mr. Buckelew’s wife, 9,556 shares of Commerce common stock held by Buckelew & Lane Investments, 24,879 shares of Commerce common stock allocated to Mr. Buckelew’s account under the Commerce Bancorp, Inc. 401(k) Retirement Plan and 311,250 shares of Commerce common stock issuable upon the exercise of stock options granted under Commerce’s employee plans. Mr. Buckelew is a partner of Buckelew & Lane Investments.

(4)	Includes 3,652 shares of Commerce common stock held jointly with Mr. DiFrancesco’s wife, 3,869 shares of Commerce common stock held by Mr. DiFrancesco’s wife and 39,375 shares of Commerce common stock issuable upon the exercise of stock options granted under Commerce’s 1998 Stock Option Plan for Non-Employee Directors.

(5)	Mr. Hill retired from the positions of Chairman, President, and Chief Executive Officer of Commerce effective July 31, 2007. Mr. Hill’s holdings included herein are as of July 31, 2007, and do not reflect any changes that may have occurred since that date. As of July 31, 2007, includes 207,360 shares of Commerce common stock held by Site Development Inc., 90,078 shares of Commerce common stock held by Mr. Hill’s wife, 291,084 shares of Commerce common stock held by S. J. Dining, Inc., 297,332 shares of Commerce common stock held by U.S. Restaurants, Inc., 315,891 shares of Commerce common stock held by J.V. Properties, 71,496 shares of Commerce common stock held by InterArch, Inc., 333,391 shares of Commerce common stock held by InterArch, Inc. Profit Sharing Plan, 253,155 shares of Commerce common stock held by the Hill Family Trust, 371,988 shares of Commerce common stock held by the Hill Family Foundation, 9,045 shares of Commerce common stock held by Galloway National Golf Club and 85,455 shares of Commerce common stock allocated to Mr. Hill’s account under the Commerce Bancorp, Inc. 401(k) Retirement Plan. Mr. Hill is the Chairman of the Board of Site Development, Inc., a shareholder of S. J. Dining, Inc., a shareholder of U.S. Restaurants, Inc., a partner in J.V. Properties, a co-trustee and beneficiary of the Hill Family Trust, a trustee of the Hill Family Foundation, and a principal equity holder of Galloway National Golf Club. InterArch, Inc., is a company owned by Mr. Hill’s wife and Mrs. Hill is a trustee of InterArch, Inc. Profit Sharing Plan. This amount also includes 1,225,000 shares of Commerce common stock issuable upon the exercise of stock options granted to Mr. Hill under Commerce’s employee plans. Of the shares beneficially owned by Mr. Hill, 1,417,880 shares are subject to pledge.

(6)	Includes 18,287 shares of Commerce common stock held by the Markeim-Chalmers, Inc. Pension Plan. Mr. Kerr is a trustee of the Markeim-Chalmers, Inc. Pension Plan. This amount also includes 26,875 shares of Commerce common stock issuable upon the exercise of stock options granted to Mr. Kerr under Commerce’s 1998 Stock Option Plan for Non-Employee Directors.

(7)	Includes 78,497 shares of Commerce common stock held jointly with Mr. Lewis’ wife, 291,084 shares of Commerce common stock held by S. J. Dining, Inc., 297,332 shares of Commerce common stock held by U.S. Restaurants, Inc. and 130,115 shares of Commerce common stock issuable upon the exercise of stock options granted to Mr. Lewis under Commerce’s 1989 and 1998 Stock Option Plans for Non-Employee Directors. Mr. Lewis is President of S. J. Dining, Inc. and President of U.S. Restaurants, Inc. This amount also includes 34,567 shares of Commerce common stock held in trust for Mr. Lewis’ minor children. Of the shares beneficially owned by Mr. Lewis, 633,612 shares are subject to pledge.

(8)	Includes 1,700 shares of Commerce common stock held as custodian for Mr. Lloyd’s minor children and 18,375 shares of Commerce common stock issuable upon the exercise of stock options granted under the 1998 Stock Option Plan for Non-Employee Directors.

(9)	Includes 721,900 shares of Commerce common stock held jointly with Mr. Norcross’s wife, 2,625 shares of Commerce common stock held by Mr. Norcross’s wife, 9,784 shares of Commerce common stock held as custodian for Mr. Norcross’s minor children, 354,429 shares of Commerce common stock held under a grantor trust for Mr. Norcross’s minor children, 35,477 shares of Commerce common stock allocated to Mr. Norcross’s account under the Commerce Bancorp, Inc. 401(k) Retirement Plan and 1,558,068 shares of Commerce common stock issuable upon the exercise of stock options granted to Mr. Norcross under Commerce’s employee plans. Of the shares beneficially owned by Mr. Norcross, 1,065,929 shares are subject to pledge.

(10)	Includes 79,377 shares of Commerce common stock held by Mr. Ragone’s wife, 34,050 shares of Commerce common stock held jointly with Mr. Ragone’s wife, 14,300 shares of Commerce common stock held by the Daniel J. Ragone Family Foundation and 51,375 shares of Commerce common stock issuable upon the exercise of stock options granted to Mr. Ragone under Commerce’s 1998 Stock Option Plan for Non-Employee Directors. Mr. Ragone is the trustee of the Daniel J. Ragone Family Foundation. Of the shares beneficially owned by Mr. Ragone, 34,050 shares are subject to pledge.

(11)	Includes 14,130 shares of Commerce common stock held by Mr. Schwartz’s wife, 113,133 shares of Commerce common stock held jointly with Mr. Schwartz’s wife and 105,311 shares of Commerce common stock issuable upon the exercise of stock options granted to Mr. Schwartz under Commerce’s 1989 and 1998 Stock Option Plans for Non-Employee Directors. Of the shares beneficially owned by Mr. Schwartz, 97,206 shares are subject to pledge.

(12)	Includes 910,210 shares of Commerce common stock held by JCT Associates, L.P., 9,392 shares of Commerce common stock held by The Tarquini Foundation and 201,779 shares of Commerce common stock issuable upon the exercise of stock options granted to Mr. Tarquini under Commerce’s 1989 and 1998 Stock Option Plans for Non-Employee Directors. Mr. Tarquini is the General Partner of JCT Associates, L.P., and a trustee of The Tarquini Foundation.

(13)	Includes 30,000 shares of Commerce common stock held by Mr. Vassalluzzo’s wife and 70,000 shares of Commerce common stock held by Naples, LLC. Naples, LLC is a company owned by Mr. Vassalluzzo’s wife. This amount also includes 9,375 shares of Commerce common stock issuable upon the exercise of stock options granted to Mr. Vassalluzzo under Commerce’s 1998 Stock Option Plan for Non-Employee Directors.

(14)	Includes 51,276 shares of Commerce common stock held by Mr. DiFlorio’s wife, 1,046,537 shares of Commerce common stock issuable upon the exercise of stock options granted to Mr. DiFlorio under Commerce’s employee plans and 46,064 shares of Commerce common stock allocated to Mr. DiFlorio’s account under the Commerce Bancorp, Inc. 401(k) Retirement Plan. Of the shares beneficially owned by Mr. DiFlorio, 450,767 shares are subject to pledge.

(15)	Includes 3,912 shares of Commerce common stock held by Mr. Falese’s wife, 187,926 shares of Commerce common stock held jointly with Mr. Falese’s wife, 22,815 shares of Commerce common stock allocated to Mr. Falese’s account under the Commerce Bancorp, Inc. 401(k) Retirement Plan, 19,500 shares of Commerce common stock held by the A&R Charitable Foundation and 573,172 shares of Commerce common stock issuable upon the exercise of stock options granted to Mr. Falese under Commerce’s employee plans. Mr. Falese’s wife is the trustee of the A&R Charitable Foundation. Of the shares beneficially owned by Mr. Falese, 179,906 shares are subject to pledge.

(16)	Includes 1,580 shares of Commerce common stock held by Mr. Pauls’ wife, 334,020 shares of Commerce common stock issuable upon the exercise of stock options granted to Mr. Pauls under Commerce’s employee plans and 11,253 shares of Commerce common stock allocated to Mr. Pauls’ account under the Commerce Bancorp, Inc. 401(k) Retirement Plan. Of the shares beneficially owned by Mr. Pauls, 23,759 shares are subject to pledge.

(17)	Includes an aggregate of 6,481,002 shares of Commerce common stock issuable upon the exercise of stock options granted to directors and executive officers of Commerce under Commerce’s 1989 and 1998 Stock Option Plans for Non-Employee Directors and Commerce’s employee plans.

(18)	Based upon a Schedule 13G/A filed with the SEC on February 12, 2007, Capital Research and Management Company has sole voting power over 8,677,000 shares of Commerce common stock and sole dispositive power over 10,577,000 shares of Commerce common stock.

(19)	Based upon a Schedule 13G/A filed with the SEC on February 13, 2007, the shares of Commerce common stock shown in the table as beneficially owned by Putnam, LLC are beneficially owned as follows: Putnam Investment Management, LLC, 13,869,460 shares of Commerce common stock; The Putnam Advisory Company, LLC, 932,211 shares of Commerce common stock. According to the Schedule 13G/A, Putnam, LLC and related entities have shared voting power over 579,669 shares of Commerce common stock and shared dispositive power over 14,801,671 shares of Commerce common stock.

(20)	Based upon a Schedule 13G/A filed with the SEC on February 14, 2007, The TCW Group, Inc. has shared voting power over 17,314,106 shares of Commerce common stock and shared dispositive power over 20,132,896 shares of Commerce common stock.

(21)	Based upon a Schedule 13G/A filed with the SEC on August 29, 2007, Davis Selected Advisers, L.P. has sole voting power over 13,821,858 shares of Commerce common stock and sole dispositive power over 14,824,781 shares of Commerce common stock.

DESCRIPTION OF TD SHARE CAPITAL

The following is a summary of the material provisions of the Bank Act of Canada and the TD by-laws as they relate to TD’s capital stock.

TD Capital Stock

The authorized capital of TD consists of an unlimited number of TD common shares, without par value, and an unlimited number of Class A First Preferred Shares, without par value, issuable in series.

As of November 1, 2007, there were issued and outstanding the following shares of TD capital stock: 718,724,830 TD common shares; 14,000,000 Non-Cumulative Redeemable Class A First Preferred Shares, Series M; 8,000,000 Non-Cumulative Redeemable Class A First Preferred Shares, Series N; 17,000,000 Non-Cumulative Redeemable Class A First Preferred Shares, Series O; and 10,000,000 shares of Non-Cumulative Redeemable Class A First Preferred Shares, Series P.

TD Common Shares

Voting.  Holders of TD common shares are entitled to one vote per share on all matters to be voted on by holders of TD common shares. Unless otherwise required by the Bank Act of Canada, any matter to be voted on by holders of TD common shares shall be decided by a majority of the votes cast on the matter.

Size of Board of Directors.  The Bank Act of Canada requires that the number of directors of TD’s board of directors be at least seven. All directors of TD are elected annually. The Bank Act of Canada also requires that at least a majority of the directors on TD’s board of directors must be, at the time of each director’s election, resident Canadians. See “Comparison of Shareholder Rights — Number and Election of Directors — TD” beginning on page 93.

Liquidation Rights.  Upon the liquidation, dissolution or winding up of TD, whether voluntary or involuntary, the holders of TD common shares are entitled to receive ratably the net assets of TD available after the payment of all debts and other liabilities and subject to the prior rights of holders of any outstanding preferred shares.

Preemptive, Subscription, Redemption and Conversion Rights.  Holders of TD common shares, as such, have no preemptive, subscription, redemption or conversion rights.

Dividends.  The holders of TD common shares are entitled to receive dividends as and when declared by the board of directors of TD, subject to the preference of the holders of the preferred shares of TD. TD dividends have historically been declared on a quarterly basis in Canadian dollars. If and when a dividend is declared, U.S. holders of TD common shares will, by default, receive dividends in U.S. dollars. The declaration and payment of dividends and the amount of the dividends is subject to the discretion of the TD board of directors, and will be dependent upon the results of operations, financial condition, cash requirements and future prospects of, and regulatory restrictions on the payment of dividends by, TD and other factors deemed relevant by the TD board of directors. See “Comparison of Shareholder Rights — Dividends and Other Distributions” beginning on page 101.

TD Preferred Shares

General.  TD has a single class of authorized preferred shares, Class A First Preferred Shares, which is without par value and issuable in series. Three series of Class A First Preferred Shares are currently outstanding, namely, 14,000,000 Non-Cumulative Redeemable Class A First Preferred Shares, Series M; 8,000,000 Non-Cumulative Redeemable Class A First Preferred Shares, Series N; 17,000,000 Non-Cumulative Redeemable Class A First Preferred Shares, Series O; and 10,000,000 shares of Non-Cumulative Redeemable Class A First Preferred Shares, Series P.

The board of directors of TD is authorized, without shareholder approval, to divide the unissued preferred shares into series and to fix the number of shares of each series and the rights, privileges, restrictions and conditions of such series, provided that no rights, privileges, restrictions or conditions attached to a series confer on a series a priority in respect of dividends or distribution of assets over any series of preferred shares then outstanding, and provided that TD shall not, without the prior approval of the holders of the preferred shares, create or issue any shares ranking in priority to or pari passu with the preferred shares unless all cumulative dividends and any declared and unpaid non-cumulative dividends have been paid or set apart for payment.

Priority.  The preferred shares rank prior to the TD common shares and to any other shares of TD ranking junior to the preferred shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of TD. Each series of preferred shares ranks on a parity with every other series of preferred shares.

Restriction.  Under the terms of the Bank Act of Canada, the approval of the holders of the preferred shares is required for the creation of any class of shares ranking prior to or on a parity with the preferred shares.

Voting.  Except as required under the Bank Act of Canada, the holders of TD preferred shares are not entitled to vote at any meeting of the shareholders of TD.

Amendment of Class Provisions.  Approval of by-law amendments to the provisions of the preferred shares as a class may be given in writing by the holders of all the outstanding preferred shares or by a resolution carried by an affirmative vote of at least two-thirds of the votes cast at a meeting at which the holders of a majority of the outstanding preferred shares are present or represented by proxy or, if no quorum is present at such meeting, at an adjourned meeting at which the shareholders then present or represented by proxy may transact the business for which the meeting was originally called.

Priority on Liquidation, Dissolution or Winding Up.  In the event of the liquidation, dissolution or winding-up of TD, before any amounts are paid to or any assets are distributed among the holders of the common shares or shares of any other class of TD ranking junior to the preferred shares, the holder of a preferred share of a series shall be entitled to receive to the extent provided for with respect to such preferred shares by the conditions attaching to such series: (1) an amount equal to the amount paid up for the preferred share of such series; (2) such premium, if any, as has been provided for with respect to the preferred shares of such series; and (3) all unpaid cumulative dividends, if any, on such preferred shares and, in the case of non-cumulative preferred shares, all declared and unpaid non-cumulative dividends. After payment to the holders of the preferred shares of the amounts so payable to them, they shall not be entitled to share in any further distribution of the property or assets of TD. Each series of preferred shares ranks on a parity with every other series of preferred shares.

Creation and Issue of Additional Preferred Shares.  TD may not, without the prior approval of the holders of the preferred shares, create or issue any shares ranking in priority to or on a parity with the preferred shares or any additional series of preferred shares unless all cumulative dividends and any declared and unpaid non-cumulative dividends shall have been paid or set apart for payment.

Dividends.  Each series of preferred shares is entitled to receive a quarterly, non-cumulative preferential cash dividend, as and when declared by the TD board of directors, payable on the last day of January, April, July and October in each year calculated quarterly at a specified rate. If, within 30 days after the expiration of any fiscal year of TD, the board of directors has not declared the dividends or any part of the dividends on such series of preferred shares for such year, then the rights of the holders of such series of preferred shares to such dividend for such quarter shall be extinguished. The amount of the quarterly dividend for each outstanding series of preferred shares is set forth in the table below:

	Amount of
	Quarterly Dividend

Series M	C$	0.29375
Series N	C$	0.28750
Series O	C$	0.303125
Series P	C$	0.327226

Redemption.  Each outstanding series of preferred shares is redeemable, with the prior approval of the Superintendent of Financial Institutions of Canada, on and after the date specified in the table below, at TD’s option and at specified prices. The redemption price may be paid by either payment of cash or the issuance of TD common shares.

Earliest Redemption Date

Series M	April 30, 2009
Series N	April 30, 2009
Series O	November 1, 2010
Series P	November 1, 2012

Retirement of Preferred Shares.  Subject to the prior approval of the Superintendent of Financial Institutions of Canada and to the provisions described below governing restrictions on dividends and retirement of shares, TD may at any time purchase any outstanding series of preferred shares for cancellation.

Conversion into Common Shares at TD’s Option.  On and after the date specified in the table below for the applicable series of preferred shares, TD may, subject to the approval, if required, of the stock exchange upon which any shares of TD are listed, convert all, or from time to time any part, of the outstanding shares of such series into the number of whole, fully-paid and freely tradable TD common shares determined by dividing the then applicable redemption price per share of such series, together with declared and unpaid dividends to the date fixed for conversion, by the greater of (1) C$2.00 and (2) 95% of the weighted average trading price of such TD common shares on the Toronto Stock Exchange for the 20 trading days ending on the last trading day ending on or before the fourth day prior to the date fixed for conversion. Fractional TD common shares will not be issued on any conversion of such preferred shares, but TD will make cash payments in lieu of fractional TD common shares. Notice of any conversion will be given by TD not more than 60 days and not less than 40 days prior to the date fixed for conversion. If less than all of the outstanding shares of such series of preferred shares are at any time to be converted, the shares to be converted will be selected by lot or pro rata, disregarding fractions, or in such other manner as TD may determine.

First Conversion Date

Series M	April 30, 2009
Series N	April 30, 2009

Conversion into Common Shares at the Option of the Holder of Preferred Shares.  Subject to the rights of TD described below, on and after the date specified below for the applicable series of preferred shares, each share of such series will be convertible at the option of the holder on the last business day of each of January, April, July and October in each year on not more than 90 and not less than 65 days’ notice (which notice shall be irrevocable) into that number of whole, fully-paid and freely tradable TD common shares determined in the manner described above.

First Conversion Date

Series M	October 31, 2013
Series N	January 31, 2014

TD, subject to the provisions of the Bank Act of Canada, including the requirement of the prior consent of the Superintendent of Financial Institutions of Canada, and to the provisions described above governing restrictions on dividends and retirement of shares, as applicable, may by notice given not later than 40 days before the date fixed for conversion to all holders who have been given a conversion notice either (1) redeem on the business day after the date fixed for conversion all but not less than all of the shares of such series of preferred shares which are the subject of the conversion notice; or (2) cause the holder of such shares of the series of preferred shares to sell on the business day after the date fixed for conversion such series to another purchaser or purchasers in the event that a purchaser or purchasers willing to purchase all but not less than all of such shares of the series of preferred shares is or are found. Any such redemption or purchase shall be made by the payment of an amount in cash of C$25.00 per share, together with declared and unpaid dividends to the date fixed for redemption or purchase. The shares of such series of preferred shares to be so redeemed or purchased shall not be converted on the date set forth in the conversion notice.

Limitations Affecting Holders of TD Common Shares

Under the Bank Act of Canada, TD cannot redeem or purchase any of its shares, including the common shares, unless the consent of the Superintendent of Financial Institutions of Canada has been obtained. In addition, the Bank Act of Canada prohibits a payment to purchase or redeem any shares or the declaration and payment of a dividend if there are reasonable grounds for believing that TD is, or the payment would cause TD to be, in contravention of the capital adequacy and liquidity regulations of the Bank Act of Canada or any capital or liquidity directions of the Superintendent of Financial Institutions of Canada.

The Bank Act of Canada contains restrictions on the purchase or other acquisition, issue, transfer and voting of the shares of TD. Under these restrictions, no person is permitted to acquire any shares of TD if the acquisition would cause the person to have a “significant interest” in any class of shares of TD, unless the prior approval of the Minister of Finance is obtained. In addition, TD is not permitted to record any transfer or issue of any shares of TD if the transfer or issue would cause the person to have a significant interest in a class of shares, unless the prior approval of the Minister of Finance is obtained. No person who has a significant interest in TD may exercise any voting rights attached to the shares held by that person, unless the prior approval of the Minister of Finance for the acquisition of the significant interest was obtained. For these purposes, a person has a significant interest in a class of shares of TD where the aggregate of any shares of that class beneficially owned by that person, any entity controlled by that person and by any person acting jointly or in concert with that person exceeds 10% of all of the outstanding shares of that class of shares of TD. If a person contravenes any of these restrictions, the Minister of Finance may, by order, direct that person to dispose of all or any portion of those shares.

In addition, under the Bank Act of Canada, the Minister of Finance may only approve the acquisition of up to 30% of the shares of any class of non-voting shares and up to 20% of the shares of a class of voting shares, provided, in each case, that the person acquiring those shares does not have direct or indirect influence over TD that, if exercised, would result in that person having control in fact of TD. For these purposes, the shares beneficially owned by that person, any entity controlled by that person and by any person acting jointly or in concert with that person with respect to TD shares are aggregated. In addition, the Bank Act of Canada prohibits banks, including TD, from recording a transfer or issuing shares of any class to the Government of Canada, or of any province thereof, to any foreign government or the government of any state, province or other political subdivision of a foreign country or to any agent or agency of any of the foregoing.

On June 23, 2003, the government of Canada placed a moratorium on mergers among Canada’s largest financial institutions, including TD and its peers, pending a further review of Canada’s bank merger policy. The current Minister of Finance has stated that a review of the government’s bank merger policy is not currently a priority. However, the Minister of Finance has also stated that if a panel appointed by the government to address Canada’s competitiveness elects to address bank mergers in its report (which is expected to be submitted by June 30, 2008), he would be willing to review the matter.

The restrictions contained in the Bank Act of Canada and the Canadian government’s policies may deter, delay or prevent a future acquisition of a “significant interest” in TD and will prevent the acquisition of control of TD, including transactions that could be perceived as advantageous to TD’s shareholders.

Amendments to the Rights, Privileges, Restrictions and Conditions of TD’s Share Capital

Under the Bank Act of Canada, the rights of holders of TD’s shares can be changed by the board of directors of TD by making, amending or repealing the by-laws of TD. The board of directors of TD must submit such a by-law, or amendment to or repeal of a by-law, to the shareholders of TD in accordance with the procedures of the Bank Act of Canada and the TD by-laws, and the shareholders must approve the by-law, amendment to or repeal of the by-law by special resolution to be effective. Under the Bank Act of Canada, a special resolution is a resolution passed by a majority of not less than two-thirds of the votes cast by or on behalf of the shareholders who voted in respect of that resolution or signed by all the shareholders entitled to vote on that resolution. In some circumstances, the Bank Act of Canada mandates that holders of shares of a class or a series are entitled to vote separately as a class or series on a proposal to amend the by-laws of TD.

COMPARISON OF SHAREHOLDER RIGHTS

The rights of holders of Commerce common stock are governed principally by:

•	the laws of New Jersey, particularly the NJBCA;

•	Commerce’s certificate of incorporation; and

•	Commerce’s bylaws.

As a result of the merger, holders of Commerce common stock will receive TD common shares. The rights and privileges of those shares will be governed principally by:

•	The Bank Act of Canada, which is TD’s charter; and

•	TD’s by-laws.

Although the rights and privileges of shareholders of a New Jersey corporation and the rights and privileges of shareholders of a bank chartered under the Bank Act of Canada are, in many instances, comparable, there are material differences. The following is a summary of the material differences among the rights of holders of Commerce common stock as of the date of this document and the rights of holders of TD common shares as of the date of this document. These differences arise principally from differences among the NJBCA and the Bank Act of Canada, and among Commerce’s articles of incorporation and bylaws and TD’s charter and by-laws.

While TD and Commerce believe that this summary describes the material differences among the rights of holders of Commerce common stock as of the date of this document and the rights of holders of TD common shares as of the date of this document, it may not contain all of the information that is important to you. We urge you to read the governing instruments of each company and the provisions of the NJBCA and the Bank Act of Canada, which are relevant to a full understanding of the governing instruments, fully and in their entirety.

Authorized Capital Stock

Commerce

Commerce’s certificate of incorporation authorizes the issuance of up to 500,000,000 shares of Commerce common stock, $1.00 par value per share, of which 196,777,163 shares were outstanding as of November 1, 2007, and up to 10,000,000 shares of Commerce preferred stock, no par value per share, of which no shares are issued and outstanding. Commerce preferred stock is issuable in series, each series having such rights and preferences as the Commerce board of directors may fix and determine by resolution.

TD

TD’s charter and by-laws permit TD to issue common shares without nominal or par value and Class A First Preferred Shares issuable in one or more series without nominal or par value. There is no limit on the number of TD common shares or Class A First Preferred Shares that TD can issue. As of November 1, 2007, 718,724,830 TD common shares and 49,000,000 Class A First Preferred Shares (Series M, N, O and P) were issued and outstanding, and no other TD Class A First Preferred Shares were issued and outstanding.

Voting Rights

Commerce

Each share of Commerce common stock is entitled to one vote per share on all matters submitted to shareholders. Generally, corporate actions taken by vote of Commerce shareholders are authorized upon receiving the affirmative vote of a majority of the votes cast by all Commerce shareholders entitled to vote on such action.

TD

Under the Bank Act of Canada, if voting rights are attached to any share of a bank, the voting rights may confer only one vote in respect of that share. The TD by-laws provide that holders of TD common shares are entitled to one vote per share on all matters to be voted on by holders of TD common shares, and unless otherwise required by the Bank Act of Canada, matters to be voted on by holders of TD common shares shall be decided by a majority of the votes cast on such matter. Except as required under the Bank Act of Canada, the holders of TD preferred shares are not entitled to vote at any meeting of the shareholders of TD.

Number and Election of Directors

Commerce

The election of directors is determined by a plurality vote, as the nominees receiving the highest number of votes cast by Commerce shareholders will be elected to Commerce’s board of directors. Commerce’s bylaws provide that the number of directors must not be less than five nor more than twenty-five as may be established by the board of directors by resolution. No reduction in the number of directors, however, may affect the terms of directors then in office. Directors are elected by the shareholders at the annual shareholders’ meeting. Each director is elected for a term of one year and until his successor is duly elected and qualified.

TD

Under the Bank Act of Canada, the TD board must have at least seven members and TD may establish by by-law a minimum and maximum number of directors. The Bank Act of Canada also requires that no more than two-thirds of the directors may be affiliated with TD, as specified by the Bank Act of Canada, and no more than 15% of the directors may be employees of TD or a subsidiary of TD, except that up to four of these employees may be directors if they constitute not more than 50% of the directors. Under the Bank Act of Canada, a majority of the directors of TD must be resident Canadians and, except in limited circumstances, directors may not transact business at a meeting of directors or a committee of directors at which a majority of the directors present are not resident Canadians. The Bank Act of Canada also requires the directors of a company to appoint from their members a chief executive officer who must ordinarily be resident in Canada. Under the TD by-laws, the minimum number of directors is 12 and the maximum number of directors is 22. The TD by-laws provide that the number of directors to be elected at any annual meeting of shareholders of TD will be fixed by the TD board of directors before the meeting and all directors are elected to one-year terms. Currently, the number of directors of TD is 17.

Quorum of the Board of Directors; Action by the Board of Directors

Commerce

Under New Jersey law, a majority of directors in office constitutes a quorum for the transaction of business unless the certificate of incorporation or bylaws provide that a greater or lesser proportion constitutes a quorum, provided that in no event shall less than one-third of the total number of directors constitute a quorum.

When a quorum is present, the acts of a majority of the directors present at a meeting are considered the valid acts of the board of directors.

TD

The Bank Act of Canada permits a bank to establish by by-law the quorum requirement for meetings of directors, provided that such quorum may never be less than four directors. The TD by-laws provide that seven directors constitute a quorum. In addition, under the Bank Act of Canada, the directors of a bank may not transact business at a meeting of directors unless at least one director who is not affiliated with the bank is present and a majority of the directors present are resident Canadians. The TD by-laws provide that at meetings of directors every matter shall be decided by a majority of the votes cast on the matter.

Filling Vacancies on the Board of Directors

Commerce

Under the Commerce bylaws, any vacancy on the board of directors shall be filled by a majority of the remaining members of the board, even if less than a quorum. Each person so elected to the board to fill a vacancy shall be a director until his or her successor is elected by the shareholders who may make such election at the next annual meeting of shareholders, or at any earlier special meeting of the shareholders duly called for that purpose.

TD

Under the Bank Act of Canada, a quorum of directors may appoint one or more directors to fill a vacancy among the directors and any director so appointed will hold office for the unexpired term of the director’s predecessor in office, provided that the directors may not appoint a person to fill a vacancy resulting from a change in the minimum or maximum number of directors established by TD’s by-laws or from a failure to elect the number or the minimum number of directors required by TD’s by-laws. Under TD’s by-laws, the directors of TD may otherwise increase the number of directors and appoint one or more additional directors who will hold office for a term expiring not later than the close of the next annual meeting of shareholders. Under the Bank Act of Canada, the total number of additional directors appointed by the directors may not exceed one-third of the number of directors elected at the previous annual meeting of shareholders.

Removal of Directors

Commerce

The entire board of directors, or any individual director, may be removed from office without cause by the vote of the shareholders entitled to cast at least a majority of the votes which all shareholders would be entitled to cast at any annual election of such directors. New directors may be elected at the same meeting. The Commerce board of directors, by unanimous consent, may remove or suspend a director, pending a final determination, for any proper cause.

TD

Under the Bank Act of Canada, the shareholders of TD may by resolution at a special meeting remove any director or directors from office. This resolution must be passed by a vote of not less than a majority of the votes cast by shareholders who voted in respect of the resolution.

Transactions with Directors and Officers

Commerce

Under New Jersey law, no contract or other transaction between a corporation and one of its directors, or between a corporation and another corporation, firm or association in which one or more of its directors has a material interest, shall be void or voidable solely by reason of such common directorship or interest or the interested director’s presence at a meeting where such contract or transaction is approved or the counting of the interested director’s vote for such approval if (1) the contract or transaction is fair and reasonable to the corporation at the time of its approval, (2) the fact of the common directorship or interest is disclosed or known to the board and the board authorizes, approves, or ratifies the contract or transaction by unanimous written consent, provided at least one director so consenting is disinterested, or by affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum or (3) the fact of the common directorship or interest is disclosed or known to the shareholders, and they authorize, approve or ratify the contract or transaction.

TD

Under the Bank Act of Canada, no material contract between TD and one or more of its directors or officers or between TD and another entity of which a director or officer of TD is a director or officer or in which one or more of its directors or officers has a material interest, is void or voidable as a result solely of that relationship or solely because that director is present at or is counted to determine the presence of a quorum at a meeting of directors or a committee of directors that authorized the material contract if:

•	the director or officer disclosed the interest;

•	the contract was approved by the directors or shareholders; and

•	the contract was reasonable and fair to TD at the time the contract was approved.

Under the Bank Act of Canada, all transactions between TD and its directors and senior officers must, except in specified limited circumstances, be on terms and conditions at least as favorable to TD as market terms and conditions. The Bank Act of Canada also contains additional restrictions on transactions between TD and its directors and senior officers.

Exculpation of Liability

Commerce

Under New Jersey law, directors shall discharge their duties in good faith and with that degree of diligence, care and skill which ordinarily prudent people would exercise under similar circumstances in like positions. In discharging their duties, directors shall not be liable if, acting in good faith, they rely (1) upon the opinion of counsel for the corporation, (2) upon written reports setting forth financial data concerning the corporation and prepared by an independent public accountant or certified public accountant or firm of such accountants, (3) upon financial statements, books of account or reports of the corporation represented to them to be correct by the president, the officer of the corporation having charge of its books of account, or the person presiding at a meeting of the board or (4) upon written reports of committees of the board.

TD

Under the Bank Act of Canada, a bank may not, by contract, resolution or by-law, limit the liability of its directors for breaches of their duty to act in accordance with the Bank Act of Canada. However, under the Bank Act of Canada, directors and officers are not liable in respect of certain of their duties imposed under the Bank Act of Canada, including their duty of care, if they relied in good faith on financial statements represented to the directors or officers by an officer of the bank or in a written report of the bank’s auditors to reflect fairly the financial condition of the bank or on a report of a person whose profession lends credibility to a statement made by the professional.

Director and Officer Indemnification

Commerce

Under New Jersey law, any corporation may indemnify a director or officer against expenses and liabilities incurred in connection with any proceeding involving the director or officer by reason of his or her status as a director or officer, other than an action by or in the right of the corporation, if (1) the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful.

In addition, under New Jersey law, any corporation may indemnify an agent of the corporation against his or her expenses in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason of the fact that he or she is or was an agent of the corporation if (1) the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (2) only to the extent that the director or officer is found not liable for his or her conduct.

Under the Commerce bylaws, Commerce shall indemnify its officers and directors to the fullest extent permissible under the NJBCA, as amended from time to time. In any action by an indemnitee to enforce a right to indemnification or by Commerce to recover advances made for the purpose of indemnification, the burden of proving that the indemnitee is not entitled to be indemnified shall be on Commerce.

TD

Under the Bank Act of Canada, except in respect of an action by or on behalf of the bank to procure a judgment in its favor, a bank may indemnify a director or officer, a former director or officer or a person who acts or acted at the bank’s request as a director or officer or similar capacity of another entity, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her because of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association, if: (1) that person acted honestly and in good faith with a view to the best interests of, as the case may be, the bank or the other entity; and (2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, that person had reasonable grounds for believing that his or her impugned conduct was lawful.

These individuals are entitled to an indemnity from the bank if the person was not judged by the courts or other competent authority to have committed any fault or omitted to do anything that they ought to have done and fulfilled the conditions set out in (1) and (2) above. Under TD’s by-laws, TD has indemnified its directors and officers to the full extent permitted by the Bank Act of Canada. A bank may, with the approval of a court, also indemnify that person regarding an action by or on behalf of the bank or other entity to procure a judgment in its favor, to which the person is made a party because of the association referred to above with the bank or other entity, if he or she fulfills the conditions set out in (1) and (2) above.

Annual Meeting of Shareholders

Commerce

Under the Commerce bylaws, the regular annual meeting of the shareholders is held on the second Tuesday of April of each year at which time the shareholders shall elect directors and transact such other business as may properly be brought before the meeting. Any business which is a proper subject for shareholder action may be transacted at the annual meeting, irrespective of whether the notice of said meeting contains any reference thereto, except as otherwise provided by applicable statute or regulation.

Under New Jersey law, failure to hold the annual meeting at the designated time, or to elect a sufficient number of directors, shall not affect otherwise valid corporate acts or work or result in a forfeiture or dissolution of the corporation. The directors shall in such case cause the meeting to be held as soon as is convenient. If the meeting is not held within 30 days of the date designated for such purpose, the Superior Court of New Jersey may, upon application by any shareholder, order the meeting or an election to be held at such time and place as it determines in the order.

TD

Under the Bank Act of Canada, the directors of TD must call an annual meeting of shareholders not later than six months after the end of TD’s financial year. If for any reason an annual meeting is not called at the required time by the directors, the Bank Act of Canada provides an alternative means by which shareholders holding not less than 5% of the issued and outstanding TD shares that carry a right to vote may call the meeting. See also “— Special Meetings of Shareholders” below. If for any reason it is impracticable to call a meeting or to conduct a meeting in the manner in which it is otherwise to be called or as prescribed by TD’s by-laws or the Bank Act of Canada, any director or shareholder entitled to vote at that meeting may apply to a court for an order calling the meeting and setting forth the manner to hold and conduct the meeting. The Bank Act of Canada also requires meetings of shareholders to be held in Canada.

Special Meetings of Shareholders

Commerce

Under the Commerce bylaws, special meetings of the shareholders may be called at any time by the president, the board of directors or the shareholders entitled to cast at least one-third of the votes which all shareholders are entitled to cast at the particular meeting. Upon a written request for such a meeting, the corporate secretary shall fix a date for the meeting not more than 60 days after the receipt of the request and shall give notice thereof. If the corporate secretary fails to do so, the person or persons making the request may do so.

TD

Under the Bank Act of Canada, special meetings of shareholders may be called at any time by the board of directors. In addition, subject to certain provisions of the Bank Act of Canada, the holders of not less than 5% of the issued and outstanding shares of TD that carry the right to vote at a meeting may request that the directors call a meeting of shareholders for the purpose stated in the request. If the directors do not call a meeting within 21 days after receiving the requisition, any shareholder who signed the requisition requesting the directors to call the meeting may call the meeting.

Quorum of Shareholders

Commerce

Under the Commerce bylaws, a majority of the outstanding shares, represented in person or by proxy, at a shareholders’ meeting duly called shall constitute a quorum, except as otherwise provided by law or by board resolution. If, however, no such quorum is present, those present may adjourn the meeting to such time and place as they may determine, but in the case of any meeting called for the election of directors, those who attend the second of such adjourned meetings, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.

TD

The Bank Act of Canada permits a bank to establish by by-law the quorum requirement for meetings of shareholders. TD’s by-laws provide that a quorum at any meeting of shareholders will be two persons present in person and each entitled to vote at the meeting and representing either in their own right or by proxy at least 10% of the issued and outstanding shares of TD that carry a right to vote.

Shareholder Nominations

Commerce

Nominations for directors may be made only by the Commerce board of directors, or by a shareholder that submits a written nomination to the corporate secretary not later than (1) the latest date upon which shareholder proposals must be submitted to the corporation for inclusion in Commerce’s proxy statement relating to such meeting pursuant to Rule 14a-8 under the Exchange Act or other applicable rules under the federal securities laws, or if no such rules apply, at least 90 days prior to the date one year from the date of the immediately preceding annual meeting of shareholders, and (2) with respect to an election to be held at a special meeting of shareholders, 30 days prior to the printing of Commerce’s proxy materials with respect to such meeting or if no such proxy materials are being distributed to shareholders, at least the close of business on the fifth day following the date on which notice of such meeting is first given to shareholders.

Each nomination is required to set forth: (1) the name and address of the shareholder making the nomination and the person or persons nominated, (2) a representation that the shareholder is a holder of record of capital stock of Commerce entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to vote for the person or persons nominated, (3) a description of all arrangements and understandings between the shareholder and each nominee and any other person or persons pursuant to which the nomination was made by the shareholder, (4) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Nominating and Governance Committee of the Commerce board of directors and (5) the consent of each nominee to serve as a director of Commerce if so elected.

TD

Under the Bank Act of Canada, nominations by shareholders for election of a director may be submitted to an annual meeting provided that they are signed by holders of not less than 5% of the issued and outstanding shares that carry a right to vote, or not less than 5% of the issued and outstanding shares of a class of shares entitled to vote at the meeting.

Shareholder Proposals

Commerce

Pursuant to the proxy rules promulgated under the Exchange Act, including Rule 14a-8, the deadline for providing timely notice of any shareholder proposal for consideration at a regularly scheduled annual meeting of Commerce shareholders shall be not less than 120 calendar days before the date of the company’s proxy statement released to shareholders in connection with the previous year’s annual meeting. However, if the company did not hold an annual meeting the previous year, or if the date of this year’s annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before the company begins to print and send its proxy materials. As to all such matters which Commerce does not have notice on or prior to such date, discretionary authority shall be granted to the persons designated in Commerce’s proxy to vote on such proposal. Proposals submitted for a meeting of shareholders other than a regularly scheduled annual meeting must be submitted by a reasonable time before the company begins to print and send its proxy materials.

TD

Under the Bank Act of Canada, shareholder proposals may be submitted only at annual meetings of shareholders. A shareholder entitled to vote at an annual meeting of shareholders may submit to TD notice of any matter that the shareholder proposes to raise at the meeting, provided that the proposal is submitted to TD at least 90 days before the anniversary date of the notice of meeting that was sent to shareholders in respect of TD’s previous annual meeting of shareholders. Shareholders may also requisition special meetings as described under “— Special Meetings of Shareholders” above.

Shareholder Action Without a Meeting

Commerce

Unless Commerce’s board of directors otherwise expressly directs:

•	any action which may be taken at a meeting of shareholders may be taken without a meeting if all shareholders who would be entitled to vote at a meeting for such purpose execute a written consent approving such action; or

•	any action which may be taken at a meeting of shareholders, other than the annual election of directors, may be taken without a meeting, if a consent in writing to such action is signed by shareholders entitled to cast such a percentage of the number of votes which all such shareholders are entitled to cast thereon as is required by law for the taking of action at a meeting of the shareholders.

In no case may the percentage be less than the larger of two-thirds of the total number of votes which all Commerce shareholders are entitled to cast upon such action or the minimum percentage of the vote required by law, if any, for the proposed action. Action by less than unanimous consent will not become effective until after at least ten days’ written notice of the action has been given to shareholders of record entitled to vote on the action. Action regarding a plan of merger or plan of consolidation may not, however, be approved by written consent by less than unanimous consent.

TD

Under the Bank Act of Canada, shareholder action may be taken without a meeting by written resolution signed by all shareholders who would be entitled to vote on the matter at a meeting except with respect to a meeting called for the purpose of (1) removing a director or the auditor of a bank or (2) electing or appointing a director or auditor of a bank following the resignation, removal or expiration of the term of office of a director or auditor of the bank where, in either case, the director or auditor has submitted a written statement giving the reasons for the resignation or why he opposes the proposed revocation of his appointment or appointment of a successor. In the case of TD, as the Bank Act of Canada prohibits any person from being a major shareholder, the voting shares are widely-held and it would be unlikely that the signatures of all shareholders could be obtained in respect of any resolution.

Shareholder’s Right to Examine Books and Records

Commerce

Under the Commerce bylaws, every shareholder has a right to examine, during the usual business hours and for any proper purpose reasonably related to such person’s interests as shareholder, the share register, books or records of account, and records of the proceedings of the shareholders and board of directors, and make copies of extracts, therefrom; provided, however, that the board of directors shall be entitled to exercise such specific rights as Commerce may have under the law to keep confidential such records that contain business secrets, the disclosure of which would be injurious to the best interests of Commerce or its shareholders.

TD

Under the Bank Act of Canada, a bank is required to make available to its shareholders and creditors and their personal representatives, specified books and records during usual business hours of the bank. These persons may take extracts from these books and records free of charge or have copies made upon payment of a reasonable fee. If the bank has distributed securities to the public, any other person may examine, take extracts from, or make copies of, these books and records upon payment of a reasonable fee. The Bank Act of Canada also requires that specified books and records be kept at a bank’s head office (which head office is required to be in Canada) or elsewhere in Canada as the directors think fit. A TD shareholder may also obtain a list of TD’s shareholders by paying a reasonable fee and submitting an affidavit certifying that the list will only be used for the purposes set out in the Bank Act of Canada. Also, in the case of a bank such as TD, creditors and their personal representatives, and any other person, upon payment of a reasonable fee and submitting an affidavit, may require the bank to furnish a list of shareholders. In addition, directors of a bank are entitled to examine additional records, documents and instruments of the bank.

Presentation of Financial Statements

Commerce

Commerce prepares its financial statements that it files with the SEC in accordance with U.S. GAAP.

TD

TD will furnish to U.S. holders of TD common shares annual reports containing audited consolidated financial statements prepared in accordance with Canadian GAAP, with such changes as may be specified by the Superintendent of Financial Institutions of Canada, with a report on the financial statements by TD’s external auditors, and quarterly reports containing unaudited interim condensed consolidated financial information prepared in accordance with Canadian GAAP. These reports will, to the extent required by applicable law, include a reconciliation of certain financial information contained in the reports to amounts determined in accordance with U.S. GAAP.

Amendments of Governing Instruments

Commerce

Amendment of Certificate of Incorporation.  Generally, under the NJBCA, an amendment to Commerce’s restated certificate of incorporation requires the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon. Commerce’s restated certificate of incorporation, however, requires the affirmative vote of at least eighty percent (80%) of the outstanding shares of capital stock of Commerce issued and outstanding and entitled to vote to amend or rescind the provisions providing for a supermajority vote for certain business combinations.

Amendment of Bylaws.  The bylaws may be amended or repealed by a majority vote of all of the shares of stock of Commerce issued and outstanding and entitled to vote at any annual or special shareholders’ meeting. Commerce’s board of directors may amend or repeal the bylaws by the affirmative vote of a majority of Commerce’s board of directors at any regular or special meeting of Commerce’s board of directors.

TD

Under the Bank Act of Canada, any amendment to a bank’s incorporating instrument requires approval by special resolution. This resolution must be passed by a vote of not less than two-thirds of the votes cast by shareholders who voted in respect of the resolution. Any amendment to a bank’s incorporating instrument also requires the approval of the Minister of Finance.

The TD board of directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of TD. Any change to the by-laws made by the board of directors remains in effect until it is approved or rejected by the shareholders by a majority of the votes cast at the next meeting of shareholders following the change. Certain changes of a substantial nature to the TD by-laws must be approved by special resolution of the shareholders before going into effect. This resolution must be passed by a vote of not less than two-thirds of the votes cast by shareholders who voted in respect of the resolution. Certain changes entitle the holders of each class of shares (and each series of a class, if the shares of that series are affected differently by the amendment from other shares of that class) to vote separately as a class or series, with each share carrying the right to vote whether or not it otherwise carries the right to vote. Substantial by-law changes requiring approval by special resolution include creating new classes of shares, changing the designation or attributes of any class or series of shares, dividing any class of shares into series, increasing or decreasing the number of directors (including the maximum or minimum number of directors), changing the province in Canada where TD’s head office is situated or changing the name of the bank. The Superintendent of Financial Institutions of Canada must also approve any change in the name of the bank.

A shareholder entitled to vote at an annual meeting of shareholders of TD may make a proposal to make, amend or repeal a by-law in accordance with the shareholder proposal requirements of the Bank Act of Canada.

Vote on Mergers, Consolidations and Sales of Assets

Commerce

According to Commerce’s restated certificate of incorporation, unless approved by resolution of Commerce’s board of directors prior to the consummation of such transaction, any merger or consolidation of Commerce with or into any other corporation or any sale, lease, exchange or other disposition of all or substantially all of the assets of Commerce to or with any other corporation, person or other entity, will require the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of capital stock of Commerce issued and outstanding and entitled to vote.

The NJBCA allows the directors of a New Jersey corporation to look at various factors in considering a proposal or offer to acquire the corporation. Specifically, the NJBCA provides that a director of a New Jersey corporation, in evaluating a proposal or offer to acquire the corporation, may consider any of the following:

•	the effects of any action on the corporation’s shareholders;

•	the effects of the action on the corporation’s employees, suppliers, creditors and customers;

•	the effects of the action on the community in which the corporation operates; and

•	the long-term as well as the short-term interests of the corporation and its shareholders, including the possibility that these interests may best be served by the continued independence of the corporation.

If, on the basis of the foregoing factors, the board of directors determines that any proposal or offer to acquire the corporation is not in the best interest of the corporation, it may reject such proposal or offer, in which event the board of directors will have no duty to facilitate, remove any barriers to, or refrain from impeding, such proposal or offer.

TD

Under the Bank Act of Canada, TD may sell all or substantially all its assets to another financial institution incorporated in Canada or to an authorized foreign bank in respect of its business in Canada, provided that the purchaser assumes all or substantially all of the liabilities of the bank. The sale must also be approved by the shareholders by special resolution passed by a vote of not less than two-thirds of the votes cast by shareholders who voted in respect of the resolution, with each share carrying the right to vote whether or not it otherwise carries the right to vote. The holders of each class or series of shares which is affected differently by the merger from the shares of any other class or series are entitled to vote separately as a class or series. The Minister of Finance must also approve the sale of all or substantially all the assets of TD.

Under the Bank Act of Canada, certain other extraordinary corporate actions require authorization by special resolution of the shareholders. Such a resolution must be passed by a vote of not less than two-thirds of the votes cast by shareholders who voted in respect of the resolution. These extraordinary corporate actions include amalgamations (other than an amalgamation between a bank and a wholly-owned subsidiary of that bank), continuances, amendments to the letters patent of incorporation, liquidations and dissolutions. In certain of these extraordinary corporate actions, each share carries the right to vote on the relevant resolution whether or not it otherwise carries the right to vote. In addition, certain extraordinary corporate actions entitle the holders of each class of shares (and each series of a class, if the shares of that series are affected differently by the action from other shares of that class) to vote separately as a class or series on the relevant resolution.

Preemptive Rights

Commerce

Holders of Commerce common stock have no preemptive, subscription, redemption or conversion rights.

TD

The Bank Act of Canada provides that shareholders may have preemptive rights if specifically provided in the bank’s by-laws. The TD by-laws do not provide for preemptive rights.

Dividends and Other Distributions

The following discussion of dividends and other distributions is subject to applicable regulatory requirements, which in the case of TD are discussed under “Description of TD Share Capital — Limitations Affecting Holders of TD Common Shares” beginning on page 91.

Commerce

Holders of Commerce common stock are entitled to receive ratably dividends, if any, as may be declared by Commerce’s board of directors out of legally available funds, subject to any preferential dividend rights of outstanding preferred stock. It is the present intention of Commerce’s board of directors to pay quarterly cash dividends on Commerce’s common stock. However, the declaration and payment of future dividends will be subject to determination and declaration by the board of directors, which will consider, among other things, the following:

•	the earnings;

•	the financial condition;

•	the regulatory requirements; and

•	the capital needs

of Commerce, Commerce Bank, N.A. and Commerce Bank/North.

Subject to the preferences, limitations and relative rights as may be fixed for any series of Commerce preferred stock that may be issued, holders of Commerce common stock are entitled to receive dividends, when, as and if declared by the board of directors out of legally available funds.

Commerce is a legal entity separate and distinct from its banking and other subsidiaries. Under the NJBCA, a corporation may not pay dividends or purchase, redeem or otherwise acquire its own shares if, after paying dividends or acquiring its own stock:

•	the corporation would be unable to pay its debts as they become due in the usual course of its business; or

•	its total assets would be less than its total liabilities plus the amount that would be needed to satisfy the preferential dissolution rights of shareholders whose preferential rights are superior to those receiving the distribution.

Contractual obligations may also limit Commerce’s ability to declare or pay dividends.

Cash available for dividend distribution to the holders of Commerce’s common stock and preferred stock must initially come primarily from dividends paid to Commerce by Commerce Bank, N.A. and Commerce Bank/North. Accordingly, restrictions on Commerce Bank, N.A.’s and Commerce Bank/North’s cash dividend payments directly affect the payment of cash dividends by Commerce.

Commerce Bank, N.A., as a national bank, is subject to certain limitations on the amount of cash dividends that it can pay without the prior approval of the OCC. The prior approval of the OCC is required if the total of all cash dividends declared by a national bank in any calendar year will exceed the total of the bank’s net income for that year combined with the retained net income for the preceding two calendar years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

Commerce Bank/North, as a New Jersey State Bank, is also subject to certain limitations on the amount of cash dividends that it can pay. No dividends may be paid by Commerce Bank/North unless, following the payment of the dividend, the capital stock of Commerce Bank/North is unimpaired and either:

•	Commerce Bank/North will have a surplus of not less than 50% of its capital stock; or

•	the payment of the dividend will not reduce the surplus of Commerce Bank/North.

In addition, the OCC and the Federal Deposit Insurance Corporation have authority to prohibit banks from engaging in what in their opinion constitutes an unsafe or unsound practice in conducting their businesses. The payment of cash dividends could, depending upon the financial condition of the bank involved, be considered an unsafe or unsound practice.

TD

Under the Bank Act of Canada, TD is prohibited from declaring dividends on its preferred or common shares if there are reasonable grounds for believing that TD is, or the payment would cause TD to be, in contravention of the capital adequacy and liquidity regulations of the Bank Act of Canada or any capital or liquidity directions of the Superintendent of Financial Institutions of Canada.

TD is also restricted from paying dividends on its preferred or common shares in the event that either of its subsidiaries that have issued capital trust securities fails to pay semi-annual distributions in full to holders of their capital trust securities. In addition, the ability to pay dividends on TD’s common shares without the approval of the holders of the outstanding preferred shares is restricted unless all dividends on the preferred shares have been declared and paid or set apart for payment. Currently, these limitations do not restrict the payment of dividends on preferred or common shares.

Appraisal and Dissent Rights

Commerce

Under New Jersey law, shareholders have the right to dissent from any plan of merger or consolidation to which the corporation is a party, and to demand payment for the fair value of their shares. However, unless the certificate of incorporation otherwise provides, New Jersey law provides that shareholders do not have a right to dissent from any plan of merger or consolidation with respect to shares (1) of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 holders or (2) for which, pursuant to the plan of merger or consolidation, such shareholder will receive (a) cash, (b) shares, obligations or other securities which, upon consummation of the merger or consolidation, will either be listed on a national securities exchange or held of record by not less than 1,000 holders or (c) cash and such securities.

In addition, New Jersey law provides that, unless the certificate of incorporation provides otherwise, shareholders of a surviving corporation do not have the right to dissent from a plan of merger if the merger did not require for its approval the vote of such shareholders. Unless a corporation’s certificate of incorporation provides otherwise, New Jersey law provides that shareholders do not have a right to dissent from any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation (1) with respect to shares of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 holders, (2) from a transaction pursuant to a plan of dissolution of the corporation which provides for distribution of substantially all of its net assets to shareholders in accordance with their respective interests within one year after the date of such transaction, where such transaction is wholly for (a) cash, (b) shares, obligations or other securities which, upon consummation of the plan of dissolution, will either be listed on a national securities exchange or held of record by not less than 1,000 holders or (c) cash and such securities or (3) from a sale pursuant to an order of a court having jurisdiction.

TD

The only circumstance under which the Bank Act of Canada extends appraisal or dissent rights to shareholders is in respect of a compulsory acquisition of shares following a takeover bid through which an acquiror has acquired not less than 90% of the shares of the class that were the subject of the bid or as part of a going-private or squeeze-out transaction. Due to the ownership restrictions applicable to TD under the Bank Act of Canada, the shares of TD may not be the subject of a takeover bid, going private or squeeze-out transaction. See “Description of TD Share Capital — Limitations Affecting Holders of TD Common Shares” beginning on page 91.

Stock Repurchases

The following discussion of stock repurchases is subject to applicable regulatory requirements, which in the case of TD are discussed under “Description of TD Share Capital — Limitations Affecting Holders of TD Common Shares” beginning on page 91.

Commerce

Under the Commerce bylaws, the board of directors may authorize Commerce to become party to agreements with shareholders and others relating to the transfer, repurchase and issuance of shares of stock of the corporation, provided that such agreement must be filed with the corporation and all share certificates affected thereby shall have clearly imprinted thereon a legend containing such agreement or referring thereto.

TD

Under the Bank Act of Canada, TD may, with the prior consent of the Superintendent of Financial Institutions of Canada, redeem or purchase its shares for cancellation unless there are reasonable grounds for believing that TD is, or the redemption or purchase would cause TD to be, in contravention of any regulation made under the Bank Act of Canada regarding the maintenance by banks of adequate capital and adequate and appropriate forms of liquidity, or any direction to TD made by the Superintendent of Financial Institutions of Canada under subsection 485(3) of the Bank Act of Canada regarding its capital or liquidity. No direction of the Superintendent of Financial Institutions of Canada has been made to date.

Derivative Actions

Commerce

Under New Jersey law, before a derivative suit may be maintained by a shareholder, it must be demonstrated that either a demand was made on the corporation to bring the suit or that such a demand would have been futile. Directors that successfully defend a shareholder’s derivative suit are entitled to reasonable indemnification by the corporation.

TD

Under the Bank Act of Canada, certain persons, including a shareholder, may apply to the applicable court for leave to bring an action under the Bank Act of Canada in the name of and on behalf of a bank or any subsidiary, or to intervene in an existing action under the Bank Act of Canada to which the bank or a subsidiary is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the bank or the subsidiary. Under the Bank Act of Canada, no action may be brought and no intervention in an action may be made unless the court is satisfied that:

•	the person has given reasonable notice to the directors of the bank or its subsidiary of the person’s intention to apply to the court if the directors of the bank or its subsidiary do not bring, diligently prosecute, defend or discontinue the action;

•	the person is acting in good faith; and

•	it appears to be in the interests of the bank or its subsidiary that the action be brought, prosecuted, defended or discontinued.

Under the Bank Act of Canada, the court in a derivative action may make any order it thinks fit, except that the court may not make any order in relation to any matter that would require the approval of the Minister of Finance or the Superintendent of Financial Institutions of Canada under the Bank Act of Canada. Additionally, under the Bank Act of Canada a court may order a bank or its subsidiary to pay reasonable legal fees incurred by the person in connection with the action.

Anti-Takeover and Ownership Provisions

Commerce

Banking Regulations.  The Change in Bank Control Act prohibits a person or group of persons from acquiring “control” of a bank holding company unless (i) the acquisition is subject to approval by the Board of Governors of the Federal Reserve Board under the BHC Act or (ii) the Federal Reserve Board has been given 60 days’ prior written notice of the proposed acquisition and within that time period the Federal Reserve Board has not issued a notice (a) disapproving the proposed acquisition or (b) extending for up to another 30 days the period during which such a disapproval may be issued. In addition, the Federal Reserve Board may extend the period for two additional periods not to exceed 45 days each in certain circumstances.

An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of more than ten percent of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Commerce, would, under the circumstances set forth in the presumption, constitute the acquisition of control.

In addition, any person or entity would be required to obtain the approval of the Federal Reserve Board under the BHC Act before acquiring 25 percent, five percent in the case of an acquirer that is a bank holding company, or more of the outstanding shares of Commerce common stock, or otherwise obtaining “control” over Commerce. Under the BHC Act, “control” generally means:

•	the ownership, control or power to vote 25 percent or more of any class of voting securities of the bank holding company;

•	the ability to control in any manner the election of a majority of the bank holding company’s directors; or

•	the ability, directly or indirectly, to exercise a controlling influence over the management and policies of the bank holding company, as determined by the Board of Governors of the Federal Reserve System.

New Jersey Corporate Law.  The NJBCA restricts the transactions that a publicly held corporation organized under the laws of New Jersey with its principal executive offices or significant operations located in New Jersey, referred to as a resident domestic corporation, can engage. For example, the NJBCA provides that no resident domestic corporation may engage in a “business combination,” as defined in the NJBCA, with an “interested shareholder” of the corporation for a period of five years following the interested shareholder’s stock acquisition, unless the business combination is approved by the board of directors of the corporation prior to the interested shareholder’s stock acquisition. An interested shareholder is a beneficial owner of ten percent or more of the voting power of a corporation.

In addition, the NJBCA provides that no resident domestic corporation may engage, at any time, in any business combination, with any interested shareholders of the corporation other than:

•	a business combination approved by the board of directors of such corporation prior to the interested shareholder’s stock acquisition;

•	a business combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by that interested shareholder at a meeting called for such purpose; or

•	a business combination in which the interested shareholder pays a formula price designed to ensure that all other shareholders receive at least the highest price per share paid by that interested shareholder.

Commerce cannot opt out of the foregoing provisions of the NJBCA.

TD

Rules and policies of certain Canadian securities regulatory authorities, including Rule 61-501 of the Ontario Securities Commission and Regulation Q-27 of the Autorité des marchés financiers of Québec, contain requirements in connection with “related party transactions.” A related party transaction means, generally, any transaction by which an issuer directly or indirectly:

•	acquires, sells, leases or transfers an asset;

•	acquires the related party;

•	acquires or issues treasury securities;

•	amends the terms of a security if the security is owned by the related party;

•	assumes or becomes subject to a liability;

•	borrows money or lends money;

•	releases, cancels or forgives a debt;

•	materially amends the terms of an outstanding debt; or

•	provides a guarantee or collateral security for a debt;

from or to or of, as the case may be, a related party by any means in any one or any combination of transactions.

“Related Party” is defined in Rule 61-501 and Regulation Q-27 and includes directors, senior officers and holders of more than 10% of the voting rights attached to all outstanding voting securities of the issuer or holders of a sufficient number of any securities of the issuer to materially affect control of the issuer.

Rule 61-501 and Regulation Q-27 require, subject to certain exceptions:

•	more detailed disclosure in the proxy material sent to security holders in connection with a related party transaction;

•	the preparation of a formal valuation of: (1) non-cash assets involved in a related party transaction (under Rule 61-501); and (2) the subject matter of the related party transaction and any non-cash consideration offered for the subject matter (under Regulation Q-27); and

•	inclusion of a summary of the valuation in the proxy material.

Rule 61-501 and Regulation Q-27 also require, subject to certain exceptions, that an issuer not engage in a related party transaction unless the shareholders of the issuer, other than the related parties, approve the transaction by a simple majority of the votes cast.

The Bank Act of Canada also contains restrictions on the purchase or other acquisition, issue, transfer and voting of TD shares. See “Description of TD Share Capital — Limitations Affecting Holders of TD Common Shares” beginning on page 91.

Shareholder Rights Plans

Commerce

Commerce does not have, and does not currently anticipate adopting, a shareholder rights plan.

TD

TD does not have, and does not currently anticipate adopting, a shareholder rights plan.

PROPOSAL NO. 2: ADJOURNMENT OF THE SPECIAL MEETING

In the event that there are not sufficient votes to constitute a quorum or approve the plan of merger at the time of the special meeting, the proposal to approve the plan of merger could not be approved unless the special meeting was adjourned or postponed to a later date in order to permit further solicitation of proxies. In order to allow proxies that have been received by Commerce at the time of the special meeting to be voted for adjournment or postponement, you are being asked to consider a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to permit further solicitation of proxies if necessary to obtain additional votes in favor of approval of the plan of merger.

The board of directors of Commerce unanimously recommends that Commerce shareholders vote “FOR” the proposal to approve the adjournment or postponement of the Commerce special meeting, if necessary or appropriate, including to permit further solicitation of proxies if necessary to obtain additional votes in favor of approval of the plan of merger.

EXPERTS

The consolidated financial statements of Commerce as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and Commerce’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference into this proxy statement/prospectus from Commerce’s annual report on Form 10-K for the year ended December 31, 2006 and have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon. Such consolidated financial statements and management’s assessment have been incorporated by reference in reliance on their reports given on their authority as experts in accounting and auditing.

The consolidated financial statements of TD as at October 31, 2006, and for the year then ended, and TD’s management’s assessment of the effectiveness of internal control over financial reporting as of October 31, 2006, incorporated by reference into this proxy statement/prospectus from TD’s annual report on Form 40-F for the year ended October 31, 2006, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon. Such consolidated financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of TD as at October 31, 2005, and for the two years then ended, have been incorporated by reference into this proxy statement/prospectus from TD’s annual report on Form 40-F for the year ended October 31, 2006 and have has been audited by Ernst & Young LLP and PricewaterhouseCoopers LLP, independent registered public accounting firms, as set forth in their report thereon. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firms as experts in accounting and auditing.

LEGAL MATTERS

The legality of the TD common shares offered by this proxy statement/prospectus will be passed upon for TD by Osler, Hoskin & Harcourt LLP, 100 King Street West, 1 First Canadian Place, Suite 6100, P.O. Box 50, Toronto, Ontario M5X 1B8, Canadian counsel to TD. Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017, U.S. counsel to TD, will issue an opinion concerning certain United States federal income tax consequences, and Osler, Hoskin & Harcourt LLP, Canadian counsel to TD, will issue an opinion concerning certain Canadian income tax consequences of the merger.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Commerce board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before Commerce’s shareholders at the Commerce special meeting, or any adjournment or postponement of the meeting, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters. The individuals named as proxies intend to vote in accordance with the recommendation of the Commerce board of directors.

SHAREHOLDER PROPOSALS

If the merger is completed before Commerce is required to hold its annual meeting, there will be no Commerce annual meeting of shareholders in 2008 or thereafter. If the merger is not completed, set forth below is information relevant to a regularly scheduled 2008 annual meeting of Commerce shareholders.

Pursuant to the proxy rules promulgated under the Exchange Act, Commerce shareholders are notified that the deadline for providing Commerce timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at Commerce’s annual meeting to be held in 2008 will be February 27, 2008. As to all such matters which Commerce does not have notice on or prior to February 27, 2008, discretionary authority shall be granted to the persons designated in Commerce’s proxy related to the 2008 annual meeting to vote on such proposal. A shareholder proposal for the 2008 annual meeting must be submitted to Commerce at its headquarters located at the Commerce Atrium, 1701 Route 70 East, Cherry Hill, NJ 08034-5400, Attention: C. Edward Jordan, Jr., on or prior to December 14, 2007, to receive consideration for inclusion in Commerce’s proxy materials relating to the 2008 annual meeting. Any such proposal must also comply with the proxy rules under the Exchange Act, including Rule 14a-8.

Any TD shareholder who intends to submit a proposal for inclusion in the management proxy material for the 2008 annual meeting of TD must submit the proposal to the Corporate Secretary of TD by November 26, 2008 at P.O. Box 1, Toronto Dominion Centre, Toronto, Ontario M5K 1A2, Canada.

WHERE YOU CAN FIND MORE INFORMATION

Commerce files reports, proxy statements and other information with the SEC as required under the Exchange Act. TD is a “foreign private issuer” and, under the rules adopted under the Exchange Act, is exempt from certain of the requirements of that Act, including the proxy and information provisions of Section 14 of the Exchange Act and the reporting and liability provisions applicable to officers, directors and significant shareholders under Section 16 of the Exchange Act.

You may read and copy any reports, statements or other information filed by TD or Commerce at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can also inspect reports, proxy statements and other information about TD and Commerce at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains reports, proxy statements and other information, including those filed by TD and Commerce, at http://www.sec.gov. You may also access the SEC filings and obtain other information about TD and Commerce through the websites maintained by TD and Commerce at http://www.td.com and http://www.commerceonline.com, respectively. The information contained in those websites is not incorporated by reference in, or in any way part of, this proxy statement/prospectus.

TD files reports, statements and other information with the Canadian provincial and territorial securities administrators. TD filings are also electronically available to the public from the Canadian System for Electronic Document Analysis and Retrieval, the Canadian equivalent of the SEC’s EDGAR system, at http://www.sedar.com.

After the merger, TD will furnish to you the same periodic reports that it currently furnishes to TD shareholders in the same manner, including audited annual consolidated financial statements and unaudited quarterly consolidated financial statements, unless you notify TD or your bank, broker or other nominee, as the case may be, of your desire not to receive these reports, as well as proxy statements and related materials for annual and special meetings of shareholders. In addition, you will be able to request TD’s Form 40-F.

TD has filed a registration statement on Form F-4 to register with the SEC the TD common shares to be issued in the merger. This document is a part of that registration statement and constitutes the prospectus of TD in addition to being a proxy statement for the Commerce shareholders.

As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement on Form F-4 filed by TD and the exhibits to the registration statement. In addition, the SEC allows us to “incorporate by reference” information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information included directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that TD and Commerce have previously filed with the SEC. These documents contain important information about the companies and their financial condition.

TD FILINGS WITH THE SEC
(File No. 001-14446)	PERIOD AND/OR FILING DATE

Annual Report on Form 40-F	Year ended October 31, 2006, as filed December 11, 2006
Report of Foreign Issuer on Form 6-K	Filed November 20, 2006, November 22, 2006, November 30, 2006, December 8, 2006 (3 filings), December 13, 2006, December 15, 2006, January 16, 2007, January 24, 2007 (2 filings), February 22, 2007 (4 filings), February 23, 2007, February 26, 2007, March 29, 2007, April 17, 2007 (2 filings), April 18, 2007, April 20, 2007, April 26, 2007, May 7, 2007, May 24, 2007 (3 filings), June 6, 2007, June 22, 2007, June 25, 2007, July 17, 2007 (2 filings), July 19, 2007, July 26, 2007, July 30, 2007, August 17, 2007, August 21, 2007, August 22, 2007 (2 filings), August 23, 2007 (3 filings), September 11, 2007, October 2, 2007, October 3, 2007, October 9, 2007, October 10, 2007, October 11, 2007 (2 filings), October 23, 2007, October 26, 2007, November 1, 2007 and November 9, 2007

COMMERCE FILINGS WITH THE SEC
(File No. 1-12069)	PERIOD AND/OR FILING DATE

Annual Report on Form 10-K	Year ended December 31, 2006, as filed March 16, 2007
Quarterly Reports on Form 10-Q	For the quarter ended September 30, 2007, as filed November 8, 2007, for the quarter ended June 30, 2007, as filed August 8, 2007 and for the quarter ended March 31, 2007, as filed May 9, 2007
Current Reports on Form 8-K	Filed February 5, 2007, March 16, 2007, March 23, 2007, June 11, 2007, June 29, 2007, October 2, 2007 and October 9, 2007

All documents filed by TD and Commerce under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement/prospectus to the date of the Commerce special meeting will also be deemed to be incorporated into this proxy statement/prospectus by reference. To the extent that any information contained in any such Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference into this proxy/statement prospectus.

In addition, the description of TD common shares contained in TD’s registration statements under Section 12 of the Exchange Act is incorporated by reference.

You may also obtain copies of any document incorporated in this proxy statement/prospectus, without charge, by requesting them in writing or by telephone from the appropriate company at the following addresses:

Commerce Bancorp, Inc. Commerce Atrium 1701 Route 70 East Cherry Hill, NJ 08034-5400 Attn: C. Edward Jordan, Jr. Executive Vice President (856) 751-9000	TD Bank Financial Group Investor Relations 66 Wellington Street West Toronto, Ontario, Canada M5K 1A2 (416) 308-9030

If you would like to request documents, please do so by      to receive them before the special meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

Neither TD nor Commerce has authorized anyone to give any information or make any representation about the merger that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that are incorporated by reference in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus are unlawful, or if you are a person to whom it is unlawful to make these types of offers, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

Appendix A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
THE TORONTO-DOMINION BANK
CARDINAL MERGER CO.
AND
COMMERCE BANCORP, INC.
DATED AS OF OCTOBER 2, 2007

ARTICLE I THE MERGER		A-1
1.1.	The Merger	A-1
1.2.	Effective Time	A-1
1.3.	Effects of the Merger	A-1
1.4.	Closing of the Merger	A-1
1.5.	Certificate of Incorporation	A-1
1.6.	Bylaws	A-2
1.7.	Board of Directors	A-2
1.8.	Officers	A-2
ARTICLE II CONSIDERATION; EXCHANGE PROCEDURES		A-2
2.1.	Effect on Company Common Stock	A-2
2.2.	No Fractional Shares	A-2
2.3.	Merger Sub Capital Stock; Issuance of Surviving Company Common Stock	A-3
2.4.	Treatment of Options and Other Stock Based Awards	A-3
2.5.	Reservation of Right to Revise Structure	A-4
2.6.	Withholding	A-4
2.7.	Certain Adjustments	A-4
ARTICLE III EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION		A-4
3.1.	Parent to Make Merger Consideration Available	A-4
3.2.	Exchange of Certificates	A-4
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-5
4.1.	Corporate Organization	A-6
4.2.	Capitalization	A-7
4.3.	Authority; No Violation	A-8
4.4.	Consents and Approvals	A-9
4.5.	SEC Documents; Other Reports; Internal Controls	A-9
4.6.	Financial Statements; Undisclosed Liabilities	A-10
4.7.	Broker’s Fees	A-11
4.8.	Absence of Certain Changes or Events	A-11
4.9.	Legal Proceedings	A-11
4.10.	Taxes	A-12
4.11.	Employees; Employee Benefit Plans	A-13
4.12.	Board Approval; Shareholder Vote Required	A-14
4.13.	Compliance With Applicable Law	A-14
4.14.	Certain Contracts	A-16
4.15.	Agreements With Regulatory Agencies	A-16
4.16.	Company Information	A-17
4.17.	Title to Property	A-17
4.18.	Insurance	A-17
4.19.	Environmental Liability	A-18
4.20.	Opinion Of Financial Advisor	A-18
4.21.	Intellectual Property	A-18
4.22.	Loan Matters	A-19
4.23.	Transactions with Affiliates	A-19

A-i

4.24.	Community Reinvestment Act Compliance	A-19
4.25.	Labor Matters	A-19
4.26.	Derivative Instruments and Transactions	A-20
4.27.	Approvals	A-20
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT		A-20
5.1.	Corporate Organization	A-21
5.2.	Capitalization	A-21
5.3.	Authority; No Violation	A-21
5.4.	Consents and Approvals	A-22
5.5.	SEC Documents; Other Reports; Internal Controls	A-22
5.6.	Financial Statements; Undisclosed Liabilities	A-23
5.7.	Broker’s Fees	A-24
5.8.	Absence of Certain Changes or Events	A-24
5.9.	Legal Proceedings	A-24
5.10.	Board Approval; No Shareholder Vote Required	A-24
5.11.	Compliance With Applicable Law	A-24
5.12.	Agreements With Regulatory Agencies	A-24
5.13.	Financing	A-25
5.14.	Parent Information	A-25
5.15.	Approvals	A-25
ARTICLE VI COVENANTS RELATING TO CONDUCT OF BUSINESS		A-25
6.1.	Conduct of Business Prior to the Effective Time	A-25
6.2.	Company Forbearances	A-25
6.3.	No Fundamental Parent Changes	A-28
6.4.	Company Dividends	A-28
ARTICLE VII ADDITIONAL AGREEMENTS		A-29
7.1.	Regulatory Matters	A-29
7.2.	Access to Information	A-30
7.3.	Shareholder Approval	A-30
7.4.	Acquisition Proposals	A-31
7.5.	Reasonable Best Efforts	A-32
7.6.	Affiliates	A-33
7.7.	Employees; Employee Benefit Plans	A-33
7.8.	Indemnification; Directors’ and Officers’ Insurance	A-34
7.9.	Advice of Changes	A-36
7.10.	Financial Statements and Other Current Information	A-36
7.11.	Stock Exchange Listing	A-36
7.12.	Takeover Laws	A-36
7.13.	Stockholder Litigation	A-36
7.14.	Transition Committee	A-36
7.15.	DRIP and Purchase Plan	A-37
7.16.	Investment Portfolio Management	A-37
7.17.	Sale of Commerce Banc Insurance Services, Inc.	A-37
ARTICLE VIII CONDITIONS PRECEDENT		A-37
8.1.	Conditions to Each Party’s Obligation to Effect the Merger	A-37

A-ii

8.2.	Conditions to Obligations of Parent	A-38
8.3.	Conditions to Obligations of the Company	A-38
ARTICLE IX TERMINATION		A-39
9.1.	Termination	A-39
9.2.	Effect of Termination	A-39
ARTICLE X GENERAL PROVISIONS		A-40
10.1.	Nonsurvival of Representations, Warranties and Agreements	A-40
10.2.	Amendment	A-40
10.3.	Extension; Waiver	A-41
10.4.	Expenses	A-41
10.5.	Notices	A-41
10.6.	Interpretation	A-42
10.7.	Counterparts	A-42
10.8.	Entire Agreement	A-42
10.9.	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	A-42
10.10.	Specific Performance	A-43
10.11.	Severability	A-43
10.12.	Publicity	A-43
10.13.	Assignment; Third Party Beneficiaries	A-43
10.14.	Construction	A-43

Exhibit A           Form of Affiliate Letter

A-iii

INDEX OF DEFINED TERMS

Acquisition Proposal	A-31
Advisers Act	A-15
affiliate	A-19
Agreement	A-1
Bank Subsidiaries	A-7
BHC Act	A-6
Business Day	A-1
Canadian GAAP	A-6
CBIS	A-7
Certificate of Merger	A-1
Certificates	A-4
Change in Company Recommendation	A-30
Closing	A-1
Closing Date	A-1
Code	A-3
Commerce Bank	A-7
Commerce North	A-7
Company	A-1
Company Board Approval	A-14
Company Common Stock	A-2
Company Confidentiality Agreement	A-30
Company Contract	A-16
Company Disclosure Schedule	A-6
Company Eligible Employees	A-33
Company Employees	A-13
Company Option	A-3
Company Preferred Stock	A-7
Company Recommendation	A-30
Company Regulatory Agreement	A-17
Company Reports	A-9
Company Shareholders Meeting	A-30
Company Stock Incentive Plans	A-4
Consent Order	A-11
control	A-19
Conversion Rate	A-3
CRA	A-19
Derivative Transaction	A-20
DRIP and Purchase Plan	A-3
Effective Time	A-1
Employment Agreements	A-33
End Date	A-39
Environmental Laws	A-18
Equity Pool Amount	A-34
ERISA	A-13

A-iv

ERISA Affiliate	A-13
Exchange Act	A-9
Exchange Agent	A-4
Exchange Ratio	A-2
FDIC	A-7
FHLB	A-7
Form F-4	A-9
Governmental Entity	A-9
Hazardous Substances	A-18
HSR Act	A-9
incentive stock options	A-3
Indemnified Parties	A-34
Injunction	A-38
Insider	A-11
Insider-Related Parties	A-11
Insurance Amount	A-35
IntermediateCo	A-3
Investment Company Act	A-15
knowledge	A-42
Law	A-8
Liens	A-8
Loans	A-19
Material Adverse Effect	A-6
Merger	A-1
Merger Consideration	A-2
Merger Sub	A-1
NJBCA	A-1
Notice Period	A-31
OCC	A-11
Parent	A-1
Parent Common Shares	A-2
Parent Confidentiality Agreement	A-30
Parent Disclosure Schedule	A-20
Parent Options	A-3
Parent Preferred Shares	A-21
Parent Process Agent	A-42
Parent Regulatory Agreement	A-24
Parent Reports	A-22
Pennsylvania Commerce	A-7
person	A-42
Plans	A-13
Proprietary Rights	A-18
Proxy Statement/Prospectus	A-9
Representatives	A-31
Required Company Vote	A-14

A-v

Requisite Regulatory Approvals	A-38
SEC	A-7
Securities Act	A-9
Severance Plan	A-33
Significant Subsidiaries	A-7
Specified Orders	A-16
Specified Regulatory Matters	A-11
Stock Option Exchange Ratio	A-3
Subsidiary	A-6
Superior Proposal	A-32
Surviving Company	A-1
Tax	A-12
Tax Return	A-13
Taxes	A-12
TD Banknorth Plans	A-33
Termination Payment	A-40
Topco	A-3
Transition Committee	A-36
U.S. GAAP	A-6

A-vi

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 2, 2007 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among The Toronto-Dominion Bank, a Canadian chartered bank (“Parent”), Cardinal Merger Co., a New Jersey corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”) and Commerce Bancorp, Inc., a New Jersey corporation (the “Company”).

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving the merger on the terms and subject to the conditions set forth in this Agreement (the “Merger”); and

WHEREAS, the board of directors of the Company has unanimously (i) determined that this Agreement and the Merger and related transactions contemplated hereby are in the best interests of the Company and its shareholders and declared the Merger and the other transactions contemplated hereby to be advisable, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) agreed to submit this Agreement for approval by the Company’s shareholders at the Company Shareholders Meeting and to recommend that the shareholders of the Company approve this Agreement at the Company Shareholders Meeting.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1.  The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the New Jersey Business Corporation Act (the “NJBCA”), at the Effective Time, Merger Sub shall merge with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease. The Company shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Company”) in the Merger, and shall continue its corporate existence under the Laws of the State of New Jersey.

1.2.  Effective Time.  On the Closing Date, the Company and Merger Sub shall cause the Merger to be consummated by executing, delivering and filing a certificate of merger (the “Certificate of Merger”) with the New Jersey Department of the Treasury, Division of Commercial Recording in accordance with the relevant provisions of the NJBCA and other applicable New Jersey Law and shall make such other filings or recordings required under the NJBCA in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the New Jersey Department of the Treasury, Division of Commercial Recording, or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger in accordance with the NJBCA (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

1.3.  Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the NJBCA.

1.4.  Closing of the Merger.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. Eastern time on (i) the date that is the third Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VIII hereof, other than conditions which by their terms are to be satisfied at Closing, or (ii) such other date or time as the parties may mutually agree (the date on which the Closing occurs, the “Closing Date”). The Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, unless another place is agreed upon by the parties. For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banking organizations in New York, New York, U.S.A. or Toronto, Ontario, Canada are required or authorized by Law to be closed.

1.5.  Certificate of Incorporation.  The certificate of incorporation, as amended, of the Company, as in effect as of immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to read in its entirety in the form of the certificate of incorporation of Merger Sub as in effect immediately prior to the

Effective Time, and as so amended and restated shall be the certificate of incorporation of the Surviving Company following the Merger until thereafter amended in accordance with the provisions thereof and of applicable Law.

1.6.  Bylaws.  The bylaws of the Company, as in effect as of immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to read in their entirety in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended and restated shall be the bylaws of the Surviving Company until thereafter amended in accordance with the provisions thereof, the certificate of incorporation of the Surviving Company and of applicable Law.

1.7.  Board of Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company as amended as of the Effective Time, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

1.8.  Officers.  The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company as amended as of the Effective Time, until their respective successors are duly appointed, or their earlier death, resignation or removal.

ARTICLE II

CONSIDERATION; EXCHANGE PROCEDURES

2.1.  Effect on Company Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $1.00 per share, of the Company (the “Company Common Stock”):

(a) All shares of Company Common Stock that are (i) owned directly by the Company as treasury stock, (ii) owned directly by Parent or (iii) owned directly by Merger Sub or any entity of which Merger Sub is a direct or indirect wholly owned Subsidiary (other than, in the case of clauses (ii) and (iii), shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted) shall be cancelled and retired and no common shares, no par value per share, of Parent (“Parent Common Shares”), cash or other consideration shall be delivered in exchange therefor. All shares of Company Common Stock that are owned by any wholly owned Subsidiary of the Company or by any wholly owned Subsidiary of Parent (other than any Subsidiary of Parent described in Section 2.1(a)(iii) above), other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted, shall remain outstanding, and no Parent Common Shares, cash or other consideration shall be delivered in exchange therefor.

(b) Except as otherwise provided in Section 2.1(a), and subject to Section 2.2, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive (i) 0.4142 Parent Common Shares (the “Exchange Ratio”), and (ii) an amount in cash equal to $10.50. For the purposes of this Agreement, the “Merger Consideration” means the right to receive the consideration described in clauses (i) and (ii) of the preceding sentence pursuant to the Merger with respect to each share of Company Common Stock (together with any cash in lieu of fractional shares as specified in Section 2.2 below).

2.2.  No Fractional Shares.  Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional Parent Common Shares shall be issued in the Merger. Each holder of Company Common Stock who otherwise would have been entitled to a fraction of a Parent Common Share shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock owned by such holder at the Effective Time to be converted into Parent Common Shares) by the average of the daily volume weighted average prices of Parent Common Shares based on information reported by the Toronto Stock Exchange as reported in The Toronto Stock Exchange Daily Record (with each such trading day’s applicable price converted into United States dollars using the spot exchange rate reported with respect to such day by The Wall Street Journal (or such other publication as may be mutually agreed to by Parent and the Company) (such conversion rate, the “Conversion Rate”)), for the five trading days immediately preceding the Closing Date. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

2.3.  Merger Sub Capital Stock; Issuance of Surviving Company Common Stock.  (a) Each share of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of redeemable preferred stock of the Surviving Company.

(b) In exchange for, and in consideration of, (i) Parent causing its wholly owned subsidiary, Cardinal Intermediate Co. (“IntermediateCo”), which as of the date hereof owns 100% of the outstanding capital stock of Merger Sub and is a wholly-owned subsidiary of Cardinal Top Co. (“TopCo”), to deliver the Merger Consideration pursuant to Section 2.1, and

(ii) the payment of $10.00 by IntermediateCo to the Surviving Company, the Surviving Company will issue to IntermediateCo at the Effective Time 1,000 (or such other number as is agreed by the Surviving Company and IntermediateCo) fully paid and nonassessable shares of common stock of the Surviving Company.

2.4.  Treatment of Options and Other Stock Based Awards.  (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a “Company Option”) issued pursuant to any Company Stock Incentive Plan shall be fully vested and shall be assumed by Parent and shall be honored by Parent in accordance with its terms (as modified as provided herein) following its conversion in the Merger into options to purchase Parent Common Shares (“Parent Options”). From and after the Effective Time, each Company Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option, a number of Parent Common Shares equal to the product of (I) the number of shares of Company Common Stock otherwise purchasable pursuant to such Company Option and (II) 0.5522 (the “Stock Option Exchange Ratio”), rounded down, if necessary, to the nearest whole share, at a price per share equal to (y) the exercise price per share of the shares of Company Common Stock otherwise purchasable pursuant to such Company Option, divided by (z) the Stock Option Exchange Ratio, rounded up to the nearest cent; provided, however, that in the case of any Company Option to which Section 421 of the Internal Revenue Code of 1986, as amended (the “Code”) applies by reason of its qualification under Section 422 of the Code (“incentive stock options”), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the method set forth above unless use of such method will not preserve the status of such options as incentive stock options, in which case the manner of determination shall be adjusted in a manner that both complies with Section 424(a) of the Code and results in the smallest modification in the economic values that otherwise would be achieved by the holder pursuant to the method set forth above. In all events, the foregoing substitution of all Company Options with Parent Options shall comply with the requirements of Section 409A of the Code.

(b) The Company and Parent shall take all corporate action necessary for the conversion of the Company Options, and Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Common Shares for delivery upon exercise of the Parent Options issued in substitution for such Company Options in accordance with this Section 2.4. As soon as practicable after the Effective Time (but in no event later than five Business Days after the Effective Time), Parent shall file a registration statement on Form F-3 or Form F-8, as the case may be (or any successor or other appropriate forms), with respect to the Parent Common Shares subject to such Parent Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Options remain outstanding.

(c) The Company shall take such action as shall be required to (i) terminate the Dividend Reinvestment and Stock Purchase Plan (the “DRIP and Purchase Plan”) as provided in Section 7.15; and (ii) ensure that all Company Common Stock held in the Company tax-qualified defined contribution plan is treated in the same manner as all other shares of Company Common Stock under Article II of this Agreement.

(d) Following the Effective Time, Parent shall maintain, solely for purposes of the Parent Options provided for above, the 1989 Stock Option Plan for Non-Employee Directors, the 1997 Employee Stock Option Plan, the 1998 Stock Option Plan for Non-Employee Directors, and the 2004 Employee Stock Option Plan (collectively, the “Company Stock Incentive Plans”). Any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof (including the DRIP and Purchase Plan) shall terminate as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Company Option or any other equity-based right shall have any right to acquire equity securities of the Company or the Surviving Company.

(e) As soon as practicable after the Effective Time, Parent shall cause the Surviving Company to deliver to the holders of Company Options appropriate notices setting forth such holders’ rights pursuant to the respective Company Stock Incentive Plans and stating that such Company Stock Incentive Plans, the Company Options and the underlying stock option agreements have been assumed by Parent and converted into stock incentive plans covering, and options to purchase, Parent Common Shares, shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.4 after giving effect to the Merger and the terms of the Company Stock Incentive Plans).

2.5.  Reservation of Right to Revise Structure.  Parent may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (A) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock as merger consideration, (B) adversely affect the anticipated tax consequences of the Merger to the holders of Company Common Stock as a result of receiving the consideration payable in respect of shares of Company Common Stock pursuant to the Merger, or (C) impede or delay consummation of the Merger other than in an immaterial respect. In the event Parent elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

2.6.  Withholding.  Parent or any of its Subsidiaries shall be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to such payment under all applicable Tax laws. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the recipient of the payment in respect of which such deduction and withholding was made.

2.7.  Certain Adjustments.  The Exchange Ratio and the Stock Option Exchange Ratio shall be subject to appropriate adjustments from time to time after the date of this Agreement in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Parent Common Shares shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in Parent’s capitalization.

ARTICLE III

EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION

3.1.  Parent to Make Merger Consideration Available.  At or promptly after the Effective Time, Parent or one of its Subsidiaries shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent (subject to the consent, not to be unreasonably withheld, of the Company) (the “Exchange Agent”), for the benefit of the holders of certificates that immediately prior to the Effective Time evidenced shares of Company Common Stock (the “Certificates”), for exchange in accordance with this Article III, (i) evidence of Parent Common Shares in book-entry form issuable pursuant to Section 2.1(b) (and/or certificates representing such Parent Common Shares, at Parent’s election), (ii) cash sufficient to make the cash payments payable pursuant to Section 2.1(b), and (iii) cash sufficient to pay cash in lieu of fractional Parent Common Shares pursuant to Section 2.2.

3.2.  Exchange of Certificates.  (a) As soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate immediately prior to the Effective Time whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.1 a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration in respect of the shares of Company Common Stock formerly represented by such Certificate and such Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates.

(b) No dividends or other distributions with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Parent Common Shares that such holder would be entitled to receive upon surrender of such Certificate and no Merger Consideration shall be paid to any such holder until such holder shall surrender such Certificate in accordance with this Article III.  After the surrender of a Certificate in accordance with this Article III, such holder thereof entitled to receive Parent Common Shares shall be entitled to receive any such dividends or other distributions, without any interest thereon, with a record date after the Effective Time and which theretofore had become payable with respect to whole Parent Common Shares issuable to such holder in respect of such Certificate.

(c) If the payment of the Merger Consideration is to be made to a person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any applicable stock transfer or other Taxes or shall establish to the reasonable satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

(d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article III.

(e) Any portion of the property deposited with the Exchange Agent pursuant to Section 3.1 that remains unclaimed by the shareholders of the Company for six (6) months after the Effective Time shall be paid, at the request of Parent, to or as directed by Parent. Any shareholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of the Merger Consideration and unpaid dividends and distributions on the Parent Common Shares deliverable in respect of each share of Company Common Stock held by such shareholder at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent or one of its Subsidiaries may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in, and reasonably apparent from, any of the Company Reports filed with the SEC on or after January 1, 2007 but prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section and in any section relating to forward-looking statements to the extent they are cautionary, predictive or forward-looking in nature); or (ii) as disclosed in the like-numbered section of the disclosure schedule delivered by the Company to Parent contemporaneously with the execution of this Agreement (the “Company Disclosure Schedule”, it being agreed that, except as otherwise provided in the Company Disclosure Schedule, disclosure of any item in any section of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:

4.1. Corporate Organization.  (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey. The Company has all requisite corporate power and authority to own, lease or operate all of its properties, rights and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties, rights and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to have such power or authority or to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined below) on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to the Company, Parent or the Surviving Company, as the case may be, any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, (x) has a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole or (y) that prevents or materially impairs such party’s ability to consummate the Merger on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred pursuant to clause (x) above, there shall be excluded any effect to the extent resulting from (i) changes after the date of this Agreement in laws, rules or regulations of general applicability or published interpretations thereof by courts or governmental authorities or in U.S. generally accepted accounting principles (“U.S. GAAP”) (or in the case of Parent or any other party to this Agreement (or their respective assignees) that is a Canadian entity, Canadian generally accepted accounting principles (“Canadian GAAP”)) or regulatory accounting requirements, in any such case applicable to banks or their holding companies generally, (ii) the announcement of this Agreement or any action of any party to this Agreement or any of its Subsidiaries required to be taken by it under this Agreement (including any actions taken by the Company or any of its Subsidiaries as required by Section 7.16), (iii) changes or events after the date of this Agreement in general economic, business or financial conditions affecting banks or their holding companies generally, including changes in prevailing interest rates and currency exchange rates, provided, that the effect of such changes described in this clause (iii) (including changes in interest rates) shall not be excluded to the extent of the disproportionate impact, if any, they have on such party and its Subsidiaries, taken as a whole (relative to other banks or their holding companies), and provided, further, that a decrease in the trading or market prices of a party’s capital stock shall not be considered, by itself, to constitute a Material Adverse Effect, and (iv) the engagement by the United States or Canada in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States or Canada. The Company is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”). The certificate of incorporation and bylaws of the Company, copies of which have been made available to Parent, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

(b) Section 4.1 of the Company Disclosure Schedule sets forth, as of the date hereof, each Subsidiary of the Company and all other entities in which the Company or any of its Subsidiaries owns, directly or indirectly, any shares of capital stock or equity interests. Each Subsidiary of the Company (i) is duly organized and validly existing as a bank, corporation, partnership or other entity and is in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate or other power and authority to own or lease its properties, rights and assets and to carry on its business as now conducted, except, in the case of clauses (ii) and (iii), where the failure to be so licensed or qualified or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or any other entity (i) of which such person or a subsidiary of such person is a general partner or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such person and/or one or more subsidiaries thereof. “Significant Subsidiaries” means each of the Bank Subsidiaries and Commerce Banc Insurance Services, Inc. (“CBIS”) (and not any of their direct or indirect Subsidiaries). The certificate of incorporation, bylaws and similar governing documents of each Significant Subsidiary of the Company, copies of which have been made available to Parent, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

(c) Except for its ownership of Commerce Bank, N.A. (“Commerce Bank”), Commerce Bank/North (“Commerce North” and together with Commerce Bank, the “Bank Subsidiaries”), and the indirect interests in Commerce Bank/Harrisburg (“Pennsylvania Commerce”) described in Section 4.1(c) of the Company Disclosure Schedule, the Company does not own, beneficially or of record, either directly or indirectly, more than 2% of the voting securities or equity interests in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)) (other than any such shares held in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted). The deposits of the Bank Subsidiaries are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by Law. Commerce Bank is a member in good standing of the Federal Home Loan Bank (“FHLB”) of Pittsburgh and the FHLB of New York.

4.2.  Capitalization.  (a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, no par value per share (the “Company Preferred Stock”). As of September 28, 2007, there were 193,656,615 shares of Company Common Stock issued and outstanding, no shares of Company Preferred Stock outstanding and 1,976,923 shares of Company Common Stock held in the Company’s treasury. No other shares of Company Common Stock or Company Preferred Stock were issued or outstanding. As of September 28, 2007, no shares of Company Common Stock or Company Preferred Stock were reserved for issuance, except for an aggregate of 49,376,023 shares of Company Common Stock reserved for issuance upon the exercise of Company Options pursuant to the Company Stock Incentive Plans. Since September 28, 2007 and through the date of this Agreement, the Company has not (i) issued or authorized the issuance of any shares of Company Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Company Common Stock or Company Preferred Stock, except for any such issuances of Company Common Stock as a result of exercise of Company Options listed in Section 4.2(b) of the Company Disclosure Schedule, (ii) reserved for issuance any shares of Company Common Stock or Company Preferred Stock or (iii) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Company Common Stock. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company owns any shares of Company Common Stock (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted). Except as otherwise specified in this Section 4.2(a), neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, convertible securities, preemptive rights, redemption rights, stock appreciation rights, stock-based performance units or other similar rights, agreements or commitments of any character relating to the purchase or issuance of any shares of the capital stock of the Company or of any of its Subsidiaries or other equity securities of the Company or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of the capital stock of the Company or any of its Subsidiaries (including any rights plan or agreement) or equity-based awards, nor is there any other agreement to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable or exercisable for such shares or equity interests, (B) issue, grant, extend or enter into any such subscription, option, warrant, call, convertible securities, stock-based performance units or other similar right, agreement, arrangement or commitment, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, the Company or any of its Subsidiaries. The Company redeemed all of its 5.95% Convertible Trust Capital Securities as described in the Company’s Annual Report on Form 10-K filed on March 16, 2007 with the U.S. Securities and Exchange Commission (the “SEC”) and neither the Company nor any of its Subsidiaries has any other trust capital securities or other similar securities outstanding.

(b) Section 4.2(b) of the Company Disclosure Schedule contains a list setting forth, as of the date of this Agreement, all outstanding Company Options and all other equity or equity-based awards (including restricted stock units, if any) relating to Company Common Stock, the names of the optionees or grantees thereof, identification of any such optionees or grantees that are not current or former employees, directors or officers of the Company, the date each such Company Option or other award was granted, the number of shares of Company Common Stock subject to each such Company Option or underlying each such other award, the expiration date of each such Company Option or other award, any vesting schedule with respect to a Company Option which is not yet fully vested and the date on which each other award is scheduled to be settled or become free of restrictions, and the price at which each such Company Option may be exercised (or base price with respect to stock appreciation rights, if any).

(c) Section 4.2(c) of the Company Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock or other equity interests and record and beneficial owners of such capital stock or other equity interests for each Significant Subsidiary. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of the Company’s Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares or other equity interests are duly authorized and validly issued and are fully paid, nonassessable (except to the extent provided in 12 U.S.C. § 55 and similar state laws) and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(d) Except for the ownership of the Company’s Subsidiaries and for investments held in a fiduciary capacity for the benefit of customers or acquired in satisfaction of debts previously contracted in good faith, neither the Company nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity.

(e) The Company does not have outstanding any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote.

4.3.  Authority; No Violation.  (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement by the Required Company Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action of the Company, and no other corporate and no shareholder proceedings (subject, in the case of the consummation of the Merger, to the approval of this Agreement by the Required Company Vote) on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or bylaws of the Company or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents, approvals and waiting periods referred to in Section 4.4 are duly obtained or satisfied, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, award, writ, decree or injunction issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to the Company or any of its Subsidiaries or any of their respective properties, rights or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default under, result in the termination of or a right of termination, modification or cancellation under, accelerate the performance required by, or result in the creation of any Lien (or have any of such results or effects upon notice or lapse of time, or both) upon any of the respective properties, rights or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (1) any material leases or related agreements related to stores or other facilities operated by either of the Bank Subsidiaries or any of their affiliates or (2) any note, bond, mortgage, indenture, deed of trust, license, lease (other than such leases covered by clause (y)(1) above), agreement, contract, permit, concession, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, rights, assets or business activities may be bound or affected, except in the case of clauses (i) (to the extent relating to Subsidiaries) or (ii), for such violations, conflicts, breaches, defaults or other events which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) In accordance with Section 14A:11-1 of the NJBCA, no appraisal or dissenters’ rights shall be available to holders of the Company Common Stock in connection with the Merger.

4.4.  Consents and Approvals.  Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act (including with respect to the qualification of TopCo and IntermediateCo as bank holding companies and the indirect acquisition by Parent of the Company’s interest in Pennsylvania Commerce), the New Jersey Department of Banking and Insurance, the Pennsylvania Department of Banking and the Superintendent of Financial Institutions (Canada) and the approval of such applications and notices, (ii) approval of the listing on the Toronto Stock Exchange and the New York Stock Exchange of the Parent Common Shares to be issued in the Merger and to be reserved for issuance upon exercise of the Parent Options issued in substitution for Company Options pursuant to Section 2.4, (iii) the filing with the SEC of a proxy statement in definitive form relating to the meeting of the shareholders of the Company to be held to vote on the approval of this Agreement (the “Proxy Statement/Prospectus”) and the filing and declaration of effectiveness of the registration statement on Form F-4 (the “Form F-4”) in which the Proxy Statement/Prospectus will be included as a prospectus and any filings or approvals under applicable state securities Laws, (iv) the filing of the Certificate of Merger with the New Jersey Department of the Treasury, Division of Commercial Recording pursuant to the NJBCA and such other Governmental Entities as required by the NJBCA, (v) the approval of this Agreement by the Required Company Vote, (vi) the consents and approvals set forth in Section 4.4 of the Company Disclosure Schedule, (vii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the expiration or termination of any applicable waiting periods thereunder, (viii) the consents, authorizations, approvals, filings or exemptions in connection with the applicable provisions of federal or state securities Laws or the rules or regulations of any applicable self-regulatory organization, in any such case relating to the regulation of broker-dealers, investment companies and investment advisors, (ix) the consents, authorizations, approvals, filings or exemptions in connection with the applicable provisions of insurance Laws and (x) the consents, authorizations, approvals, filings and registrations of third parties which are not Governmental Entities, the failure of which to obtain or make would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or self-regulatory organization (each, a “Governmental Entity”) or of or with any other third party by and on behalf of the Company (or by or on behalf of any acquiror of the Company) are necessary in connection with (A) the execution and delivery by the Company of this Agreement and (B) the consummation by the Company of the Merger and the other transactions contemplated hereby.

4.5.  SEC Documents; Other Reports; Internal Controls.  (a) The Company has filed all required reports, forms, schedules, registration statements and other documents with the SEC since December 31, 2003 (the “Company Reports”) and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Company Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company Reports, and none of the Company Reports when filed with the SEC, and if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company Reports. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) The Company and each of its Subsidiaries have timely filed all material reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2003 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there is no unresolved violation, criticism or exception by any Governmental Entity with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Entity of, the Company or any of its Subsidiaries.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s board of directors and in Section 4.5(c) of the Company Disclosure Schedule (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(d) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. GAAP.

(e) The Company has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to the Company and its Subsidiaries is made known to the management of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company Reports.

4.6.  Financial Statements; Undisclosed Liabilities.  (a) The financial statements of the Company (including any related notes and schedules thereto) included in the Company Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), were prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which is expected to be material, and to any other adjustments described therein, including the notes thereto). The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with U.S. GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. The information with respect to the investment securities portfolio of the Company and its Subsidiaries set forth in Section 4.6(a) of the Company Disclosure Schedule is true, correct and complete in all material respects.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007, as filed with the SEC, (ii) this Agreement or (iii) liabilities incurred since June 30, 2007 in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), that either alone or when combined with all other liabilities of a type not described in clause (i), (ii) or (iii), has had, or would be reasonably expected to have, a Material Adverse Effect on the Company.

4.7.  Broker’s Fees.  Except for Goldman, Sachs & Co., neither the Company nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transaction contemplated by this Agreement. True, correct and complete copies of all agreements with Goldman, Sachs & Co. relating to any such fees or commissions have been furnished to Parent prior to the date hereof.

4.8.  Absence of Certain Changes or Events.  Since December 31, 2006, (i) no event has occurred or circumstance has arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (ii) prior to the date hereof, neither the Company nor any of its Subsidiaries has (A) effected or authorized any adjustment, split, combination or reclassification of any of its capital stock, or redeemed, purchased or otherwise acquired, any shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or stock appreciation rights (except pursuant to the exercise of stock options); (B) declared, set aside or paid any dividend other than regular quarterly cash dividends on the Company Common Stock; (C) sold, licensed, leased, encumbered, mortgaged, transferred, assigned or otherwise disposed of any of its material assets, properties or other rights or agreements other than in the ordinary course of business consistent with past practice; (D) made any changes in its accounting methods or method of Tax accounting, practices or policies; (E) settled any claim, action or proceeding involving monetary damages in excess of $10 million; (F) from and after the date of the Specified Orders, taken any action that violates, or fails in any material respect to comply with, either of the Specified Orders; or (G) agreed to, or made any commitment to, take any of the foregoing actions.

4.9.  Legal Proceedings.  (a) Neither the Company nor any of its Subsidiaries (or, to the knowledge of the Company, any of the current or former directors or executive officers of the Company or any of its Subsidiaries) is a party to any, and there are no pending or, to the best of the Company’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against or affecting the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement and which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 4.9(a) of the Company Disclosure Schedule sets forth all pending (and, to the best of the Company’s knowledge, all threatened) legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against the Company or any of its Subsidiaries as of the date of this Agreement.

(b) There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 4.9(b) of the Company Disclosure Schedule sets forth all material injunctions, orders, awards, judgments, settlements, decrees or regulatory restrictions imposed upon or entered into by the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries as of the date of this Agreement.

(c) As of the date hereof, no claim or submission has been made or, to the knowledge of the Company, threatened, by any Insider or Insider-Related Party with respect to rights to indemnification, advancement of expenses or other reimbursement of or to such person or any of such person’s affiliates by the Company or any of its Subsidiaries with respect to any of the Specified Regulatory Matters. As used herein, (i) the terms “Insider” and “Insider-Related Parties” shall have the meanings set forth in the Consent Order, dated June 28, 2007 between Commerce Bank and the Office of the Comptroller of the Currency (the “Consent Order”) and (ii) the term “Specified Regulatory Matters” means the Specified Orders, the related investigations by the Office of the Comptroller of the Currency (the “OCC”) or the Federal Reserve Board, the matter set forth in Section 4.9(c)(A) of the Company Disclosure Schedule and the matters that are the subject of such Specified Orders, investigations, proceedings and matter.

(d) Except in connection with the Specified Orders, since January 1, 2004, (i) there have been no subpoenas, written demands, inquiries or information requests received by the Company, any of its Subsidiaries or any affiliate of the Company or any of its Subsidiaries from any Governmental Entity, and (ii) no Governmental Entity has

requested that the Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, inquiry or information request.

4.10.  Taxes.

(a) (w) no audit of any material Tax Return of the Company or any of its Subsidiaries is being conducted by a taxing authority; (x) each of the Company and its Subsidiaries has (i) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) timely paid in full all Taxes due or, where payment is not yet due, has made adequate provision in the financial statements of the Company (in accordance with U.S. GAAP) for all such Taxes (as hereinafter defined), whether or not shown as due on such Tax Returns; (y) no material deficiencies for any Taxes have been proposed, threatened, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company or any of its Subsidiaries; and (z) there are no material Liens for Taxes upon the assets of either the Company or its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated tax return or (ii) has any material liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(c) None of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, Tax indemnity or Tax allocation agreement or similar contract or arrangement.

(d) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries.

(e) None of the Company or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(f) All Taxes required to be withheld, collected or deposited by or with respect to the Company and each Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(g) Neither the Company nor any of its Subsidiaries has requested or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment or collection of, any Tax.

(h) Neither the Company nor any of its Subsidiaries has entered into any transactions that are or would be part of any “reportable transaction” or that could give rise to any list maintenance obligation under Sections 6011, 6111, or 6112 of the Code (or any similar provision under any state or local law) or the regulations thereunder.

(i) Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Effective Time as a result of any (i) change in method of accounting either imposed by the Internal Revenue Service or voluntarily made by the Company or any of its Subsidiaries on or prior to the Closing Date, (ii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign income Tax law), (iii) installment sale or open transaction arising in a taxable period (or portion thereof) ending on or prior to the Closing Date, (iv) a prepaid amount received or paid prior to the Closing Date, or (v) deferred gains arising prior to the Closing Date.

(j) Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(k) For purposes of this Agreement:

(i) “Tax” or “Taxes” shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, duties, customs, fees, impositions or other similar government charges, including, but not limited to income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, escheat, employment-related, commercial rent or withholding, net worth, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, utility, environmental, value-added, recapture or other taxes, including any interest, penalties, fines and additions (to the extent applicable) thereto, whether disputed or not; and

(ii) “Tax Return” shall mean any return, report, declaration, information return or other document (including any related or supporting information) filed with or submitted to, or required to be filed with or submitted to any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments, supplements or attached schedules to any of the foregoing.

4.11.  Employees; Employee Benefit Plans.  (a) Section 4.11(a) of the Company Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, loan, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), under which (i) any current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries (“Company Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (ii) under which the Company or any of its Subsidiaries has any present or future material liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Plans”.

(b) With respect to each Plan, the Company has delivered to Parent or made available a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications by the Company or any of its Subsidiaries to Company Employees concerning the extent of the benefits provided under a Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to the Plans (other than amendments or changes required by applicable Law) at any time within the twelve months immediately following the date hereof that could reasonably be expected to result in an increase in benefits provided under the Plan or the expense of maintaining the Plan; and (v) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) each Plan has been established and administered in all respects in accordance with its terms, and in all respects in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) each Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with any “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations with the Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws; (iv) for each Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof, (v) no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Plan; (vi) no Plan provides post-employment welfare (including health, medical or life insurance) benefits and neither the Company nor any of its Subsidiaries have any obligation to provide any such post-employment welfare benefits now or in the future, other than as required by Section 4980B of the Code; (vii) there is no present intention that any Plan be materially amended, suspended or terminated, or otherwise modified to adversely change or increase benefits (or the levels thereof) under any Plan at any time within the twelve months immediately following the date hereof; (viii) neither the Company nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA; and (ix) each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No Plan provides any Company Employees with any amount of compensation, or if such Company Employees were to be provided compensation that is or would be subject to the excise taxes applicable under Section 409A or 4999 of the Code.

(d) None of the Plans is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) and none of the Company, its Subsidiaries or any ERISA Affiliate has at any time sponsored or contributed to, or has or had any material liability with respect to a multiemployer plan within the preceding six (6) years that remains unsatisfied.

(e) With respect to any Plan, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other governmental agencies are pending or, to the knowledge of the Company, threatened.

(f) (i) No Plan exists that could result in the payment to any present or former Company Employee of any money or other property or accelerate or provide any other rights or benefits to any present or former Company Employee as a result of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)). (ii) There is no Plan that, individually or collectively, could reasonably be expected to give, or which has given, rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code in connection with the transactions contemplated under this Agreement.

4.12.  Board Approval; Shareholder Vote Required.  (a) The board of directors of the Company, by resolutions duly adopted by unanimous vote of the entire board of directors at a meeting duly called and held (the “Company Board Approval”), has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its shareholders and declared the Merger to be advisable, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby, and (iii) recommended that the shareholders of the Company approve this Agreement and directed that such matter be submitted for consideration by the shareholders of the Company at the Company Shareholders Meeting. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under the Laws of the State of New Jersey, federal Law or, to the knowledge of the Company, the Laws of any other state in the United States is applicable to this Agreement, the Merger or the other transactions contemplated hereby. The Company Board Approval is sufficient to exempt fully the Merger and the other transactions contemplated hereby from the provisions of Article Seventh of the certificate of incorporation of the Company.

(b) The affirmative vote of the holders of a majority of the votes cast by holders of Company Common Stock to approve this Agreement (the “Required Company Vote”) is the only vote of the holders of any class or series of the Company capital stock necessary to approve this Agreement and the transactions contemplated hereby (including the Merger).

4.13.  Compliance With Applicable Law.  (a) The Company and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties and assets under and pursuant to applicable Law, except where the failure to hold such license, franchise, permit or authorization would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and each of its Subsidiaries have complied in all material respects with, and are not in default or violation of, (i) any applicable Law, including all Laws related to data protection or privacy, the USA Patriot Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act and any other Law relating to discriminatory banking practices, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and all applicable Laws relating to broker-dealers, investment advisors and insurance brokers, and (ii) any posted or internal privacy policies relating to data protection or privacy, including with limitation, the protection of personal information, and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any default or violations of any applicable

Law, except where any such default, violation or noncompliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) The Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law, except where the failure to so administer such accounts would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. None of the Company, any of its Subsidiaries, or any director, officer or employee of the Company or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(c) The Company, each of its Subsidiaries and each of their respective officers and employees who are required to be registered, licensed or qualified as (x) a broker-dealer or (y) a registered principal, registered representative, investment adviser representative, futures commission merchant, insurance agent or salesperson with the SEC (or in equivalent capacities with any other Governmental Entity) are duly registered as such and such registrations are in full force and effect, or are in the process of being registered as such within the time periods required by applicable Law, except for such failures to be so registered as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its Subsidiaries and each of their respective officers and employees are in compliance with all applicable federal, state and foreign laws requiring any such registration, licensing or qualification, have filed all periodic reports required to be filed with respect thereto (and all such reports are accurate and complete in all material respects), and are not subject to any liability or disability by reason of the failure to be so registered, licensed or qualified, except for such failures to be so registered, licensed or qualified, failures with respect to such reports and such liabilities or disabilities as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d) The Company has delivered or made available to Parent a true, correct and complete copy of the currently effective Forms ADV and BD as filed with the SEC by each Subsidiary of the Company. The information contained in such forms was complete and accurate as of the time of filing thereof, except where any failure to be so complete and accurate would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(e) Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or disclosed on the Forms ADV or BD of the Company or its applicable Subsidiary as in effect as of the date of this Agreement: (i) none of the Company, any of its Subsidiaries or any of their directors, officers, employees, “associated persons” (as defined in the Exchange Act) or “affiliated persons” (as defined in the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Company Act”)) has been or is the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable Laws which would be required to be disclosed on Forms ADV or BD, (ii) none of the Company, any of its Subsidiaries or any of their respective directors, officers, employees, associated persons or affiliated persons, has been permanently enjoined by the order of any Governmental Entity from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security, and (iii) none of the Company, any of its Subsidiaries or any of their respective directors, officers, employees, associated persons or affiliated persons is or has been ineligible to serve as an investment adviser under the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Advisers Act”) (including pursuant to Section 203(e) or (f) thereof) or as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act), or ineligible to serve in, or subject to any disqualification which would be the basis for any limitation on serving in, any of the capacities specified in Section 9(a) or 9(b) of the Investment Company Act or any substantially equivalent foreign expulsion, suspension or disqualification.

(f) Section 4.13(f) of the Company Disclosure Schedule sets forth with respect to the Company and its Subsidiaries a complete list of all (i) broker-dealer licenses or registrations and (ii) all licenses and registrations as an investment adviser under the Advisers Act or any similar state laws. Neither the Company nor any of its Subsidiaries is, or is required to be, registered as a futures commission merchant, commodities trading adviser, commodity pool operator or introducing broker under the Commodities Futures Trading Act or any similar state laws.

4.14.  Certain Contracts.  (a) Neither the Company nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC or required to be disclosed by the Company on a Current Report on Form 8-K) to be performed in whole or in part after the date of this Agreement, (ii) which limits the freedom of the Company or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, (iii) which limits the Company’s or any of its Subsidiaries’ rights in and to the name “Commerce” or any derivation thereof, (iv) which relates to the incurrence of material indebtedness for borrowed money (other than deposit liabilities, advances and loans from the FHLB of Pittsburgh or of New York and sales of securities subject to repurchase, in each case incurred in the ordinary course of business consistent with past practice) by the Company or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (v) which grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries, (vi) which limits the payment of dividends by the Company or any of its Subsidiaries, (vii) which relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties, (viii) which relates to an acquisition, divestiture, merger or similar transaction and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, or (ix) which grants any person the right to use the name “Commerce” or any derivation thereof. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not publicly disclosed in the Company Reports or set forth in Section 4.14(a) of the Company Disclosure Schedule, is referred to herein as a “Company Contract”. The Company has made available to Parent true, correct and complete copies of each Company Contract.

(b) (i) Each Company Contract is valid and binding on the Company or its applicable Subsidiary and in full force and effect, and, to the knowledge of the Company, is valid and binding on the other parties thereto, (ii) the Company and each of its Subsidiaries and, to the knowledge of the Company, each of the other parties thereto, has performed all obligations required to be performed by it to date under each Company Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, under any such Company Contract, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) The Company has provided to Parent true, correct and complete copies of the Network Agreement dated January 1, 1997 (as amended by Amendment No. 1 thereto, dated as of April 2002, and Amendment No. 2 thereto, dated as of September 29, 2004), by and between the Company and Pennsylvania Commerce, and the Master Services Agreement, dated as of July 21, 2006, by and among the Company, Pennsylvania Commerce and Commerce Bank. Other than the agreements specified in the preceding sentence, neither the Company nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) with Pennsylvania Commerce or any of its affiliates. There are no restrictions of any manner on the sale, other transfer or encumbrance of the securities of Pennsylvania Commerce or any of its Subsidiaries owned by the Company.

4.15.  Agreements With Regulatory Agencies.  Except for the Consent Order and for the Memorandum of Understanding, dated June 28, 2007 between the Company and the Federal Reserve Bank of Philadelphia (together, the “Specified Orders”), neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 4.15 of the Company Disclosure Schedule, a “Company Regulatory Agreement”) any Governmental Entity that restricts, or by its terms will in the future restrict, the conduct of its business in any material respect or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management, its business or its operations. To the knowledge of the Company, none of the Company or any of its Subsidiaries has been advised by any Governmental Entity that it is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any Company Regulatory Agreement.

4.16.  Company Information.  The information relating to the Company and its Subsidiaries to be provided by the Company for inclusion in the Proxy Statement/Prospectus, the Form F-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof as relate only to Parent or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The Form F-4 (except for such portions thereof as relate only to Parent or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder.

4.17.  Title to Property.  (a) The Company and its Subsidiaries have good, valid and marketable title to all real property owned by them as reflected in the most recent balance sheet included in the Company Reports, except for properties that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all Liens, except (x) Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, (y) such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and (z) other such Liens as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All real property and fixtures used in or relevant to the business, operations or financial condition of the Company and its Subsidiaries are in good condition and repair except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) The Company and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them as reflected in the most recent balance sheet included in the Company Reports, except for assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all Liens except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) All leases of real property and all other leases material to the Company and its Subsidiaries under which the Company or a Subsidiary, as lessee, leases personal property are valid and binding in accordance with their respective terms, and there is not under any such lease any material existing default by the Company or such Subsidiary or, to the knowledge of the Company, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default, and, in the case of leased premises, the Company or such Subsidiary quietly enjoys the use of the premises provided for in such lease, except in any such case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

4.18.  Insurance.  The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice. Section 4.18 of the Company Disclosure Schedule contains a true, correct and complete list and a brief description of all material insurance policies in force on the date hereof with respect to the business and assets of the Company and its Subsidiaries (other than insurance policies under which the Company or any Subsidiary thereof is named as a loss payee, insured or additional insured as a result of its position as a secured lender on specific loans and mortgage insurance policies on specific loans or pools of loans). The Company and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the material terms thereof, each such policy is outstanding and in full force and effect, all premiums and other payments due under any material policy have been paid, and all claims thereunder have been filed in due and timely fashion, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

4.19.  Environmental Liability.  (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: there are no legal, administrative, arbitral or other proceedings, claims, actions, or to the knowledge of the Company, private environmental investigations or remediation activities or governmental investigations seeking to impose, or that reasonably could be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under common law standards of conduct relating to environmental exposure, human health or safety as it relates to Hazardous Substance handling or exposure, or under any local, state or federal Law relating to the protection of the environment or human health or safety as it relates to Hazardous Substance handling or exposure, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the “Environmental Laws”), pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries and to the knowledge of the Company, no such proceeding, claim, action or governmental investigation that would impose any such liability or obligation is anticipated by the Company. Section 4.19(a) of the Company Disclosure Schedule sets forth all legal, regulatory, administrative, arbitral or other proceedings, claims, actions, and, to the knowledge of the Company, private environmental investigations or remediation activities or governmental investigations seeking to impose, or that reasonably could be expected to result in the imposition, on the Company or any of its Subsidiaries of any material liability or obligation arising under Environmental Laws pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries as of the date of this Agreement. During or, to the knowledge of the Company prior to, the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws (“Hazardous Substances”) in, on, under or affecting any such property which would reasonably be expected to result in any claim against, or liability of, the Company or any Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation pursuant to or under any Environmental Law that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 4.19(b) of the Company Disclosure Schedule sets forth all agreements, orders, judgments, decrees, legal claims or settlements by or with any court, governmental authority, regulatory agency or third party imposing on the Company or any of its Subsidiaries any material liability or obligation pursuant to or under any Environmental Law as of the date of this Agreement.

4.20.  Opinion Of Financial Advisor.  The Company has received the opinion of Goldman, Sachs & Co. to the effect that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by holders of Company Common Stock, in the aggregate, is fair from a financial point of view to such holders.

4.21.  Intellectual Property.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and each of its Subsidiaries owns or otherwise has the right to use, all intellectual property rights, including all trademarks, trade dress, trade names, service marks, domain names, patents, inventions, trade secrets, know-how, works of authorship and copyrights therein, that are used in the conduct of their existing businesses and all rights relating to the plans, design and specifications of its branch facilities (“Proprietary Rights”) free and clear of all Liens and any claims of ownership by current or former employees, contractors, designers or others and (ii) neither the Company nor any of its Subsidiaries is materially infringing, diluting, misappropriating or violating, nor has the Company or any or its Subsidiaries received any written (or, to the knowledge of the Company, oral) communications alleging that any of them has materially infringed, diluted, misappropriated or violated, any of the Proprietary Rights owned by any other person. To the Company’s knowledge, no other person is infringing, diluting, misappropriating or violating, nor has the Company or any or its Subsidiaries sent any written communications within the past two years alleging that any person has infringed, diluted, misappropriated or violated, any of the Proprietary Rights owned by the Company and its Subsidiaries. The Company and each of its Subsidiaries take reasonable actions to protect and maintain: (a) the Proprietary Rights they own and (b) the material software, databases, networks and systems, they own or control against unauthorized use, modification, or access thereto.

4.22.  Loan Matters.  (a) (i) Section 4.22(a) of the Company Disclosure Schedule sets forth a list of all extensions of credit (including commitments to extend credit) (“Loans”) as of the date hereof by the Company and its Subsidiaries to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Board of Governors of the Federal Reserve System (12 CFR Part 215)) of the Company or any of its Subsidiaries, (ii) except as listed in Section 4.22(a) of the Company Disclosure Schedule, there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Loan was made and (iii) all such Loans are and were made in compliance in all material respects with all applicable Laws.

(b) Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant loan documents, the Company’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each outstanding Loan (x) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (y) to the extent secured, has been secured by valid Liens which have been perfected and (z) to the Company’s knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles and (ii) the loan documents with respect to each such outstanding Loan complied with all applicable Laws at the time of origination or purchase by the Company or its Subsidiaries and are complete and correct.

4.23.  Transactions with Affiliates.  There are no agreements, contracts, plans, arrangements or other transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of the Company, (iii) affiliate or family member of any of the foregoing, (iv) Insider or Insider-Related Party, (v) Pennsylvania Commerce or any of its Subsidiaries, officers, directors or other affiliates or (vi) any other affiliate of the Company, on the other hand, except those of a type available to employees of the Company generally. As used in this Agreement, “affiliate” means (unless otherwise specified), with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person and “control,” with respect to the relationship between or among two or more persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

4.24.  Community Reinvestment Act Compliance.  Each of the Bank Subsidiaries is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (collectively, “CRA”) and has received a CRA rating of at least “satisfactory” from the OCC or the FDIC, as applicable, in its most recently completed exam, and the Company has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in any of the Bank Subsidiaries failing to be in compliance in all material respects with such provisions or having its current rating lowered.

4.25.  Labor Matters.  Neither the Company nor any of its Subsidiaries is a party to or is bound by or is currently negotiating any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor, to the Company’s knowledge, is any such proceeding threatened, and there is no strike or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to the Company’s knowledge, threatened. To the knowledge of the Company, there is no activity involving its or any of its Subsidiaries’ employees involving an attempt to certify a collective bargaining unit or other organizational activity. As of the date hereof, neither the Company nor any of its Subsidiaries have closed any plant or facility or effectuated any layoffs of employees, nor has any such action or program been announced for the future, that would reasonably be expected to give rise to any material liability under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local law or regulation.

4.26.  Derivative Instruments and Transactions.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a) All Derivative Transactions (as defined below) whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, (i) were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time, (ii) are legal, valid and binding obligations of the Company or one of its Subsidiaries and, to the knowledge of the Company, each of the counterparties thereto and (iii) are in full force and effect and enforceable in accordance with their terms. The Company or its Subsidiaries and, to the knowledge of the Company, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued. To the knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions.

(b) As of August 31, 2007, no Derivative Transaction, were it to be a Loan held by the Company or any of its Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List,” “Impaired” or words of similar import.

(c) For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

4.27.  Approvals.  As of the date of this Agreement, the Company knows of no reason relating to it or its Subsidiaries why all regulatory approvals from any Governmental Entity required to consummate the transactions contemplated hereby should not be obtained on a timely basis without the imposition of a condition or restriction of the type referred to in Section 8.2(c).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Except (i) as disclosed in, and reasonably apparent from, any of the Parent Reports filed with the SEC or the Canadian securities regulatory authorities on or after December 1, 2006 but prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking statements to the extent they are cautionary, predictive or forward-looking in nature); or (ii) as disclosed in the like-numbered section of the disclosure schedule delivered by Parent to the Company contemporaneously with the execution of this Agreement (the “Parent Disclosure Schedule”, it being agreed that, except as otherwise provided in the Parent Disclosure Schedule, disclosure of any item in any section of the Parent Disclosure Schedule shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent), Parent represents and warrants to the Company as follows:

5.1.  Corporate Organization.  (a) Parent is duly organized and validly existing as a bank under the laws of Canada. Parent has all requisite corporate power and authority to own, lease or operate all of its properties, rights and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties, rights and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to have such power or authority or to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. The charter of Parent is the Bank Act (Canada). The copy of the bylaws of Parent which has been made available to the Company, is a true, correct and complete copy of such document as in full force and effect as of the date of this Agreement.

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has not owned any properties, rights or assets other than in connection with the transactions contemplated by this Agreement, and has engaged in no other business other than in connection with the transactions contemplated by this Agreement. Merger Sub is an indirect wholly owned subsidiary of Parent.

5.2.  Capitalization.  The authorized capital stock of Parent consists of an unlimited number of Parent Common Shares and unlimited number of Class A First Preferred Shares (the “Parent Preferred Shares”). As of September 28, 2007, there were 718,102,289 Parent Common Shares outstanding and 39,000,000 Parent Preferred Shares outstanding. As of September 28, 2007, no Parent Common Shares or Parent Preferred Shares were reserved for issuance. Since September 28, 2007 and through the date of this Agreement, and other than in connection with the transactions contemplated by this Agreement, Parent has not (i) issued or authorized the issuance of any Parent Common Shares or Parent Preferred Shares, or any securities convertible into or exchangeable or exercisable for Parent Common Shares or Parent Preferred Shares, except for any such issuances of Parent Common Shares as a result of exercise of Parent Options outstanding as of September 28, 2007, (ii) reserved for issuance any Parent Common Shares or Parent Preferred Shares or (iii) repurchased or redeemed, or authorized the repurchase or redemption of, any Parent Common Shares or Parent Preferred Shares. All of the issued and outstanding Parent Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as otherwise set forth in this Section 5.2(a), neither Parent nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, convertible securities, preemptive rights, redemption rights, stock appreciation rights, stock-based performance units or other similar rights, agreements, arrangements or commitments of any character relating to the purchase or issuance of any shares of Parent’s capital securities or other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent’s capital securities or equity-based awards, nor is there any agreement, to which Parent or any of its Subsidiaries is a party obligating Parent or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of Parent or securities convertible into or exchangeable or exercisable for such shares or equity interests, (B) issue, grant, extend or enter into any such subscription, option, warrant, call, convertible securities, stock-based performance units or other similar right, agreement, arrangement or commitment or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests. The Parent Common Shares to be issued pursuant to the Merger have been duly authorized and, at the Effective Time, all such shares will be validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

5.3.  Authority; No Violation.  (a) Parent and Merger Sub have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action of Parent and Merger Sub, and no other corporate or shareholder proceedings on the part of Parent and Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by Parent and Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation, bylaws or similar governing documents of Parent and Merger Sub or any of the similar governing documents of any of their respective Subsidiaries or (ii) assuming that the consents, approvals and waiting periods referred to in Section 5.4 are duly obtained or satisfied, (x) violate any Law applicable to Parent or any of its Subsidiaries or any of their respective properties, rights or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default under, result in the termination of or a right of termination, modification or cancellation under, accelerate the performance required by, or result in the creation of any Lien (or have any of such results or effects upon notice or lapse of time, or both) upon any of the respective properties, rights or assets of Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, permit, concession, franchise or other instrument or obligation to which Parent or Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties, rights, assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or other events which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

5.4.  Consents and Approvals.  Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act (including with respect to the qualification of TopCo and IntermediateCo as bank holding companies and the indirect acquisition by Parent of the Company’s interest in Pennsylvania Commerce), the New Jersey Department of Banking and Insurance, the Pennsylvania Department of Banking and the Superintendent of Financial Institutions (Canada) and the approval of such applications and notices, (ii) approval of the listing on the Toronto Stock Exchange and the New York Stock Exchange of the Parent Common Shares to be issued in the Merger and to be reserved for issuance upon exercise of the Parent Options issued in substitution for Company Options pursuant to Section 2.4, (iii) the filing with the SEC of the Proxy Statement/Prospectus and the filing and declaration of effectiveness of the registration statement on Form F-4 in which the Proxy Statement/Prospectus will be included as a prospectus and any filings or approvals under applicable state securities Laws, (iv) the filing of the Certificate of Merger with the New Jersey Department of the Treasury, Division of Commercial Recording pursuant to the NJBCA and such other Governmental Entities as required by the NJBCA, (v) the approval of this Agreement by the Required Company Vote, (vi) any notices or filings under the HSR Act and the expiration or termination of any applicable waiting periods thereunder, (vii) the consents, authorizations, approvals, filings or exemptions in connection with the applicable provisions of federal, state or provincial securities Laws or the rules or regulations of any applicable self-regulatory organization, in any such case relating to the regulation of broker-dealers, investment companies and investment advisors, (viii) the consents, authorizations, approvals, filings or exemptions in connection with the applicable provisions of insurance Laws and (ix) the consents, authorizations, approvals, filings and registrations of third parties which are not Governmental Entities, the failure of which to obtain or make would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, no consents or approvals of, or filings or registrations with, any Governmental Entity or of or with any other third party by and on behalf of Parent or Merger Sub are necessary in connection with (A) the execution and delivery by Parent and Merger Sub of this Agreement and (B) the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby.

5.5.  SEC Documents; Other Reports; Internal Controls.  (a) Parent has filed all required reports, forms, schedules, registration statements and other documents with the SEC and the Canadian securities regulatory authorities since December 31, 2003 (the “Parent Reports”) and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC or the applicable Canadian securities regulatory authority (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Parent Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act or the applicable Canadian securities Laws, as the case may be, and the rules and regulations of the SEC or the applicable Canadian securities regulatory authority thereunder applicable to such Parent Reports, and none of the Parent Reports when filed with the SEC or the applicable Canadian securities regulatory authority, and if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from or unresolved issues raised by the SEC or any Canadian securities regulatory authority, as applicable, with respect to any of the Parent Reports. None of Parent’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) Parent and each of its Subsidiaries have timely filed all material reports, schedules, forms, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2003 with any Governmental Entity (other than the SEC and the Canadian securities regulatory authorities) and have paid all fees and assessments due and payable in connection therewith.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s board of directors and in Section 5.5(c) of the Parent Disclosure Schedule (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

(d) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Parent and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with Canadian GAAP.

(e) Parent has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act and the applicable Canadian securities Laws) to ensure that material information relating to Parent and its Subsidiaries is made known to the management of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and the applicable Canadian securities Laws with respect to the Parent Reports.

5.6.  Financial Statements; Undisclosed Liabilities.  (a) The financial statements of Parent (including any related notes and schedules thereto) included in the Parent Reports complied as to form, as of their respective dates of filing with the SEC or the applicable Canadian securities regulatory authority (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC or the applicable Canadian securities regulatory authority with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the applicable Canadian regulatory authorities), have been prepared in accordance with Canadian GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which is expected to be material, and to any other adjustments described therein, including the notes thereto). The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with Canadian GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Parent included in its Quarterly Report to Shareholders filed on Form 6-K for the quarter ended

July 31, 2007, as filed with the SEC or otherwise disclosed in the Parent Reports filed subsequent to the date of the filing of such quarterly financial statements and prior to the date hereof, (ii) this Agreement, or (iii) liabilities incurred since July 31, 2007 in the ordinary course of business consistent with past practice, neither Parent nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), either alone or when combined with all other liabilities of a type not described in clause (i), (ii) or (iii), which has had, or would be reasonably expected to have, a Material Adverse Effect on Parent.

5.7.  Broker’s Fees.  Except for the persons set forth in Section 5.7 of the Parent Disclosure Schedule, whose fees and expenses shall be paid by Parent, neither Parent nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transaction contemplated by this Agreement.

5.8.  Absence of Certain Changes or Events.  Since October 31, 2006, no event has occurred or circumstance has arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

5.9.  Legal Proceedings.  (a) Neither Parent nor any of its Subsidiaries (or, to the knowledge of Parent, any of the current or former directors or executive officers of Parent or any of its Subsidiaries) is a party to any, and there are no pending or, to the best of Parent’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against or affecting Parent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable possibility of an adverse determination and which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b) There is no injunction, order, award, judgment, settlement, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

5.10.  Board Approval; No Shareholder Vote Required.  (a) The board of directors of Parent has duly approved this Agreement, the Merger and the other transactions contemplated hereby. The board of directors of Merger Sub has duly approved this Agreement, the Merger and the other transactions contemplated hereby, declared it advisable for Merger Sub to enter into this Agreement and this Agreement has been approved by the sole shareholder of Merger Sub.

(b) No vote of the holders of Parent Common Shares or the Parent Preferred Shares is necessary to approve and adopt this Agreement and the transactions contemplated hereby.

5.11.  Compliance With Applicable Law.  Parent and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties and assets under and pursuant to each, and have complied with and are not in default or violation of any, applicable Law relating to Parent or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, and neither Parent nor any of its Subsidiaries knows of, or has received notice of, any defaults or violations of applicable Law which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

5.12.  Agreements With Regulatory Agencies.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, a “Parent Regulatory Agreement”), any Governmental Entity that restricts or by its terms will in the future restrict the conduct of its business in any material respect or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations. To the knowledge of Parent, none of Parent or any of its Subsidiaries has been advised by any Governmental Entity that it is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any Parent Regulatory Agreement.

5.13.  Financing.  As of the Closing Date, Parent or one of its Subsidiaries will have available all funds necessary to pay on the Closing Date the aggregate cash portion of the Merger Consideration and all fees and expenses to be paid by Parent pursuant to this Agreement.

5.14.  Parent Information.  The information relating to Parent and its Subsidiaries to be provided by Parent for inclusion in the Proxy Statement/Prospectus, the Form F-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The Form F-4 (except for such portions thereof as relate only to the Company or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder.

5.15.  Approvals.  As of the date of this Agreement, Parent knows of no reason relating to it or its Subsidiaries why all regulatory approvals from any Governmental Entity required to consummate the transactions contemplated hereby should not be obtained on a timely basis without the imposition of a condition or restriction of the type referred to in Section 8.2(c).

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1.  Conduct of Business Prior to the Effective Time.  Except as otherwise expressly contemplated or permitted by this Agreement or with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business only in the usual, regular and ordinary course consistent with past practice (provided, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.2 shall be deemed a breach of this clause (i) unless such action constitutes a breach of such provision of Section 6.2), (ii) use commercially reasonable efforts to maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by Governmental Entities, preserve its advantageous business relationships with customers, vendors and others doing business with it and retain the services of its officers and key employees and (iii) take no action which would reasonably be expected to materially and adversely affect or delay (x) the receipt of any approvals of any Governmental Entity required to consummate the Merger or (y) the consummation of Merger.

6.2.  Company Forbearances.  Except as expressly contemplated or permitted by this Agreement or as set forth in Section 6.2 of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a) (i) adjust, split, combine or reclassify any capital stock or other equity interest; (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity interest or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or other equity interest or stock appreciation rights or grant any person any right to acquire any shares of its capital stock or other equity interest, other than (A) regular quarterly cash dividends on Company Common Stock equal to the rate paid during the fiscal quarter immediately preceding the date hereof with record and payment dates consistent with past practice (subject to the Company’s obligations pursuant to Section 6.4); and (B) dividends paid by any of the Subsidiaries of the Company so long as such dividends are only paid to the Company or any of its other wholly owned Subsidiaries; provided that no such dividend shall cause any Bank Subsidiary to cease to qualify as a “well capitalized” institution under the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended, and the applicable regulations thereunder; or (iii) issue or commit to issue any additional shares of capital stock or other equity interest (except pursuant to the exercise of Company Options outstanding as of the date hereof and disclosed in Section 4.2(b) of the Company Disclosure Schedule), or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any additional shares of capital stock or other equity interest (including Company Options);

(b) enter into any new line of business or change its lending, investment, risk and asset-liability management and other material banking or operating policies in any material respect, except as required by Law or by policies imposed by a Governmental Entity;

(c) sell, license, lease, transfer, mortgage, encumber or otherwise dispose of, or abandon or fail to maintain, any of its material rights, assets or properties or cancel or release any material indebtedness owed to any such person or any claims held by any such person, except (i) sales of Loans and sales of investment securities subject to repurchase, in each case in the ordinary course of business consistent with past practice, (ii) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Section 6.2(c) of the Company Disclosure Schedule or (iii) pledges of assets to secure public deposits accepted in the ordinary course of business consistent with past practice;

(d) make any acquisition of or investment in any other person, by purchase or other acquisition of stock or other equity interests (other than in a fiduciary capacity in the ordinary course of business consistent with past practice), by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital; or make any purchases or other acquisitions of any debt securities, property or assets (including any investments or commitments to invest in real estate or any real estate development project) in or from any person other than a wholly owned Subsidiary of the Company, except for (i) foreclosures and other similar acquisitions in connection with securing or collecting debts previously contracted, (ii) purchases of U.S. government and U.S. government agency securities which are investment grade rated and, in the case of any such securities that are fixed rate instruments, have a final maturity of five years or less, and (iii) transactions that, together with all other such transactions, are not material to the Company, and in each case in the ordinary course of business consistent with past practice;

(e) foreclose on or take a deed or title to any commercial real estate that would reasonably be expected to pose a risk of a material environmental liability without first obtaining a Phase I environmental assessment of the property, or foreclose on or take a deed or title to any commercial real estate if such environmental assessment indicates the presence of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in an amount or condition that would reasonably be expected to result in any material liability;

(f) other than in the ordinary course of business consistent with past practice, enter into, renew, extend or terminate (i) any Company Contract or (ii) any agreement referenced in Section 4.7 (or any other agreement with any broker or finder in connection with the Merger or any other transaction contemplated by this Agreement) or any agreement, contract, plan, arrangement or other transaction of the type described in Section 4.23; or make any material change in any such Company Contract or agreement, contract, plan, arrangement or other transaction;

(g) except as required by Law or the terms of any Plan or agreement in effect on September 1, 2007 and disclosed in Section 4.11(a) of the Company Disclosure Schedule, (i) increase the compensation or benefits of any Company Employee; (ii) grant or pay any change-in-control, retention bonus, severance or termination pay to any Company Employee; (iii) loan or advance any money or other property to, or sell, transfer or lease any properties, rights or assets to, any Company Employee; (iv) establish, adopt, enter into, amend, terminate or grant any waiver or consent under any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement (specifically, the Company shall not execute any new, amendments to, or amended and restated, employment agreements with any Company Employees providing for an annual base salary in excess of $150,000 or severance benefits that are any greater than those to be provided under the Severance Plan); (v) grant any equity or equity-based awards; (vi) hire, or terminate the employment of, any Company Employee with an annual base salary in excess of $150,000; or (vii) effectuate any layoffs of Company Employees without compliance in all material respects with the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local law or regulation;

(h) (i) make, or commit to make, any capital expenditures in excess of (A) $1 million per project or related series of projects or (B) $35 million in the aggregate or (ii) incur any material indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the long-term indebtedness of any other person (other than deposits and similar liabilities in the ordinary course of business consistent with past practice, indebtedness of the Company’s Subsidiaries to the Company or any of its wholly owned Subsidiaries and indebtedness under existing lines of credit and renewals or extensions thereof);

(i) permit the commencement of any construction of new structures or facilities upon, or purchase, enter into the option to purchase, or exercise the right to purchase, any real property in respect of, any branch office, loan production or servicing facility or other real property and except as required by Law, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or other real property;

(j) except for Loans or commitments for Loans that have previously been approved by the Company prior to the date of this Agreement, without previously notifying and consulting with Parent, make or acquire any Loan or issue a commitment (or renew or extend an existing commitment) for any Loan (x) that is not made in conformity, in all material respects, with the Company’s ordinary course lending policies and guidelines in effect as of the date hereof or (y) which has a principal balance in excess of $20 million, or which increases an existing Loan by $20 million or more;

(k) except as otherwise expressly permitted elsewhere in this Section 6.2, engage or participate in any material transaction (other than furnishing information and participating in discussions to the extent permitted by Section 7.4) or incur or sustain any material obligation, in each case, other than in the ordinary course of business consistent with past practice;

(l) except pursuant to agreements or arrangements in effect on the date hereof and specified in Section 6.2(l) of the Company Disclosure Schedule, pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their family members, any Insiders or Insider-Related Parties or affiliates or associates (as such term is defined under the Exchange Act) of any of its officers or directors other than Loans made in the ordinary course of the business of the Company and its Subsidiaries, and, in the case of any such agreements or arrangements relating to compensation, fringe benefits, severance or termination pay or related matters, only as otherwise permitted pursuant to this Section 6.2;

(m) (i) settle any claim, action or proceeding involving monetary damages in excess of $2 million for any individual claim, action or proceeding or $10 million in the aggregate, or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations, other than in the ordinary course of business consistent with past practice;

(n) adopt or implement any amendment of its certificate of incorporation, bylaws or similar governing documents, or enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any person (other than consolidations, mergers or reorganizations solely among wholly owned subsidiaries of the Company, other than CBIS and any of its Subsidiaries), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

(o) except as required by Law or by Section 7.16, materially change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements;

(p) except as required by Law, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans or (ii) its hedging practices and policies;

(q) take any action that violates, or fail to timely take any action that is required by, either of the Specified Orders;

(r) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Section 8.1 or 8.2 not being satisfied or in a Requisite Regulatory Approval not being obtained without imposition of a condition of the type referred to in Section 8.2(c) or in a material violation of any provision of this Agreement;

(s) make any material changes in its methods, practices or policies of financial or Tax accounting, except as may be required under Law or U.S. GAAP, in each case as approved in writing by the Company’s independent public accountants;

(t) enter into any securitizations of any Loans or create any special purpose funding or variable interest entity;

(u) (i) other than in the ordinary course of business consistent with past practice, introduce any material new products or services or any material marketing campaigns or (ii) introduce any material new sales compensation or incentive programs or arrangements;

(v) except as required by Law, make or change any material Tax election, file any amended Tax Returns, settle or compromise any material Tax liability of the Company or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes of the Company or any of its Subsidiaries, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund; or

(w) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.2.

6.3.  No Fundamental Parent Changes.  Except as expressly contemplated or permitted by this Agreement, or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), (i) amend, repeal or otherwise modify its bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Company Common Stock, (ii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Section 8.1 or 8.3 not being satisfied or in a Requisite Regulatory Approval not being obtained without imposition of a condition of the type referred to in Section 8.2(c), or in a material violation of any provision of this Agreement, (iii) in the case of Parent only, declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock, or (iv) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.3.

6.4.  Company Dividends.  From and after January 1, 2008 and until the Effective Time, the Company shall consult with Parent regarding the record dates and the payment dates relating to any dividends in respect of Company Common Stock, it being the intention of the Company and Parent that holders of Company Common Stock shall not receive two dividends (or fail to receive one dividend), for any single calendar quarter with respect to their shares of Company Common Stock and/or any Parent Common Shares that any such holder receives in exchange therefor pursuant to the Merger.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1.  Regulatory Matters.  (a) Parent and the Company shall cooperate in preparing and promptly cause to be filed with the SEC the Proxy Statement/Prospectus, and Parent shall prepare and promptly cause to be filed with the SEC the Form F-4. Each of Parent and the Company shall use reasonable best efforts to have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form F-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby, and the Company shall mail the Proxy Statement/Prospectus to its shareholders as promptly as practicable after the Form F-4 is declared effective. Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Proxy Statement/Prospectus or the Form F-4 received from the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus and the Form F-4 prior to filing such with the SEC.

(b) Subject to the other provisions of this Agreement, the parties hereto shall cooperate with each other and use reasonable best efforts to prepare and file promptly all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws, all the information relating to the other party and any of its respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties or Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated hereby.

(c) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Proxy Statement/Prospectus, the Form F-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Parent and the Company shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and any applicable state, provincial or local securities Laws.

(d) Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed or conditioned.

(e) Without limiting the scope of the foregoing paragraphs, the Company shall, to the extent permitted by applicable Law (i) promptly advise Parent of the receipt of any substantive communication from a Governmental Entity with respect to the Specified Regulatory Matters, (ii) provide Parent with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Governmental Entity with respect to the Specified Regulatory Matters and to review any such response, submission or communication prior to the filing or submission thereof, and (iii) provide Parent with the opportunity to participate in any meetings or substantive telephone conversations that the Company or its Subsidiaries or their respective representatives may have from time to time with any Governmental Entity with respect to the Specified Regulatory Matters.

7.2.  Access to Information.  (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of the Company and its Subsidiaries, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities Laws or federal or state banking, mortgage lending, real estate or consumer finance or protection Laws (other than reports or documents which the Company is not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize any attorney-client privilege or contravene any Law. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Parent shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Company, access, during normal business hours during the period prior to the Effective Time, to such information regarding Parent and its Subsidiaries as shall be reasonably necessary for the Company to fulfill its obligations pursuant to this Agreement or that may be reasonably necessary for the Company to confirm that the representations and warranties of Parent contained herein are true and correct and that the covenants of Parent contained herein have been performed in all material respects. Neither Parent nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize any attorney-client privilege or contravene any Law. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(c) Parent shall hold all information furnished by the Company or any of its Subsidiaries or representatives pursuant to Section 7.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated August 7, 2007, between Parent and the Company (the “Company Confidentiality Agreement”). The Company shall hold all information furnished by Parent or any of its Subsidiaries or representatives pursuant to Section 7.2(b) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement dated September 10, 2007, between Parent and the Company (the “Parent Confidentiality Agreement”).

(d) No investigation by any of the parties or their respective representatives shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of the others set forth herein.

7.3.  Shareholder Approval.  (a) The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable following the date upon which the Form F-4 becomes effective (the “Company Shareholders Meeting”) for the purpose of obtaining the Required Company Vote and, subject to Section 7.3(b), shall take all lawful action to solicit the approval of this Agreement by such shareholders. The board of directors of the Company shall recommend approval of this Agreement by the shareholders of the Company (the “Company Recommendation”) in the Proxy Statement/Prospectus and shall not directly or indirectly withdraw, amend or modify in any manner adverse to Parent such recommendation (a “Change in Company Recommendation”), except as and to the extent expressly permitted by Section 7.3(b).  Notwithstanding any Change in Company Recommendation, this Agreement shall be submitted to the shareholders of the Company at the Company Shareholders Meeting for the purpose of approving this Agreement and nothing contained herein shall be deemed to relieve the Company of such obligation. In addition to the foregoing, the Company shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

(b) Notwithstanding the foregoing, prior to the date of the Company Shareholders Meeting, the Company and its board of directors shall be permitted to effect a Change in Company Recommendation if and only to the extent that:

(i) it has complied in all material respects with Section 7.4,

(ii) its board of directors, based on the advice of its outside counsel, determines in good faith that failure to take such action is reasonably likely to result in a violation of its fiduciary duties under applicable Law, and

(iii) if the Company’s board of directors intends to effect a Change in Company Recommendation in relation to an Acquisition Proposal, (A) the Company’s board of directors has concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Parent pursuant to clause (C) below, (B) the Company has notified Parent, at least five (5) Business Days in advance, of its intention to effect a Change in Company Recommendation (the “Notice Period”), specifying the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and furnishing to Parent a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents and (C) during the Notice Period, and in any event, prior to effecting such a Change in Company Recommendation, the Company has negotiated, and has caused its financial and legal advisors to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

7.4.  Acquisition Proposals.  (a) Except to the extent expressly permitted by Section 7.17, from the date hereof until the Effective Time or, if earlier, the date on which this Agreement is terminated in accordance with Article IX, the Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ respective officers, directors, employees, agents and representatives (including any investment bankers, attorneys or accountants retained by it or any of its Subsidiaries) (“Representatives”) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate (including by way of providing confidential information) the submission of any inquiries, proposals or offers (whether firm or hypothetical) or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Acquisition Proposal, (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, (iii) approve or recommend any Acquisition Proposal, or (iv) approve or recommend, or propose publicly to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal; provided, however, that it is understood and agreed that any Change in Company Recommendation permitted under Section 7.3(b) shall in and of itself not be deemed to be a breach or violation of this Section 7.4(a). Notwithstanding the foregoing provisions of this Section 7.4(a), in the event that the Company receives an unsolicited bona fide Acquisition Proposal and the Company’s board of directors concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, the Company may, and may permit its Subsidiaries and its and their Representatives to, prior to (but not after) the date of the Company Shareholders Meeting, take any action described in clause (ii) above to the extent that the Company’s board of directors concludes in good faith (after receiving the advice of its outside counsel) that failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable Law; provided, however, that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, the Company shall have entered into a written confidentiality agreement with such third party on terms no less favorable to the Company than the Company Confidentiality Agreement and the Company shall promptly provide to Parent an executed copy of such confidentiality agreement; and provided, further, that the Company shall promptly provide Parent with any non-public information concerning the Company or its Subsidiaries provided to such person which was not previously provided or made available to Parent (or its Representatives).

(b) For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any person (other than Parent or any of its Subsidiaries) relating to any direct or indirect (i) acquisition, purchase or sale of a business, deposits or assets that constitute 20% or more of the consolidated business, revenues, net income, assets (including stock of the Company’s Subsidiaries) or deposits of the Company and its Subsidiaries, (ii) merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Significant Subsidiaries, or (iii) purchase or sale of, or tender or exchange offer (including a self-tender offer) for, securities of the Company or any of its Significant Subsidiaries that, if consummated, would result in any person (or the shareholders of such person) beneficially owning securities representing 20% or more of the equity or total voting power of the Company, any of its Significant Subsidiaries or the surviving parent entity in such transaction.

(c) For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal to acquire, directly or indirectly, a majority of the total voting power of the Company (or a majority of the total voting power of the resulting or surviving entity of such transaction or the ultimate parent of such resulting or surviving entity), which the board of directors of the Company concludes in good faith, after consultation with its financial advisors and receiving the advice of its outside counsel, taking into account timing and all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed on the terms proposed.

(d) The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce, and not waive or amend any provision of, any confidentiality, standstill or similar agreement relating to an Acquisition Proposal, including by requiring the other parties thereto to promptly return or destroy any confidential information previously furnished by or on behalf of the Company thereunder. The Company will promptly (and in all events within 48 hours) following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal advise Parent of the material terms thereof (including the identity of the person making such Acquisition Proposal), and will keep Parent reasonably apprised of any related developments, discussions and negotiations and the status and terms thereof (including providing Parent with a copy of all material documentation and correspondence relating thereto) on a current basis. Without limiting the foregoing, the Company shall notify Parent orally and in writing within 48 hours after it enters into discussions or negotiations with another person regarding an Acquisition Proposal, executes and delivers a confidentiality agreement with another person in connection with an Acquisition Proposal, or provides non-public information or data to another person in connection with an Acquisition Proposal.

(e) Nothing contained in this Agreement shall prevent the Company or its board of directors from complying with Rule 14d-9 and Rule 14e-2(a)(2)-(3) promulgated under the Exchange Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

7.5.  Reasonable Best Efforts.  (a) Subject to the terms and conditions of this Agreement, each of Parent and the Company shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action pursuant to the foregoing sentence if the taking of such action or the obtaining of such consents, authorizations, orders, approvals or exemptions is reasonably likely to result in a condition or restriction having an effect of the type referred to in Section 8.2(c).

(b) Subject to the terms and conditions of this Agreement (including the proviso in Section 7.5(a)), each of Parent and the Company agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including using reasonable best efforts to (i) modify or amend any contracts, plans or arrangements to which Parent or the Company is a party (to the extent permitted by the terms thereof) if necessary in order to satisfy the conditions to closing set forth in Article VIII hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (iii) defend any litigation or other proceeding seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

7.6.  Affiliates.  The Company shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of the Company to deliver to Parent, as soon as practicable after the date of this Agreement, and in any event prior to the date of the Company Shareholders Meeting, a written agreement substantially in the form attached as Exhibit A hereto.

7.7.  Employees; Employee Benefit Plans.

(a) As of the Effective Time, the Company Employees who are employees of the Company or a Subsidiary of the Company at the Effective Time shall, unless and until such Company Employees become eligible to participate in the employee benefit plans sponsored or maintained by TD Banknorth Inc. (excluding equity-based plans and defined benefit pension plans) (the “TD Banknorth Plans”) in which similarly situated employees of TD Banknorth Inc. participate, to the same extent as similarly situated employees of TD Banknorth Inc. so participate (it being understood that inclusion of Company Employees in such employee benefit plans may occur at different times with respect to different plans), continue to participate in the Plans (excluding the Company Stock Incentive Plans (other than with respect to Parent Options), the DRIP and Purchase Plan and the Employee Stock Ownership Plan feature of the Company’s 401(k) Plan); provided, however, that (i) nothing contained herein shall require Parent or any of its Subsidiaries to make any grants to any Company Employee under any equity-based plans, it being understood that any such grants are completely discretionary, (ii) nothing contained herein shall require Parent or any of its Subsidiaries to permit a Company Employee who is receiving severance as a result of the transactions contemplated by this Agreement (or together with any other action) pursuant to any employment, severance, change-in-control, consulting or other compensation agreements, plans and arrangements with the Company or any of its Subsidiaries to participate in any severance or change-in-control agreement or plan offered by Parent or any of its Subsidiaries, (iii) nothing contained herein shall require a Company Employee’s participation in Parent’s or any of its Subsidiaries’ defined benefit pension plan and (iv) until December 31, 2008, the employee benefit plans made available to the Company Employees shall be no less favorable in the aggregate than the employee benefit plans (excluding equity-based plans, defined benefit pension plans and severance policies and practices) provided to the Company Employees on the date of this Agreement. From and after the Effective Time, Parent shall cause the Company and its Subsidiaries, and any successors thereto, to honor, without modification, all employment, retention, severance and change-in-control contracts, agreements and arrangements, as amended through the date hereof, listed in Section 4.11(a) of the Company Disclosure Schedule (the “Employment Agreements”). As of the Effective Time, employees of the Company and its Subsidiaries who are not otherwise parties to the Employment Agreements (excluding any Employment Agreements that do not provide for severance or similar termination pay) shall be covered by and eligible to participate in that certain severance plan attached to this Agreement in Section 7.7(a)-1 of the Parent Disclosure Schedule (the “Severance Plan”), which (x) shall take into account all service with the Company or any Subsidiary (or any of their respective predecessors) as provided for therein and (y) shall be caused by Parent to be maintained for at least two years following the Closing Date. In addition, effective as of the Effective Time, with respect to Eligible Employees (as such term is defined in the Severance Plan) who are employed by the Company or a Subsidiary (“Company Eligible Employees”): (A) the schedule of Severance Benefits (as such term is defined in the Severance Plan) that shall be provided to such employees who become Displaced Employees (as such term is defined in the Severance Plan) shall be as set forth in Section 7.7(a)-2 of the Parent Disclosure Schedule and (B) the chief financial officer of the Company shall be consulted by the Plan Administrator (as such term is defined in the Severance Plan), and shall participate in an advisory capacity, with respect to all decisions of the Plan Administrator regarding any Company Eligible Employee or Displaced Employee, as applicable.

(b) With respect to each TD Banknorth Plan, for purposes of determining eligibility to participate, vesting, entitlement to benefits (including determination of the amount of any benefit that is affected by seniority) and vacation entitlement (but not for accrual of benefits under any defined benefit pension plan or post-retirement welfare benefit plan of Parent), service with the Company or any Subsidiary (or of their respective predecessors) shall be treated as service with Parent to the extent recognized by the Company prior to the date of this Agreement under comparable Plans; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations with respect to any TD Banknorth Plan. Each TD Banknorth Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Plan. The Company Employees shall be given credit for amounts paid under a corresponding benefit plan of the Company or any of its Subsidiaries during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the TD Banknorth Plan during the applicable plan year.

(c) With respect to the Company’s 2008 calendar year, Parent shall cause the Surviving Company to provide that each Company Employee will participate during such year in either (i) the TD Banknorth Plans providing an annual cash bonus payable in respect of such year or (ii) the Plans that are annual cash incentive plans; provided, however, that in all events, Parent shall cause the Surviving Company to pay bonuses thereunder in respect of such 2008 calendar year to the Company Employees as follows: (i) for Company Employees who are parties to an Employment Agreement that contains a target annual bonus amount (the “Target Bonus”), they shall receive payment of an amount equal to at least the pro rata portion of such Target Bonus in respect of the period from January 1, 2008 through the Closing Date and (ii) for Company Employees who are not parties to Employment Agreements containing a target annual bonus amount, they shall receive payment of an amount equal to at least the pro rata portion of the actual annual bonus received by each such Company Employee payable in respect of calendar year 2007 in respect of the period from January 1, 2008 through the Closing Date; which payment Parent shall cause to be made no later than the date that annual bonuses are otherwise payable pursuant to the Plans and/or Employment Agreements in respect of calendar year 2008. In addition, with respect to the Company’s 2007 calendar year, Parent shall make grants to Company Employees of equity-based awards on Parent Common Shares equal in the aggregate to up to $30 million in value of equity-based awards granted with respect to Company Common Stock to Company Employees, based on a Black-Scholes or equivalent equity compensation calculation methodology (the “Equity Pool Amount”); provided, however, that the amount of the Equity Pool Amount shall be reduced by the value (as determined consistent with the calculation of the Equity Pool Amount) of the aggregate amount of equity-based awards granted on Company Common Stock to Company Employees employed by CBIS in calendar year 2007, if CBIS is sold prior to Parent making such grants. Notwithstanding the foregoing, in the event that there occurs a sale of CBIS (x) prior to the payment of any annual bonus payment in respect of the 2007 calendar year under any Plan, any Company Employees employed by CBIS who were eligible to receive such a bonus shall nevertheless receive such bonus payments on the date that such bonuses are otherwise payable to Company Employees; and/or (y) prior to the Closing Date, any Company Employees employed by CBIS who would have been eligible to receive an annual bonus payment in respect of the 2008 calendar year under any Plan shall nevertheless receive a bonus payment calculated and payable in the same manner described above for Company Employees employed with the Company or its Subsidiaries, prorated for the period from January 1, 2008 through the date of closing of the sale of CBIS.

(d) The Company and Parent agree that the Company Retirement Plan for Outside Directors, as the same is set forth in Section 7.7(d) of the Company Disclosure Schedule, is and shall be the sole plan providing for retirement benefits to nonemployee members of the board of directors of the Company.

(e) The Company and Parent acknowledge and agree that all provisions contained in this Section 7.7 and Section 2.4 with respect to employees, officers, directors, consultants and independent contractors are included for the sole benefit of the Company and Parent and shall not create any right (i) in any other person, including Plans or any beneficiary thereof or (ii) to continued employment with Parent or any of its Affiliates.

7.8.  Indemnification; Directors’ and Officers’ Insurance.  Subject to the limitations set forth in Section 7.8(a) of the Parent Disclosure Schedule:

(a) From and after the Effective Time, in the event of any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who as of the date of this Agreement is, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of the Company, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity or (ii) this Agreement, or any of the transactions contemplated hereby and all actions taken by an Indemnified Party in connection herewith, in each case in his or her capacity as a director or officer of the Company or any of its Subsidiaries, whether in any case asserted or arising before or after the Effective Time, Parent shall cause the Surviving Company to indemnify and hold harmless, to the fullest extent permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party upon receipt of an undertaking required by the NJBCA from such Indemnified Party to repay such advanced expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative. Any Indemnified Party wishing to claim indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent in writing thereof, provided, that the failure to so notify shall not affect the obligations of Parent under this Section 7.8 except (and only) to the extent such failure to notify materially prejudices Parent.

(b) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, existing as of the date of this Agreement in favor of the current directors or officers of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any valid and binding agreement to which the Company or any such Subsidiary is a party shall survive the Merger and shall continue in full force and effect and Parent shall cause the Surviving Company to honor such obligations.

(c) For a period of six (6) years after the Effective Time, Parent shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time (and, to the extent reasonably practicable, persons serving as officers and directors of the Company as of the date of this Agreement who cease to serve in such capacity prior to the Effective Time) to be covered by the directors’ and officers’ liability insurance policy or policies maintained by Parent or one of its Subsidiaries (provided, that Parent’s directors’ and officers’ liability insurance policy or policies provide at least the same coverage and amounts containing terms and conditions which are, in the aggregate, not materially less advantageous to such directors and officers of the Company than the terms and conditions of the existing directors’ and officers’ liability insurance policy of the Company) with respect to claims arising from facts or events that existed or occurred at or prior to the Effective Time. Notwithstanding the foregoing, in no event will Parent be required to expend, on an annual basis, an amount in excess of 250% of the annual premiums currently paid by the Company for such insurance (the “Insurance Amount”), and if Parent is unable to maintain or obtain the insurance called for by this Section 7.8(c) for an amount per year equal to or less than the Insurance Amount, Parent shall use its reasonable best efforts to obtain as much comparable insurance as may be available for the Insurance Amount. The provisions of this Section 7.8(c) shall be deemed to have been satisfied if prepaid policies have been obtained by Parent or by the Company with Parent’s consent, which policies provide the persons covered by the Company’s directors’ and officers’ liability insurance policy immediately prior to the Effective Time with coverage for a period of not less than six (6) years after the Effective Time with respect to claims arising from facts or events that occurred at or prior to the Effective Time. If such prepaid policies have been obtained by the Company prior to the Effective Time with Parent’s consent, Parent shall maintain such policies in full force and effect and continue to honor all obligations thereunder.

(d) In the event Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, to the extent not otherwise occurring by operation of Law, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 7.8. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

(e) The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, and shall survive consummation of the Merger.

7.9.  Advice of Changes.  Parent and the Company shall promptly advise the other of any change or event which, individually or in the aggregate with other such changes or events, has or would reasonably be expected to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VIII or give rise to any right of termination under Article IX unless the underlying breach shall independently constitute such a failure or give rise to such a right.

7.10.  Financial Statements and Other Current Information.  As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date of this Agreement, the Company shall furnish to Parent (a) consolidated and consolidating financial statements (including balance sheets, statements of operations and shareholders’ equity) of the Company and each of its Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period, (c) monthly lending/asset quality and risk profile reports, (d) all internal or external audit reports and all internal compliance reviews and (e) any reports provided to senior management or the board of directors of the Company or any committee thereof relating to the financial performance and risk management of the Company. The Company will furnish to Parent the Company’s quarterly analysis of allowances for loans and lease losses and a quarterly summary of all Loan reviews as soon as they become available. In addition, the Company shall furnish Parent, unless prohibited by applicable Law, with a copy of each report filed by the Company or any of its Subsidiaries with a Governmental Entity promptly following the filing thereof. As soon as reasonably practicable after it becomes available, but in no event more than 30 days after the end of each calendar month ending after the date of this Agreement, Parent shall furnish to the Company the presentation with respect to monthly financial results of Parent customarily provided by the Chief Financial Officer of the Company to the Senior Executive Team of Parent. All information furnished by the Company to Parent, or by Parent to the Company, pursuant to this Section 7.10 shall be held in confidence to the same extent of Parent’s and the Company’s respective obligations under Section 7.2(c).

7.11.  Stock Exchange Listing.  Parent shall use its reasonable best efforts to cause the Parent Common Shares to be issued in the Merger and to be reserved for issuance upon exercise of the Parent Options issued in substitution for Company Options pursuant to Section 2.4 to be approved for listing on the Toronto Stock Exchange and the New York Stock Exchange, subject to official notice of issuance, as promptly as practicable, and in any event prior to the Effective Time.

7.12.  Takeover Laws.  The parties hereto and their respective boards of directors shall (i) use reasonable best efforts to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement.

7.13.  Stockholder Litigation.  The Company shall give Parent the opportunity to consult with the Company on a regular basis with respect to, provide Parent with a reasonable opportunity to participate in the preparation of, and to review prior to the filing or submission of, material documents relating to, and provide Parent the reasonable opportunity to participate in, any proceedings, meetings or substantive telephone conversations relating to the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement.

7.14.  Transition Committee.  As promptly as practicable following the execution of this Agreement, Parent and the Company shall establish a transition committee, consisting of an equal number of representatives designated by each of Parent and the Company (the “Transition Committee”). During the period from the date of this Agreement to the Effective Time, the Transition Committee will (i) confer on a regular and continued basis regarding the general status of the ongoing operations of the Company and its Subsidiaries and integration planning matters and (ii) communicate and consult with its members with respect to (x) the manner in which the business of the Company and its Subsidiaries are conducted, (y) audit and accounting procedures and policies, and (z) the Company’s investment securities portfolio and interest rate and other risk management policies and practices, in each case to the extent consistent with applicable Laws, including Laws regarding the exchange of information and other Laws regarding competition. Nothing contained in this Section 7.14 shall be deemed to require the Company to modify or change its loan, accrual, reserve, tax, litigation or real estate valuation policies and practices prior to the Effective Time without the Company’s consent.

7.15.  DRIP and Purchase Plan.  The Company shall cause the plan administrator, which is an “agent independent of the issuer” within the meaning of Rule 10b-18 of the Exchange Act, to satisfy, commencing as promptly as practicable following the date of this Agreement, the Company’s obligations under the DRIP and Purchase Plan with respect to the delivery of Company Common Stock solely through the purchase of Company Common Stock in the open market. No later than one Business Day following receipt of approval of this Agreement at the Company Shareholders Meeting, the Company shall provide to each participant of the DRIP and Purchase Plan, notice of termination of the DRIP and Purchase Plan effective no later than one Business Day prior to the Closing Date.

7.16.  Investment Portfolio Management.  The Company has advised Parent that it has determined to take the actions with respect to its investment securities portfolio set forth in Section 7.16 of the Company Disclosure Schedule. The Company agrees that promptly following the date of this Agreement it shall take such actions unless as a result of changes in prevailing interest rates, market conditions or other similar relevant factors the Company reasonably determines in good faith that taking such actions is no longer feasible or consistent with safe and sound banking practices, in which event the Company shall take such alternative actions to achieve the objectives described in Section 7.16 of the Company Disclosure Schedule as the Company may determine to be feasible and consistent with safe and sound banking practices, subject in each case to Parent’s consent (which shall not be unreasonably withheld or delayed). The Company shall consult with Parent on a regular basis with respect to the execution of the actions described in Section 7.16 of the Company Disclosure Schedule, including by providing to Parent daily updates of actions taken to date.

7.17.  Sale of Commerce Banc Insurance Services, Inc.  Prior to the date which is 60 days from the date of this Agreement, the Company may enter into a definitive agreement providing for the sale of the stock of CBIS (but excluding the sale of any stock or assets of eMoney Advisor, Inc.), to members of CBIS’s management, the effectiveness of which agreement shall be conditional on the receipt of consent thereto by Parent (which may be withheld in Parent’s sole discretion). Parent shall have 30 days from the date of receipt of such definitive agreement by Parent to provide notice to the Company that it does not consent to such agreement, and if Parent does not provide such notice within such 30-day period, Parent shall be deemed to have granted such consent.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction (or waiver by all parties) at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval.  The Company shall have obtained the Required Company Vote in connection with the approval of this Agreement.

(b) Stock Exchange Listing.  The Parent Common Shares to be issued to the holders of Company Common Stock upon consummation of the Merger and to be reserved for issuance upon exercise of the Parent Options issued in substitution for Company Options pursuant to Section 2.4 shall have been authorized for listing on the Toronto Stock Exchange and the New York Stock Exchange, subject to official notice of issuance.

(c) Regulatory Approvals.  All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration or termination of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(d) Form F-4 Effectiveness.  The Form F-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form F-4 shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e) No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

8.2.  Conditions to Obligations of Parent.  The obligation of Parent to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they speak as of an earlier date, in which case they shall be true and correct as though made on and as of such earlier date); provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties (other than the representation and warranty set forth in Section 4.8(i)) relating to materiality or Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 4.2(a), which shall be true and correct in all material respects, and Section 4.8(i)) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by each of the Chairman, the President and Chief Executive Officer and the Chief Financial Officer of Commerce Bank to the foregoing effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by each of the Chairman, the President and Chief Executive Officer and the Chief Financial Officer of Commerce Bank to such effect.

(c) Burdensome Condition.  There shall not be any action taken, or any Law enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, (i) which imposes any restriction or condition which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on either the Surviving Company or Parent or (ii) which would result in an adverse impact on Parent’s status as a “financial holding company” under the BHC Act, in the case of this clause (ii) if such action is due to any fact or condition relating to the Company or any of its Subsidiaries.

8.3.  Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they speak as of an earlier date, in which case they shall be true and correct as though made on and as of such earlier date); provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties (other than the representation and warranty set forth in Section 5.8) relating to materiality or Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 5.2, which shall be true and correct in all material respects, and Section 5.8) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent.  Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

ARTICLE IX

TERMINATION

9.1.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual consent of Parent and the Company in a written instrument;

(b) by either Parent or the Company if (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the Merger;

(c) by either Parent or the Company if the Effective Time shall not have occurred on or before July 31, 2008 (the “End Date”), unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Parent or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach (x) is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VIII hereof;

(e) by either Parent or the Company if the Required Company Vote shall not have been obtained at the Company Shareholders Meeting or at any adjournment or postponement thereof;

(f) by Parent if (i)(x) the board of directors of the Company shall have failed to recommend the Merger and the approval of this Agreement by the shareholders of the Company, or (y) shall have effected a Change in Company Recommendation, (ii) the Company shall have materially breached the terms of Section 7.4 in any respect adverse to Parent (provided, however, so long as the Company has directed its Representatives who are not directors, officers or employees of the Company or any of its Subsidiaries to, and has used its reasonable best efforts to cause such Representatives to, comply with Section 7.4, a breach by any such Representative of such section shall not give rise to a right of Parent to terminate this Agreement pursuant to this Section 9.1(f)(ii)), or (iii) the Company shall have materially breached its obligations under Section 7.3 by failing to call, give notice of, convene and hold the Company Shareholders Meeting in accordance with Section 7.3; or

(g) by Parent if a tender offer or exchange offer for 20% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the board of directors of the Company recommends that the shareholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act.

9.2.  Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Merger Sub, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 7.2(c) and this 9.2, and Article X, shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent, Merger Sub, nor the Company shall be relieved or released from any liabilities or damages arising out of its intentional breach of any provision of this Agreement; provided, that in no event shall any party hereto be liable for any punitive damages.

(b) The Company shall pay Parent (as consideration for termination of Parent’s rights under this Agreement) the sum of $332 million (the “Termination Payment”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by Parent pursuant to Section 9.1(f) or 9.1(g), then the Company shall pay to Parent the entire Termination Payment on the second Business Day following such termination; and

(ii) if (A) an Acquisition Proposal with respect to the Company shall have been publicly announced or otherwise communicated or made known to the senior management or board of directors of the Company (or any person shall have publicly announced, communicated or made publicly known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and (B) following the occurrence of an event described in clause (A), this Agreement is terminated by (x) Parent pursuant to Section 9.1(d), (y) by either Parent or the Company pursuant to Section 9.1(e) or (z) by either Parent or the Company pursuant to Section 9.1(c) without a vote of the shareholders of the Company contemplated by this Agreement at the Company Shareholders Meeting having occurred, then the Company shall pay to Parent (1) an amount equal to $25 million on the second Business Day following such termination and (2) if the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates a transaction contemplated by any Acquisition Proposal, in either case, within 15 months of any such termination, then the Company shall pay the remainder of the Termination Payment to Parent on the date of such execution or consummation, provided, however, that solely for the purpose of this clause (2), all references in the definition of Acquisition Proposal to “20% or more” shall instead refer to “35% or more”.

(c) Any Termination Payment or portion thereof that becomes payable pursuant to Section 9.2(b) shall be paid by wire transfer of immediately available funds to an account designated by Parent.

(d) The Company and Parent agree that the agreements contained in Section 9.2(b) are integral parts of the transactions contemplated by this Agreement, and that the payments provided for therein do not constitute a penalty. If the Company fails to pay Parent the amounts due under such sections within the time periods specified in such sections, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE X

GENERAL PROVISIONS

10.1.  Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

10.2.  Amendment.  Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any such approval, no amendment shall be made which by Law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.3.  Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.4.  Expenses.  Except as provided in Section 9.2 hereof, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such expense whether or not the Merger is consummated, except that expenses incurred in connection with printing and mailing of the Form F-4 and the Proxy Statement/Prospectus and in connection with notices or other filings with any Governmental Entities under any Laws shall be shared equally by Parent and the Company.

10.5.  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a) if to Parent or Merger Sub, to:

The Toronto-Dominion Bank
Toronto-Dominion Tower
66 Wellington Street West
Toronto, Ontario M5K IA2, Canada
Telecopy: (416) 308-1943
Attention: Christopher A. Montague

with copies to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017

Attn:	Lee A. Meyerson
Ellen Patterson
Fax: (212) 455-2502

(b) if to the Company, to:

Commerce Bancorp, Inc.
1701 Route 70 East
Cherry Hill, NJ 08034-5400
Fax: (856) 751-1147
Attn: Douglas J. Pauls

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004-2498

Attn:	H. Rodgin Cohen
Mitchell S. Eitel
Fax: (212) 558-3588

10.6.  Interpretation.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “person” as used in this Agreement shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, government or any agency or political subdivision thereof, or any other entity or any group (as defined in Section 13(d)(3) of the Exchange Act) comprised of two or more of the foregoing. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, all references to “dollars” or “$” are to United States dollars. The term “knowledge”, when used in this Agreement means, (i) with respect to Parent, the actual knowledge, after reasonable inquiry in the course of their employment, of the individuals set forth in Section 10.6 of the Parent Disclosure Schedule, and (ii) with respect to the Company, the actual knowledge, after reasonable inquiry in the course of their employment, of the individuals set forth in Section 10.6 of the Company Disclosure Schedule.

10.7.  Counterparts.  This Agreement may be executed by facsimile and in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.8.  Entire Agreement.  This Agreement (together with the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Company Confidentiality Agreement and the Parent Confidentiality Agreement, which shall survive the execution and delivery of this Agreement to the extent provided in Section 7.2(c).

10.9.  Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed and construed in accordance with the Laws of the State of New York (except to the extent that mandatory provisions of federal Law or the NJBCA are applicable).

(a) Each of Parent, Merger Sub and the Company hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York and in the courts hearing appeals therefrom unless no basis for federal jurisdiction exists, in which event each party hereto irrevocably consents to the exclusive jurisdiction and venue of the Supreme Court of the State of New York, New York County, and the courts hearing appeals therefrom, for any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of Parent, Merger Sub and the Company hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action, suit or proceeding, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 10.9, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the action, suit or proceeding in any such court is brought in an inconvenient forum, that the venue of such action, suit or proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of Parent, Merger Sub and the Company irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any and all rights to trial by jury in connection with any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(b) Parent hereby irrevocably designates its New York Branch, located at 31 West 52nd Street, New York, NY 10019 (in such capacity, the “Parent Process Agent”) its designee, appointee and agent to receive, for and on its behalf, service of process in such jurisdiction in any action, suit or proceeding arising out of or relating to this Agreement and such service shall be deemed complete upon delivery thereof to the Parent Process Agent; provided, that in the case of any such service upon the Parent Process Agent, the party effecting such service shall also deliver a copy thereof to Parent in the manner provided in Section 10.5. Each of Parent, Merger Sub and the Company further irrevocably consents to the service of process out of any of the aforementioned courts in any such action, suit or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address specified pursuant to Section 10.5, such service of process to be effective upon acknowledgment of receipt of such registered mail.

(c) Each of Parent, Merger Sub and the Company expressly acknowledges that the foregoing waivers are intended to be irrevocable under the laws of the State of New York and of the United States of America; provided, that consent by Parent and the Company to jurisdiction and service contained in this Section 10.9 is solely for the purpose referred to in this Section 10.9 and shall not be deemed to be a general submission to said courts or in the State of New York other than for such purpose.

10.10.  Specific Performance.  Each of Parent, Merger Sub and the Company agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that Parent, Merger Sub and the Company shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 10.9 above, this being in addition to any other remedy to which they are entitled at law or in equity.

10.11.  Severability.  Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

10.12.  Publicity.  Parent and the Company shall consult with each other before issuing any press release with respect to this Agreement, the Merger or the other transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may be required by Law or the rules and regulations of the New York Stock Exchange, or in the case of Parent, the Toronto Stock Exchange. Without limiting the reach of the preceding sentence, Parent and the Company shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, the Company and its Subsidiaries shall consult with Parent regarding communications with customers, stockholders, prospective investors and employees related to the transactions contemplated hereby.

10.13.  Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that each of Parent and Merger Sub may assign all or any of its rights and obligations hereunder to any wholly-owned subsidiary of Parent or Merger Sub; provided, that no such assignment shall change the amount or nature of the Merger Consideration, relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations or materially impede or delay consummation of the Merger. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise specifically provided in Section 7.8 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.14.  Construction.  This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

THE TORONTO-DOMINION BANK

By:	/s/ W. Edmund Clark
Name:     W. Edmund Clark

Title:	President and Chief Executive Officer

CARDINAL MERGER CO.

By:	/s/ Riaz Ahmed
Name:     Riaz Ahmed

Title:	President

COMMERCE BANCORP, INC.

By:	/s/ Douglas J. Pauls
Name:     Douglas J. Pauls

Title:	Executive Vice President and Chief Financial Officer

[Agreement and Plan of Merger Signature Page]

Exhibit A

Form of Affiliate Letter

The Toronto-Dominion Bank
Toronto-Dominion Tower
66 Wellington Street West
Toronto, Ontario M5K IA2, Canada

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an “affiliate” of Commerce Bancorp, Inc., a New Jersey corporation (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 (“Rule 145”) of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (including the rules and regulations thereunder, the “Act”). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger, dated October 2, 2007 (the “Merger Agreement”), by and between the Company, The Toronto-Dominion Bank, a Canadian chartered bank (“Parent”) and Cardinal Merger Co., a New Jersey corporation (“Merger Sub”), Merger Sub will be merged with and into the Company (the “Merger”), and each share of common stock, par value $1.00 per share, of the Company (“Company Common Stock”) shall be converted into the right to receive common shares, no par value per share, of Parent (“Parent Common Shares”), and cash as provided in the Merger Agreement. I further understand that I may receive Parent Common Shares as a result of the exercise of Company Options or other similar rights. All capitalized terms used in this letter but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

I hereby represent, warrant and covenant to Parent that with respect to in the event I receive any Parent Common Shares as a result of the Merger:

1. The Parent Common Shares to be received by me as a result of the Merger or any securities which may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor, or any Company Option, right or other interest (all such shares and securities being referred to herein as “Restricted Securities”) will be taken for my own account, and not for others, directly or indirectly, in whole or in part, and I will not make any sale, transfer or other disposition of Restricted Securities in violation of the Act.

2. I have carefully read this letter and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Restricted Securities to the extent I believed necessary with my counsel or counsel for the Company.

3. I have been advised that the issuance of Parent Common Shares to me pursuant to the Merger will be registered with the SEC under the Act. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the shareholders of the Company I may be deemed to have been an affiliate of the Company and the distribution by me of Restricted Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of Restricted Securities issued to me as a result of the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145, or (iii) in the opinion of counsel in form and substance reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

4. I understand that Parent is under no obligation to register the sale, transfer or other disposition of Restricted Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

5. I also understand that stop transfer instructions will be given to Parent’s transfer agent with respect to Restricted Securities and that there will be placed on the certificates for Restricted Securities issued to me, or securities issued in substitution therefor, a legend stating in substance:

“The shares represented by this certificate (a) were issued in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applies and (b) may not be sold, transferred or otherwise disposed of except or unless (1) covered by an effective registration statement under such Act, (2) in conformity with the volume and other limitations of Rule 145 under such Act, or (3) in accordance with a legal opinion in form and substance reasonably acceptable to The Toronto-Dominion Bank that such sale or transfer is otherwise exempt from the registration requirements of such Act.”

6. I understand and agree that, unless the transfer by me of my Restricted Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right, in its sole discretion, to put the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

7. I understand and agree that the legends set forth in paragraphs (5) and (6) above shall be removed by delivery of substitute certificates without such legend, and/or the issuance of a letter to Parent’s transfer agent removing such stop transfer instructions, and the above restrictions on sale will cease to apply (A) upon my request, if one year (or such other period as may be required by Rule 145(d)(2) under the Act or any successor thereto) shall have elapsed from the Closing Date and the other conditions of such Rule are fulfilled to the reasonable satisfaction of Parent; (B) upon my request, if two years (or such other period as may be required by Rule 145(d)(3) under the Act or any successor thereto) shall have elapsed from the Effective Date and the other conditions of such Rule are fulfilled to the reasonable satisfaction of Parent; or (C) I have delivered to Parent (i) a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to Parent, or other evidence reasonably satisfactory to Parent to the effect that such legend and/or stop transfer instructions are not required for purposes of the Act or (ii) evidence or representations reasonably satisfactory to Parent that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145 or pursuant to an effective registration under the Act.

8. By executing this letter, without limiting or abrogating the agreements that I have made as set forth above, I am not admitting that I am an “affiliate” of the Company as described in the first paragraph of this letter or waiving any rights I may have to object to any claim that I am such an “affiliate” on or after the date of this letter.

9. I understand and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity, and (iv) any corporate or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest (the “Affiliated Persons”). I will cause the Affiliated Persons to comply with the terms of this Letter Agreement as if a party hereto.

10. This Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

11. This Letter Agreement shall be governed by the Laws of the State of New York.

[Signature Page Follows]

Very truly yours,

Name:

2

Appendix B

PERSONAL AND CONFIDENTIAL

October 2, 2007

Board of Directors
Commerce Bancorp, Inc.
1701 Route 70 East
Cherry Hill, New Jersey 08034-5400

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $1.00 per share (the “Shares”), of Commerce Bancorp, Inc. (the “Company”) of the Consideration (as defined below) to be received by such holders, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of October 2, 2007 (the “Agreement”), by and between The Toronto-Dominion Bank (“TD”), Cardinal Merger Co., an indirect wholly owned subsidiary of TD (“Merger Sub”), and the Company. The Agreement provides that Merger Sub will be merged with and into the Company and each outstanding Share will be converted into the right to receive 0.4142 common shares, no par value per share (the “TD Shares”), of TD (the “Stock Consideration”) and $10.50 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Consideration”).

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, TD and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. In that regard, with the Company’s consent, Goldman, Sachs & Co. and its affiliates expect to act as counterparty as principal for their own account in hedging or trading transactions that each of the Company and TD may enter into in connection with the Transaction. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we are currently providing investment banking and other financial services to the Company, including acting as financial advisor to the Company in connection with the possible sale of Commerce Banc Insurance Services, Inc., a subsidiary of the Company, as contemplated by the Agreement. We also have provided, and are currently providing, certain investment banking and other financial services to TD and its affiliates, including having acted as financial advisor to TD in connection with its acquisition of Hudson United Bancorp in July 2005; as financial advisor to TD in connection with the merger of TD Waterhouse Group, Inc., a former subsidiary of TD, in January 2006; and as financial advisor to TD in connection with its privatization of TD Banknorth Inc. (“TD Banknorth”) in April 2007. We also may provide investment banking and other financial services to the Company, TD and their respective affiliates in the future. In connection with the above-described services we have received, and may receive, compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and TD Banknorth for the five fiscal years ended December 31, 2006; annual reports to shareholders and supplemental financial information of TD for the five fiscal years ended October 31, 2006; certain interim reports to stockholders and Quarterly Reports on Form 10-Q, as

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Board of Directors
Commerce Bancorp, Inc.
October 2, 2007
Page Two

applicable, of the Company, TD and TD Banknorth; certain quarterly regulatory reports on Form FR Y-9C of the Company and TD Banknorth; certain other communications from the Company, TD and TD Banknorth to their respective stockholders; certain publicly available research analyst reports for the Company and TD; and certain internal financial analyses and forecasts for the Company prepared by its management and certain internal financial analyses and forecasts for TD prepared by its management and approved for our use by the Company (the “Forecasts”), including certain cost savings and operating synergies projected by the managements of the Company and TD to result from the Transaction (the “Synergies”). We also have held discussions with members of the senior managements of the Company and TD regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the TD Shares, compared certain financial and stock market information for the Company and TD with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of the Company and TD. In addition, we have not received or reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or TD or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we have assumed that such allowances for losses are in the aggregate adequate to cover such losses. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or TD or on the expected benefits of the Transaction in any way meaningful to our analysis. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. We are not expressing any opinion as to the prices at which the TD Shares will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of Shares, taken in the aggregate, pursuant to the Agreement is fair from a financial point of view to such holders.

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